As filed with the Securities and Exchange Commission on April 16, 1997
                                                      Registration No. 333-22483

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        Community Bankshares Incorporated
             (Exact Name of Registrant as Specified in Its Charter)

                        Community Bankshares Incorporated
                            200 North Sycamore Street
                           Petersburg, Virginia 23804
   (Address and Telephone Number of Registrant's Principal Executive Offices)

            Virginia                             6022                      54-1290793
 (State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)     Identification Number)

                              Nathan S. Jones, 3rd
                      President and Chief Executive Officer
                        Community Bankshares Incorporated
                            200 North Sycamore Street
                           Petersburg, Virginia 23804
                                 (804) 861-2320
            (Name, address and telephone number of agent for service)
                          Copies of Communications to:
                             R. Brian Ball, Esquire
                         Wayne A. Whitham, Jr., Esquire
                      Williams, Mullen, Christian & Dobbins
                        1021 East Cary Street, 16th Floor
                            Richmond, Virginia 23219
                                 (804) 643-1991

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a bank holding company and there is compliance
with General Instruction G, check the following box.                 [   ]




         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                        Community Bankshares Incorporated

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K
            Showing Heading or Location in Prospectus of Information
                     Required by Items in Part I of Form S-4


Item Number and Caption                                              Heading or Location in Prospectus


A.                         Information About the Transaction

                   1.      Forepart of Registration Statement and    Facing Page of Registration Statement; Cross
                            Outside Front Cover of Page of           Reference Sheet; Outside Front Cover Page of
                            Prospectus                               Prospectus

                   2.      Inside Front and Outside Back Cover       Available Information; Table of Contents
                            Pages of Prospectus

                   3.      Risk Factors, Ratio of Earnings to        Summary; Selected Financial Information; Pro
                            Fixed Charges, and Other Information     Forma Condensed Financial Statements; The
                                                                     Shareholder Meetings; The Reorganization;
                                                                     County Bank of Chesterfield

                   4.      Terms of the Transaction                  Summary; The Reorganization; Description of
                                                                     CBI Capital Stock

                   5.      Pro Forma Financial Information           Pro Forma Condensed Financial Statements

                   6.      Material Contacts With the Company        Not Applicable
                            Being Acquired

                   7.      Additional Information Required for       Not Applicable
                            Reoffering by Persons and Parties
                            Deemed to be Underwriters

                   8.      Interests of Named Experts and Counsel    Experts; Legal Opinion

                   9.      Disclosure of Commission Position on      Not Applicable
                            Indemnification for Securities Act
                            Liabilities

B.                         Information About the Registrant

                   10.     Information With Respect to S-3           Not Applicable
                            Registrants

                   11.     Incorporation of Certain Information by   Not Applicable
                            Reference




Item Number and Caption                                              Heading or Location in Prospectus

                   12.     Information With Respect to S-2 or S-3    Not Applicable
                            Registrants

                   13.     Incorporation of Certain Information by   Not Applicable
                            Reference

                   14.     Information With Respect to Registrants   Community Bankshares Incorporated; Selected
                            Other Than S-3 or S-2 Registrants        Financial Information; Community Bankshares
                                                                     Incorporated Management's Discussion and
                                                                     Analysis of Financial Condition and Results
                                                                     of Operations

C.                         Information About the Company Being
                            Acquired

                   15.     Information With Respect to S-3           Not Applicable
                            Companies

                   16.     Information With Respect to S-2 or S-3    Not Applicable
                            Companies

                   17.     Information With Respect to Companies     County Bank of Chesterfield; Selected
                            Other Than S-2 or S-3 Companies          Financial Information ;County Bank of
                                                                     Chesterfield Management's Discussion and
                                                                     Analysis of Financial Condition and Results
                                                                     of Operations

D.                         Voting and Management Information

                   18.     Information if Proxies, Consents or       The Shareholder Meetings; The Reorganization;
                            Authorizations Are to be Solicited       Community Bankshares Incorporated; County
                                                                     Bank of Chesterfield

                   19.     Information if Proxies, Consents or       Not Applicable
                            Authorizations Are Not to be
                            Solicited, or in an Exchange Offer



                                     [LOGO]

                        Community Bankshares Incorporated


                                                                     May 5, 1997


Dear Fellow Shareholder:


         You are cordially invited to attend the Annual Meeting of Shareholders of Community Bankshares Incorporated ("CBI") to be held at the Holiday Inn Select, 1021 Koger Center Boulevard, Richmond, Virginia on June 4, 1997 at 6:00 p.m.

         At the meeting shareholders will consider and vote on the Agreement and Plan of Reorganization, dated January 14, 1997 (the "Agreement"), between CBI and County Bank of Chesterfield ("CBOC"), pursuant to which, among other things, CBOC will engage in a Share Exchange with CBI (the "Reorganization"). Under the terms of the Agreement, each share of common stock of CBOC outstanding immediately prior to consummation of the Reorganization will be exchanged for
1.1054 shares of CBI Common Stock, with cash being paid in lieu of issuing fractional shares. Following the Reorganization, CBOC will continue to carry on its banking business as a wholly-owned subsidiary of CBI in substantially the same manner as before the Reorganization.

         The exchange of shares (other than for cash in lieu of any fractional shares) will be a tax-free transaction for federal income tax purposes. Details of the proposed Reorganization are set forth in the accompanying Joint Proxy Statement, which you are urged to read carefully in its entirety. Approval of the Reorganization requires the affirmative vote of a majority of the shares of CBI common stock present in person or represented by proxy at the meeting.

         Your Board of Directors unanimously approved the Reorganization and believes that it is in the best interests of CBI and its shareholders. Accordingly, the Board unanimously recommends that you VOTE FOR the Reorganization.

         At the meeting, you also will vote on the election of six (6) Directors for a term of three years each and one (1) director for a one year term. Your Board of Directors unanimously supports these individuals and recommends that you VOTE FOR them as directors.

         We hope you can attend the Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Meeting.

                                   Sincerely,



                                   Nathan S. Jones, 3rd
                                   President and Chief Executive Officer



                        Community Bankshares Incorporated
                            200 North Sycamore Street
                           Petersburg, Virginia 23804

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     To be held on June 4, 1997 at 6:00 p.m.



         The Annual Meeting of Shareholders of Community Bankshares Incorporated ("CBI") will be held on June 4, 1997 at 6:00 p.m., at the Holiday Inn Select, 1021 Koger Center Boulevard, Richmond, Virginia for the following purposes:

         1. To approve the Agreement and Plan of Reorganization, dated January 14, 1997, between CBI and County Bank of Chesterfield ("CBOC") and a related Plan of Share Exchange (collectively, the "Reorganization Agreement"), providing for a Share Exchange between CBOC and CBI (the "Reorganization") upon the terms and conditions therein, including among other things that each issued and outstanding share of CBOC Common Stock will be exchanged for
               1.1054 shares of CBI Common Stock, with cash being paid in lieu of issuing fractional shares. The Reorganization Agreement is enclosed with the accompanying Joint Proxy Statement as Appendix A.

         2.    To elect six (6) directors to serve for a three year term and one
               (1) director to serve for a one year term and until their successors are elected and qualified.

         3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


         The Board of Directors has fixed April 30, 1997 as the record date for the Meeting, and only holders of record of CBI Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.


                                     By Order of the Board of Directors



                                     Nathan S. Jones, 3rd
                                     President and Chief Executive Officer


May 5, 1997


             PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
              WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                 THE BOARD OF DIRECTORS OF COMMUNITY BANKSHARES
                INCORPORATED RECOMMENDS THAT SHAREHOLDERS VOTE TO
                      APPROVE THE REORGANIZATION AGREEMENT.

                                     [LOGO]

                           County Bank of Chesterfield


                                                                     May 5, 1997


Dear Fellow Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of County Bank of Chesterfield ("CBOC") to be held at the Holiday Inn Select, 1021 Koger Center Boulevard, Richmond, Virginia on June 4, 1997 at 6:00 p.m.

         At the meeting shareholders will consider and vote on the Agreement and Plan of Reorganization, dated January 14, 1997 (the "Agreement"), between CBOC and Community Bankshares Incorporated ("CBI") pursuant to which, among other things, CBOC will engage in a Share Exchange with CBI (the "Reorganization"). Under the terms of the Agreement, each share of common stock of CBOC outstanding immediately prior to consummation of the Reorganization will be exchanged for
1.1054 shares of CBI Common Stock, with cash being paid in lieu of issuing fractional shares. Following the Reorganization, CBOC will continue to carry on its banking business as a wholly-owned subsidiary of CBI in substantially the same manner as before the Reorganization.

         The exchange of shares (other than for cash in lieu of any fractional shares) generally will be a tax-free transaction for federal income tax purposes. Details of the proposed Reorganization are set forth in the accompanying Joint Proxy Statement, which you are urged to read carefully in its entirety. Approval of the Reorganization requires the affirmative vote of more than two-thirds of the outstanding shares of CBOC common stock.

         Your Board of Directors unanimously approved the Reorganization and believes that it is in the best interests of CBOC and its shareholders. Accordingly, the Board unanimously recommends that you VOTE FOR the Reorganization.

         At the meeting, you also will vote on the election of eight (8) Directors for a term of one year each. Your Board of Directors unanimously supports these individuals and recommends that you VOTE FOR them as directors.

         We hope you can attend the Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Meeting.

                                   Sincerely,



                                   H. E. Richeson
                                   President and Chief Executive Officer

                           County Bank of Chesterfield
                             10400 Hull Street Road
                           Midlothian, Virginia 23112

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     To be held on June 4, 1997 at 6:00 p.m.


         The Annual Meeting of Shareholders of County Bank of Chesterfield ("CBOC") will be held on June 4, 1997 at 6:00 p.m., at the Holiday Inn Select, 1021 Koger Center Boulevard, Richmond, Virginia for the following purposes:


         1. To approve the Agreement and Plan of Reorganization, dated January 14, 1997, between CBOC and Community Bankshares Incorporated. ("CBI") and a related Plan of Share Exchange (collectively, the "Reorganization Agreement"), providing for a Share Exchange between CBOC and CBI (the "Reorganization") upon the terms and conditions therein, including among other things that each issued and outstanding share of CBOC common stock will be exchanged for 1.1054 shares of CBI Common Stock, with cash being paid in lieu of issuing fractional shares. The Reorganization Agreement is enclosed with the accompanying Joint Proxy Statement as Appendix A. Shareholders are entitled to assert dissenters' rights under Article 15 of the Virginia Stock Corporation Act, a copy of which is attached to the Joint Proxy Statement as Appendix D.

         2. To elect eight directors to serve for a one year term and until their successors are elected and qualified.

         3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed April 30, 1997 as the record date for the Meeting, and only holders of record of CBOC Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.


                                 By Order of the Board of Directors



                                 H. E. Richeson
                                 President and Chief Executive Officer


May 5, 1997


             PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
              WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                            THE BOARD OF DIRECTORS OF
                          COUNTY BANK OF CHESTERFIELD
                      RECOMMENDS THAT SHAREHOLDERS VOTE TO
                     APPROVE THE REORGANIZATION AGREEMENT.

                           COUNTY BANK OF CHESTERFIELD
                                       AND
                        COMMUNITY BANKSHARES INCORPORATED

                              JOINT PROXY STATEMENT

                                   PROSPECTUS
                                       of
                        COMMUNITY BANKSHARES INCORPORATED

                                  INTRODUCTION


         This Joint Proxy Statement is being furnished to shareholders of Community Bankshares Incorporated ("CBI") and shareholders and option holders of County Bank of Chesterfield ("CBOC") in connection with the solicitation of proxies by the Board of Directors of CBI for use at the Annual Meeting of Shareholders (the "CBI Meeting") and by the Board of Directors of CBOC for use at the Annual Meeting of Shareholders (the "CBOC Meeting"), and any postponements or adjournments of either meeting.

         CBI. At the CBI Meeting, shareholders of CBI will be asked to approve an Agreement and Plan of Reorganization, dated as of January 14, 1997 between CBI and CBOC and a related Plan of Share Exchange (collectively, the "Reorganization Agreement") providing for the exchange of common stock of CBOC ("CBOC Common Stock") for CBI Common Stock (the "Reorganization"). Upon consummation of the Reorganization, each outstanding share of CBOC Common Stock, other than shares as to which dissenters' rights have been duly exercised, will be exchanged for 1.1054 shares of CBI Common Stock and cash in lieu of fractional shares (the "Exchange Ratio"). All rights to acquire CBOC Common Stock pursuant to stock options granted by CBOC under any CBOC stock option plans shall, at the effective time of the Reorganization, be converted into options for CBI Common Stock, and CBI shall assume each such option in accordance with the terms of the stock option plan under which it was issued. The number of CBI option shares shall be rounded up or down to the nearest number of whole shares, and the exercise price of the CBOC stock options shall be adjusted to reflect the Exchange Ratio. See "The Reorganization" for a more complete description of the transaction. A copy of the Reorganization Agreement is enclosed as Appendix A.

         At the CBI Meeting shareholders also will vote to elect six (6) Directors of CBI for a three year term and one (1) director for a one year term. The Reorganization Agreement provides, however, that at the Effective Date of the Reorganization, the CBI Board of Directors will be reduced from 18 members to 10 members, seven of whom currently serve as Directors of CBI and three of whom, H.E. Richeson, Vernon E. LaPrade, Jr. and Jack W. Miller, Jr., are directors of CBOC. See "Election of CBI Directors" for additional information.

         CBOC. At the CBOC Meeting, shareholders of CBOC will be asked to approve the Reorganization Agreement. Upon consummation of the Reorganization, each outstanding share of CBOC Common Stock, other than shares as to which dissenters' rights have been duly exercised, will be exchanged for 1.1054 shares of CBI Common Stock, with cash being paid in lieu of issuing fractional shares. IN ORDER FOR A SHAREHOLDER OF CBOC TO PERFECT DISSENTERS' RIGHTS, A NOTICE MUST BE SENT TO CBOC BEFORE THE VOTE IS TAKEN ON THE REORGANIZATION AGREEMENT AT THE CBOC MEETING, AND THE SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE REORGANIZATION BY PROXY OR OTHERWISE. See "Summary - The Reorganization - Rights of Dissent and Appraisal." In addition, all rights to acquire to CBOC Common Stock pursuant to stock options granted by CBOC under a CBOC stock option plan shall, at the effective time of the Reorganization, be converted into options for CBI Common Stock, and CBI shall assume each such option in accordance with the terms of the stock option plan under which it was issued, and the number of CBI option shares and the exercise price of the CBOC stock options shall be adjusted to reflect the Exchange Ratio, with the number of option shares rounded up or down to the nearest number of whole shares. On April 11, 1997, CBI Common Stock closed at $17.50 per share. See "The Reorganization" for a more complete description of the Reorganization. A copy of the Reorganization Agreement is enclosed as Appendix A.

         At the CBOC Meeting shareholders also will vote to elect eight (8) Directors of CBOC for a one year term. If the Reorganization is consummated, H.E. Richeson, Vernon E. LaPrade, Jr. and Jack W. Miller, Jr., directors of CBOC, will serve on the CBI Board as well. See "Election of CBOC Directors" for additional information.

         This Joint Proxy Statement also serves as the prospectus of CBI relating to approximately 876,776 shares of CBI Common Stock issuable to the shareholders of CBOC upon consummation of the Reorganization, and approximately 99,486 shares of CBI Common Stock issuable to holders of CBOC options upon exercise.

         This Joint Proxy Statement is first being mailed to shareholders of CBI and CBOC on or about May 5, 1997.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF CBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

            The date of this Joint Proxy Statement is May 5, 1997.

                              AVAILABLE INFORMATION

         Community Bankshares Incorporated's ("CBI's") principal executive offices are located at 200 North Sycamore Street, Petersburg, Virginia 23804, and its telephone number is (804) 861-2320. CBI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at regional offices of the Commission at the following locations: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (address: http://www.sec.gov) that contains reports, proxy statements and other information regarding CBI.

         CBI has filed with the Commission a Registration Statement, as amended, on Form S-4 under the Securities Act of 1933, as amended, with respect to the shares of CBI Common Stock issuable in the Reorganization. This Joint Proxy Statement does not contain all of the information set forth in the Registration Statement, certain items of which have been omitted in accordance with the rules and regulations of the Commission. For further information pertaining to CBI and the shares of CBI Common Stock issuable in the Reorganization, reference is made to the Registration Statement and amendments and exhibits thereto, which may be inspected and copied as described above.

         This Joint Proxy Statement is accompanied by CBI's 1996 Audited Financial Statements. Copies of CBI's Annual Report on Form 10-K for the year ended December 31, 1996 (not including appendices thereto) are available to any person receiving a copy of this Joint Proxy Statement, without charge, upon written or oral request directed to: Lillian M. Umphlett, Community Bankshares Incorporated, 200 North Sycamore Street, Petersburg, Virginia 23804; telephone number (804) 861-2320. In order to ensure timely delivery of the documents relating to CBI, any request should be made by May 15, 1997.

                            -------------------------

         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Joint Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement nor any distribution of the securities being offered pursuant to this Joint Proxy Statement shall, under any circumstances, create an implication that there has been no change in the affairs of CBI or CBOC or the information set forth herein since the date of this Joint Proxy Statement.

                           FORWARD-LOOKING STATEMENTS


         This Joint Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations and business of both CBI and CBOC. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure in the banking industry increases significantly; (2) changes in the interest rate environment reduce margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes occur in the regulatory environment; (5) changes occur in business conditions and inflation; and (6) changes occur in the securities markets.

                                TABLE OF CONTENTS



                                                                                                               Page

Introduction....................................................................................................1
Available Information...........................................................................................3
Forward-Looking Statements......................................................................................3
Summary.........................................................................................................6
  The Companies.................................................................................................6
  The Shareholder Meetings......................................................................................6
  The Reorganization............................................................................................6
Comparative Per Share Information..............................................................................11
Selected Financial Information.................................................................................13
  CBI Selected Historical Financial Information................................................................14
  CBOC Selected Historical Financial Information...............................................................15
  CBI and CBOC Selected Historical Pro Forma Combined Financial Information....................................16
The Shareholder Meetings.......................................................................................17
The Reorganization.............................................................................................21
Investment Advisor Opinions....................................................................................36
County Bank of Chesterfield....................................................................................44
County Bank of Chesterfield Election of Directors; Management..................................................47
County Bank of Chesterfield's Management's Discussion and Analysis of
         Financial Condition and Results of Operations.........................................................53
Independent Auditors...........................................................................................70
Shareholder Proposals..........................................................................................70
Other Business.................................................................................................70
Community Bankshares Incorporated..............................................................................71
Community Bankshares Incorporated Election of Directors; Management............................................74
Community Bankshares Incorporated Management's Discussion and Analysis of
         Financial Condition and Results of Operations.........................................................84
Relationship with Independent Certified Public Accountants....................................................101
Description of CBI Capital Stock..............................................................................102
Comparative Rights of Security Holders........................................................................104
Supervision and Regulation....................................................................................109
Cost and Means of Proxy Solicitation..........................................................................114
Shareholder Nominations and Proposals.........................................................................114
Annual Report and Financial Statements........................................................................114
Other Matters.................................................................................................115
Experts  .....................................................................................................115
Legal Opinion.................................................................................................115
Pro Forma Condensed Financial Information (Unaudited).........................................................115
  Pro Forma Condensed Balance Sheets (Unaudited)..............................................................116
  Pro Forma Condensed Statements of Income (Unaudited)........................................................118
  Notes to Pro Forma Condensed Financial Information (Unaudited)..............................................122

Appendices

General
A.       Agreement and Plan of Reorganization.................................................................A-1

County Bank of Chesterfield
B.       County Bank of Chesterfield Financial Statements (including the audited December 31, 1996 Financial Statements)......................................................B-1
C.       Opinion of McKinnon & Company, Inc...................................................................C-1

                                      -4-


D.       Excerpts from the Virginia Stock Corporation Act Relating
         to Dissenting Shareholders...........................................................................D-1

Community Bankshares Incorporated
E.       Community Bankshares Incorporated Financial Statements (including the audited December 31, 1996 Financial Statements)......................................................E-1
F.       Opinion of McKinnon & Company, Inc...................................................................F-1

                                     SUMMARY


         The following summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Joint Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference.

THE COMPANIES

         CBI. CBI is a bank holding company headquartered in Petersburg, Virginia. CBI has two subsidiaries, The Community Bank and Commerce Bank of Virginia, each a Virginia-chartered bank. The Community Bank and Commerce Bank of Virginia operate a total of nine banking offices which offer a full range of banking services principally to individuals and to small and medium sized businesses in the Richmond-Petersburg, Virginia area. CBI was formed in 1984 to serve as the parent holding company for The Community Bank. Commerce Bank of Virginia became a wholly-owned subsidiary of CBI on July 1, 1996. At December 31, 1996, CBI had total assets of $172.0 million, deposits of $152.0 million, and total stockholders' equity of $18.7 million. CBI's principal executive offices are located at 200 N. Sycamore Street, Petersburg, Virginia 23804 and its telephone number is (804) 861-2320. See "Community Bankshares Incorporated," "Pro Forma Condensed Financial Information" and the documents relating to CBI accompanying this Joint Proxy Statement.

         CBOC. CBOC is a Virginia-chartered bank and member of the Federal Reserve System which provides commercial and consumer banking services to customers in Chesterfield County, Virginia, through its three banking offices. At December 31, 1996, CBOC had total assets of $79.5 million, deposits of $70.4 million, and stockholders' equity of $8.6 million. The principal executive offices of CBOC are located at 10400 Hull Street Road, Midlothian, Virginia 23112, and its telephone number is (804) 745-2274. See "County Bank of Chesterfield" and "CBOC Management's Discussion and Analysis of Financial Condition and Results of Operation."

THE SHAREHOLDER MEETINGS


         CBI. The CBI Meeting will be held at the Holiday Inn Select, 1021 Koger Center Boulevard, Richmond, Virginia, on June 4, 1997 at 6:00 p.m. Only holders of record of CBI Common Stock at the close of business on April 30, 1997, will be entitled to vote at the CBI Meeting. See "The Shareholder Meetings - The CBI Meeting."


         CBOC.  The CBOC  Meeting  will be held at the Holiday Inn Select,  1021
Koger Center Boulevard, Richmond, Virginia on June 4, 1997 at 6:00 p.m. Only holders of record of CBOC Common Stock at the close of business on April 30, 1997, will be entitled to vote at the CBOC Meeting. See "The Shareholder Meetings - The CBOC Meeting."

THE REORGANIZATION

         The Reorganization provides for the exchange of each outstanding share of CBOC Common Stock for 1.1054 shares CBI Common Stock. CBI will then serve as the parent bank holding company for CBOC, which will continue to carry on its banking business in substantially the same manner as before the Reorganization and with no change in its management.

         At the effective date of the Reorganization, each outstanding share of CBOC Common Stock, except for shares as to which dissenters' rights have been duly exercised, shall be exchanged for 1.1054 shares of CBI Common Stock and cash in lieu of any fractional share (the "Exchange Ratio"). Thus, the lower the price of CBI Common Stock at the effective date of the Reorganization, the lower the dollar value of CBI Common Stock CBOC shareholders will receive as a result of the Reorganization. Conversely, the higher the price of CBI Common Stock at the effective date of the Reorganization, the higher the dollar value of CBI Common Stock CBOC shareholders will receive as a result of the Reorganization.

         As of April 11, 1997, CBI's closing price on the OTC Bulletin Board was $17.50, which calculates to a price for CBOC Shareholders of $19.34 per
share  of  CBOC  Common  Stock.   See  "The   Reorganization   -  Terms  of  the
Reorganization - CBOC Common Stock."


         All rights with respect to CBOC Common Stock pursuant to stock options granted by CBOC under a CBOC stock option plan ("CBOC Options") shall, at the effective time of the Reorganization, be converted into options for CBI Common Stock, and CBI shall assume each CBOC Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. After the consummation of the Reorganization, (i) each CBOC Option assumed by CBI may be exercised solely for shares of CBI Common Stock, (ii) the number of shares of CBI Common Stock subject to each CBOC Option shall be equal to the number of shares of CBOC Common Stock subject to each option immediately prior to the Reorganization multiplied by the Exchange Ratio and (iii) the per share exercise price under each such CBOC Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent. The number of shares of CBI Common Stock available pursuant to each CBOC option shall be adjusted up or down to the nearest whole share. The exercise prices of the various CBOC Options range from $8.19 to $13.50 per share. The exercise prices of the CBOC Options after the Reorganization in terms of CBI shares, adjusted to reflect the Exchange Ratio, will range from $7.41 to $12.21 per share of CBI Common Stock. Based on the price of CBI Common Stock as of April 11, 1997 set forth in the preceding paragraph, the CBOC Options to be converted would have been in the money on such date. See "The Reorganization - Terms of the Reorganization - CBOC Options."

Recommendation of the Board of Directors

         CBOC. The Board of Directors of CBOC has unanimously approved the Reorganization, including the Reorganization Agreement. The Board of Directors believes that the Reorganization is fair to and in the best interests of shareholders of CBOC and recommends a VOTE FOR the Reorganization.

         CBI. The Board of Directors of CBI has unanimously approved the Reorganization, including the Reorganization Agreement. The Board of Directors believes that the Reorganization is fair to and in the best interests of shareholders of CBI and recommends a VOTE FOR the Reorganization. See "The Reorganization."

Interests of CBOC Directors and Officers

         Holders of voting stock of CBOC should be aware that certain members of CBOC's Board of Directors and senior management have certain interests in the Reorganization that are in addition to the interests of shareholders of CBOC generally. The Board of Directors of CBOC was aware of these interests and considered them, among other factors, in approving the Reorganization. See "The Reorganization - Interests of Certain Persons in the Reorganization." The potential number of shares of CBI Common Stock that CBOC Directors and executive officers may receive in the aggregate pursuant to the Reorganization, assuming the immediate exercise of all options, is 195,188 shares, which would have had a value of approximately $3.41 million as of April 11, 1997. H.E. Richeson, Vernon E. LaPrade, Jr. and Jack W. Miller, Jr., Directors of CBOC will become Directors of CBI on the Effective Date and will serve for terms that expire in 2000, 1999 and 1998, respectively. Such individuals will continue to receive fees for serving as Directors of CBOC. However, Directors of CBI receive no additional compensation for serving as Directors of CBI.

         All options to purchase CBOC Common Stock held by Directors and executive officers of CBOC will be converted into options to purchase CBI Common Stock.

         H. E. Richeson, Zirkle Blakey, III, and Larry D. McCoy, executive officers of CBOC have employment contracts with CBOC. Such contracts will continue after the Reorganization without any change to the terms of such contracts. All three contracts expire on June 1, 1997. All three contracts also provide for automatic renewals for successive terms of one year at a time, unless the contract is terminated by CBOC or the employee. Mr. Richeson's contract provides for annual base compensation of $96,750, while the contracts of Messrs. Blakey and McCoy provide for annual base compensation of $50,500 and $48,600, respectively. All contracts provide for enhanced severance benefits if the officer's employment terminates within three years after a change of control. As of January 1, 1997, the cash amounts payable to Messrs. Richeson, Blakey and McCoy, in the event of a termination of employment after a change of control, would have been $312,327, $65,000 and $59,000, respectively. See "County Bank of Chesterfield Election of Directors; Management - Employment Contracts."

Opinion of Financial Advisor

         CBOC. McKinnon & Company, Inc. has served as financial advisor to CBOC in connection with the Reorganization and has rendered its opinion to the Board of Directors of CBOC that, as of the date of this Joint Proxy Statement and on the basis of the matters referred to herein, the consideration to be received pursuant to the Reorganization Agreement is fair, from a financial point of view, to the CBOC shareholders. A copy of the opinion of McKinnon & Company, Inc. is attached as Appendix C to this Joint Proxy Statement and should be read in its entirety for information with respect to the assumptions made and other matters considered by McKinnon & Company, Inc. in rendering its opinion. See "The Reorganization - Background and Reasons for the Reorganization" and "- Opinion of Financial Advisor of CBOC."


         CBI. McKinnon & Company, Inc. has served as financial advisor to CBI in connection with the Reorganization and has rendered its opinion to the Board of Directors of CBI that, as of the date of this Joint Proxy Statement and on the basis of the matters referred to therein, the consideration received pursuant to the Reorganization Agreement is fair, from a financial point of view, to the CBI shareholders. A copy of the opinion of McKinnon & Company, Inc. is attached as Appendix F to this Joint Proxy Statement and should be read in its entirety for information with respect to the assumptions made and other matters considered by McKinnon & Company, Inc. in rendering its opinion. See "The Reorganization - Background and Reasons for the Reorganization" and "- Opinion of Financial Advisor of CBI."

Vote Required

         CBOC. Approval of the Reorganization requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of CBOC Common Stock. As of the record date for the CBOC Meeting, directors and executive officers of CBOC and their affiliates owned beneficially an aggregate of 88,381 outstanding shares of CBOC Common Stock, or approximately 11.14% of the shares of CBOC Common Stock outstanding on such date. Directors and executive officers hold presently exercisable options to purchase 88,200 shares of CBOC Common Stock, but such options were not exercised before the record date and, therefore, the shares underlying such options may not be voted at the CBOC Meeting. The directors and executive officers of CBOC have indicated their intention to vote their shares of CBOC Common Stock in favor of the Reorganization. See "The CBOC Meeting - Vote Required."

         CBI. Approval of the Reorganization requires the affirmative vote of the holders of a majority of the shares of CBI Common Stock present in person or represented by proxy at the meeting. As of the record date for the CBI Meeting, directors and executive officers of CBI and their affiliates owned beneficially an aggregate of 637,077 shares of CBI Common Stock, or approximately 31.8% of the shares of CBI Common Stock outstanding on such date. The directors and executive officers of CBI have indicated their intention to vote their shares of CBI Common Stock in favor of the Reorganization. See "The CBI Meeting - Vote Required."

Effective Date

         If the Reorganization is approved by the requisite vote of the shareholders of CBOC and CBI, and the applications of CBI to acquire CBOC pursuant to the Reorganization are approved by the Federal Reserve and the Virginia State Corporation Commission (the "SCC"), and other conditions to the Reorganization are satisfied (or waived to the extent permitted by applicable law), the Reorganization will be consummated and effected after a Certificate of Share Exchange is issued by the SCC pursuant to the Virginia Stock Corporation Act (the "Effective Date"). If the Reorganization is approved by the shareholders, the Federal Reserve and the SCC, it is anticipated that the Effective Date will be on or about July 1, 1997, or as soon thereafter as practicable. Under the Reorganization Agreement, either party may terminate the agreement if the transaction is not consummated by August 31, 1997.

Distribution of Stock Certificates and Payment for Fractional Shares

         As soon as practicable after the Effective Date, The Community Bank, as the exchange agent, will mail to each CBOC shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates which immediately prior to the Effective Date represented shares of CBOC Common Stock in exchange for certificates representing shares of CBI Common Stock. Cash (without interest) will be paid to CBOC shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of CBI Common Stock to which such shareholder would otherwise be entitled multiplied by the book value per share of CBI Common Stock at the end of the calendar quarter that immediately precedes the Effective Date. See "The Reorganization - Surrender of Stock Certificates."

Certain Federal Income Tax Consequences

         Williams, Mullen, Christian & Dobbins, counsel for CBI, has delivered an opinion that, among other things, (i) no gain or loss will be recognized by CBOC shareholders who receive solely shares of CBI Common Stock pursuant to the Reorganization, (ii) the aggregate tax basis of CBI Common Stock received by a CBOC shareholder will equal the aggregate tax basis of the CBOC Common Stock surrendered in exchange therefor by such shareholder (reduced by any amount allocable to fractional share interests for which cash is received), and (iii) the holding period of the CBI Common Stock received will generally include the holding period of the CBOC stock surrendered if the CBOC Common Stock is held as a capital asset at the Effective Date. Any cash received by shareholders as a result of an exercise of their dissenters' rights will be treated as a sale or exchange of the stock resulting in capital gain or loss. For a more complete description of the federal income tax consequences of the Reorganization, see "The Reorganization - Certain Federal Income Tax Consequences." Due to the individual nature of the tax consequences of the Reorganization, it is recommended that each CBOC shareholder consult his or her own tax advisor concerning the tax consequences of the Reorganization.

         No gain or loss will be recognized by the holders of options to purchase CBOC Common Stock solely as a result of the conversion of such options into options to acquire CBI Common Stock.

Conditions to Consummation of the Reorganization

         Consummation of the Reorganization is subject to various conditions, including among other matters: (i) receipt of the approval of the shareholders of CBOC and CBI solicited hereby; (ii) receipt of an opinion of counsel as to the tax-free nature of the Reorganization for CBOC's shareholders (except for cash received in lieu of fractional shares or upon the exercise of dissenters' rights); and (iii) approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and the SCC. Substantially all of the conditions to consummation of the Reorganization may be waived, in whole or in part, to the extent permissible under applicable law by the party for whose benefit the condition has been imposed, without the approval of the shareholders of that party. Shareholder and regulatory approvals, however, may not be waived. See "The Reorganization - Representations and Warranties;" "Conditions to the Reorganization" and "The Reorganization Regulatory Approvals."

         The Reorganization Agreement may be terminated and the Reorganization abandoned notwithstanding shareholder approval (i) by mutual agreement of the Boards of Directors of CBI and CBOC or (ii) by either CBI or CBOC if the Effective Date has not occurred by August 31, 1997 or if certain specified events occur. See "The Reorganization - Waivers, Amendment and Termination."

Effects of the Reorganization on the Rights of CBOC Shareholders

         Upon consummation of the Reorganization, CBOC shareholders shall become shareholders of CBI. The rights of the former shareholders of CBOC, now governed by the Virginia Stock Corporation Act (the "Virginia SCA"), will continue to be governed by the Virginia SCA after the Effective Date and the rights of CBOC shareholders will also be as provided for under the Articles of Incorporation and Bylaws of CBI. The provisions of the Articles of Incorporation and Bylaws of CBI differ in certain material respects from the Articles of Incorporation and Bylaws of CBOC. See "Comparative Rights of Shareholders."

Accounting Treatment

         It is intended that the Reorganization will be accounted for as a pooling of interests. It is intended that CBI will receive an opinion from its independent accountants that the Reorganization will be accounted for as a pooling of interests, which is a condition to the consummation of that transaction. Although pooling of interests accounting, like other terms in the Agreement, can be waived, CBI has indicated that it is unlikely to waive that requirement. If independent accountants determine that pooling of interests accounting treatment is not available and both parties agree to waive that term, the Reorganization would have to be resubmitted to shareholders of CBI and CBOC for their approval. See "The Reorganization - Accounting Treatment."

Rights of Dissent and Appraisal

         Each holder of CBOC shares may dissent from the Reorganization and is entitled to the rights and remedies of dissenting shareholders provided in
Article 15 of the Virginia SCA, subject to compliance with the procedures set forth therein, including the right to appraisal of his or her stock. A copy of
Article 15 is attached as Appendix D to this Joint Proxy Statement and a summary thereof is included under "The Reorganization - Rights of Dissenting Shareholders."

Markets and Market Prices

         CBI common stock has traded on the OTC Bulletin Board under the symbol "CBIV" since May 1994. CBOC common stock has traded on the NASDAQ SmallCap Market under the symbol "CBOC" since October 1995.

         The information below provides the price per share of CBI Common Stock and CBOC Common Stock prior to the public announcement of the Reorganization on January 14, 1997 and as of a recent date. The historical price of CBI Common Stock, $18.625, is based on the reported closing price on January 13, 1997, the last trading day preceding the announcement of the Reorganization, as reported on the OTC Bulletin Board.

         The historical price of CBOC common stock, $14.00, is based on the reported closing price on January 13, 1997, the last trading day preceding the announcement of the Reorganization, as reported on the NASDAQ SmallCap Market.

        Trading Price           CBI              CBOC             Equivalent
        Per Share at       Common Stock      Common Stock      Per Share Price*
        ------------       ------------      ------------      ----------------


      January 13, 1997        $18.625           $14.00              $20.59

      April 11, 1997          $17.50            $17.75              $19.34



--------------------
* CBOC Shareholders will receive 1.1054 shares of CBI Common Stock for each share of CBOC Common Stock outstanding. This table merely indicates the historical value of the exchange projected back to the last trading date before the Reorganization Agreement was announced and on a recent trading date.

         Shareholders are advised to obtain current market quotations for CBI Common Stock and CBOC Common Stock. No assurance can be given as to the market price of CBI Common Stock at or after the Effective Date.


                        COMPARATIVE PER SHARE INFORMATION

         The following unaudited  consolidated  financial  information  reflects certain comparative per share data relating to the Reorganization. The information shown below should be read in conjunction with the historical financial statements of CBI and CBOC, including the respective notes thereto, which are included elsewhere in this Joint Proxy Statement or in documents delivered herewith, and in conjunction with the unaudited pro forma consolidated financial information appearing elsewhere in this Joint Proxy Statement. See "Pro Forma Condensed Financial Information."

         The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Reorganization been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods.

         The following table presents selected comparative consolidated unaudited per share information (i) for CBI on a historical basis and on a pro forma combined basis assuming the Reorganization had been effective during the periods presented and accounted for as a pooling of interests and (ii) for CBOC on a historical basis and on a pro forma equivalent basis.

                                  CBI AND CBOC

                                                                 For the Year Ended December 31,
                                           -------------------------------------------------------------------------
                                                    1996           1995          1994           1993           1992
                                                    ----           ----          ----           ----           ----

Per Common Share:
Net Income:
  CBI-historical (3)                             $  1.55        $  1.27       $  1.00        $  0.79        $  0.69
  CBOC-historical                                   1.05           1.03          0.96           0.59           0.23
  Pro forma combined. .                             1.37           1.18          0.97           0.73           0.57
  CBOC pro forma equivalent (1)                     1.51           1.30          1.07           0.81           0.63

Cash Dividends Declared:
  CBI-historical (3)                             $  0.12        $  0.11       $  0.10        $  0.07        $  0.05
  CBOC-historical                                   0.06           0.05             -              -              -
  Pro forma combined (2)                            0.10           0.08          0.07           0.05           0.04
  CBOC pro forma equivalent (1)(2)                  0.11           0.09          0.08           0.06           0.04

Book Value:                                      At December 31,
                                                      1996:

  CBI-historical (3)                                 $  9.86

  CBOC-historical                                      10.83

  Pro forma combined                                    9.84

  CBOC pro forma equivalent                            10.88

--------------------
(1)      CBOC  pro  forma  equivalent   amounts  represent  pro  forma  combined
         information multiplied by the Exchange Ratio of 1.1054 shares of CBI Common Stock for each share of CBOC Common stock.

(2) Pro forma combined dividends per share represent historical dividends per share paid by CBI and CBOC divided by pro forma shares outstanding. See "The Reorganization - CBI and CBOC Market Prices and Dividends" for additional information.

(3) All information has been restated to reflect a CBI two-for-one stock split effected in the form of a 100% stock dividend paid August 31, 1995.

                         SELECTED FINANCIAL INFORMATION


         The following tables set forth certain selected historical financial information for CBI and CBOC and certain unaudited consolidated pro forma financial information giving effect to the Reorganization using the pooling of interests method of accounting. See "The Reorganization - Accounting Treatment." The selected historical financial information is based on, derived from and should be read in conjunction with the historical consolidated financial statements of CBI and the historical financial statements of CBOC and the respective notes thereto included elsewhere in this Joint Proxy Statement. See "Available Information." The selected historical financial information for CBI has been restated to reflect the acquisition of Commerce Bank of Virginia in 1996.

         All of the following selected financial information should be read in conjunction with the unaudited pro forma consolidated financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Pro Forma Condensed Financial Information." The pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Reorganization been consummated on the dates indicated or that may be obtained in the future.

                        Community Bankshares Incorporated
                    Selected Historical Financial Information

                                                                      Years Ended December 31,
                                                    ---------------------------------------------------------------
                                                        1996          1995         1994          1993          1992
                                                        ----          ----         ----          ----          ----

                                                     (In thousands, except ratios and share and per share data)
Income Statement Data:
Net interest income.......................          $  8,537      $  7,585     $  6,489      $  5,373      $  4,795
Provision for loan losses.................               401           442          266           195           499
                                                    --------      --------     --------      --------      --------
Net interest income after.................
  provision for loan losses...............          $  8,136      $  7,143     $  6,223      $  5,178      $  4,296
Noninterest income........................             1,214         1,135        1,231         1,123         1,035
Noninterest expense.......................             4,872         4,699        4,770         4,275         3,582
                                                    --------      --------     --------      --------      --------
Income before income taxes................          $  4,478      $  3,579     $  2,684      $  2,026      $  1,749
Income taxes..............................             1,422         1,224          886           669           583
                                                    --------      --------     --------      --------      --------
Net income................................          $  3,056      $  2,355     $  1,798      $  1,357      $  1,166
                                                    ========      ========     ========      ========      ========

Per Share Data (1):
Net income................................           $  1.55       $  1.27      $  1.00       $  0.79       $  0.69
Cash dividends............................           $  0.12       $  0.11      $  0.10       $  0.07       $  0.05
Book value at period end..................           $  9.86       $  8.57      $  7.36       $  6.44       $  5.91

Balance Sheet Data:
Total assets..............................          $172,014      $161,077     $138,449      $134,129      $110,440
Loans, net................................          $115,135      $107,405     $100,290       $87,940       $77,144
Securities................................           $36,223       $34,257      $23,733       $23,817       $16,796
Deposits..................................          $152,006      $143,571     $123,892      $122,213       $98,530
Stockholder's equity (1)..................           $18,748       $15,893      $12,855       $11,230        $9,985
Shares outstanding (1)....................         1,901,080     1,853,975    1,745,610     1,742,520     1,688,094

Performance Ratios:
Return on average assets..................             1.86%         1.53%        1.31%         1.10%         1.09%
Return on average equity..................            17.24%        16.38%       14.85%        12.78%        12.34%
Net interest margin (2)...................             5.58%         5.35%        5.18%         4.80%         4.98%
Average loans to deposits.................            78.67%        78.07%       78.77%        75.86%        75.70%

Asset Quality Ratios:
Allowance for loan losses to
  period end loans........................             1.07%         1.14%        1.08%         1.04%         1.10%
Allowance for loan losses to
  nonaccrual loans........................             5.19X         5.61X       20.35X        42.64X         6.26X
Nonperforming assets to period end
  loans and other real estate owned ......             1.77%         1.72%        0.87%         0.92%         1.04%
Net chargeoffs
  to average loans........................             0.35%         0.29%        0.11%         0.15%         0.56%

--------------------
(1) All per share information has been restated to reflect a 2 for 1 stock split effected in the form of a 100% stock dividend paid August 31, 1995.
(2) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents the net yield on its earning assets.

                           County Bank of Chesterfield
                    Selected Historical Financial Information

                                                                       Years Ended December 31,
                                                  ------------------------------------------------------------------
                                                         1996          1995          1994         1993          1992
                                                         ----          ----          ----         ----          ----
                                                      (In thousands, except ratios and share and per share data)

 Income Statement Data:
 Net interest income..........................    $     3,175   $     2,688  $      2,555  $     2,232   $     2,033
 Provision for loan losses....................            130            50           245          240           453
                                                        -----         -----         -----        -----         -----
 Net interest income after provision for
   loan losses................................    $     3,045   $     2,638  $      2,310  $     1,992   $     1,580
 Noninterest income...........................            468           469           434          350           358
 Noninterest expense..........................          2,392         2,292         2,074        1,917         1,813
                                                        -----         -----         -----        -----         -----
 Income before income taxes...................    $     1,121   $       815  $        670  $       425   $       125
 Income taxes.................................            290           190           155           43            28
                                                        -----         -----         -----        -----         -----
 Net income before extraordinary item and
   cumulative effect of accounting change.....    $       831   $       625  $        515  $       382   $        97
 Extraordinary item-reduction in income
   taxes from use of net operating loss
   carryforwards..............................              -             -             -            -            28
 Cumulative effect of change in method of
   accounting for income taxes................              -             -             -          (65)            -
                                                        -----         -----         -----        -----         -----
 Net income...................................           $831        $  625        $  515       $  317        $  125
                                                         ====        ======        ======       ======        ======

 Per Share Data:
 Net income...................................          $1.05         $1.03          $.96         $.59          $.23
 Cash dividends...............................            .06           .05             -            -             -
 Book value at period end.....................          10.83         10.09          8.46         7.95          7.35

 Balance Sheet Data:
 Total assets.................................        $79,496       $73,568       $63,977      $60,546       $57,270
 Loans, net...................................        $47,726       $42,010       $37,172      $34,846       $33,274
 Securities (1)...............................        $19,392       $22,453       $18,337      $14,729       $11,399
 Deposits.....................................        $70,402       $65,069       $59,162      $56,086       $53,125
 Stockholders' equity.........................         $8,591        $8,002        $4,519       $4,245        $3,928
 Shares outstanding...........................        793,175       793,175       534,100      534,100       534,100

 Performance Ratios:
 Return on average assets.....................          1.11%          .92%          .84%         .54%          .23%
 Return on average equity.....................         10.03%        11.18%        11.91%        7.78%         3.16%
 Net interest margin (2)......................          4.75%         4.50%         4.72%        4.27%         4.32%
 Average loans to average deposits............         69.75%        64.77%        66.90%       65.02%        69.22%

 Asset Quality Ratios:
 Allowance for loan losses to period end loans          1.56%         1.44%         1.54%        1.63%         1.45%
 Allowance for loan losses to nonaccrual
   loans......................................           100%          230%        1,761%          80%          103%
 Nonperforming assets to period end loans
   and other real estate owned (3)............          3.22%         2.36%         2.18%        4.48%         4.39%
 Net charge-offs (recoveries) to average loans         (.02%)          .04%          .64%         .44%         2.61%

--------------------
(1) Includes as of December 31, 1996 and December 31, 1995, and December 31, 1994, $18.0 million, $21.1 million and $3.9 million, respectively, of securities classified as available for sale.
(2) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents the Bank's net yield on its earning assets.
(3) Non-performing assets consist of nonaccrual loans, loans delinquent greater than 90 days and still accruing interest, foreclosed properties, and one property purchased by the Bank in 1989 for future expansion that has subsequently been placed on the market for resale.

                        Community Bankshares Incorporated
                         and County Bank of Chesterfield
          Selected Historical Pro Forma Combined Financial Information

                                                                      Years Ended December 31,
                                                   ----------------------------------------------------------------
                                                        1996          1995         1994          1993          1992
                                                        ----          ----         ----          ----          ----

                                                     (In thousands, except ratios and share and per share data)

Income Statement Data:
Net interest income........................        $  11,712     $  10,273     $  9,044      $  7,605      $  6,828
Provision for loan losses..................              531           492          511           435           952
                                                    --------      --------     --------      --------      --------
Net interest income after
  provision for loan losses..............          $  11,181      $  9,781     $  8,533      $  7,170      $  5,876
Noninterest income.........................            1,682         1,604        1,665         1,473         1,393
Noninterest expense.......................             7,264         6,991        6,844         6,192         5,395
                                                    --------      --------     --------      --------      --------
Income before income taxes................          $  5,599      $  4,394     $  3,354      $  2,451      $  1,874
Income taxes...............................            1,712         1,414        1,041           712           611
                                                    --------      --------     --------      --------      --------
Net income before extraordinary item and
  cumulative effect of accounting change...         $  3,887      $  2,980     $  2,313      $  1,739      $  1,263
Extraordinary item - reduction in income
  taxes from use of net operating loss
  carryforward.............................                -             -            -             -            28
Cumulative effect of change in method of
  accounting for income taxes..............                -             -            -           (65)            -
                                                    --------      --------     --------      --------      --------
Net income.................................         $  3,887      $  2,980     $  2,313      $  1,674      $  1,291
                                                    ========      ========     ========      ========      ========

Per Share Data (1):
Net income.................................          $  1.37       $  1.18      $  0.97       $  0.73       $  0.57
Cash dividends.............................          $  0.10       $  0.08      $  0.07       $  0.05       $  0.04
Book value at period end...................          $  9.84       $  8.75      $  7.44       $  6.63       $  6.11

Balance Sheet Data:
Total assets...............................         $251,011      $234,645     $202,426      $194,675      $167,710
Loans, net.................................         $162,861      $149,415     $137,462      $122,786      $110,418
Securities.................................          $55,875       $56,711      $42,070       $38,546       $28,195
Deposits...................................         $221,908      $208,641     $183,054      $178,299      $151,655
Stockholder's equity (1)...................          $27,339       $23,895      $17,374       $15,475       $13,913
Shares outstanding (1).....................        2,777,856     2,730,751    2,336,004     2,332,914     2,278,488

Performance Ratios:
Return on average assets ..................            1.63%         1.35%        1.17%         0.92%         0.81%
Return on average equity...................           14.94%        14.92%       14.07%        11.39%         9.63%
Net interest margin (2)....................            5.36%         5.09%        5.03%         4.59%         4.76%
Average loans to deposits..................           75.69%        73.95%       75.06%        72.36%        73.89%

Asset Quality Ratios:
Allowance for loan losses to
  period end loans.........................            1.21%         1.22%        1.21%         1.22%         1.22%
Allowance for loan losses to
  nonaccrual loans.........................            2.00X         3.80X       19.31X         2.03X         2.21X
Nonperforming assets to period end
  loans and other real estate owned........            2.20%         1.90%        1.37%         1.96%         2.09%
Net chargeoffs
  to average loans.........................            0.24%         0.20%        0.26%         0.23%         1.21%

--------------------
(1) All per share information has been restated to reflect a 2 for 1 stock split effected in the form of a 10% stock dividend paid August 31, 1995.
(2) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents the net yield on its earning assets.

                            THE SHAREHOLDER MEETINGS


The CBOC Meeting


         Date, Place and Time. The CBOC Meeting will be held at the Holiday Inn Select, 1021 Koger Center Boulevard, Richmond, Virginia on County Bank of Chesterfield June 4, 1997 at 6:00 p.m.


         Record Date. The Board of Directors of CBOC has fixed the close of business on April 30, 1997 as the record date (the "CBOC Record Date") for the determination of the holders of CBOC Common Stock entitled to receive notice of and to vote at the CBOC Meeting. At the close of business on the CBOC Record Date, there were 793,175 shares of CBOC Common Stock outstanding held by ___ shareholders of record.

         Vote Required. Each share of CBOC Common Stock outstanding on the CBOC Record Date entitles the holder to cast one vote upon each matter properly submitted at the CBOC Meeting. The affirmative vote of the holders of more than two-thirds of the shares of CBOC Common Stock outstanding, as of the CBOC Record Date, in person or by proxy, is required to approve the Reorganization Agreement. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will not be considered a vote for, or a vote against, a director.

         As of the CBOC Record Date, directors and executive officers of CBOC and their affiliates, persons and entities as a group, owned of record and beneficially a total of 88,381 outstanding shares of the Common Stock or approximately 11.14% of the shares of CBOC Common Stock outstanding on such date. Directors and executive officers hold presently exercisable options to purchase 88,200 shares of CBOC Common Stock, but such options were not exercised before the record date and, therefore, the shares underlying such options may not be voted at the CBOC Meeting. Directors and executive officers of CBOC have indicated an intention to vote their shares of CBOC Common Stock FOR the Reorganization and FOR the election of the nominees set forth on the enclosed proxy.

         A failure to vote, either by not returning the enclosed proxy or by checking the "abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement.

         A shareholder may abstain or (only with respect to the election of CBOC directors) withhold his vote (collectively, "abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will be counted as not voting in favor of the relevant item. Since the election of CBOC directors is determined by a plurality vote, abstentions will not affect such election. Since approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, abstentions will have the effect of a negative vote with respect thereto.

         A broker who holds shares in street name has the authority to vote on certain items when he has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a broker nonvote. Under the circumstances where the broker is not permitted to or does not exercise its discretion, assuming proper disclosure to CBOC of such inability to vote, broker nonvotes will be counted for purposes of determining the existence of a quorum, but also will be counted as not voting in favor of the particular matter. Since the CBOC election of directors is determined by a plurality vote, broker nonvotes, if any, will not have any effect on the outcome. Since the approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, broker nonvotes, if any, and abstentions will have the effect of a negative vote with respect thereto.

         Voting and Revocation of Proxies. Shareholders of CBOC are requested to complete, date and sign the accompanying form of proxy and return it promptly to CBOC in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by CBOC will be voted for approval of the Reorganization Agreement and for approval of the directors slated for election on the proxy. With respect to the election of directors, each shareholder entitled to vote at the CBOC Meeting has one vote per share owned at the CBOC Record Date. CBOC shareholders have no cumulative voting rights. The directors will be elected by plurality of the votes cast assuming that at least a majority of the total number of outstanding shares of CBOC Common Stock is present in person or by proxy at the meeting to constitute a quorum.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to CBOC, by executing and delivering a substitute proxy to CBOC or by attending the CBOC Meeting and voting in person. If a CBOC shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered on or prior to the meeting date to Zirkle Blakey, III, Assistant Secretary, County Bank of Chesterfield, 10400 Hull Street Road, Midlothian, Virginia 23112. If a proxy is signed and returned without indicating any voting instructions, shares of CBOC Common Stock represented by the proxy will be voted FOR the Reorganization Agreement and FOR those nominated by the Board of Directors.

         If a sufficient number of signed proxies enabling the persons named as proxies to vote in favor of the Reorganization are not received by CBOC by the time scheduled for the CBOC Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit continued solicitation of proxies with respect to such approval. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies which are entitled to be voted in favor of the Reorganization Agreement and against such adjournment those proxies containing instructions to vote against approval of the Reorganization Agreement, unless the shareholder clearly writes on the face of that proxy specific instructions stating how that proxy should be voted in the case of an adjournment proposed prior to a vote on the Reorganization. Adjournment of the CBOC Meeting will be proposed only if the Board of Directors of CBOC believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the Reorganization Agreement, or at the request of CBI. It is anticipated that any such adjournment would be for a relatively short period of time, but in no event for more than 120 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment in the manner described above.

         Solicitation of Proxies. CBOC will bear the cost of the solicitation of proxies. Solicitations may be made by mail, facsimile, telephone, telegraph or personally by directors, officers and employees at CBOC, none of whom will receive additional compensation for performing such services. CBOC shall pay all of its expenses incurred in preparing, printing and mailing the Joint Proxy Statement.

         The Board of Directors of CBOC recommends a vote FOR the Reorganization and FOR the election of the nominees named on the enclosed proxy.

The CBI Meeting

         Date, Place and Time. The CBI Meeting will be held at the Holiday Inn Select, 1021 Koger Center Boulevard, Richmond, Virginia on Community Bankshares Incorporated June 4, 1997 at 6:00 p.m.


         Record Date. Only shareholders of record at the close of business on April 30, 1997, (the "CBI Record Date") are entitled to notice of and to vote at the CBI Meeting or any adjournment thereof. At the close of business on the CBI Record Date, CBI had outstanding 1,901,080 shares of CBI Common Stock outstanding held by ___ shareholders of record.

         Vote Required. Each share of CBI Common Stock outstanding on the CBI Record Date entitles the holder to cast one vote upon each matter properly submitted at the CBI Meeting. The affirmative vote of the holders of a majority of the shares of CBI Common Stock represented at the meeting, in person or by proxy, is required to approve the Reorganization Agreement. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will not be considered a vote for, or a vote against, a director.

         As of the CBI Record Date, directors and executive officers of CBI and their affiliates, persons and entities as a group owned of record and beneficially a total of 637,077 shares of CBI Common Stock or approximately 31.8% of the shares of CBI Common Stock outstanding on such date. Directors and executive officers of CBI have indicated an intention to vote their shares of CBI Common Stock FOR the Reorganization and FOR the election of the nominees set forth on the enclosed proxy.

         A shareholder may abstain or (only with respect to the election of CBI directors) withhold his vote (collectively, "abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will be counted as not voting in favor of the relevant item. Since the election of CBI directors is determined by a plurality vote, abstentions will not affect such election. Since approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, abstentions will have the effect of a negative vote with respect thereto.

         Voting and Revocation of Proxies. Shareholders of CBI are requested to complete, date and sign the accompanying form of proxy and return it promptly to CBI in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by CBI will be voted for approval of the Reorganization Agreement. A shareholder may abstain with respect to each item submitted for shareholder approval.

         A broker who holds shares in street name has the authority to vote on certain items when he has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a broker nonvote. Under the circumstances where the broker is not permitted to or does not exercise its discretion, assuming proper disclosure to CBI of such inability to vote, broker nonvotes will be counted for purposes of determining the existence of a quorum.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to CBI, by executing and delivering a substitute proxy to CBI or by attending the CBI Meeting and voting in person. If a CBI shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered on or prior to the meeting date to Thomas H. Caffrey, Jr., Chief Financial Officer, Community Bankshares Incorporated, 200 North Sycamore Street, Petersburg, Virginia 23804. If a proxy is signed and returned without indicating any voting instructions, shares of CBI Common Stock represented by the proxy will be voted FOR the Reorganization Agreement, and FOR those nominated by the Board of Directors.

         If a sufficient number of signed proxies enabling the persons named as proxies to vote in favor of the Reorganization are not received by CBI by the time scheduled for the CBI Meeting, the persons named as proxies may propose one or more adjournments of a meeting to permit continued solicitation of proxies with respect to such approval. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies which are entitled to be voted in favor of the Reorganization Agreement and against such adjournment those proxies containing instructions to vote against approval of the Reorganization Agreement, unless the shareholder clearly writes on the face of that proxy specific instructions stating how that proxy should be voted in the case of an adjournment proposed prior to a vote on the Reorganization. Adjournment of the meetings will be proposed only if the Board of Directors of

CBI believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the Reorganization, or at the request of CBOC. It is anticipated that any such adjournment would be for a relatively short period of time, but in no event for more than 120 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment in the manner described above.

         Solicitation of Proxies. CBI will bear the costs of its solicitation of proxies. Solicitations may be made by mail, facsimile, telephone, telegraph or personally by directors, officers and employees at CBI, none of whom will receive additional compensation for performing such services. CBI shall pay all of its expenses incurred in preparing, printing and mailing the Joint Proxy Statement.

         The Board of Directors of CBI recommends a vote FOR the Reorganization and FOR the election of the nominees named on the enclosed proxy.

                               THE REORGANIZATION


         The following is a summary description of the material terms of the Reorganization, and is qualified in its entirety by reference to the Reorganization Agreement which is attached as Appendix A hereto. All holders of CBOC or CBI Common Stock are urged to read the Reorganization Agreement in its entirety.

Background and Reasons for the Reorganization


         General. As community banks operating in contiguous markets, CBI and CBOC each has generally been aware of the other's operations and performance since CBOC opened for business in 1986. The Presidents of CBI and CBOC have been in the banking business in the Richmond/Petersburg, Virginia area for many years and have known each other for over 13 years. The Board of Directors of CBOC has believed for several years that the trend in Virginia and nationally is toward greater consolidation in the banking industry and that the best interests of its shareholders ultimately might be best served by combining with a larger banking organization.


         Beginning in the summer of 1996, the Presidents of CBI and CBOC held intermittent, informal discussions about a possible affiliation. In November 1996, the parties entered into serious negotiations about an affiliation. The negotiations were initiated by the President of CBI. He proposed a transaction in which the Exchange Ratio would be based on the book values of CBI Common Stock and CBOC Common Stock at September 30, 1996, with CBOC also receiving significant representation on the Board of CBI and continuing to operate as a separate bank. The proposal was not intended as a sale of control transaction with respect to CBOC, but instead as a "merger of equals" in which the present directors of CBOC not only would continue to operate CBOC, but also would have significant influence over the management and future direction of CBI. The President of CBOC agreed to the Exchange Ratio proposed by the President of CBI, subject to approval by the CBOC Board. Negotiations focused on the proposed composition of the Board of Directors of CBI. It was agreed that the CBI Board would be reduced to 10 members, three of whom would be selected from the CBOC Board. Of the remaining seven members, it was agreed that four would be chosen from the Board of The Community Bank and three from the Board of Commerce Bank of Virginia. The intent of the proposed arrangement is that each of CBI's subsidiary banks have approximately equal representation on the CBI Board of Directors, so that decisions taken by the CBI Board reflect a consensus of representatives of its subsidiary banks.


         CBI and CBOC each decided on its own to engage McKinnon & Company, Inc. ("McKinnon") at approximately the same time. McKinnon was not requested to, nor did McKinnon, participate in the negotiation of the Exchange Ratio or other material terms of the Reorganization. McKinnon was requested to mathematically calculate the Exchange Ratio, based on the relative book values of CBI and CBOC at September 30, 1996, taking into account the number of stock options that CBI and CBOC had outstanding. McKinnon also was asked to advise CBI and CBOC, each, whether or not the proposed transaction was fair to it and its shareholders from a financial point of view. Each party selected McKinnon to perform the work because McKinnon was familiar with each institution as a result of previous engagements and because of its confidence that McKinnon would render reliable advice. McKinnon has substantial experience over a nine year period valuing community based financial institutions throughout Virginia and in providing other investment banking services to such institutions. If McKinnon had advised either CBI or CBOC that the Reorganization was not fair from a financial point of view, the transaction either would not have proceeded, or would have been renegotiated. McKinnon's fees from CBI and CBOC were earned upon the delivery of the opinions and were not contingent on the conclusions McKinnon reached or on the consummation of the Reorganization. See "Investment Advisor Opinions."

         On November 29, 1996 McKinnon prepared a preliminary analysis of CBOC and CBI, regarding the value of each alone and combined, and an exchange ratio of shares of CBI for each share of CBOC common stock and each option of CBOC outstanding based on reported financial information as of September 30, 1996. After separate conversations with management of CBI and CBOC in November and December 1996, and a review of relevant public and private information, McKinnon determined that the Exchange Ratio was fair to each of CBI and CBOC, from a financial point of view. McKinnon's opinions are not intended to, and do not, assure either CBI or CBOC that the Reorganization represents the best possible terms that could have been obtained by either institution. Rather, McKinnon's opinions are that the transaction is fair, from a financial point of view, to each of CBI and CBOC, based on McKinnon's analysis of the financial condition, operating results and future prospects of each and an analysis of the consideration given and received in other transactions, considered by McKinnon to be comparable.


         On December 23, 1996, Messrs. Huffman, Beale, Sheffield, Holden and Jones, directors of CBI, met with Messrs. Richeson, Miller and LaPrade, directors of CBOC. At that meeting, the potential advantages of an affiliation were reviewed and the representatives of CBOC and CBI each indicated their support of a transaction in which CBI Common Stock would be issued to CBOC shareholders, with an Exchange Ratio based on the book values of CBI Common Stock and CBOC Common Stock at September 30, 1996. The representatives of CBOC also indicated their agreement with the proposal that the Board of CBI would consist of seven current directors of CBI and three current directors of CBOC. Following that meeting, each party retained counsel to draft a definitive agreement.


         The Boards of CBI and CBOC met on January 13, 1997 and January 14, 1997, respectively. At CBI's meeting, counsel for CBI reviewed the Reorganization Agreement and responded to questions concerning the composition of the CBI Board following the Reorganization. Prior to such meetings, McKinnon & Company, Inc. advised each Board that in the opinion of McKinnon & Company, Inc., the Reorganization was fair to the shareholders of CBI and CBOC from a financial point of view.

         The Reorganization Agreement was approved by the CBI Board on January 13, 1997. The CBOC Board approved the Reorganization Agreement on January 14, 1997, and it was executed on that date.

         CBOC. In deciding to enter into the Reorganization Agreement, the CBOC Board considered a number of factors. The CBOC Board did not assign any relative or specific weight to the factors considered. However, there were two principal factors that led the CBOC Board to approve the Reorganization. First, based on the market values of CBOC Common Stock and CBI Common Stock immediately before the announcement of the Reorganization ($14.00 per share and $18.625 per share respectively), the Exchange Ratio results in CBOC shareholders receiving a premium of approximately 47% for their shares of CBOC Common Stock. Additionally, based on the dividends paid by CBI in 1996, the Reorganization is expected to result in a substantial percentage increase in the dividends receivable by holders of CBOC Common Stock. See "Comparative Per Share Information" and "Supervision and Regulation - Limits on Dividends and Other Payments". Second, the Reorganization would allow CBOC to become the third bank in the CBI organization, with a significant voice in the future direction of CBI.


         Notwithstanding the structure of the transaction, management of CBOC views the Reorganization as a "merger of equals." Today, CBI reflects the 1996 combination of CBI and Commerce Bank of Virginia, two financial institutions of approximately the same size as CBOC, operating in markets contiguous to CBOC. CBOC would join as the third bank in the group. The Board of CBI will be composed of four representatives from The Community Bank and three representatives from each of CBOC and Commerce Bank of Virginia.


         CBOC does not view the Reorganization as a pure acquisition where a seller relinquishes control of its operations, but rather as an opportunity to be part of a combined effort to provide banking services to the Richmond/Petersburg market through three successful community banks. CBOC believes that the combination will ultimately increase the value of the franchise because of the increase in the size and scope of CBI's operations. CBOC believes that, together, the combined institutions will have the ability to seek other possible acquisitions and to compete more effectively in the Richmond/Petersburg market. CBOC's Board and CBI's Board are compatible, and the Chief Executive Officers are familiar with each other and believe that they can work together to further the organization. Accordingly, CBOC's management does not view the Reorganization as a sale of control, but rather an opportunity to join forces and to build a strong institution. If the goal of CBOC's management had been to sell control, then CBOC's management would have solicited other bids, and it may have been able to obtain a higher value. However, CBOC's management believes that the combination of CBOC with CBI will ultimately yield a higher value for CBOC's shareholders in the future and, accordingly, the CBOC Board did not solicit other bids. During the past few years, CBOC was approached by one other community banking organization concerning a similar "merger of equals" transaction, but that transaction did not come to fruition.


         Other material factors considered were: the market price and earnings per share of CBI Common Stock, compared to CBOC Common Stock; the exchange ratio offered for CBOC Common Stock; the dividend paid on the CBI Common Stock; the financial condition and history of performance of CBI and CBOC; the well capitalized position and earnings of CBI and CBOC; the operational benefits of a combination, including the management resources and greater economic resources available to CBOC and CBI which should enable the parties to share the expense of state and federal bank regulation; higher effective legal lending limits through the ability of CBOC, Commerce Bank of Virginia and The Community Bank to participate in loans originated by each other; the compatibility of the management of the two organizations; the ability of CBOC to remain a separate entity with the same Board managing its affairs; and the tax-free nature of the Reorganization to the shareholders of CBOC to the extent they receive CBI Common Stock in exchange for their shares of CBOC Common Stock. The CBOC Board and the CBI Board each believes that the addition of resources resulting from the Reorganization could enable CBOC and CBI to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in their market areas.


         There were 974 record holders of CBI Common Stock and 706 record holders of CBOC Common Stock on December 31, 1996. CBI had 1,901,080 shares of common stock outstanding on that date. If the Reorganization had been consummated on December 31, 1996, CBI would have had 2,694,255 shares of common stock outstanding and 1,680 record holders. Because CBI will have more shareholders and more shares outstanding after the Reorganization, CBOC believes that the market for CBI common stock after the Reorganization will be more liquid than the market for either CBI Common Stock or CBOC Common Stock is today. CBI has applied to have its common stock quoted on the NASDAQ National Market. However, there is no guarantee that such application will be approved or that an active trading market will develop or be sustained.


         The CBOC Board has concluded that the terms of the Reorganization Agreement, which were determined on the basis of arms-length negotiations, are fair to CBOC shareholders. As explained below, this conclusion is supported by the opinion of CBOC's financial advisor.

         Following the Effective Date, Messrs. Richeson, LaPrade and Miller are expected to serve as directors of CBI. However, pursuant to the Reorganization Agreement, the directors, officers and employees of CBOC will not change as a result of the Reorganization. The Reorganization Agreement notwithstanding, CBI will have the power after the Effective Date to elect the entire Board of Directors of CBOC.

         The Board of Directors of CBOC believes that the Reorganization is in the best interests of CBOC and its shareholders. The CBOC directors unanimously recommend that CBOC shareholders vote FOR the approval of the Reorganization Agreement.

         CBI. Until it acquired Commerce Bank of Virginia in July 1996, CBI operated one bank, The Community Bank, the market area of which consists of Petersburg, Virginia, the neighboring community of

Colonial Heights and the adjacent counties of Prince George, Dinwiddie and Chesterfield. In connection with its acquisition of Commerce Bank of Virginia, CBI disclosed that, though it had been more profitable than Commerce Bank of Virginia, The Community Bank operated in a market that is less affluent and presents more limited opportunities for growth. In contrast, Commerce Bank of Virginia operates primarily in areas of the suburban Richmond, Virginia market that are experiencing more rapid growth and are more affluent than the markets that The Community Bank serves. CBI believed that its shareholders would benefit from the growth potential of the market area of Commerce Bank of Virginia. Operations in 1996 tended to validate CBI's strategy, as the earnings of The Community Bank increased 14.46% over 1995, while the earnings of Commerce Bank of Virginia increased 71.57% over 1995. A second purpose of the 1996 combination between CBI and Commerce Bank of Virginia was to attempt to create a banking organization that would be more attractive to a potential acquiror than either entity would have presented on its own.


         The proposed acquisition of CBOC is an extension of the same strategy that led CBI to acquire Commerce Bank of Virginia in 1996. CBOC operates in areas of Chesterfield County, Virginia that are situated between the areas in which The Community Bank and Commerce Bank of Virginia operate. CBI believes that CBOC's operations should continue to grow and that CBOC can become substantially more profitable than it has been in the past. However, there is no assurance if or when the desired increase in the earnings of CBOC will occur. In considering the Reorganization, the Board of Directors of CBI understood that the Reorganization would result in some dilution to the earnings per share of CBI, but concluded that the Reorganization, nevertheless, was in the best interests of CBI because it believed that the earnings dilution will not be permanent and that with the addition of CBOC's assets, deposits and branch locations, CBI might be a more attractive acquisition candidate. However, it is not the intention of CBI to seek to be acquired in the immediate future and there can be no assurance that the Reorganization will increase the value of either CBI or CBOC as an acquisition candidate.

         The Board of Directors of CBI believes that the Reorganization is in the best interests of CBI and its shareholders. The CBI directors unanimously recommend that CBI shareholders vote FOR the approval of the Reorganization Agreement.

Terms of the Reorganization

         CBOC Common Stock. At the Effective Date, each outstanding share of CBOC Common Stock (other than shares held by shareholders who perfect their dissenters' rights) will be exchanged for 1.1054 shares of CBI Common Stock and cash in lieu of any fractional shares. CBOC shareholders will thereby become shareholders of CBI. The amount of cash which may be paid to a CBOC shareholder in lieu of issuing any fractional shares will be equal to the fraction of a share of CBI Common Stock to which such shareholder would otherwise be entitled multiplied by the book value per share of CBI common stock at the end of the calendar quarter that immediately precedes the Effective Date.

         Shareholders of CBOC are entitled to exercise their dissenters' rights with respect to the Reorganization. See "The Reorganization - Rights of Dissenting Shareholders."

         CBOC Options. All CBOC Options shall, at the effective time of the Reorganization, be converted into options for CBI Common Stock, and CBI shall assume each CBOC Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. After the consummation of the Reorganization, (i) each CBOC Option assumed by CBI may be exercised solely for shares of CBI Common Stock, (ii) the number of shares of CBI Common Stock subject to each CBOC Option shall be equal to the number of shares of CBOC Common Stock subject to each option immediately prior to the Shares Exchange multiplied by the Exchange Ratio and rounded up or down to the nearest whole share of CBI Common Stock, and (iii) the per share exercise price under each such CBOC Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent. The exercise prices of the various CBOC Options range from $8.19 to $13.50 per share. The exercise prices of the CBOC Options after the Reorganization in terms of CBI shares, adjusted to reflect the Exchange Ratio, will range from $7.41 to $12.21 per share of CBI Common Stock. On April 30, 1997 there were CBOC Options outstanding representing the right to purchase 90,000 shares of CBOC Common Stock. All CBOC Options are held by CBOC Directors and officers and were granted under a plan approved by the CBOC shareholders in 1994. All CBOC options are fully vested and exercisable and expire between 2004 and 2006.

Effective Date

         If the Reorganization is approved by the requisite vote of the shareholders of CBOC and CBI and by the Federal Reserve and the SCC (See "The Reorganization - Regulatory Approvals") and other conditions to the
Reorganization  are  satisfied  (or  waived  to  the  extent  permitted  by  the
Reorganization Agreement and applicable law), the Reorganization will be consummated and effected at the time a certificate of Share Exchange is issued by the SCC pursuant to the Virginia SCA. See "The Reorganization - Representations and Warranties; Conditions to the Reorganization."

         It is anticipated that the Effective Date will be on or about July 1, 1997, but there can be no assurance as to whether or when the Reorganization will occur.

Surrender of Stock Certificates

         Promptly after the Effective Date, The Community Bank, as the exchange agent, will mail to the former holders of CBOC Common Stock a letter of transmittal and instructions relating to the exchange of their CBOC share certificates for share certificates representing the number of shares of CBI Common Stock to which they are entitled as a result of the Reorganization.

         CBOC SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

         Promptly after surrender of one or more certificates for CBOC Common Stock, together with a properly completed letter of transmittal, the holder of such certificates will receive a certificate or certificates representing the number of shares of CBI Common Stock to which he or she is entitled and, where applicable, a check for the amount payable in cash in lieu of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of CBI.

         The process of surrendering certificates representing shares of CBOC Common Stock and receiving certificates representing shares of CBI Common Stock is expected to take two to three weeks, during which the market value of shares of CBI Common Stock, as publicly-traded securities, may change. Former holders of CBOC Common Stock may be unable to trade their shares of CBI Common Stock immediately following the Effective Date until they receive the certificates representing such shares.

         All CBI Common Stock issued as a result of the conversion of CBOC Stock pursuant to the Reorganization will be deemed issued as of the Effective Date. After the Effective Date, CBOC shareholders will be entitled to vote the number of shares of CBI Common Stock for which their CBOC Common Stock has been exchanged, regardless of whether they have surrendered their CBOC certificates. The Reorganization Agreement provides, however, that no dividend or distribution payable to the holders of record of CBI Common Stock at or as of any time after the Effective Date will be paid to the holder of any CBOC certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest).

Representations and Warranties; Conditions to the Reorganization

         The Reorganization Agreement contains representations and warranties by CBI and CBOC, including representations and warranties with respect to their respective organizations, authorizations to enter into the Reorganization Agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties (except as otherwise provided in the Reorganization Agreement) will not survive the Effective Date.

         The obligations of CBI and CBOC to consummate the Reorganization are subject to the following conditions: approval and adoption of the Reorganization Agreement and Plan of Share Exchange by the requisite shareholder votes; receipt of all regulatory approvals necessary to consummate the Reorganization, not conditioned or restricted in a manner that, in the judgment of the Boards of Directors of CBI and CBOC, materially adversely affects the economic or business benefits of the Reorganization so as to render inadvisable consummation thereof; the absence of certain actual or threatened proceedings before a court or other governmental body relating to the Reorganization; receipt of current fairness opinions from the investment advisor for CBI and CBOC; the receipt of an opinion of counsel as to certain Federal income tax consequences of the Reorganization; and the qualification of the Reorganization for pooling-of-interests accounting treatment. Also, under the terms of the Reorganization Agreement, CBI agreed that, following the Effective Date, it will indemnify those persons associated with CBOC and its subsidiaries who are entitled to indemnification as of the Effective Date of the Reorganization.

         In addition, each party's obligation to effect the Reorganization, unless waived, is subject to performance by the other party of its obligations under the Reorganization Agreement, the accuracy, in all material respects, of the representations and warranties of the other party contained therein, and the receipt of certain opinions and certificates from the other party.

Regulatory Approvals

         CBI's acquisition of CBOC pursuant to the Reorganization is subject to approval by the Federal Reserve under the BHC Act, which requires that the Federal Reserve take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve from approving the Reorganization if it would result in a monopoly or if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect may be substantially to lessen competition or to tend to create a monopoly, or if it would be in any other manner a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the Reorganization are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Reorganization may not be consummated for 15 days after such approval, pursuant to federal law, in order to provide a period for the Reorganization to be challenged under the antitrust laws.

         The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the applications, and it authorizes the regulatory agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approvals required for consummation of the Reorganization.

         The Reorganization is further subject to the approval of the SCC. To obtain such approval, the SCC must conclude that the Reorganization will not affect detrimentally the safety or soundness of a Virginia bank.

         Applications for approval of the Reorganization have been filed with the Federal Reserve and the SCC. None of the agencies has yet approved the applications. CBI and CBOC are not aware of any other governmental approvals or actions that are required for consummation of the Reorganization, except as described above. Should any such approval or action be required, it is currently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained.

Business Pending the Reorganization

         Until consummation of the Reorganization (or termination of the Reorganization Agreement), each of CBOC and CBI is obligated to operate its businesses only in the ordinary and usual course, consistent with past practice, and to use its best efforts to maintain its business organization, employees and business relationships and to retain the services of its officers and key employees. Until consummation of the Reorganization (or termination of the Reorganization Agreement) CBOC may not, without the consent of CBI, and CBI may not, without the consent of CBOC, among other things: (a) declare or pay dividends on its capital stock, except that CBI may pay dividends not to exceed $.20 per share and CBOC may pay dividends not to exceed $.08 per share; (b) enter into any merger, consolidation or business combination (other than the Reorganization) or any acquisition or disposition of a material amount of assets or securities or solicit proposals in respect thereof; (c) amend its charter or bylaws (except as may be required by the Reorganization Agreement); (d) issue any capital stock, except upon exercise of rights, warrants or options issued pursuant to existing employee benefits plans, programs or arrangements or effect any stock split or otherwise change its capitalization; or (e) purchase or redeem any of its capital stock.

Waiver, Amendment and Termination

         At any time on or prior to the Effective Date, any term or condition of the Reorganization may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The Reorganization Agreement may be amended at any time prior to the Effective Date by agreement of the parties whether before or after the CBOC and CBI Meetings (except that the Exchange Ratio shall not be changed after approval of the Reorganization Agreement by the CBOC and CBI shareholders). Any material change in a material term of the Reorganization Agreement after this Joint Proxy Statement is mailed to shareholders of CBOC and CBI would require a resolicitation of CBOC's and CBI's shareholders. Such a material change would include, but not be limited to, a change in the tax consequences to CBOC's shareholders.

         The Reorganization Agreement may be terminated by CBI or CBOC, whether before or after the approval of the Reorganization Agreement by the shareholders: (a) if the other party materially breaches any representation, warranty or agreement which is not properly cured by such breaching party; (b) if the Reorganization is not consummated by August 31, 1997; or (c) if the Federal Reserve or the SCC have denied approval of the Reorganization. The Reorganization Agreement also may be terminated at any time by the mutual consent of CBI and CBOC. In the event of termination, the Reorganization Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

Resales of CBI Common Stock

         All shares of CBI Common Stock received by CBOC shareholders in connection with the Reorganization will be freely transferable, except that CBI Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act of 1933 (the "1933 Act")) of CBOC may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the 1933 Act. For purposes of Rule 144 as applied to CBOC, the directors and executive officers of CBOC are the only affiliates who will be subject to the resale limitations.

Interest of Certain Persons in the Reorganization

         In considering the recommendations of the Board of Directors of CBOC with respect to the Reorganization, holders of voting stock should be aware that certain members of CBOC's Board of Directors and senior management have certain interests in the Reorganization that are in addition to the interest of shareholders of CBOC generally. The Board of Directors of CBOC was aware of these interests and considered them, among other factors, in approving the Reorganization. These interests are as follows:

         Board of Directors. The Board of Directors of CBI after the Effective Date will consist of ten members, seven of whom will be current directors of CBI and three of whom will be current directors of CBOC. The CBI Board of Directors currently has eighteen members. Eleven CBI directors will resign on the Effective Date. The parties anticipate that Mrs. Marshall and Messrs. Beale, Hudgins, Huffman, Jones, Sheffield and Holden will remain directors of CBI after the Effective Date. Messrs. Richeson, LaPrade and Miller, currently directors of CBOC, are expected to become directors of CBI on the Effective Date and will serve for terms that expire in 2000, 1999 and 1998, respectively. After the Effective Date, the parties anticipate that Sam T. Beale will remain the Chairman of the Board of CBI. Nathan S. Jones, 3rd will remain the President and Chief Executive Officer of CBI. Directors of CBI receive no compensation for serving as directors of CBI. After the Effective Date, Messrs. Richeson, LaPrade and Miller will receive no additional compensation for serving as directors of CBI. See "Community Bankshares Incorporated Election of Directors; Management - Attendance and Compensation."

         Options. The members of the CBOC Board of Directors hold options to acquire CBOC Common Stock.

         On the Effective Date, all rights with respect to CBOC Common Stock pursuant to stock options ("CBOC Options") granted by CBOC under a CBOC stock option plan which are outstanding on the Effective Date, whether or not then exercisable, shall be converted into and become rights with respect to CBI Common Stock, and CBI shall assume each CBOC Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. See "Terms of the Reorganization."

         Projected CBI Common Stock Ownership. The number of potential shares of CBI Common Stock that CBOC Directors and Executive Officers may receive in the aggregate pursuant to the Reorganization, assuming the immediate exercise of all options, is 195,191 shares, which would have had a value of approximately $3.44 million as of February 24, 1997. The table below sets forth (i) the projected holdings of CBI Common Stock by all CBOC Directors and executive officers, both individually and in the aggregate, upon the Reorganization, assuming the immediate exercise of all options; (ii) the percentage of ownership in CBI such shares would represent; and (iii) the estimated value of such shares.


                                           No. of         Projected Post-Share
                                            CBI           Exchange Percent of
                                         Shares (1)       CBI Common Stock (2)     Value($) (3)
                                         ----------       --------------------     ------------

Zirkle Blakey, III                          8,069                0.29                141,208
Louis A. Farmer                            16,359                0.59                286,283
Gary W. Fenchuk                             7,737                0.28                135,398
G. Waddy Garrett                            3,371                0.12                 58,993
Thomas L. Gordon                           12,655                0.45                221,463
Vernon E. LaPrade, Jr.                     42,005                1.50                735,088
Larry D. McCoy                              8,959                0.32                156,783
Jack W. Miller, Jr.                        18,073                0.65                316,278
H. E. Richeson                             40,214                1.44                703,745
Earle Spencer, Jr.                         37,746                1.35                660,555

All present executive officers and
  directors as a group (10 persons)       195,188                6.99              3,415,790

--------------------
(1) Includes shares of CBI Common Stock currently owned by CBOC Directors and Executive Officers.

(2) Based on 793,175 shares of CBOC Common Stock outstanding on April 11, 1997 and 1,901,080 shares of CBI Common Stock outstanding on April 11, 1997.


(3) Based on the closing price of $17.50 per share of CBI Common Stock on the OTC Bulletin Board on April 11, 1997, without adjustment for either the costs of exercising options or any holder's investment basis in CBOC Common Stock.


         Employment Agreements. H. E. Richeson, Zirkle Blakey, III, and Larry D. McCoy, Executive Officers of CBOC have employment contracts with CBOC. Such contracts will continue after the Reorganization without any change to the terms of such contracts. Mr. Richeson's contract expires on June 1, 1997. The employment contracts of Messrs. Blakey and McCoy also expire on June 1, 1997. All three contracts provide for automatic renewals for successive terms of one year at a time, unless the contract is terminated by CBOC or the employee. Mr. Richeson's contract provides for annual base compensation of $96,750, while the contracts of Messrs. Blakey and McCoy provide for annual base compensation of $50,500 and $48,600, respectively. All contracts provide for enhanced severance benefits if the officer's employment terminates within three years after a change of control. As of January 1, 1997, the cash amounts payable to Messrs. Richeson, Blakey and McCoy, in the event of a termination of employment after a
change  of  control,   would  have  been   $312,327,   $65,000  and   $59,000,
respectively. See "County Bank of Chesterfield Election of Directors; Management
- Employment Contracts."


Accounting Treatment

         It is anticipated that the Reorganization will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of CBI and CBOC are carried forward at their previously recorded amounts; income of the combined corporations will include income of CBI and CBOC for the entire fiscal year in which the Reorganization occurs; and the reported income of the separate corporations for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the Reorganization.

         For the Reorganization to qualify as a pooling of interests, it must satisfy certain conditions, including the condition that the total cash paid by CBI pursuant to the Reorganization Agreement for (a) fractional shares and (b) all the CBOC Common Stock held by dissenting shareholders, may not exceed 10% of the value of the CBOC Common Stock at the Effective Date. Affiliates of CBI and CBOC
have agreed that, among other things, they will not sell any CBI Common Stock or CBOC Common Stock within 30 days prior to the Effective Date, nor sell any CBI Common Stock until such time as CBI has published financial results covering at least 30 days of the combined operations of CBI and CBOC after the Reorganization. Although pooling of interests accounting, like other terms in the Agreement, is waivable, CBI has indicated that it is unlikely to waive that requirement. If outside auditors determine that pooling of interest accounting treatment is not available and both parties agree to waive that term, the Reorganization would have to be resubmitted to shareholders of CBI and CBOC for their approval. See "Summary" and "Pro Forma Condensed Financial Information."

Federal Income Tax Matters

         Set forth below is a discussion of all material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") to CBOC shareholders who receive CBI Common Stock solely in exchange for CBOC Common Stock as a result of the Reorganization and CBOC shareholders who receive cash in lieu of fractional shares or who receive cash for their shares upon exercise of dissenters' rights. The discussion does not deal with all aspects of federal taxation that may be relevant to particular CBOC shareholders. In view of the individual nature of tax consequences, CBOC shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reorganization, including the applicability of federal, state, local and foreign tax laws.

         Neither CBI nor CBOC has requested a ruling from the Internal Revenue Service ("IRS") in connection with the Reorganization. To meet a condition to consummation of the Reorganization, CBI and CBOC will receive from Williams, Mullen, Christian & Dobbins, counsel to CBI, an opinion as to certain of the federal income tax consequences of the Reorganization. Such opinion is neither binding on the IRS nor precludes it from adopting a contrary position.

         In the opinion of counsel, the Reorganization will constitute a tax-free reorganization under Section 368 of the Code if consummated in the manner set forth in the Reorganization Agreement. Accordingly, among other things, in the opinion of such counsel:

         1        No gain or loss will be recognized by CBI or CBOC as a result of the Reorganization;

         2        No gain or loss will be  recognized  by the CBOC  shareholders who receive solely shares of CBI Common Stock pursuant to the Reorganization;

         3        The  aggregate  basis of the CBI Common Stock received by each
CBOC shareholder will be the same as the aggregate basis of the CBOC stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which a shareholder receives cash); and

         4        The holding period for each share of CBI Common Stock received by each CBOC shareholder in exchange for CBOC Common Stock will generally include the period for which such shareholder held the CBOC Common Stock exchanged therefor, provided such CBOC Common Stock is a capital asset in the hands of such holder at the Effective Date.

         Any cash received by shareholders, whether as a result of an exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to the shareholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. However, the receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations. Such situations are generally instances when there is not a complete termination of the dissenting shareholder's interest after considering shares retained by a shareholder related to the dissenting shareholder or shares otherwise constructively owned by the dissenting shareholder.

         The receipt of cash in lieu of fractional shares will be treated as a sale or exchange of the stock, resulting in capital gain or loss. In the case of cash payments in lieu of fractional shares, however, such payments will be small in amount and are not a material concern to CBOC shareholders.

         It is recommended that each CBOC shareholder also consult his or her own tax advisor to determine whether or not there are any tax consequences of the Reorganization that might be of particular concern due to a shareholder's individual tax situation.

         No gain or loss will be recognized by the holders of options to purchase CBOC Common Stock solely as a result of the conversion of such options into options to acquire CBI Common Stock.

Rights of Dissenting Shareholders

         A shareholder of CBOC Common Stock who objects to the Reorganization (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia SCA ("Article 15") may demand the right to receive a cash payment, if the Reorganization is consummated, for the fair value of his or her stock immediately before the Reorganization Effective Date, exclusive of any appreciation or depreciation in anticipation of the Reorganization unless such exclusion would be inequitable. Shareholders of CBI Common Stock do not have similar rights to dissent to the transaction under the Virginia SCA. In order to receive payment, a Dissenting Shareholder must deliver to CBOC prior to the CBOC Meeting a written notice of intent to demand payment for his or her shares if the Reorganization is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the Reorganization. The Intent to Demand
Payment should be addressed to H. E. Richeson, President, County Bank of Chesterfield, 10400 Hull Street Road, Midlothian, Virginia 23112. A VOTE AGAINST THE REORGANIZATION WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

         A shareholder of record of CBOC Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies CBOC in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of CBOC Common Stock may assert dissenters' rights as to shares held on his behalf by a shareholder of record only if (i) he submits to CBOC the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Within 10 days after the Effective Date, CBOC is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Reorganization. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which CBOC must receive the Payment Demand; and (iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Reorganization (the "Announcement Date"), which was January 14, 1997. CBOC will specify the Announcement Date in the Dissenter's Notice.

         Except with respect to shares acquired after the Announcement Date, CBOC shall pay a Dissenting Shareholder the amount CBOC estimates to be the fair value of his or her shares, plus accrued interest.

Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, CBOC is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

         If a Dissenting Shareholder believes that the amount paid or offered by CBOC is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify CBOC of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify CBOC of the Estimate and Demand within 30 days after the date CBOC makes or offers to make payment to the Dissenting Shareholder.

         Within 60 days after receiving the Estimate and Demand, CBOC must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or CBOC must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against CBOC, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Dissenting Shareholder's Estimates.

         The  foregoing  discussion  is a summary of the material  provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix D to this Joint Proxy
Statement. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his Dissenting Shareholder's rights. Any shareholder who intends to dissent from the
Reorganization should review the text of those provisions carefully and also should consult with his attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to CBOC shareholders, except as indicated above or otherwise required by law.

         Any Dissenting Shareholder who perfects his right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Reorganization-Certain Federal Income Tax Consequences."

Certain Differences in Rights of Security Holders

         CBI is a corporation subject to the provisions of the Virginia SCA, and CBOC also is a corporation subject to the provisions of the Virginia SCA. Shareholders of CBOC, whose rights are governed by CBOC's Articles of Incorporation and Bylaws, will, upon consummation of the Reorganization, become shareholders of CBI. The rights of the former CBOC shareholders will then be governed by the Articles of Incorporation and Bylaws of CBI and the Virginia SCA.

         There are no material differences between the rights of a CBOC shareholder under CBOC's Articles of Incorporation and Bylaws and the Virginia SCA, on the one hand, and the rights of a CBI shareholder under the Articles of Incorporation and Bylaws of CBI and the Virginia SCA, on the other hand, except as disclosed in the section "Comparative Rights of Shareholders."

Expenses of the Reorganization

         Whether or not the Reorganization is consummated, CBOC and CBI will pay their own expenses incident to preparing, entering into and carrying out the Reorganization Agreement, preparing and filing the Registration Statement of which this Joint Proxy Statement is a part, except under circumstances involving willful breaches of certain provisions of the Reorganization Agreement. In general, the Reorganization Agreement provides for each party to pay its own expenses in this regard.

         If, however, either party materially breaches the Reorganization Agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the Reorganization Agreement is terminated by CBI in the event that CBOC receives a subsequent acquisition offer and the Board of Directors at CBOC does not confirm its unanimous support of the Reorganization, CBOC must pay CBI's costs. If the Reorganization is not consummated, and CBOC is not liable to CBI for expenses, in most cases CBI must pay one half of CBOC's outside legal, accounting and financial advisory fees. In addition, if the Reorganization is not approved by either party's shareholders, that party must pay 50% of the other party's costs in this transaction. In no event, however, can the liability for such costs incurred by either party exceed a total of $37,500.

         CBOC and CBI have incurred and will continue to incur expenses related to the Reorganization, which expenses include, among other things, legal fees, filing fees, accounting fees, investment banking fees, printing charges and costs of mailing.

CBI and CBOC Market Prices and Dividends

         CBOC. Since October 1995 CBOC Common Stock has traded on the Nasdaq SmallCap Market under the symbol "CBOC." Before October 1995, CBOC Common Stock traded infrequently on a local basis.

                         CBOC Market Price and Dividends

                                  Sales Price (a)               Dividends ($)
                             -----------------------------      -------------

                               High                 Low
1995:
         4th quarter          13.75               11.50
1996:
         1st quarter          13.375              12.50
         2nd quarter          13.75               12.75            .06
         3rd quarter          13.75               12.875
         4th quarter          13.75               13
1997:

         1st quarter          19                  13.25
         2nd quarter          18.75               17.25
                   (through April 11, 1997)


--------------------
(a) The future payment of dividends is solely in the discretion of the Board of Directors of CBOC and is dependent upon certain legal and regulatory considerations and upon the earnings and financial condition of CBOC and such other factors as CBOC's Board of Directors may, from time to time, deem relevant.

         CBOC is subject to certain regulatory restrictions on the amount of dividends it is permitted to pay shareholders, and will be subject to the same restrictions upon consummation of the Reorganization. Dividends are generally restricted to net profits, as defined by Federal Reserve regulations, for the current year plus retained net profits for the preceding two years. At December 31, 1996, dividends were so limited to approximately $1.456 million.

         CBI. Since May 1994 CBI Common Stock traded on the OTC Bulletin Board under the symbol "CBIV." On January 13, 1997, the last day on which CBI Common Stock traded prior to the announcement of the Reorganization, the closing price for CBI Common Stock was $18.625 per share. In the year preceding the date of these materials, the closing price for CBI Common Stock has varied from a low of $13.25 per share to a high of $19.50 per share.

         The following table sets forth, for the quarters indicated, the high and low sales prices for CBI common stock on the OTC Bulletin Board from May 1994 to present and the high and low bid prices of trades known to CBI on the over-the-counter market for stock prices reported locally through the regional quotation system before May 1994 and per share dividends paid during the respective periods. The actual stock value and dividend pay out to CBOC shareholders over time as a result of the Reorganization could vary depending on fluctuations of the market price of CBI common stock and changes in CBI's dividend payment practice.

                         CBI Market Price and Dividends

                                 Sales Price (a)               Dividends ($) (b)
                              ----------------------          -----------------

                              High               Low
1994:
         1st quarter          8.625             8.00                 .10
         2nd quarter          9.125             8.50
         3rd quarter          9.72              9.00
         4th quarter          10.50             9.50
1995:
         1st quarter         10.625             10.50                .11
         2nd quarter          11.50             10.50
         3rd quarter          11.25             10.50
         4th quarter          13.25             10.50
1996:
         1st quarter          15.50             12.25                .12
         2nd quarter          17.00             14.00
         3rd quarter          18.50             15.50
         4th quarter          19.50             17.00
1997:

         1st quarter          19.50             17.25
         2nd quarter          18.25             17.00
                   (through April 11, 1997)

--------------------
(a) All prices and dividends are adjusted for a 100% stock dividend paid on August 31, 1995.
(b) All dividends are adjusted to reflect the additional shares of CBI Common Stock that became outstanding upon the consummation of a Share Exchange between CBI and Commerce Bank of Virginia on July 1, 1996.



         On April 11, 1997, the closing price of CBI Common Stock on the OTC Bulletin Board was $17.50. As of April 30, 1997, there were _____ record holders of CBI Common Stock and _____ record holders of CBOC Common Stock.

         CBI historically has paid cash dividends on an annual basis. The final determination of the timing, amount and payment of dividends on CBI Common Stock is at the discretion of CBI's Board of Directors and will depend upon the earnings of CBI and its subsidiaries, principally, its subsidiary banks, the financial condition of CBI and other factors, including general economic conditions and applicable governmental regulations and policies. CBI or its predecessor has paid regular cash dividends for 16 consecutive years.

         CBI is a legal entity separate and distinct from its subsidiaries, and its revenues depend primarily on the payment of dividends from its subsidiary banks. The Community Bank and Commerce Bank of Virginia are subject to certain legal restrictions on the amount of dividends they are, together, permitted to pay to CBI. At December 31, 1996, The Community Bank and Commerce Bank of Virginia had available for distribution as dividends to CBI approximately $6.136 million.

                           INVESTMENT ADVISOR OPINIONS

         Both CBI and CBOC management relied upon the advice of a qualified investment advisor in analyzing the Reorganization and Share Exchange and recommending it to CBI's and CBOC's respective shareholders. CBI and CBOC relied on the advice of McKinnon & Company, Inc., an investment banking firm headquartered in Norfolk, Virginia ("McKinnon"). McKinnon determined that the Share Exchange and Reorganization is in the best interests of CBI and CBOC shareholders from a financial point of view. A more detailed analysis of the Reorganization and Share Exchange, from the point of view of CBI and CBOC's financial advisor, follows.

CBI - Opinion of Financial Advisor

         McKinnon has been engaged by CBI as its financial advisor with respect to the Reorganization contemplated by the Reorganization Agreement dated January 14, 1997 and the Plan of Share Exchange attached thereto as Exhibit A whereby, each share of CBOC Common Stock shall be converted into and become 1.1054 shares of CBI Common Stock, at the Effective Date. McKinnon has rendered its opinion to the shareholders of CBI that the Reorganization and Share Exchange is fair, from a financial point of view, to the shareholders of CBI. A copy of its opinion is set forth as part of Exhibit F to this Joint Proxy Statement and Prospectus and should be read in its entirety with respect to the assumptions made, matters considered and limitation on the review undertaken. CBI has paid McKinnon a fee of $20,000 plus $1,000 in expenses for its services, including the fairness opinion. CBI has agreed to indemnify McKinnon against liabilities that it might incur as a result of any inaccurate information provided to McKinnon, or filed or disseminated to the public, by CBI.

         Financial Advisor Background. McKinnon is an investment banking firm that specializes in Virginia community banks. In nine years McKinnon has been lead managing underwriter in approximately twenty-four public stock offerings for Virginia community banks and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the OTC Bulletin Board, including CBOC and CBI. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia.

         CBI Fairness Opinion. McKinnon did not assist CBI in its negotiations with CBOC or any other party; it did not contact any other party regarding this or any other related merger nor was it requested to do so; and it did not recommend the form or structure of the proposed merger. No limitations were imposed by CBI's or CBOC's Boards of Directors or Management on the investigations made or procedures followed by it in rendering its opinion.


         The full text of McKinnon's opinion, updated to the date hereof, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as part of Exhibit F and is incorporated herein by reference. CBI shareholders are urged to read the opinion of McKinnon in its entirety by reference to the full text of opinion.

         McKinnon's opinion is directed solely to the CBI Board and does not constitute a recommendation to any shareholder of CBI as to how such shareholders should vote with respect to the proposed Reorganization at the CBI Annual Meeting. McKinnon was not requested to give an opinion to, and its opinion does not in any manner address, CBI's underlying business decision to proceed with or affect the Reorganization.

         The summary set forth below does not purport to be a complete description of the analysis performed by McKinnon in this regard, but all material analyses have been summarized. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, McKinnon believes that its analysis must be considered as a whole and that selecting portions of its analysis of the factors considered by it, without considering all analysis and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analysis, McKinnon made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond CBI's control. The analyses performed by McKinnon are not necessarily indicators of actual values or future results, which may be significantly more or less than suggested by each analysis. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         McKinnon relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to the financial forecasts reviewed by McKinnon in rendering its opinion, McKinnon assumed that such forecasts were reasonably prepared on bases reflecting the best current available estimate and judgments of the management of CBI and CBOC as to the future financial performance. McKinnon did not make an independent evaluation or appraisal of the assets or liabilities of CBI and CBOC nor was it furnished any such appraisals.

         In rendering its opinion, McKinnon (i) reviewed the Reorganization Agreement, dated as of January 14, 1997 among CBI and CBOC, including the Plan of Share Exchange attached thereto as Exhibit A, certain publicly available business and financial information concerning CBI and CBOC and certain internal financial analyses and forecasts for CBI and CBOC prepared by CBI's and CBOC's management; (ii) held discussions with members of executive management of CBI and CBOC regarding past and current business operations, financial condition and future prospects of CBI and CBOC; (iii) reviewed the reported price and trading activity of CBI and CBOC Common Stock and compared financial and stock market information for CBI and CBOC with similar information for certain other companies, the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations which McKinnon deemed comparable in whole or in part; and (v) performed such other studies and analyses as McKinnon considered appropriate, including an analysis of the pro forma financial impact of the Reorganization on CBI and CBOC.

         Analysis of Selected Publicly Traded Companies. In preparing its opinion, McKinnon, using publicly available information, compared selected financial information, including book value, tangible book value, recent earnings, estimated earnings, asset quality ratios and loan loss reserve levels, compared growth rates in assets, loans and deposits in recent periods, returns and performance ratios and market capitalization to total assets for CBI, CBOC and CBI and CBOC on a pro forma basis, and two groups of selected comparable financial institutions. The larger bank group was composed of nineteen selected banking institutions located in the states of Virginia, Maryland, North Carolina, Pennsylvania and the District of Columbia and included: larger regional bank holding companies - NationsBank Corporation; First Union Corporation; Southern National Corporation; and Wachovia Corporation; larger regional bank holding companies in Virginia and contiguous states - Crestar Financial Corporation; Signet Banking Corporation; Central Fidelity Bank, Inc.; First Virginia Banks, Inc.; Mercantile Bankshares, Inc.; Keystone Financial; Citizens Bancorp; and Susquehanna Bancshares; and smaller regional holding companies and community banks primarily located in Virginia - Jefferson Bankshares; F&M National Corporation; MainStreet BankGroup, Inc.; and George Mason Bankshares. The second group of comparables consisted of four banks located in Virginia, including: Jefferson Bankshares; F&M National Corporation; MainStreet BankGroup, Inc.; and George Mason Bankshares. Using the last reported and recent trading prices of CBI and CBOC as of November 20, 1996 McKinnon compared the multiples of CBI, CBOC and the average of each of the two comparable bank groups to such selected September 30, 1996 financial data for: stated book value; trailing twelve months earnings per share; and estimated 1996 earnings per share; as well as equity to assets and the nine months annualized return on average equity and average assets.

         The multiple of price to stated book value, to trailing twelve months earnings and to estimated 1996 earnings was: 202.5%, 15.2 times and 14.1 times respectively for the nineteen Virginia, Maryland, North Carolina, D.C. and Pennsylvania banks; 179.8%, 14.1 times and 14.0 times respectively for the four Virginia regional banks; 190.9%, 12.2 times and 11.6 times respectively for CBI; and 131.5%, 15.6 times and 12.5 times respectively for CBOC. The ratio of equity to assets and the annualized nine months 1996 return on average equity and assets was: 8.9%, 14.31% and 1.28% respectively for the nineteen comparable banks; 9.2%, 12.7% and 1.25% respectively for the four Virginia regional banks; 11.0%, 16.35% and 1.80% respectively for CBI; and 10.9%, 10.20% and 1.11%
respectively for CBOC.

         McKinnon concluded that CBI has significantly higher profitability levels as measured by return on equity and assets than the comparable groups despite having a higher capital base as measured by equity-to-assets and that its relative multiple of earnings is lower than comparable banks while its multiple of book was in line with comparables. McKinnon also concluded that CBOC's profitability levels are slightly lower than comparables due to its stock issue in October, 1995. As a result of the issue its equity-to-assets ratio is higher than the comparable groups. Its multiple of earnings level is in line with or lower than comparable groups, particularly based on estimated 1996 earnings. CBOC's period of maximum dilution from its stock offering ended September 30, 1996. McKinnon also concluded that both CBI and CBOC have higher capital levels than comparables and that CBOC has not had time to absorb the dilution from its stock offering in 1995. The 1996 actual earnings per share were not materially different than the estimated 1996 earnings for either the comparable financial institutions or CBI or CBOC.


         Analysis of Comparable Acquisition Transactions. In preparing its opinion, McKinnon analyzed certain comparable merger and acquisition transactions for bank institutions based upon the acquisition price relative to stated book, latest twelve months earnings, total assets and premium to deposits. The analysis included a review and comparison of the mean multiples represented by all known completed and pending bank mergers and acquisitions in Virginia, Maryland and North Carolina in 1995 and 1996, and Hanover Bank, the most recent bank merger of a peer bank in the same market as CBI and CBOC, with the Exchange Ratio and with an estimated sell-out value of CBI and CBOC based upon these mean multiples. McKinnon also did the comparable analysis with a group of completed and pending "merger of equals" transactions nationally in the last four years and concluded that the proposed transaction is consistent with other merger of equals transactions of various sizes and locations.


         For all known completed and pending bank mergers and acquisitions in Virginia alone in 1995 and 1996, the multiple of price to stated book, latest twelve months earnings, total assets and premium to deposits were 241.1%, 18.5x, 22.6% and 26.3%, respectively. For all known completed and pending bank mergers and acquisitions in Virginia, Maryland and North Carolina in 1995 and 1996, the multiple of price to stated book, latest twelve months earnings, total assets and premium to deposits were 225.0%, 22.5x, 21.9% and 25.6%, respectively. For Hanover Bank, the most recent merger of a peer bank in the same market as CBI and CBOC, the multiple of price to stated book, latest twelve months earnings, total assets and premium to deposits were 283.1%, 18.9x, 24.6% and 27.1%, respectively. For all merger of equals to transactions nationally in the period 1992 through 1995, the multiple of price to stated book and total assets were 139.0% and 12.0%, respectively.


         Based primarily upon the equally weighted mean multiples of price to stated book, latest twelve months earnings, total assets and premium to deposits for Virginia in 1995 and 1996, for Virginia, Maryland and North Carolina in 1995 and 1996, and Hanover Bank in 1996, and applying these to CBI and CBOC, the estimated merger values of CBI and CBOC and CBI and CBOC on a pro forma basis, assuming no merger synergies or cost savings, were determined to be $19 1/2 - 21 1/2 for CBOC, $22 1/2 - 23 1/2 per share for CBI and $21 1/2 - 23 1/2 for CBI and CBOC pro forma, or $23 1/2 - 26 for CBOC based on the Exchange Ratio.

         Contribution Analysis.  McKinnon analyzed the historical (September 30,
1996) contribution of each of CBI and CBOC to, among other things, the total assets, total equity and net income of the pro forma combined company, as well as the same for the three separate banks - Community Bank, Commerce Bank and CBOC. This analysis did not include any merger synergies.

         McKinnon concluded that the proposed transaction regarding relative contribution analysis was consistent with merger of equals transactions nationally for assets and equity and that the relative contribution of CBI for net income was slightly higher than typical for merger of equals transactions.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis McKinnon estimated the present value of the future stream of earnings and dividends that CBI and CBOC could generate through 2000. McKinnon concluded that, based on the relative present values per share of each, the Exchange Ratio is fair from a financial point of view to the CBI shareholders.

         McKinnon analyzed the present value of the future stream of earnings that CBI and CBOC could generate through 2000 under different assumptions as to required equity levels, if CBI and CBOC performed in accordance with management forecasts and certain variants thereof. Among other things McKinnon considered a range of asset and earnings growth of between 7% and 8% for CBI and between 7% and 9% for CBOC. McKinnon estimated the terminal values for CBI and CBOC at the end of the period by applying multiples of earnings ranging from 10 to 14 times. A range of discount rates of 10% to 14% were applied to these scenarios and terminal values chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of CBI and CBOC Common Stocks and the inherent risks surrounding the underlying projections. Based upon these analyses, McKinnon developed, for purposes of its opinion, a reference range for the value of CBOC Common Stock of $11.35 to $20.02 per share.

         Dilution Analysis. Based upon publicly available information, McKinnon considered the effect of the transaction on the book value, earnings and market value of CBI, CBOC and pro forma figures. McKinnon concluded from this that the Share Exchange based on the Exchange Ratio would not materially dilute the earnings of CBI shareholders, would not dilute the book value of CBI Common Stock and would not materially dilute the market value of CBI. McKinnon considered the pro forma impact of the Reorganization and concluded the Reorganization should have a positive long-term impact on CBI.

         Using estimated earnings for 1996 and 1997 for CBI and CBOC, without consideration of any merger synergies or cost savings, and based upon the Share Exchange from the Exchange Ratio, McKinnon determined that CBI would have dilution to earnings per share of 11.7% in 1996 and 10.7% in 1997, and that CBOC would have earnings accretion of 40.2% in 1996 and 38.9% in 1997.

         Compensation of Financial Advisor. Pursuant to terms of its engagement letter, CBI has paid McKinnon a fee of $20,000 for its services, including the fairness opinion, plus $1,000 for out-of-pocket expenses.

         Certain Relationships. In the normal course of business McKinnon is a market maker in the common stock of CBI listed on the OTC Bulletin Board and in CBOC common stock listed on the NASDAQ Small Cap Market. In 1988 McKinnon was the managing underwriter of a public offering of 400,000 shares of CBI common stock at $4.375 per share, adjusted for subsequent stock splits and stock dividends. McKinnon acted as the financial advisor of CBI in its 1996 acquisition of Commerce Bank of Virginia. In October 1995 McKinnon was the managing underwriter of a public offering of 258,750 shares of CBOC common stock at $11.00 per share. A principal of McKinnon beneficially owns 7,548 shares of CBI Common Stock and 907 shares of CBOC Common Stock.

CBOC - Opinion of Financial Advisor

         McKinnon has been engaged by CBOC as its financial advisor with respect to the Reorganization contemplated by the Reorganization Agreement dated January 14, 1997 and the Plan of Share Exchange attached thereto as Exhibit A whereby, each share of CBOC Common Stock shall be converted into and become 1.1054 shares of CBI Common Stock, at the Effective Date. McKinnon has rendered its opinion to the shareholders of CBOC that the Reorganization and Share Exchange is fair, from a financial point of view, to the shareholders of CBOC. A copy of its opinion is set forth as part of Exhibit D to this Joint Proxy Statement and Prospectus and should be read in its entirety with respect to the assumptions made, matters considered and limitation on the review undertaken. CBOC has paid McKinnon a fee of $20,000 plus $1,000 in expenses for its services, including the fairness opinion. CBOC has agreed to indemnify McKinnon against liabilities that it might incur as a result of any inaccurate information provided to McKinnon, or filed or disseminated to the public, by CBOC.

         Financial Advisor Background. McKinnon is an investment banking firm that specializes in Virginia community banks. In nine years McKinnon has been lead managing underwriter in approximately twenty-four public stock offerings for Virginia community banks and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the OTC Bulletin Board, including CBOC and CBI. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia.

         CBOC Fairness Opinion. McKinnon did not assist CBOC in its negotiations with CBI or any other party; it did not contact any other party regarding this or any other related merger nor was it requested to do so; and it did not recommend the form or structure of the proposed merger. No limitations were imposed by CBI's or CBOC's Boards of Directors or Management on the investigations made or procedures followed by it in rendering its opinion.


         The full text of McKinnon's opinion, updated to the date hereof, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as part of Exhibit D and is incorporated herein by reference. CBI shareholders are urged to read the opinion of McKinnon in its entirety by reference to the full text of opinion.

         McKinnon's opinion is directed solely to the CBOC Board and does not constitute a recommendation to any shareholder of CBI as to how such shareholders should vote with respect to the proposed Reorganization at the CBOC Annual Meeting. McKinnon was not requested to give an opinion to, and its opinion does not in any manner, address CBOC's underlying business decision to proceed with or affect the Reorganization.

         The summary set forth below does not purport to be a complete description of the analysis performed by McKinnon in this regard, but all material analyses have been summarized. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, McKinnon believes that its analysis must be considered as a whole and that selecting portions of its analysis of the factors considered by it, without considering all analysis and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing it analysis, McKinnon made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond CBOC's control. The analyses performed by McKinnon are not necessarily indicators of actual values or future results, which may be significantly more or less than suggested by each analysis. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         McKinnon relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to the financial forecasts reviewed by McKinnon in rendering its opinion, McKinnon assumed that such forecasts were reasonably prepared on bases reflecting the best current available estimate and judgments of the management of CBI and CBOC as to the future financial performance. McKinnon did not make an independent evaluation or appraisal of the assets or liabilities of CBI and CBOC nor was it furnished any such appraisals.

         In rendering its opinion, McKinnon (i) reviewed the Reorganization Agreement, dated as of January 14, 1997 among CBI and CBOC, including the Plan of Share Exchange attached thereto as Exhibit A, certain publicly available business and financial information concerning CBI and CBOC and certain internal financial analyses and forecasts for CBI and CBOC prepared by CBI's and CBOC's management; (ii) held discussions with members of executive management of CBI and CBOC regarding past and current business operations, financial condition and future prospects of CBI and CBOC; (iii) reviewed the reported price and trading activity of CBI and CBOC Common Stock and compared financial and stock market information for CBI and CBOC with similar information for certain other companies, the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations which McKinnon deemed comparable in whole or in part; and (v) performed such other studies and analyses as McKinnon considered appropriate, including an analysis of the pro forma financial impact of the Reorganization on CBI and CBOC.

         Analysis of Selected Publicly Traded Companies. In preparing its opinion, McKinnon, using publicly available information, compared selected financial information, including book value, tangible book value, recent earnings, estimated earnings, asset quality ratios and loan loss reserve levels, compared growth rates in assets, loans and deposits in recent periods, returns and performance ratios and market capitalization to total assets for CBI, CBOC and CBI and CBOC on a pro forma basis, and two groups of selected comparable financial institutions. The larger bank group was composed of nineteen selected banking institutions located in the states of Virginia, Maryland, North Carolina, Pennsylvania and the District of Columbia and included: larger regional bank holding companies - NationsBank Corporation; First Union Corporation; Southern National Corporation; and Wachovia Corporation; larger regional bank holding companies in Virginia and contiguous states - Crestar Financial Corporation; Signet Banking Corporation; Central Fidelity Bank, Inc.; First Virginia Banks, Inc.; Mercantile Bankshares, Inc.; Keystone Financial; Citizens Bancorp; and Susquehanna Bancshares; and smaller regional holding companies and community banks primarily located in Virginia - Jefferson Bankshares; F&M National Corporation; MainStreet BankGroup, Inc.; and George Mason Bankshares. The second group of comparables consisted of four banks located in Virginia, including: Jefferson Bankshares; F&M National Corporation; MainStreet BankGroup, Inc.; and George Mason Bankshares. Using the last reported and recent trading prices of CBI and CBOC as of November 20, 1996 McKinnon compared the multiples of CBI, CBOC and the average of each of the two comparable bank groups to such selected September 30, 1996 financial data for: stated book value; trailing twelve months earnings per share; and estimated 1996 earnings per share; as well as equity to assets and the nine months annualized return on average equity and average assets.

         The multiple of price to stated book value, to trailing twelve months earnings and to estimated 1996 earnings was: 202.5%, 15.2 times and 14.1 times respectively for the nineteen Virginia, Maryland, North Carolina, D.C. and Pennsylvania banks; 179.8%, 14.1 times and 14.0 times respectively for the four Virginia regional banks; 190.9%, 12.2 times and 11.6 times respectively for CBI; and 131.5%, 15.6 times and 12.5 times respectively for CBOC. The ratio of equity to assets and the annualized nine months 1996 return on average equity and assets was: 8.9%, 14.31% and 1.28% respectively for the nineteen comparable banks; 9.2%, 12.7% and 1.25% respectively for the four Virginia regional banks; 11.0%, 16.35% and 1.80% respectively for CBI; and 10.9%, 10.20% and 1.11%
respectively for CBOC.

         McKinnon concluded that CBI has significantly higher profitability levels as measured by return on equity and assets than the comparable groups despite having a higher capital base as measured by equity-to-assets and that its relative multiple of earnings is lower than comparable banks while its multiple of book was in line with comparables. McKinnon also concluded that CBOC's profitability levels are slightly lower than comparables due to its stock issue in October, 1995. As a result of the issue its equity-to-assets ratio is higher than the comparable groups. Its multiple of earnings level is in line with or lower than comparable groups, particularly based on estimated 1996 earnings. CBOC's period of maximum dilution from its stock offering ended September 30, 1996. McKinnon also concluded that both CBI and CBOC have higher capital levels than comparables and that CBOC has not had time to absorb the dilution from its stock offering in 1995. The 1996 actual earnings per share were not materially different than the estimated 1996 earnings for either the comparable financial institutions or CBI or CBOC.


         Analysis of Comparable Acquisition Transactions. In preparing its opinion, McKinnon analyzed certain comparable merger and acquisition transactions for bank institutions based upon the acquisition price relative to stated book, latest twelve months earnings, total assets and premium to deposits. The analysis included a review and comparison of the mean multiples represented by all known completed and pending bank mergers and acquisitions in Virginia, Maryland and North Carolina in 1995 and 1996, and Hanover Bank, the most recent bank merger of a peer bank in the same market as CBI and CBOC, with the Exchange Ratio and with an estimated sell-out value of CBI and CBOC based upon these mean multiples. McKinnon also did the comparable analysis with a group of completed and pending "merger of equals" transactions nationally in the last four years and concluded that the proposed transaction is consistent with other merger of equals transactions of various sizes and locations.


         For all known completed and pending bank mergers and acquisitions in Virginia alone in 1995 and 1996, the multiple of price to stated book, latest twelve months earnings, total assets and premium to deposits were 241.1%, 18.5x, 22.6% and 26.3%, respectively. For all known completed and pending bank mergers and acquisitions in Virginia, Maryland and North Carolina in 1995 and 1996, the multiple of price to stated book, latest twelve months earnings, total assets and premium to deposits were 225.0%, 22.5x, 21.9% and 25.6%, respectively. For Hanover Bank, the most recent merger of a peer bank in the same market as CBI and CBOC, the multiple of price to stated book, latest twelve months earnings, total assets and premium to deposits were 283.1%, 18.9x, 24.6% and 27.1%, respectively. For all merger of equals to transactions nationally in the period 1992 through 1995, the multiple of price to stated book and total assets were 139.0% and 12.0%, respectively.


         Based primarily upon the equally weighted mean multiples of price to stated book, latest twelve months earnings, total assets and premium to deposits for Virginia in 1995 and 1996, for Virginia, Maryland and North Carolina in 1995 and 1996, and Hanover Bank in 1996, and applying these to CBI and CBOC, the estimated merger values of CBI and CBOC and CBI and CBOC on a pro forma basis, assuming no merger synergies or cost savings, were determined to be $19 1/2 - 21 1/2 for CBOC, $22 1/2 - 23 1/2 per share for CBI and $21 1/2 - 23 1/2 for CBI and CBOC pro forma, or $23 1/2 - 26 for CBOC based on the Exchange Ratio.

         Contribution Analysis.  McKinnon analyzed the historical (September 30,
1996) contribution of each of CBI and CBOC to, among other things, the total assets, total equity and net income of the pro forma combined company, as well as the same for the three separate banks - Community Bank, Commerce Bank and CBOC. This analysis did not include any merger synergies.

         McKinnon concluded that the proposed transaction regarding relative contribution analysis was consistent with merger of equals transactions nationally for assets and equity and that the relative contribution of CBI for net income was slightly higher than typical for merger of equals transactions.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis McKinnon estimated the present value of the future stream of earnings and dividends that CBI and CBOC could generate through 2000. McKinnon concluded that, based on the relative present values per share of each, the Exchange Ratio is fair from a financial point of view to the CBI shareholders.

         McKinnon analyzed the present value of the future stream of earnings that CBI and CBOC could generate through 2000 under different assumptions as to required equity levels, if CBI and CBOC performed in accordance with management forecasts and certain variants thereof. Among other things McKinnon considered a range of asset and earnings growth of between 7% and 8% for CBI and between 7% and 9% for CBOC. McKinnon estimated the terminal values for CBI and CBOC at the end of the period by applying multiples of earnings ranging from 10 to 14 times. A range of discount rates of 10% to 14% were applied to these scenarios and terminal values chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of CBI and CBOC Common Stocks and the inherent risks surrounding the underlying projections. Based upon these analyses, McKinnon developed, for purposes of its opinion, a reference range for the value of CBOC Common Stock of $11.35 to $20.02 per share.

         Dilution Analysis. Based upon publicly available information, McKinnon considered the effect of the transaction on the book value, earnings and market value of CBI, CBOC and pro forma figures. McKinnon concluded from this that the Share Exchange based on the Exchange Ratio would not materially dilute the earnings of CBI shareholders, would not dilute the book value of CBI Common Stock and would not materially dilute the market value of CBI. McKinnon considered the pro forma impact of the Reorganization and concluded the Reorganization should have a positive long-term impact on CBI.

         Using estimated earnings for 1996 and 1997 for CBI and CBOC, without consideration of any merger synergies or cost savings, and based upon the Share Exchange from the Exchange Ratio, McKinnon determined that CBI would have dilution to earnings per share of 11.7% in 1996 and 10.7% in 1997, and that CBOC would have earnings accretion of 40.2% in 1996 and 38.9% in 1997.

         Compensation of Financial Advisor. Pursuant to terms of its engagement letter, CBI has paid McKinnon a fee of $20,000 for its services, including the fairness opinion, plus $1,000 for out-of-pocket expenses.

         Certain Relationships. In the normal course of business McKinnon is a market maker in the common stock of CBI listed on the OTC Bulletin Board and in CBOC common stock listed on the NASDAQ Small Cap Market. In 1988 McKinnon was the managing underwriter of a public offering of 400,000 shares of CBI common stock at $4.375 per share, adjusted for subsequent stock splits and stock dividends. McKinnon acted as the financial advisor of CBI in its 1996 acquisition of Commerce Bank of Virginia. In October 1995 McKinnon was the managing underwriter of a public offering of 258,750 shares of CBOC common stock at $11.00 per share. A principal of McKinnon beneficially owns 7,548 shares of CBI Common Stock and 907 shares of CBOC Common Stock.

                           COUNTY BANK OF CHESTERFIELD

Business

         County Bank of Chesterfield is a full service commercial bank operating in Chesterfield County, Virginia. CBOC opened for business in September 1986 with one location at 10400 Hull Street Road. In July 1988 it opened a second location at 6435 Ironbridge Road. A third branch office, located at 13241 River's Bend Boulevard, opened in March 1997. CBOC expects to continue to provide the banking services described herein.

         In October 1995, CBOC sold 258,750 shares of common stock in a public offering. In 1994 and the first six months of 1995, CBOC's total assets were expanding and, additionally, it was considering a third branch location. The purpose of the offering was to support continued asset growth and the investment in a third branch office.

         Principal Market Area. The primary service areas of CBOC consist of the major traffic corridors upon which its three banking facilities are located, 10400 Hull Street Road (Route 360), 6435 Ironbridge Road (Route 10) and 13241 River's Bend Boulevard. According to deposit statistics reported as of June 30, 1994, CBOC had deposits of approximately $63.9 million in Chesterfield County, or approximately 3.7% of all deposits maintained by financial institutions within the County. CBOC solicits business from individuals and small- to medium-sized businesses in these primary service areas. CBOC's present intention is to continue to concentrate its activities in its current service area, which CBOC believes is an attractive area in which to operate.

         Banking Services. CBOC provides a wide range of banking and related services, including checking and savings accounts, certificates of deposit and other depository services and loan services to individuals and businesses. No material portion of CBOC's deposits has been obtained from a single or small group of customers and the loss of deposits of any one customer or of a small group of customers would not have a material adverse effect on the business of CBOC. During 1993 CBOC formed CBC Insurance Agency Inc., a wholly-owned subsidiary. CBC Insurance Agency Inc. owns a 6.0% interest in Bankers Title Inc., a title agency owned by financial institutions in central Virginia.

Lending Activities

         CBOC's primary focus is on making loans to individuals in its market area. CBOC's lending activities are centralized within Chesterfield County. CBOC's legal lending limit to any one customer was approximately $1,280,000 at December 31, 1996. CBOC had $2,493,446 in loan commitments outstanding at December 31, 1996.

         Commercial Business Lending. CBOC's commercial loans are made primarily to service, retail and wholesale businesses, a number of whom are involved in the real estate development business sector in CBOC's primary market area. Loans to these types of developers are generally in the form of loans collateralized by real estate development, personal guarantees and other collateral when deemed necessary by CBOC. Real estate development, primarily the construction of one-family residences, continues to account for a major portion of the commercial loan demand within the area served by CBOC.

         Commercial business loans generally have a higher degree of risk than residential mortgage loans, but also offer commensurately higher yields. Pricing of commercial business loans is tied to the prevailing interest rate, at a factor over prime. Pricing decisions in individual cases are based on perceived credit risk and anticipated administrative costs. To the extent permissible, pricing on commercial loans also takes into account any depository relationship between the borrower of CBOC, which in many cases, can provide for both a stable lending and depository relationship. Although CBOC typically looks to the borrower's cash flow as the principal source of repayments of these types of loans, the large majority of CBOC's commercial loans are secured by assets, such as real estate, accounts receivable and other forms of collateral.

In addition, CBOC's commercial loans are personally guaranteed by the principals of the business as necessary under CBOC's credit standards.

         Real Estate Construction Loans. CBOC's construction loans for residential purposes are generally limited to situations where the purchaser has a preapproved, take-out commitment for permanent financing. CBOC also obtains a first lien on the security property as collateral for its construction loans. CBOC limits loan amounts to 80% of the appraised value on presold homes in addition to its usual credit analysis of its borrowers. CBOC primarily limits its lending activities to borrowers with demonstrated financial strength and makes speculative construction loans only on a limited basis to local builders. As a result of strict underwriting standards, CBOC has experienced modest losses involving its construction loan portfolio.

         Residential Mortgage Lending. The residential mortgage loans made by CBOC have a fixed interest rate, generally for not more than 36 months and are limited to single family, owner-occupied residences within CBOC's market area. Its lending and asset/liability strategies currently do not allow CBOC to maintain conventional 30 year fixed rate mortgage loans. However, CBOC has established a relationship with a correspondent for placement of loan requests for this type, for which CBOC earns a portion of the origination fees associated with these types of loans.

         Consumer Lending. CBOC currently offers most types of consumer installment loans and consumer credit through its Visa credit card. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in CBOC's market area.

         Credit Policies and Loan Administration. CBOC has adopted a comprehensive lending policy which includes stringent underwriting standards for all types of loans and pricing guidelines, as well as the "New Standards for Prudent Real Estate Lending" set forth in a recent FFIEC opinion statement. CBOC's policy specifies "permitted" loans, as well as "undesirable and prohibited" loans. Collateral requirement and maturity limits also are addressed. In an effort to manage risk, all credit decisions are made according to prescribed lending authorities for each loan officer and the Loan Committee of the Board. These lending authorities are approved by the full Board.

Employees

         On December 31, 1996, CBOC had 38 full-time and 5 part-time employees. The relationship between CBOC and its employees is good.

Competition

         CBOC's primary market is generally defined as Chesterfield County and, more specifically, those areas within a three mile radius of its branch locations. CBOC is subject to intense competition from various other financial institutions and other companies that offer financial services. Among financial institutions, the primary method of competition is the efficient delivery of quality services at competitive prices. CBOC believes its delivery of financial services is equal or superior to that of its competitors and that its lending, deposit and services prices are highly competitive.

CBOC Appointees

         The following table lists the names, ages and principal occupations of the CBOC Appointees, who will be appointed to the CBI Board of Directors by such Board in accordance with Section 1.2(c) of the Reorganization Agreement.

Name and Principal Occupation at Present
and for Past Five Years; Directorships                                 Age

H.E. Richeson                                                          55
President of County Bank of Chesterfield since 1989

Vernon E. LaPrade, Jr.                                                 64
President, Model Realty, Inc.

Jack W. Miller, Jr.                                                    65
Chairman and Chief Executive Officer,
Roller Bearing Industries, Inc.


         The CBOC Board currently consists of eight (8) directors: Louis A. Farmer, Gary W. Fenchuk, G. Waddy Garrett, Thomas L. Gordon, Vernon E. LaPrade, Jr., Jack W. Miller, Jr., H. E. Richeson, and Earle Spencer, Jr.

                      COUNTY BANK OF CHESTERFIELD ELECTION
                            OF DIRECTORS; MANAGEMENT

         Eight (8) Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting, and until the election and qualification of their respective successors.

         It is intended that unless otherwise directed by the Shareholder on the Proxy, the shares represented by the enclosed Proxy will be voted for the election as Directors of the nominees named within. All such nominees have consented to be named and to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve as a Director. However, if for any reason any nominee should not be able to serve, it is intended that the shares represented by the enclosed Proxy will be voted for a new nominee to be selected by the Board of Directors.

         The following table sets forth the names, ages and business experience of nominees for election to the Board of Directors as well as the dates each was first elected to the Board of Directors. Unless otherwise indicated, the business experience shown for each nominee has extended five or more years.


         NAME AND AGE                                                NAME AND AGE
           AND YEAR                      PRINCIPAL                     AND YEAR                   PRINCIPAL
        BECAME DIRECTOR                  OCCUPATION                BECAME DIRECTOR                OCCUPATION

Louis A. Farmer                  Owner,                      Vernon E. LaPrade, Jr.        President,
Age 73                           Louis A. Farmer             Age 64                        Model Realty, Inc.
Director since 1986              Brick Contractor            Director since 1986

Thomas L. Gordon                 Attorney,                   Jack W. Miller, Jr.           Chairman and Chief
Age 42                           Gordon Dodson & Gordon      Age 65                        Executive Officer,
Director since 1987                                          Director since 1986           Roller Bearing
                                                                                           Industries, Inc.

H.E. Richeson                    President and Chief         Earle Spencer, Jr.            Vice President,
Age 55                           Executive Officer,          Age 56                        Spencer Brothers, Inc.
Director since 1989              County Bank of              Director since 1986           Fuel Oil Distributor
                                 Chesterfield

Gary W. Fenchuk                  President,                  G. Waddy Garrett              Chief Executive Officer,
Age 50                           East West Partners of       Age 55                        Alliance Agronomics,
Director since 1995              Va.                         Director since 1995           Inc.


         The Board of Directors recommends that you vote FOR the election of the above-named nominees as Directors.

Security Ownership of Management

         The following table sets forth information as of April 30, 1997 regarding the number of shares of Common Stock beneficially owned by all directors and nominees, by the executive officer named in the Summary Compensation Table herein and by all directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

                                     Common Stock
Name                              Beneficially Owned       Percent of Class

Director

Louis A. Farmer                          14,800                  1.85
Thomas L. Gordon                         11,449                  1.43
H. E. Richeson                           36,380                  4.42
Gary W. Fenchuk                           7,000                  0.88
Vernon E. LaPrade, Jr.                   38,000                  4.74
Jack W. Miller, Jr.                      16,350                  2.04
Earle Spencer, Jr.                       34,147                  4.26
G. Waddy Garrett                          3,050                  0.38

All present executive officers
  and directors as a group
  (10 persons)                          176,581                 20.03



Executive Officers Who Are Not Directors

         The following table sets forth the names, ages and all positions held with CBOC by those Executive Officers of CBOC who do not serve on its Board of Directors, as well as the year each first become an officer of CBOC.

NAME AND AGE AND
YEAR BECAME OFFICER         POSITIONS WITH CBOC

Zirkle Blakey, III          Senior Vice President, Cashier & Assistant Secretary
Age 38
1986

Larry D. McCoy              Senior Vice President & Senior Credit Officer
Age 47
1989

Remuneration

         The following table sets forth the annual compensation paid or accrued by CBOC to H. E. Richeson, President and Chief Executive Officer of CBOC for the last three fiscal years.

                           Summary Compensation Table

                                                                                                   Long Term
                                               Annual Compensation                               Compensation
                            ------------------------------------------------------          ------------------------
                                                                                                  Securities
         Name and                                                    Other Annual            Underlying Options(#)
    Principal Position       Year     Salary($)      Bonus($)      Compensation($)

H. E. Richeson               1996      112,702        8,000              (1)                        10,000
President and CEO            1995      108,549        4,900              (1)                          -0-
                             1994      100,933         -0-               (1)                        20,000

-----------------
(1) The value of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.


         The Executive Officers of CBOC participate in other benefit plans which are provided to all full-time employees of CBOC who meet eligibility requirements, including group life insurance, hospitalization and major medical insurance, as well as a long term disability plan.

Options Grants in Last Fiscal Year

         During 1994, CBOC adopted a stock option plan that provided for the granting of options to key executives and directors of CBOC to purchase shares of CBOC Common Stock at the greater of book value or fair market value at the date of grant. The plan provided for the granting of stock options for 90,000 shares of the CBOC Common Stock.

         The following table sets forth for the fiscal year ended December 31, 1996, the grants of stock options by CBOC to its Chief Executive Officer:

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                           Potential Realizable Value
                                                                                              Assumed Annual Rates
                                                                                          of Stock Price Appreciation
                                                Individual Grants (a)                           for Option Term
                                                ---------------------                           ---------------

                                Number of       Percent of
                               Securities     Total Options
                               Underlying       Granted to       Exercise
                                 Options       Employee in        Price      Expiration
Name                           Granted (#)   Fiscal Year (b)    ($/Share)       Date         5% ($)       10% ($)
----                           -----------   ---------------    ---------       ----         ------       -------

H.E. Richeson                    10,000           71.4%           13.50        9/10/06      219,901       350,155
President and Chief
Executive Officer

--------------------

(a) Stock options were awarded at the market value of the shares of CBOC Common Stock at the date of award and are immediately exercisable.

(b) Options to purchase 14,000 shares of CBOC Common Stock were granted to employees of CBOC during the fiscal year ended December 31, 1996.


Option Exercises and Holdings

         No options were exercised by the President and Chief Executive Officer of CBOC during the fiscal year ended December 31, 1996. The following table sets forth information with respect to unexercised options held by him as of the end of the fiscal year.

                             Fiscal Year End Options

                                                                                      Value of unexercised
                                    Number of unexercised options at                  in-the-money options
                                          December 31, 1996 (#)                     at fiscal year end ($)(1)
                                 ------------------- -------------------      ------------------ -------------------
             Name                   Exercisable        Unexercisable             Exercisable       Unexercisable
             ----                   -----------        -------------             -----------       -------------
H. E. Richeson                         30,000               -0-                   $113,700              -0-
President and CEO

----------------
(1) The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between the fair market value of the Common Stock of CBOC underlying the options on December 31, 1996 ($13.75) per share and the exercise price of the options.


Employment Contracts and Compensation Plans

         The Executive Officers of CBOC are covered by an incentive compensation plan that was approved by the Board of Directors in 1988. The plan is based upon overall performance of CBOC as measured by its return on average assets, as well as an evaluation of each individual officer's performance. Payments from the plan totaled $18,000 during 1996. CBOC also provides the President with an automobile including the beneficial use of said automobile at night and on weekends. The value of personal benefits derived from use of said vehicle is included in the Salary column of the table above.

         The Executive Officers of CBOC are provided with other benefit plans provided to all full-time employees of CBOC who meet eligibility requirements; specifically, group life insurance, hospitalization and major medical insurance, as well as a long-term disability plan. CBOC implemented a 401(k) Plan effective July 1, 1994. Under the Plan, all full-time employees over 21 years who have completed 90 days of service may elect to contribute up to 19% of their salaries. Executive Officers of CBOC are allowed to participate under the same rules and requirements as other employees. CBOC contributed an amount equal to 50% of the participant's contribution limited to 6% of the employee's compensation in 1996.

         Mr. Richeson has a written employment agreement with CBOC. The agreement covers a term of employment beginning June 1, 1994 and ending June 1, 1997, and provides for annual renewals thereafter. Pursuant to the agreement, Mr. Richeson's base compensation is set in the sole discretion of the Board of Directors, but may not be decreased without his consent. Such base compensation is in addition to other compensation plans maintained by CBOC, and pension, group insurance and other benefits offered to CBOC's employees generally. The agreement provides that Mr. Richeson can be terminated by CBOC with or without "cause" (generally defined as conduct involving willful misconduct or gross negligence), and upon permanent disability. If he is terminated without cause, Mr. Richeson would receive continued salary and benefits for six months. If such a termination without cause were to occur upon a "change of control" of CBOC, as defined in the agreement, or if Mr. Richeson resigned for "good reason" (e.g., diminution of duties, reduction of salary) after a change in control, then Mr. Richeson would receive (i) a cash payment equal to 2.99 times annual salary and bonus and continued coverage under benefits plans for a period of three years. Mr. Richeson's employment contract also provides for deferred compensation of $5,000 per month for a period of five years, beginning at age 65. As long as Mr. Richeson remains an employee of CBOC, one-half of the deferred compensation benefit shall accrue ratably over a 24 month period, beginning November 1, 1996 and the remaining one-half shall accrue ratably over the following 36 months. If Mr. Richeson's employment terminates for any reason other than cause, he, or his representative, may elect to receive a lump sum payment equal to the present value of the accrued benefit. If Mr. Richeson's employment is terminated for cause, the deferred compensation is not payable.

         CBOC also has employment agreements with Zirkle Blakey, III and Larry D. McCoy. The Agreements are identical in form to Mr. Richeson's contract, except that Mr. Blakey and Mr. McCoy each is entitled to one year's salary if his employment terminates after a change of control and neither Mr. Blakey's nor Mr. McCoy's contract provides for any deferred compensation. Mr. Blakey's base salary is $50,500, while Mr. McCoy's is $48,600.


         As of January 1, 1997, the cash amounts payable to Messrs. Richeson, Blakey and McCoy in the event of a termination of employment after a change of control would have been $312,327, $65,000 and $59,000, respectively. The Agreement provides, as a condition to closing, that the employment contracts between CBOC and Messrs. Richeson, Blakey and McCoy shall be amended to provide that the Reorganization will not be considered a change of control that would entitle any of them to any special severance payments after the Effective Date.

Compensation of Directors

         Prior to August 1989, Directors received a fee of $250 for attending monthly Board meetings. Payment of such fees was suspended effective August 1989 and was not reinstated during 1994. In January 1995, the Board of Directors voted to begin paying directors fees of $200 per month. Effective February 1996, Directors of CBOC receive an annual retainer of $2,500 and $100 for each monthly board meeting attended.

         In addition, in 1994, each Director was granted an option to purchase 8,000 shares of CBOC Common Stock at a price of $8.19 per share. These options expire on August 9, 2004. In 1996, Messrs. Fenchuk and Garrett, who were not Directors in 1994, each were granted an option to purchase 2,000 shares of CBOC Common Stock at a price of $13.50 per share. These options expire on September 10, 2006.

Meetings of the Board of Directors and Committees

         The Board of Directors met 12 times during 1996. No director attended fewer than 75 percent of the total number of meetings of the Board and of the total number of meetings held by all Committees of the Board on which he served.

         CBOC has an Audit Committee to provide oversight of CBOC's financial reporting and internal control structure and to serve as a line of communications between it independent auditors and the Board of Directors. Membership includes Messrs. LaPrade, Miller, Spencer and Gordon. The committee held two meetings during 1996.

         CBOC does not have nominating and compensation committees.

Transactions with Management

         In the normal course of business, loans are made to Directors and Executive Officers of CBOC, as well as certain business organizations and individuals associated with them. These loans are made on substantially the same terms as those prevailing at the time for comparable loans with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. CBOC's executive officers and directors, and their associates, have not had any material direct or indirect interest in any business transaction to which CBOC is or was a party outside the ordinary course of CBOC's business and have not received any payment from CBOC where the rates or charges involved in the transaction were not determined by competitive bids.

Changes in Control

         Except  for  the  Reorganization,   Management  is  not  aware  of  any
arrangements which may at a subsequent date result in a change in control of CBOC.

Adverse Proceedings

         Management of CBOC is not aware of any material proceedings to which any Director, officer or affiliate of CBOC, any owner of record or beneficial owner of more than five percent of CBOC's Common Stock, or any associate of any such Director, officer, affiliate of CBOC, or the shareholder is a party adverse to CBOC or has a material interest adverse to CBOC.

                          COUNTY BANK OF CHESTERFIELD'S
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion provides information about the major components of the results of operations and financial condition of CBOC. This discussion and analysis should be read in conjunction with CBOC's consolidated financial statements and accompanying notes.

Overview

         In 1996 CBOC experienced asset growth of $5.928 million (8.0%) compared to asset growth of $9.591 million in 1995. In 1996 CBOC earned a profit of $830,517 or $1.05 per share, compared to a profit of $625,273, or $1.03 per share in 1995. Asset growth was due to increased loan balances, which were funded by increased deposits and decreased balances within CBOC's investment securities. Increased earnings resulted primarily from increased net interest income.

Net Income

         Net income for the year ended December 31, 1996 of $830,517 was an increase of 32.8% over the year ended December 31, 1995. The increase in net income during 1996 reflects primarily an increase in the lending volume and improvement in the rates earned on interest-earning assets. Earnings per share for the year ended December 31, 1996 was $1.05, up from $1.03 for the year ended December 31, 1995. Weighted average shares outstanding increased significantly in 1996 due to CBOC's capital offering in September 1995. Weighted average shares outstanding for the year ended December 31, 1996 equaled 793,175 shares, an increase of 30.1% over the weighted average shares outstanding for the year ended December 31, 1995. CBOC has shown an increase of 564% in net income over the five years ended December 31, 1996, from $125,000 in 1992 to $830,517 during 1996. The increase in income over the past five years is attributable to the 43% growth in the loan portfolio and the 71% decrease in provision for loan losses when comparing the expense for the year ended December 31, 1992 to the year ended December 31, 1996. As total assets grew from $57.270 million as of December 31, 1992 to $79.496 million as of December 31, 1996, net loans increased from $33.274 million to $47.726 million.

         CBOC increased net income 21.4% to $625,000 during 1995 over 1994. This increase was attributable to an increase in the net interest yield and a decrease in the provision for loan losses. Net income during 1994 of $515,000 was a 62.5% increase over 1993. On a per share basis, net income was $.96 in 1994.

         CBOC's return on average equity decreased for the year ended December 31, 1996 when compared to the year ended December 31, 1995. The return on average equity was 10.03% for the year ended December 31, 1996 and was affected by the significant increase in equity due to CBOC's capital offering in 1995. CBOC's return on average assets has increased over the past five years. The return on average assets amounted to 1.11%, .92%, and .84% for the three years ended December 31, 1996, 1995, and 1994, respectively.

         CBOC is not aware of any current recommendations by the bank regulatory authorities which, if implemented, would have a material effect on its liquidity, capital reserve or results of operations. There are no agreements between CBOC and either the Federal Reserve or the SCC, nor has either regulatory agency made any recommendations concerning the operations of CBOC that could have a material effect on its liquidity, capital reserves or results of operations.

Net Interest Income

         Net interest income is the difference between interest income and interest expense and represents CBOC's gross profit margin. For comparative purposes, the income from tax-exempt securities and loans is adjusted to a tax-equivalent basis. This adjustment, based on the statutory federal corporate tax rate of 34 percent, causes tax exempt income and resultant yields to be presented on a basis comparable with income and yields from fully taxable earning assets. The net interest margin represents tax-equivalent net interest income divided by average earning assets. It reflects the average effective rate earned by CBOC on its average earning assets. Net interest income and the net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities used to fund those assets.

         Table 1 presents average balances, related interest income and expense, and average yield/cost rate for each of the last three years. Table 2 reflects changes in interest income and interest expense resulting from changes in average volume and changes due to rates.

Table 1


                   Average Balances, Interest Income and Expenses, and Average Yields and Rates

                                                           Years Ended December 31,
                            ---------------------------------------------------------------------------------------
                                      1996                          1995                          1994
                            --------------------------   ---------------------------   ----------------------------
                                     Interest                     Interest                       Interest
                            Average  Income/  Yield      Average  Income/    Yield       Average     Income/  Yield
                            Balance  Expense   Rate      Balance   Expense    Rate       Balance     Expense   Rate
                            -------  -------   ----      -------   -------    ----       -------     -------   ----
                                                            (Dollars in thousands)
Assets:
  Securities (1)             $21,385  $1,421   6.64%      $19,907   $1,338    6.72%         $17,133   $1,123   6.55%
  Federal funds sold           1,987     109   5.49         2,682      158    5.89              935       42   4.49
  Loans (net)                 46,067   4,746  10.30        40,065    4,117   10.28           37,646    3,594   9.55
  Interest-bearing deposits
    in other banks               855      53   6.20           786       47    5.98            1,008       64   6.35
                                 ---      --                  ---       --                    -----       --
    Total earning assets      70,294   6,329   9.00        63,440    5,660    8.92           56,722    4,823   8.50
Non-interest earning assets:
  Cash and due from banks      2,344                        2,101                             2,221
  Premises and equipment       1,462                        1,322                             1,411
  Other assets                 1,279                        1,627                             1,456
  Less: allowance for loan
    losses                       673                          674                               630
                                 ---                          ---                               ---
Total assets                 $74,706                      $67,816                           $61,180
                             =======                      =======                           =======
Liabilities and Stockholders'
  Equity
Interest-bearing deposits:
  Money Market and NOW
    accounts                 $10,491    $291   2.77%      $10,108     $299    2.96%          $9,931     $278   2.80%
  Regular savings              3,631     101   2.78         3,520      105    2.98            3,876      117   3.02
  Time deposits               35,542   2,105   5.92        34,133    2,006    5.88           28,588    1,412   4.94
  Large denomination deposits  8,406     495   5.89         6,584      396    6.01            6,184      336   5.43
                              ------   -----               ------    -----                   ------    -----
    Total interest-bearing
      deposits                58,070   2,992   5.15        54,345    2,806    5.16           48,579    2,143   4.41
Short-term borrowings              7       -                    -        -                      112        4   3.57
  Total interest-bearing
    liabilities               58,077   2,992   5.15        54,345    2,806    5.16           48,691    2,147   4.41
Non-interest bearing liabilities:
  Demand deposits              7,980                        7,517                             7,697
  Other liabilities              360                          363                               468
                                ----                        -----                             -----
    Total liabilities         66,417                       62,225                            56,856
Stockholders' equity          $8,289                       $5,591                            $4,324
                              ------                       ------                            ------
    Total liabilities and
    stockholders' equity     $74,706                      $67,816                           $61,180
                             =======                      =======                           =======
Net interest income                   $3,337                        $2,854                            $2,676
                                      ======                        ======                            ======
Interest rate spread (2)                       3.85%                          3.76%                            4.09%
Interest expense as a
  percent of average earning assets            4.26%                          4.42%                            3.79%
Net interest margin (3)                        4.75%                          4.50%                            4.72%

--------------------
(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.
(2) Interest spread is the average yield earned on earning assets, calculated on a fully taxable equivalent basis, less the average rate incurred on interest-bearing liabilities.
(3) Net interest margin is the net interest income, calculated on a fully taxable basis assuming a federal income tax rate of 34%, expressed as a percentage of average earning assets.

Table 2

                            Volume and Rate Analysis

                                                          Years Ended December 31,
                          ------------------------------------------------------------------------------------------
                                 1996 vs. 1995                 1995 vs. 1994                  1994 vs. 1993
                                 -------------                 -------------                  -------------
                              Increase (decrease)           Increase (decrease)            Increase (decrease)
                              Due to changes in:            Due to changes in:             Due to changes in:
                              ------------------            ------------------             ------------------
                            Volume      Rate     Total    Volume      Rate     Total    Volume      Rate     Total
                            ------      ----     -----    ------      ----     -----    ------      ----     -----
                                                           (Dollars in thousands)

Increase (decrease) in:
Earning Assets:
   Securities             $     98  $   (15)  $     83  $    186  $     29  $    215  $    293  $     41  $    334
   Federal funds sold         (38)      (11)      (49)       103        13       116     (100)        46      (54)
   Interest-bearing
      deposits in other
   banks                         4         2         6      (13)       (4)      (17)      (82)         5      (77)
   Loans                       618        11       629       249       274       523       247        30       277
                               ---        --       ---       ---       ---       ---       ---        --       ---
       Total                $  683    $ (14)    $  669    $  525    $  312    $  837    $  358    $  122    $  480
                            ------    ------    ------    ------    ------    ------    ------    ------    ------



Interest expense:
   Savings and time
   deposits               $    192  $    (6)  $    186  $    298  $    365  $    663  $     88  $  1,626  $  1,714

   Federal funds
      purchased                  -         -         -         -       (4)       (4)         4         -         4
                                 -         -         -         -       ---       ---         -         -         -
       Total              $    192  $    (6)  $    186  $    298  $    361  $    659  $     92  $  1,626  $  1,718
                          --------  --------  --------  --------  --------  --------  --------  --------  --------

--------------------
* The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.


         Tax-equivalent income from earning assets increased 11.8% in 1996 to $6.329 million from $5.660 million in 1995. The net interest margin increased to 4.75% in 1996 from 4.50% in 1995. This increase was due to an increase in CBOC's yields on it's earning assets.

         Net interest income and the net interest margin benefited in 1996 from a 10.8% increase in average earning assets. The loan portfolio experienced growth throughout 1996, and average loans increased 15.0% during the year. Securities, on average, increased 7.4% in 1996.

         Influenced by interest rate trends, competitive factors, and management's efforts to stabilize CBOC's expenses associated with obtaining and maintaining deposits, its cost of funds remained relatively unchanged in 1996 at 5.15% compared to 5.16% in 1995. By comparison, the yield on earning assets was 8 basis points higher in 1996 as tax-equivalent interest income increased 11.8%.

         Future changes in interest rates may result in fluctuations in the net interest margin and net interest income. The level of growth in the loan portfolio and pricing competition for deposits will be two key influences on net interest income in 1997.

         Comparing 1995 with 1994, tax-equivalent net interest income increased 17.3%, and the net interest margin decreased to 4.50% in 1995 from 4.72% in 1994. This decrease was due to larger increase in the cost of interest bearing liabilities compared to the increase in yields on earning assets experienced in 1995. Net interest income and the net interest margin benefited in 1995 from a 11.8% increased in average earning assets when compared to 1994. The loan portfolio experienced growth in 1995, and average loans increased 6.4% over the average in 1994. Securities also experienced growth in 1995, increasing 16.2%.

Interest Sensitivity

         An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and liabilities in a specific time interval. This gap can be managed by repricing assets or liabilities, which can be effected by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

         CBOC determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing and off-balance-sheet commitments. These decisions are based on management's outlook regarding future interest rate movements, the state of the local and national economy, and other financial and business risk factors. CBOC uses computer simulations to measure the effect on net interest income of various interest rate scenarios. This modeling reflects interest rate changes and the related impact on net income over specified time horizons.

         The following table presents CBOC's interest sensitivity position at December 31, 1996. This is a one-day position which continually is changing and is not necessarily indicative of CBOC's position at any other time.

Table 3
                          Interest Sensitivity Analysis

                                                                        December 31, 1996 (1)
                                                  ------------------------------------------------------------------
                                                       Within      90 - 365       1 to 5         Over
                                                      90 days          days        Years      5 Years      Total
                                                      -------          ----        -----      -------      -----
                                                                       (Dollars in thousands)
Earning Assets:
  Loans (net)                                           $  3,323     $ 24,062     $ 17,610     $ 3,485    $48,480
  Investment securities, at amortized cost                   250         --            399         750      1,399
  Securities available for sale, at fair value              --            221        2,962      14,810     17,993
  Federal funds sold                                       4,418         --           --          --        4,418
  Interest-bearing deposits in other banks                   500           95          480          95      1,170
                                                        --------     --------     --------     -------    -------
    Total earning assets                                   8,491       24,378       21,451      19,140     73,460
                                                        --------     --------     --------     -------    -------

Interest Bearing Liabilities:
  Deposits:
    Demand                                                12,198         --           --          --       12,198
    Savings                                                3,791         --           --          --        3,791
    Time deposits, $100,000 and over                       1,875        3,507        3,430        --        8,812
    Other time deposits                                    5,596       11,937       17,456        --       34,989
                                                        --------     --------     --------     -------    -------
      Total interest-bearing liabilities                  23,460       15,444       20,886        --       59,790
                                                        --------     --------     --------     -------    -------

Period Gap                                              ($14,969)    $  8,934     $    565     $19,140    $13,670
Cumulative Gap                                          ($14,969)    ($ 6,035)    ($ 5,470)    $13,670       --
Ratio of cumulative gap to total earning
  assets                                                 (20.38%)      (8.22%)      (7.45%)     18.61%       --

-----
(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

         As of December 31, 1996 CBOC had a $14.969 million more in liabilities than assets subject to repricing within three months or less and was, therefore, in a liability-sensitive position. The cumulative gap at the end of one year was a negative $6.035 million and, therefore in a liability-sensitive position. The one year negative gap position reflects a deposit base weighted predominantly in short term demand, savings, and short term certificates of deposits. Approximately $38.9 million, or 65% of CBOC's interest-bearing liabilities, matures or reprices within one year or less. A liability-sensitive institution's net interest margin generally will be impacted favorably by declining interest rates, while that of a asset sensitive institutions will be impacted favorably by rising interest rates. To reduce the impact of shifts in prevailing rates, a significant portion of CBOC's loan portfolio is either short-term or based upon a floating rate.

Noninterest Income

         Noninterest income includes service charges and other income from services rendered by CBOC. In addition, other operating income includes gains and losses realized from the sales and calls of investment securities and other income items.

         Noninterest income decreased slightly from $468,751 in 1995 to $468,345 in 1996. The relatively small decrease was attributable to the lack of growth in products producing fee income, such as retail and commercial checking accounts and rental of safe deposit boxes, as well as the decrease in net gains on sales of securities, which decreased from $8,656 in 1995 to $2,978 in 1996.

           Noninterest income increased from $433,541 in 1994 to $468,751 in 1995 or 8.1%. The increase was attributable to increases associated with service charges on deposit accounts which increased from $287,592 in 1994 to $328,723 in 1995.

Table 4
                               Noninterest Income

                                                                        Years Ended December 31,
                                                           -------------------------------------------
                                                                    1996          1995           1994
                                                                    ----          ----           ----
                                                                     (Dollars in thousands)

         Service charges on deposit accounts                        $337          $329           $288
         Other fees and commissions                                  128           131            141
                                                                    ----          ----           ----
         Non-interest income                                         465           460            429
         Securities gains, net                                         3             9              5
                                                                    ----          ----           ----
         Total noninterest income                                   $468          $469           $434
                                                                    ====          ====           ====


         Management intends to concentrate future efforts towards increasing noninterest income. Due to the continued competitive pressure on net interest margins, it necessitates that CBOC seek additional earnings from this category.

Noninterest Expense

         Noninterest expense increased from $2.292 million in 1995 to $2.392 million 1996 or 4.4%. The category with the largest increase over 1995 was salaries and employee benefits, which increased 17.1% in 1996. Factors involved in this change include the addition of personnel as CBOC prepared for the opening of an additional office in early 1997, and increases in the cost of providing employee benefits. The cost of providing deposit insurance from the Federal Deposit Insurance Corporation ("FDIC") reflected a significant decrease from the $69,439 expenses incurred in 1995 to $2,000 in 1996. This decrease was due to reductions in FDIC insurance premiums as a result of the re-capitalization of the FDIC's insurance fund.

         Noninterest expenses increased from $2.074 million in 1994 to $2.292 million in 1995 or 10.5%. The category with the largest increase over 1994 was other expenses, which increased $165,519 or 26.9% in 1995. Factors involved in this change included a $120,000 provision for possible losses on other real estate owned. There was no such provision in 1994. Salaries and employee benefits increased from $1.053 million in 1994 to $1.121 million in 1995 or 6.5%. The addition of a 401(k) plan to the benefit package provided to employees, which began on July 1, 1994, along with normal salary increases contributed to the increases. The cost of providing deposit insurance from the FDIC continued to be a significant portion of noninterest expense, although it declined from $125,614 in 1994 to $69,439 in 1995 due to the reductions in FDIC premiums as a result of the re-capitalization of the FDIC's insurance fund.

         Noninterest expense increased to $2.074 million in 1994 from $1.917 million in 1993 or 8.2%. The category with the largest increase over 1993 was salaries and employee benefits, which increased $96,791 or 10% in 1994. Factors involved in this change were increased costs of providing health insurance benefits to employees of CBOC, as well as the addition of a 401(k) plan to the benefit package provided to employees.

Table 5
                              Noninterest Expenses

                                                    Years Ended December 31,
                                            ------------------------------------
                                                1996          1995          1994
                                                ----          ----          ----
                                                (Dollars in thousands)
         Salaries and employee benefits       $1,313        $1,121        $1,052
         Occupancy expenses                      309           320           280
         FDIC assessments                          2            69           126
         Other expenses                          768           782           616
                                              ------        ------        ------
         Total noninterest expenses           $2,392        $2,292        $2,074
                                              ======        ======        ======


Income Taxes

         Reported income tax expense for the year ended December 31, 1996 was $290,000, a 52.6% increase from the $190,000 for the year end December 31, 1995. The effective tax rate increased slightly to 25.9% in 1996 compared to 23.3% in 1995. The increase in income tax expense in 1996 was due to the increase in taxable income. Reported income tax expense for the year ended December 31, 1994 was $155,000 or a 23.2% effective tax rate. Note 6 to the consolidated financial statements provides (i) a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and the Bank's actual income tax expense and (ii) information regarding the principal items giving rise to deferred taxes as of December 31, 1996 and 1995.

Loan Portfolio

         CBOC's loan portfolio is comprised of commercial loans, real estate loans, home equity loans, consumers loans, and other miscellaneous types of credit. The primary markets in which CBOC makes loans are generally areas contiguous to its branch locations in Chesterfield County. The philosophy is consistent with CBOC's focus on providing community-based financial services.

         As of December 31, 1996, the loan portfolio was $48.480 million, net of unearned income, an increase from the prior year of 13.7% or $5.855 million. This increase was due in part to the improved local economy as well as management's increased efforts to grow the portfolio. Commercial lending continues to be major portion of the portfolio, with loans from that category totaling $35.110 million or 72.4% of the entire loan portfolio. During 1996 loans to individuals increased by $2.323 million as management attempted to diversify the portfolio and increase it's emphasis on providing competitive consumer lending products.

         Total loans  increased  12.9% from year-end 1994 to year-end  1995. The composition of CBOC's portfolio continued to shift to the commercial category, increasing from $29.996 million at year-end 1994 to $32.143 million at year-end 1995, an increase of 7.1%. Real estate construction loans increased significantly, from $1.741 million at year-end 1994 to $3.119 million at year-end 1995, an increase of 79.1%. Management strategies to increase volumes in this category as well as improved economy in the construction industry were factors contributing to this increase. The installment category increased from $3.993 million at year-end 1994 to $4.105 million at year-end 1995. A detailed analysis of the loan portfolio for the most recent three years is included in the following table:

Table 6
                                 Loan Portfolio

                                                                        December 31,
                                      ---------------------------------------------------------------------------------
                                               1996                         1995                        1994
                                      ------------------------    -------------------------    ------------------------
                                                   % to Total                         % to                  % to Total
                                                        Loans                  Total Loans                       Loans
                                                        -----                  -----------                       -----
                                          Amount                      Amount                       Amount
                                          ------                      ------                       ------

Commercial                               $35,110       72.41%        $32,162        75.42%        $30,020       79.47%
Real estate construction                   3,400        7.01%          3,119         7.31%          1,741        4.61%
Real estate mortgage:
  Residential (1-4 family)                 2,885        5.95%          2,702         6.34%          1,594        4.22%
  Home equity lines                          325         .67%            218          .51%            111         .29%
                                            ----                        ----                         ----
  Real estate mortgage subtotal            3,210        6.62%          2,920         6.85%          1,705        4.51%
  Real estate, total                       6,610       13.63%          6,039        14.16%          3,446        9.12%
Loans to individuals:
  Consumer                                 6,384       13.17%          4,106         9.63%          3,993       10.57%
  Credit card                                381         .79%            336          .79%            318         .84%
                                           -----                       -----                        -----
  Loans to individuals subtotal            6,765       13.95%          4,442        10.42%          4,311       11.41%
Total loans                               48,485      100.00%         42,643       100.00%         37,777      100.00%
Less: Unearned income                          5                          18                           24
                                         -------                     -------                      -------
                                         $48,480                     $42,625                      $37,753
                                         =======                     =======                      =======


         Consistent with its focus on providing community-based financial services, CBOC generally does not make loans outside its principal market areas. CBOC maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.

         CBOC's management expects continued loan demand in 1997 comparable to the levels experienced in 1996. Stable interest rates coupled with increased marketing efforts of CBOC's loan products and related services, lead management to forecast increased loan balances in 1996.

         CBOC's unfunded loan commitments (excluding unused home equity lines of credit and credit card lines) were approximately $2,493,000 at December 31, 1996 compared to $2,604,000 at December 31, 1995.

         Included in Table 7 is a maturity schedule of selected loans within the portfolio. Actual maturities may differ from those shown in the table as loans are refinanced prior to maturity. A significant portion of CBOC's loans have a variable rate feature which allows CBOC to change rates as "prime rates" change, thus reducing CBOC's interest rate risk.

Table 7
                             Loan Maturity Schedule


                                                          December 31, 1996
                                           -----------------------------------------------------

                                                           Maturing
                                           -----------------------------------------
                                                           After One
                                               Within     But Within          After
                                             One Year     Five Years     Five Years       Total
                                             --------     ----------     ----------       -----
                                                        (Dollars in thousands)

         Commercial                           $21,929        $11,111         $2,065     $35,105
         Installment                              361          5,732            291       6,384
         Bank Card                                381              -                        381
         Real Estate                            4,714            767          1,129       6,610
                                                -----          -----          -----       -----

            Total                             $27,385        $17,610        $ 3,485     $48,480
                                              =======        =======        =======     =======

    Loans maturing after one year with:
         Fixed interest rates                                $15,386         $3,278
         Variable interest rates                               2,224            207
                                                              ------           ----

         Total                                               $17,610         $3,485
                                                             =======         ======


Allowance for Loan Losses.

         The allowance for loan losses represents an amount management believes is adequate to provide for potential loan losses inherent in the loan portfolio. However, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks are influenced by general economic trends as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer Companies identified by regulatory agencies. CBOC is examined at different times by the Federal Reserve Bank of Richmond and the State Corporation Commission's Bureau of Financial Institutions. The last examination of CBOC was conducted by the Federal Reserve Bank of Richmond as of December 31, 1996. As of December 31, 1996, the amount of CBOC's allowance for loan losses exceeded the levels recommended by the regulatory agencies.

         The provision for loan losses for the year ended December 31, 1996 was $130,000, an increase of $80,000 over the previous year. Management charged income for the provision deemed necessary based on its analysis of the loan portfolio. After reviewing the increase in nonperforming loans and specifically nonaccrual loans, management feels the current year provision increases the allowance for loan losses to the appropriate level to cover potential losses. CBOC had recoveries, net of loans charged off, of $9,000 during 1996, compared to charge-offs, net of recoveries of $16,000 in 1995. These relatively insignificant recoveries and charge-offs reflect management's belief that the overall quality of CBOC's loan portfolio has improved.

Table 8
                            Allowance for Loan Losses


                                                                              December 31,
                                                       -----------------------------------------------
                                                          1996                1995                1994
                                                          ----                ----                ----
                                                                 (In thousands)
Balance, beginning of period                              $615                $581                $576
Loans charged off:
 Commercial                                                 64                 111                   5
 Installment                                                33                  31                 265
 Credit card                                                24                   8                   -
                                                            --                  --                  --
    Total loans charged off                                121                 148                 270
Recoveries of loans previously charged off:
 Commercial                                                118                  20                  27
 Installment                                                 7                 114                   3
 Credit card                                                 5                   -                   -
                                                            --                   -                  --
    Total recoveries                                       130                 132                  30
                                                           ---                 ---                  --
Net loans recovered (charged off)                            9                (16)               (240)
Provision for loan losses                                  130                  50                 245
Balance, end of period                                    $754                $615                $581
                                                          ====               =====                ====
Average total loans                                    $46,067             $40,065             $37,646
Total loans (net of unearned income)                   $48,480             $42,625             $37,753
Selected Loan Loss Ratios:
Net charge-offs (recoveries) to average loans          (0.02%)               0.04%               0.64%
Provisions for loan losses to average loans              0.28%               0.12%               0.65%
Provision for loan losses to net charge-offs                 -           (312.50%)           (102.08%)
Allowance for loan losses to year-end loans              1.56%               1.44%               1.54%
Loan loss coverage


         Total loans charged off, net of recoveries, when compared to 1994, decreased significantly in 1995, a result of improved asset quality within the loan portfolio. Net charge-offs decreased from $240,000 in 1994 to $16,000 in 1995. Also included in Table 8 is the ratio of net charge-offs to average loans outstanding during the period. This ratio decreased to 0.04% for 1995 compared to 0.64% in 1994. Management believes the ratio should remain at approximately the same levels experienced in 1995 due to improved overall quality of CBOC's loan portfolio.

         The allowance for loan losses at year-end 1996 was $754,000 compared to a year-end 1995 balance of $615,000. Management believes the allowance for loan losses is adequate as of December 31, 1996.

         Effective January 1, 1995, CBOC adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure). The effect of adopting this new accounting standard was immaterial to the operating results of CBOC for the year ended December 31, 1995.

         Under the new accounting standard, a loan is considered to be impaired when it is probable that CBOC will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A loan is not considered to be impaired if (a) there is an insignificant delay in or shortfall in the amounts of payments, or (b) CBOC expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. CBOC does not aggregate loans for risk classification.

         The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan this not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's effective interest rate. At December 31, 1996 and 1995, the recorded investment in loans which had been identified as impaired loans, in accordance with SFAS No. 114, totaled $755,919 and $266,850 respectively. Of this amount at December 31, 1996, $110,852 related to loans with no valuation allowance and $645,067 related to loans with a corresponding valuation allowance of $73,300. At December 31, 1995 $30,000 related to loans with no valuation allowance and $236,850 related to loans with a corresponding valuation allowance of $24,185.

         Presented in Table 9 are details of the allocation of the allowance for loan losses. The allocation for loan losses has remained relatively constant over the past five years. Management has worked to improve the quality of the existing loans and continues to utilize prudent lending criteria for all new loans.

Table 9
               Allocation for Allowance for Loan Losses in Dollars

                                                                        December 31,
                                       -------------------------------------------------------------------------------
                                                1996                        1995                       1994
                                       ------------------------    -----------------------    ------------------------
                                                   % of Loans                 % of Loans                  % of Loans
                                                     in each                    in each                     in each
                                                    category                   category                    category
                                                    to total                   to total                    to total
                                                      loans                      loans                       loans
                                                      -----                      -----                       -----
                                         Amount                     Amount                      Amount
                                         ------                     ------                      ------
                                                                   (Dollars in thousands)

Commercial                                   $569       72.41%          $460       75.42%           $450       79.47%
Real Estate                                    30       13.63%            20       14.16%             15        9.12%
Installment                                   140       13.17%           128        9.63%            116       10.57%
Bank Card                                      15         .79%             7         .79%              -        0.84%
                                             ----                       ----                        ----
Total allowance for loan losses              $754      100.00%          $615      100.00%           $581      100.00%
                                             ====                       ====                        ====


Nonperforming Assets

         Total nonperforming assets, which consist of nonaccrual loans, restructured loans, loans 90 days or more past due, and other real estate owned were $1.580 million at December 31, 1996. An increase of $558,000 from one year earlier. Total nonperforming assets were $1.022 million at December 31, 1995 compared to $1.025 million at December 31, 1994. Table 10 indicates that as of December 31, 1996 CBOC had a total of $261,000 of loans that were 90 days past due and still accruing interest and as of December 31, 1995 CBOC did not have any loans in that category. Sales of foreclosed properties totaled $159,278 for the year ended December 31, 1996, compared to $62,188 for the year ended December 31, 1995. A significant portion of the total of nonperforming assets is composed of one property totaling $497,321, which is property CBOC acquired in 1989 for future expansion and which has subsequently been placed on the market for re-sale. Currently CBOC has the aforementioned property under a lease agreement which will provide CBOC annual lease income of approximately $36,000. Regulatory accounting guidelines require CBOC to report this asset as nonperforming. The ratio of nonperforming assets to period-end loans and foreclosed properties is also detailed within Table 10.

Table 10
                              Nonperforming Assets

                                                                                 December 31,
                                                                  ---------------------------------------
                                                                      1996            1995           1994
                                                                      ----            ----           ----

           Nonaccrual loans                                           $756            $267            $33
           Loans past due 90 days accruing interest                   $261               -           $185
           Troubled debt restructuring                                   -               -              -
                                                                     -----            ----            ---

              Total nonperforming loans                             $1,017            $267           $218

           Other real estate owned:
             Foreclosed properties                                     135             331            293
             Other nonperforming assets (1)                            497             501            514
             Less: allowance for losses                               (69)            (77)              -
                                                                     -----            ----            ---

             Other real estate owned, net                              563             755            807
                                                                     -----            ----            ---

           Total nonperforming assets                               $1,580          $1,022         $1,025
                                                                    ======          ======         ======

           Nonperforming assets to period-end
            total loans and other real estate                        3.22%           2.36%          2.65%

           Foregone interest income on nonaccrual
            loans                                                      $44             $20            $36

           Interest income recorded on non-
            accrual loans during the year                                -               -              -

         ------------------
         (1) This total represents one property acquired in 1989 for future branch expansion, which in 1991 was placed on the market for resale and has subsequently been reclassified as a nonperforming asset.


         The following table summarizes all nonperforming loans, by loan type as of December 31, 1996:



                                                   Number
                                                     of          Principal
                                                   Loans           Balance

                                                    (Dollars in thousands)

             Residential mortgage                    2                $371
             Installment loans                       1                  30
             Bank card                               1                   1
             Commercial loans                        5                 615
                                                     -               -----
                                                     9              $1,017

         Nonaccrual loans increased from $267,000 as of year-end 1995 to $756,000 as of year-end 1996. Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due. There are three negative implications for earnings when a loan is placed on nonaccrual status. All interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for loan losses charged against earnings.

         During 1996, approximately $43,900 in additional interest would have been recorded if CBOC's nonaccrual loans had been current and performing in accordance with their original terms.

         CBOC closely monitors loans that are deemed to be potential problem loans. Loans are viewed as potential problem loans when possible credit problems of the borrowers or industry trends cause management to have doubts as to the ability of such borrowers to comply with current repayment terms. Those loans are subject to constant management attention, and their status is reviewed on a regular basis.

Securities

         The securities portfolio is maintained to manage excess funds in order to provide diversification and liquidity in the overall asset management policy. The maturity of securities purchased are based on the needs of CBOC and current yields and other market conditions.

         When securities are purchased, they are classified as investment securities when management has the positive intent and CBOC the ability at the time of purchase to hold them until maturity. Investment securities are carried at cost adjusted for amortization of premium and accretion of discounts. Unrealized losses in the portfolio are not recognized unless management believes that other than a temporary decline has occurred. Securities to be held for indefinite periods of time and not intended to be held to maturity, are classified as available for sale. Securities available for sale are recorded at fair value, based on quoted market prices. The net unrealized holding gain or loss on securities available for sale, net of deferred income taxes, is included as a separate component of stockholders' equity. A decline in the fair value of any securities available for sale below cost that is deemed other than temporary is charged to earnings resulting in a new cost basis for the security. Cost of securities sold are determined on the basis of specific identification.

         In December 1995, upon issuance of implementation guidance for SFAS No. 115 by the Financial Accounting Standards Board, CBOC transferred investment securities with an amortized cost of $12,845,033 and fair value of $12,932,782 to securities available for sale. Utilization of this one time reclassification opportunity allows CBOC greater flexibility in meeting future liquidity and loan funding needs.

         The carrying value of investment securities amounted to $1.399 million at December 31, 1996 compared to $1.398 million at December 31, 1995. The comparison of book value to fair value is shown in note 3 of the notes to the consolidated financial statements. Note 3 also provides an analysis of gross unrealized gains and losses of investment securities. Securities available for sale are used as part of CBOC's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of securities available for sale totaled $17.993 million at December 31, 1996 compared to $21.055 million at December 31, 1995. The comparison of fair value to book value is shown in Note 3 of the notes to the consolidated financial statements. Note 3 also provides an analysis of gross unrealized gains and losses of securities available for sale. Included in Table 11 are the carrying values and fair values of investment securities and securities available for sale as of December 31, 1996 and 1995.

Table 11
                              Securities Portfolio

                                                                           December 31, 1996
                                                    -----------------------------------------------------------------
                                                                Held to Maturity                  Available for Sale
                                                        Amortized           Fair           Amortized            Fair
                                                             Cost          Value                Cost           Value
                                                             ----          -----                ----           -----
                                                                         (Dollars in thousands)


Federal Agencies
  Mortgage backed securities                                    -              -              $7,478          $7,263
  Other Agencies                                           $1,399         $1,321               4,229           4,222
    Total Federal Agencies                                  1,399          1,321              11,707          11,485
State and political subdivision                                 -              -               5,550           5,602
Other securities                                                -              -                 918             906
    Total                                                  $1,399         $1,321             $18,175         $17,993



                                                                           December 31, 1995
                                                    -----------------------------------------------------------------
                                                                Held to Maturity                  Available for Sale
                                                        Amortized           Fair           Amortized            Fair
                                                             Cost          Value                Cost           Value
                                                             ----          -----                ----           -----
                                                                         (Dollars in thousands)

Federal Agencies
  Mortgage backed securities                                    -              -              $8,080          $7,997
  Other Agencies                                           $1,398         $1,295               4,054           4,123
    Total Federal Agencies                                  1,398          1,295              12,134          12,120
State and political subdivision                                 -              -               7,196           7,325
Other securities                                                -              -               1,613           1,610
    Total                                                  $1,398         $1,295             $20,943         $21,055


         Table 12 provides an analysis of maturities of investment securities and securities available for sale at December 31, 1996 and 1995.

Table 12
                            Maturities of Investments

                                                                   December 31, 1996
                                   ----------------------------------------------------------------------------------
                                                                 Weighted                                   Weighted
                                       Amortized       Fair       Average         Amortized        Fair      Average
                                            Cost      Value         Yield              Cost       Value        Yield
                                            ----      -----         -----              ----       -----        -----
                                              Held to Maturity                          Available for Sale
                                   ---------------------------------------    ---------------------------------------
                                                                (Dollars in thousands)
One year or less                            $250       $250         2.80%              $221        $221        7.83%
After one year to five years                 399        390         6.34%             2,973       2,962        6.14%
After five years to ten years                500        432         4.95%             8,180       8,109        6.38%
After ten years                              250        249         9.38%             6,801       6,701        6.60%
                                             ---        ---                           -----       -----
Total                                     $1,399     $1,321         5.75%           $18,175     $17,993        6.44%
                                          ======     ======                         =======     =======



                                                                   December 31, 1995
                                   ----------------------------------------------------------------------------------
                                                                 Weighted                                   Weighted
                                       Amortized       Fair       Average         Amortized        Fair      Average
                                            Cost      Value         Yield              Cost       Value        Yield
                                            ----      -----         -----              ----       -----        -----
                                              Held to Maturity                          Available for Sale
                                   ---------------------------------------    ---------------------------------------
                                                                (Dollars in thousands)
One year or less                               -          -             -              $215        $215        6.00%
After one year to five years                $648       $615         3.64%            $3,487      $3,493        6.14%
After five years to ten years                500        430         4.15%             7,968       8,076        6.84%
After ten years                              250        250         7.10%             9,273       9,271        7.14%
                                             ---        ---                           -----       -----
Total                                     $1,398     $1,295         4.44%           $20,943     $21,055        6.85%
                                          ======     ======                         =======     =======


Deposits

         Deposits provide funds for CBOC's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the cost of funds. The table below presents a three year history of total deposits and the rates paid on interest-bearing deposit accounts, beginning with the year ended December 31, 1994.

Table 13

                                Deposit Analysis

                                                          For the Years Ended December 31,
                                         --------------------------------------------------------------------
                                                 1996                    1995                    1994
                                                 ----                    ----                    ----
                                                          Rate                   Rate                   Rate
                                            Balance       Paid        Balance    Paid      Balance      Paid
                                            -------       ----        -------    ----      -------      ----
                                                               (Dollars in thousands)
Noninterest-bearing accounts                $10,612          -       $8,165         -       $8,046         -
Interest-bearing liabilities:

  Money market and NOW accounts              12,198      2.77%       10,453     2.96%       10,209     2.80%
  Savings deposits                            3,791      2.78%        3,622     2.98%        3,738     3.02%

  Large denomination deposits                 8,812      5.92%        8,196     5.88%        6,935     5.43%
  Time Deposits                              34,989      5.89%       34,633     6.01%       30,234     4.94%
  Large denomination deposits                     -                       -                      -
 Total interest-bearing accounts             59,790      5.15%       56,904     5.16%       51,116     4.41%

   Total                                    $70,402                $65,069                $59,162
                                            =======                ========               =======


Table 14
                        Maturity of CDs $100,000 and Over

                            Within                     Six to                                    Percent of
                             Three      Three to       Twelve                                      Total
                            Months     Six Months      Months     Over One Year      Total        Deposits
                            ------     ----------      ------     -------------      -----        --------

                                                        (Dollars in thousands)
 December 31, 1996             $1,875       $1,703        $1,804          $3,430        $8,812        12.52%

         Deposits at December 31, 1996 were $70.402 million, up $5.333 million from December 31, 1995, or 8.2%. The growth in deposits was led by demand deposits which increased to $10.612 million at December 31, 1996, up $2.447 million from year end 1995, or 30.0%. Interest-bearing transaction accounts also increased, to a total of $12.198 million at December 31, 1996, for an increase of $1.745 million from year-end December 31, 1995, an increase of 16.7%.

         Deposits at December 31, 1995 were $65.069 million, a 10.0% increase from 1994. Certificates of deposit of under $100,000 increased from $30.234 million at December 31, 1994 to $34.633 million at December 31, 1995, or an increase of 14.5%. Similarly, Certificates of deposit of $100,000 and more increased from $6.935 million at December 31, 1994 to $8.196 million at December 31, 1995, an increase of 18.1%.

Capital Resources

         Capital represents funds, earned or obtained, over which financial institutions can exercise great or longer control in comparison with deposits and borrowed funds. The adequacy of CBOC's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of CBOC's resources and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb potential losses.

         The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, recently adopted new capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the new guidelines categorize assets and off-balance-sheet items into four risk-weighted categories. After the transition period which ended December 31, 1992, the minimum ratio of qualifying total capital to risk-weighted assets is now 8.0%, of which 4.0% must be Tier 1 capital. Tier 1 capital is defined as common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. CBOC had a ratio of risk-weighted assets to total capital of 16.17% on December 31, 1996 and a ratio of risk-weighted assets to Tier 1 capital of 11.47%. Both of these exceed the fully phased-in capital requirements.

         Table 15 labeled Analysis of Capital contains a three year summary, beginning with 1994, of the breakdown between Tier 1 capital, Tier 2 capital, risk-weighted assets, as well as the ratios discussed above.

Table 15
                               Analysis of Capital

                                                                                     December 31,
                                                                           ----------------------------------
                                                                                1996       1995        1994
                                                                                ----       -----       ----
                                                                                (Dollars in thousands)

          Tier 1 Capital
            Common stock                                                        $3,966     $3,966     $2,671
            Surplus                                                              2,610      2,610      1,335
            Retained earnings (deficit)                                          2,135      1,352        754
            Less: Goodwill                                                           -          -          -
                                                                                 -----      -----      -----

            Total Tier 1 capital                                                 8,711      7,928      4,760

          Tier 2 Capital
            Allowance for loan losses                                              730        615        581
            Allowance for long-term debt                                             -          -          -
                                                                                 -----      -----      -----

            Total Tier 2 capital                                                   730        615        581
            Total risk-based capital                                            $9,441     $8,543     $5,341
                                                                                ======     ======     ======

          Risk weighted assets                                                 $58,384    $50,782    $47,021

          Capital Ratios:
          Tier 1 risk-based capital ratio                                       14.92%     15.61%     10.12%
          Total risk based capital ratio                                        16.17%     16.82%     11.36%
          Tier 1 capital to average adjusted total assets                       11.47%     11.60%      7.77%


Liquidity

         Liquidity represents an institution's ability to meet present and future financial obligations through the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest bearing deposits with banks, federal funds sold, investments and loans maturing within one year. CBOC's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. As a result of CBOC's management of liquid assets and the ability to generate liquidity through liability funding, management believes that CBOC maintains overall liquidity that is sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

         Additional sources of liquidity available to CBOC include the capacity to borrow additional funds when the need arises. CBOC has obtained federal funds lines with three of its correspondents banks totaling approximately $7,000,000.

         CBOC has no long term debt.

Recent Accounting Pronouncements

         In June 1996, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the financial statements of CBOC.


                              INDEPENDENT AUDITORS

         The Board of Directors of CBOC selected the accounting firm of KPMG Peat Marwick LLP, independent auditors, to be CBOC's independent auditors for the year ended December 31, 1996. A representative of KPMG Peat Marwick LLP is expected to be present at the CBOC Meeting, will have the opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors has not yet made a determination regarding the selection of independent auditors for the year ending December 31, 1997. Under CBOC's Certificate of Incorporation and Bylaws, shareholders are not required to ratify or confirm the selection of independent auditors made by the Board of Directors.


                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the next annual meeting, which will be held on or about May 27, 1998 must be received in writing by the Secretary of CBOC no later than January 31, 1998, in order to be included in the proxy materials for the next annual meeting.


                                 OTHER BUSINESS

         If any other matters come before the meeting, not referred to in the enclosed Proxy, including matters incident to the conduct of the meeting, the Proxies will vote the shares represented by the proxies in accordance with their best judgment. Management is not aware of any other business to come before the meeting as of the date of the preparation of this Proxy Statement.

                        COMMUNITY BANKSHARES INCORPORATED

General

         CBI is a two-bank holding company headquartered in Petersburg, Virginia, with total assets of $172.0 million at December 31, 1996. Organized in 1984, CBI through its two affiliate banks (the "Banks"), engages in a general banking business and provides a broad spectrum of banking services to consumers and businesses, including accepting demand, savings and time deposits; making commercial, personal, installment, mortgage and construction loans; issuing letters of credit; and providing bankcard and mortgage banking services. The Banks do not provide discount brokerage, trust or investment services.

         The Banks seek customers whose total financial requirements they can serve. As a result, most of the Banks' business customers are small and medium-sized entities. Principal markets served are the cities of Richmond, Petersburg and Colonial Heights and the Counties of Prince George, Dinwiddie, Chesterfield, Henrico, Goochland and Hanover. CBI's Banks operate a total of nine offices.

         CBI does not employ a centralized management approach. CBI permits the Banks to operate as separately incorporated banks with their historical names and boards of directors. CBI believes that this philosophy maintains community loyalty. The Banks are responsible for their own compliance, data processing, financial management, human resources, investment, accounting, marketing and audit areas. There is no central credit administration and each Bank is responsible for approving its own loans and investments.

The Banks

         The Community Bank. The Community Bank was incorporated in 1973 under the laws of Virginia. Its main banking and administrative office is in Petersburg, Virginia and it has branch offices in Colonial Heights, Virginia and in the Village of Chester in Chesterfield County, Virginia. Its primary service area, consisting of the cities of Petersburg and Colonial Heights and Chesterfield County had a population of approximately 287,000 at December 31, 1993. The Community Bank is insured by the FDIC and is supervised and examined by the Federal Reserve and the SCC. It engages in a general commercial banking business and offers a range of banking services that can be expected of a banking organization of its size. Total assets of the Community Bank were $91.8 million at December 31, 1996.

         Commerce Bank of Virginia. Commerce Bank of Virginia commenced business as a commercial bank in 1986. Its main banking office is in Henrico County, Virginia. It operates four branch offices in Richmond and the Counties of Hanover and Goochland. Its primary service area had a population of approximately 516,000 at December 31, 1993. Commerce Bank of Virginia is insured by the FDIC and is supervised and examined by the Federal Reserve and the SCC. It also engages in a general commercial banking business and offers a range of banking services that can be expected of a banking organization its size. Its total assets at December 31, 1996 were $80.645 million.

Competition

         CBI encounters strong competition for its banking services within its primary market area. There are 15 commercial banks actively engaged in business in its market area, including approximately eight major statewide banking organizations. Finance companies, mortgage companies, credit unions and savings and loan associations also compete with the Banks for loans and deposits. In addition, in some instances, the Banks must compete for deposits with money market mutual funds that are marketed nationally. CBI's competitors have substantially greater resources than CBI.

Employees

         As of December 31, 1996, CBI and its subsidiaries had 68 full-time and 19 part-time employees. Management considers its relations with employees to be excellent. No employees are represented by a union or any similar group, and CBI has never experienced any strike or labor dispute.

Properties

         The Community Bank. CBI's offices and The Community Bank's main office are located in two 3,500 square feet condominiums in a seven-story masonry building located at 200 North Sycamore Street, Petersburg, Virginia. The first floor includes a drive-in facility, which is serviced by tellers located inside The Community Bank through a closed circuit TV/pneumatic tube system. The Community Bank's branch office at 2618 South Crater Road in Petersburg was opened in 1979. The South Crater Road office occupies a one and one-half story 2,100 square foot brick building of Colonial design. In 1984, The Community Bank opened a branch in Colonial Heights, located at 2000 Snead Avenue in a 640 square foot office of contemporary design. In 1985, The Community Bank opened its newest branch in Chester, located at 4203 West Hundred Road in a 1,600 square foot brick office of contemporary design. The Community Bank owns the land and the building in which the South Crater Road and Chester branches operate, and leases the Colonial Heights facility.

         CBI's  facilities  and  equipment  are  considered   adequate  for  its
immediate needs and for foreseeable expansion.

         Commerce Bank of Virginia. Commerce Bank of Virginia's principal office is located in Henrico County at 11500 West Broad Street, Richmond, Virginia 23233. The mailing address is Commerce Bank of Virginia, P. O. Box 29569, Richmond, Virginia 23242. In addition to its principal office in Henrico County, Commerce Bank of Virginia currently operates four branch offices in Hanover County, Goochland County (2) and in the City of Richmond. Branch designations and addresses are provided below:

         Hanover Branch                              Riverfront Tower Branch
         10035 Sliding Hill Road                     901 East Byrd Street
         Suite 101                                   Suite 1150
         Ashland, Virginia 23005                     Richmond, Virginia 23219
         (Hanover County)                            (City of Richmond)
         Opened October 1988                         Opened November 1992

         Goochland Courthouse Branch                 Centerville Branch
         3018 River Road West                        27 Broad Street Road
         Goochland, Virginia 23063                   Manakin, Virginia 23103
         (Goochland County)                          (Goochland County)
         Opened June 1993                            Opened June 1993

The Goochland Courthouse Branch opened for business in a temporary banking facility in 1993, and moved to a newly constructed permanent facility in December 1995.

         Commerce Bank of Virginia holds the real property at its principal office pursuant to a ground lease and owns the improvements that have been constructed thereon. The Hanover County branch is owned by the Atlee Station Co., of which Sam T. Beale, Chairman of the Board of CBI and a Director of Commerce Bank of Virginia, is the principal shareholder. See "Commerce Bank of Virginia - Election of Directors; Management - Interest of Directors and Officers in Certain Transactions." Commerce Bank of Virginia also leases the space where the Riverfront Tower branch is located. Commerce Bank of Virginia owns the property for its two other branches.

         The primary service area of Commerce Bank of Virginia consists of the city of Richmond, Virginia and the counties of Goochland, Hanover, and Henrico.

                        COMMUNITY BANKSHARES INCORPORATED
                        ELECTION OF DIRECTORS; MANAGEMENT



         The CBI Board of Directors is divided into three classes. At the CBI Meeting, six directors are expected to be elected to Class III to hold office for a term of three years and one director is expected to be elected to Class III to hold a office for a term of one year, or until their respective successors are duly elected and qualified. Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the three persons named below. All have consented to be named and have indicated their intent to serve if elected. If a nominee should become unavailable, the Board of Directors will designate a substitute for whom the proxies in the enclosed form are to be voted, or will reduce the size of the Board to the number of remaining nominees for whom the proxies will be voted. At this time, the Board knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

         In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will not be considered a vote for, or a vote against, a director.

                                    NOMINEES

              Class III (to serve until the 2000 Annual Meeting of Shareholders, except as indicated)

                                      Principal Occupation or
                                      Employment During Last                               Director
Name                                  Five Years                                             Since           Age
----                                  ----------                                             -----           ---

Dr. B. Glenn Holden (1)               Physician, Petersburg, Virginia; Director, The         1984            66
                                      Community Bank, Petersburg, Virginia

Nathan S. Jones, 3rd                  President and Chief Executive Officer,                 1984            51
                                      Community Bankshares Incorporated, Petersburg,
                                      Virginia; President and Chief Executive
                                      Officer and Director, The Community Bank,
                                      Petersburg, Virginia

Harold L. Vaughn                      President, Southern Hardware and Building              1984            67
                                      Supply Corporation, Incorporated, Petersburg,
                                      Virginia; Director of The Community Bank,
                                      Petersburg, Virginia

W. Courtney Wells                     Owner, Wells Realty and Insurance,                     1992            63
                                      Chester, Virginia; Vice-Chairman of the Board
                                      of Community Bankshares Inc., Petersburg,
                                      Virginia; Director, The Community Bank,
                                      Petersburg, Virginia

Richard C. Huffman                    President and Chief Executive                          1996            56
                                      Officer - Commerce Bank of Virginia

David E. Hudgins                      David E. Hudgins and Associates,                       1996            63
                                      Inc. - Insurance and Real Estate
                                      Appraiser

Sam T. Beale                          Attorney - Beale, Balfour, Davidson                    1996            58
                                      & Etherington, P.C.; Chairman of the Board of
                                      Community Bankshares Inc., Petersburg, Virginia

---------------
(1) Dr. Holden is nominated to serve a one year term, in order that each Class will have six members.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Directors Continuing in Office

         There are eleven directors whose present term of office will continue after the CBI Meeting until 1997 or 1998, as indicated below, and until their respective successors are duly elected and qualified. The remaining directors have served continuously since the year they joined the Board.

        Class II (to serve until the 1999 Annual Meeting of Shareholders)

                                      Principal Occupation or
                                      Employment During Last                               Director
Name                                  Five Years                                             Since           Age
----                                  ----------                                             -----           ---

James A. Boyd                         Retired Orthodontist; Director, The Community          1984            67
                                      Bank, Petersburg, Virginia

Dr. Phillip H. Kirkpatrick            Retired, Department of Army; Civilian, Owner           1984            64
                                      of Quality Now, Petersburg, Virginia;
                                      Secretary, Community Bankshares, Inc.;
                                      Director, The Community Bank, Petersburg,
                                      Virginia

Louis C. Shell                        Attorney-at-Law, Firm of Shell, Johnson,               1993            71
                                      Andrews, Baskervill, and Baskervill, P.C.,
                                      Petersburg, Virginia; Director, The Community
                                      Bank, Petersburg, Virginia

Barry M. Kornblau                     Sr. Vice President and Director - United               1996            46
                                      Dominion Real Estate Investment Trust

James R. V. Daniel                    Consultant; formerly President and CEO - RP            1996            62
                                      Industries, Inc.

James E. Bloom                        Communications Consultant                              1996            53


        Class I (to serve until the 1998 Annual Meeting of Shareholders)

                                      Principal Occupation or
                                      Employment During Last                               Director
Name                                  Five Years                                             Since           Age
----                                  ----------                                             -----           ---

Lawrence F. DeSouza                   Retired, Life Insurance Corporation of                 1984            67
                                      Virginia, Chester, Virginia; Chairman and
                                      Director, The Community Bank, Petersburg,
                                      Virginia

Elinor B. Marshall                    Private investor, Petersburg, Virginia;                1992            60
                                      Secretary and Director, The Community Bank,
                                      Petersburg, Virginia

Alvin L. Sheffield                    Retired President, L.A. Sheffield Transfer and         1984            65
                                      Storage Incorporated, Petersburg, Virginia;
                                      Vice-Chairman and Director, The Community
                                      Bank, Petersburg, Virginia

John D. Seal, III                     President and Chairman - Virginia                      1996            57
                                      Reproduction & Supply, Inc.

Lawrence B. Nuckols                   Real Estate Developer and Investor                     1996            55

Effect of Reorganization

         The Reorganization Agreement provides that, if the Reorganization is consummated, the CBI Board of Directors will be reduced from 18 members to 10 members and that the three classes of the CBI Board of Directors will have the following members:

               CLASS I                 CLASS II                 CLASS III


         Dr. B. Glenn Holden      Elinor B. Marshall          Sam T. Beale
         Nathan S. Jones, 3rd     Richard C. Huffman          David E. Hudgins
         Jack W. Miller, Jr.      Vernon E. LaPrade, Jr.      H.E. Richeson
                                                              Alvin L. Sheffield


Board of Directors and Certain Committees

         CBI. There were 8 meetings of the Board of Directors of CBI in 1996. Each director attended greater than 75% of the total number of meetings of the Board of Directors in 1996. CBI currently has no standing committees.

         The Community Bank. There were 12 meetings of the Board of Directors of The Community Bank in 1996.

         The Board of Directors of The Community Bank has one standing committee, the Audit Committee, consisting of Messrs. Boyd, Kirkpatrick and Sheffield. The Audit Committee reviews with management and CBI's auditors the scope of the annual audit, the results of the audit and CBI's and The Community Bank's internal accounting and control systems. The Audit Committee also recommends to the full Board of Directors of CBI and The Community Bank the auditors to be appointed by CBI's Board and reviews the auditor's service to CBI and the auditor's fees. Committee members serve at the pleasure of The Community Bank's Board. There was one meeting of the Audit Committee of The Community Bank in 1996. The Community Bank does not have a standing nominating or compensation committee.

         Each director attended greater than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by the Audit Committee, if applicable, in 1996.

         Commerce Bank of Virginia. There were 12 meetings of the Board of Directors of Commerce Bank of Virginia in 1996.

         Commerce Bank of Virginia has a standing Audit Committee, consisting of Messrs. Nuckols and Seal. The Audit Committee retains an independent auditor to perform internal audits of Commerce Bank of Virginia's financial affairs on an ongoing basis. The independent auditor reports to the committee, which, in turn, reports to the Board of Directors. There were three meetings of the Audit Committee of Commerce Bank of Virginia in 1996. In addition, Commerce Bank of Virginia has a standing Compensation Committee, consisting of Messrs. Bloom, Daniel and Kornblau. The Compensation Committee reviews salaries and benefits of all officers and employees. Commerce Bank of Virginia does not have a standing nominating committee.

         Each director attended greater than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by the committees on which he served in 1996.

Executive Officers

         Set forth below is certain information with respect to each executive officer of CBI. Messrs. Jones and. Huffman have held their present positions for more than five years.


Name and Position                                             Age      Experience

Nathan S. Jones, 3rd                                          51       President and CEO of CBI, 1984 to present;
President and Chief Executive Officer of CBI and The                   President of The Community Bank, 1976 to
Community Bank                                                         present

Richard C. Huffman                                            57       President and CEO, Commerce Bank of
President and Chief Executive Officer                                  Virginia, 1986 to present
of Commerce Bank of Virginia


Compensation

         Directors of CBI receive no compensation from CBI. However, at present, all directors of CBI also are directors of either The Community Bank or Commerce Bank of Virginia, which do compensate their directors.

         All directors of The Community Bank are paid a fee of $525 for each meeting attended and $25 for each committee meeting of The Community Bank. Total fees paid to the directors in 1996 for attendance at meetings were $60,525. Additionally, all directors participate in The Community Bank's Directors Performance Adjusted Fees Program, which provides for performance adjusted fees to directors, based upon The Community Bank's return on assets. For the year ended December 31, 1996, each director received $4,038 under this program. Pursuant to CBI's Incentive Stock Option and Nonstatutory Stock Option Plan, each Director of CBI, except Mr. Jones, was granted a nonstatutory option to purchase 10,000 shares of CBI's Common Stock. Such options, granted in July 1993, were approved by the shareholders at the 1994 Annual Meeting of Shareholders. The options were granted at a price of $6.25 per share and are exercisable at anytime before July 20, 2003, on which date such options expire.

         As compensation for their services, each member of the Board of Directors of Commerce Bank of Virginia receives a monthly fee of $150 and $500 for each meeting of the Board attended. In addition, directors receive $125 for each Audit Committee and Compensation Committee meeting attended. Board members who are also officers do not receive any additional compensation above their regular salary for any Board or committee meetings. In 1996, Directors of Commerce Bank of Virginia received $38,875 in the aggregate as compensation for their services as directors.

         Commerce Bank of Virginia also maintains a Deferred Compensation Plan for the benefit of its Directors. Contributions amounted to approximately $23,700, $38,900 and $24,000 for the years ended December 31, 1996, 1995 and
1994, respectively. The Deferred Compensation Plan provides each director with an annual benefit payment upon attaining 70 years of age. In addition, benefit payments are available upon early retirement, termination and death as defined by the Plan.

Security Ownership of Certain Beneficial Owners and Management

         The table below presents certain information as of April 30, 1997 regarding beneficial ownership of shares of CBI's Common Stock by all directors and nominees for director, by each of the executive officers named in the "Summary Compensation Table" herein, by all directors and executive officers as a group, and all of those persons believed by management to be beneficial owners of more than five percent ("Five Percent Holders") of the outstanding shares of CBI's Common Stock. The mailing address of each Five Percent Holder is also included. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.


                                   Amount and Nature of
   Name of Beneficial Owner       Beneficial Ownership(1)   Percent of Class (2)
   ------------------------       -----------------------   --------------------

Directors and Executive Officers
--------------------------------

James A. Boyd                            5,856                           *
Lawrence F. DeSouza                     17,940                           *
B. Glenn Holden                         30,100                         1.58
Nathan S. Jones, 3rd                   128,100                         6.67
  P.O. Box 2166
  Petersburg, VA  23804
Phillip H. Kirkpatrick                  23,718                         1.24
Elinor B. Marshall                      33,828                         1.77
Alvin L. Sheffield                      54,540                         2.85
Louis C. Shell                          13,612                           *
Harold L. Vaughn                        27,918                         1.46
W. Courtney Wells                       16,000                           *
Sam T. Beale                            83,775                         4.40
James E. Bloom                          12,203                           *
James R. V. Daniel                      15,588                           *
David E. Hudgins                        29,679                         1.56
Richard C. Huffman                      48,708                         2.56
Barry M. Kornblau                       29,884                         1.57
Lawrence B. Nuckols                     47,206                         2.48
John D. Seal                            18,422                           *

All executive officers and
 directors as a group (18 persons)     637,077                        31.84

Others
------

Community Bankshares Incorporated      177,806                         9.35
Employee Stock Ownership Plan
P.O. Box 2166
Petersburg, VA 23804
--------------------
 * Indicates that holdings amount to less than 1% of the issued and outstanding CBI Common Stock.
(1) Includes presently exercisable options to purchase CBI Common Stock granted in July 1993 under CBI's Incentive Stock Option and Nonstatutory Stock Option Plan.

(2) Based on 1,901,080 shares of Common Stock issued and outstanding as of April 30, 1997 and assumes the exercise of options to purchase shares of Common Stock.

(3) Does not include unallocated shares held in trust pursuant to CBI's Employee Stock Ownership Plan ("ESOP") by Messrs. Boyd, Jones and Kirkpatrick, as trustees. Shares which have not been allocated to participants are voted by the trustees. As of December 31, 1996, the last date for which information is available to CBI, 177,806 shares of Common Stock had been allocated to participant accounts.

Executive Compensation

         The following table sets forth the annual compensation paid or accrued by CBI and its subsidiaries to Nathan S. Jones, 3rd, President and Chief Executive Officer of CBI and The Community Bank, and to Richard C. Huffman, President and Chief Executive Officer of Commerce Bank of Virginia for the three fiscal years ended December 31, 1996.

                           Summary Compensation Table


                                              Annual Compensation                         Long Term Compensation
                                                                                       Number of
                                                                                       Securities        All Other
         Name and                                                    Other Annual      Underlying      Compensation
    Principal Position       Year       Salary          Bonus        Compensation       Options           (4)(5)
    ------------------       ----       ------          -----        ------------       -------           ------

Nathan S. Jones, 3rd         1996    $139,807(1)     $27,846(2)          (3)              -0-            $142,180
President and Chief          1995    $129,513(1)     $27,846(2)          (3)              -0-            $ 23,531
Executive Officer            1994    $117,341(1)     $27,846(2)          (3)              -0-            $ 19,070

Richard C. Huffman           1996    $100,000        $32,800             (3)              -0-            $ 18,663
President/CEO of Commerce    1995    $ 95,000        $14,000             (3)              -0-            $ 17,650
Bank of Virginia             1994    $ 85,000        $10,000             (3)              -0-            $  6,537

--------------------
(1)      Includes directors' fees of $10,348, $10,348 and $9,123 in 1996, 1995, and 1994, respectively.
(2) Amounts represent cash incentive payments based on an increase in return on assets pursuant to the Executive Incentive Compensation Plan adopted in July 1993.
(3) The value of perquisites and other personal benefits did not exceed the lesser of $50,000 or ten percent of total annual salary and bonus.
(4)      For  Mr.  Jones  includes:   (i)  $26,000,   $14,000  and  $11,995,  in
         contributions by The Community Bank to the KSOP, and (ii) $1,180, $1,059 and $673 paid by The Community Bank on Mr. Jones' behalf for term life insurance; in each of 1996, 1995, 1994, respectively. Also includes $8,472 and $6,402 accrued in connection with an Executive Supplemental Income Plan in 1995 and 1994, respectively, and $115,000 paid in 1996 in consideration of the termination of such Plan.
(5) For Mr. Huffman includes Commerce Bank of Virginia's contribution for the benefit of Mr. Huffman under Commerce Bank of Virginia's employee stock ownership plan ($6,250, $5,005 and $4,719 in 1996, 1995 and 1994, respectively) and under Commerce Bank of Virginia's employee 401(k) plan ($2,500, $1,818 and $1,818 in 1996, 1995 and 1994, respectively).
         For Mr. Huffman includes: $10,827 and $9,913 accrued in connection with an executive supplemental retirement agreement for 1996 and 1995, respectively.


Supplemental Retirement Agreement

         Commerce Bank of Virginia and Mr. Huffman are parties to an Agreement dated December 23, 1994, which provides benefits in the event of retirement or death prior to retirement. Under the Agreement, Mr. Huffman will be entitled to an annual benefit of $22,396 for a period of 10 years if he retires after attaining age 65. All benefits under the Agreement are conditioned upon Mr. Huffman's continuous employment by Commerce Bank of Virginia.

         During 1995, Commerce Bank of Virginia adopted a Deferred Compensation Plan for the benefit of certain of its officers, including Mr. Huffman. Contributions of approximately $29,200 and $28,000 were made to the Plan during the years ended December 31, 1996 and 1995, respectively. This Deferred Compensation Plan provides each covered officer with an annual benefit payment upon retirement. In addition, benefit payments are available upon death or early termination as defined by the Plan.

Employment Contracts

         CBI and Mr. Jones are parties to an employment contract for a term beginning July 1, 1995 and ending on June 30, 1998, which provides for his employment as President and Chief Executive Officer. Under the contract, Mr. Jones is entitled to annual base compensation of $112,500.00. Any increases in base compensation are at the discretion of the Board of Directors. The contract will renew for successive terms of one year each if it is not expressly terminated by Mr. Jones or CBI. If, during the term of the contract, CBI terminates Mr. Jones' employment without cause, CBI must continue Mr. Jones' salary and benefits for six months. The contract provides for increased severance pay if Mr. Jones' employment terminates within three years after a change of control of CBI. In that case, Mr. Jones is entitled to a payment equal to 2.99 times his cash compensation for the twelve months that precede the termination of his employment and a continuation of fringe benefits. However, the payments to Mr. Jones under the contract following a change of control will be reduced, if necessary, so that no such payments would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code. As of January 1, 1997, the cash amount payable to Mr. Jones if his employment terminated after a change of control would be $465,000. Mr. Jones and CBI have agreed that the Reorganization will not be considered a change of control for purposes of interpreting or applying his employment contract.

         CBI and Mr. Huffman are parties to an employment contract for a term beginning January 1, 1995, and ending December 31, 1997, with automatic renewals at the ending date for successive terms of one year, which provides for his employment  as  President  and  Chief  Executive  Officer  of  Commerce  Bank of
Virginia. Under the contract, Mr. Huffman is entitled to annual base compensation of $95,000.00. Any increases in base compensation are at the discretion of the Board of Directors of Commerce Bank of Virginia. The contract will continue to renew for successive terms of one year each if it is not expressly terminated by Mr. Huffman or Commerce Bank of Virginia. If, during the term of the contract, Commerce Bank of Virginia terminates Mr. Huffman's employment without cause, it must continue Mr. Huffman's salary and benefits for six months. The contract provides for increased severance pay if Mr. Huffman's employment terminates within one year after a change of control of CBI. In that case, Mr. Huffman is entitled to a payment equal to 2.99 times his cash compensation for the twelve months that precede the termination of his employment and a continuation of fringe benefits. As of January 1, 1997, the cash amount payable to Mr. Huffman if his employment terminated after a change of control would be $397,072. Mr. Huffman and CBI have agreed that the Reorganization will not be considered a change of control for purposes of interpreting or applying his employment contract.

Option Exercises and Holdings

         All options held by the named executive officers at December 31, 1996 were exercisable. The following tables sets forth information with respect to exercised and unexercised options held by such officers as of the end of the fiscal year:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                                     Number of Shares
                                                                        Underlying           Value of Unexercised
                                  Shares                                Unexercised           In-The-Money Options
                                Acquired on            Value              Options                     at
            Name                 Exercise (#)      Realized ($)     December 31, 1996         December 31, 1996 (2)
            ----                 ------------      ------------     -----------------         ---------------------

Nathan S. Jones, 3rd              10,000              $60,000             20,000                 $  230,000

Richard C. Huffman                15,448 (1)         $106,370              -0-                   $        0

--------------------
(1) This number reflects the exercise by Mr. Huffman of options covering 11,000 shares of Commerce Bank of Virginia Common Stock on April 10, 1996. On July 1, 1996, the effective date of a Share Exchange between CBI and Commerce Bank of Virginia, each outstanding share of Commerce Bank of Virginia Common Stock was exchanged for 1.4044 shares of CBI Common Stock.
(2) The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between the market value per share of CBI Common Stock at December 31, 1996 ($17.75) and the per share exercise price of the options. Fair market value reflects published prices on the OTC Bulletin Board December 31, 1996.


Interest of Management in Certain Transactions

         Certain directors and officers and their associates were customers of and had transactions with CBI and its subsidiaries during 1996, and up to the present time. All loans and commitments to loan by CBI and its subsidiaries to directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. CBI expects to have, in the future, similar banking transactions with directors and officers. The aggregate balance of loans outstanding to directors and officers of CBI and its subsidiaries and their associates was $6.208 million (33% of Shareholders' Equity) on December 31, 1996.

         In addition, the real property at the location of Commerce Bank of Virginia's Hanover County branch is owned by the Atlee Station Co., of which Sam
T. Beale, a Director of CBI, is the principal shareholder. This lease has a term of ten years and expires on December 31, 1998, at which time the lease is automatically renewed with renegotiated rent terms. The lease provides for rent in the amount of $3,000 per month beginning January 1, 1994, with an annual increase of 3% through the end of the term. Commerce Bank of Virginia owns the improvements to the real property at that location.

Section 16 Beneficial Ownership Reporting Compliance

         Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of CBI are required to file reports with the Securities and Exchange Commission and CBI of their beneficial ownership and changes in ownership of CBI Common Stock.

         Based on a review of the forms that were filed and representations of the directors and executive officers, CBI believes that all required forms were timely filed for the year ended December 31, 1996.

                        COMMUNITY BANKSHARES INCORPORATED
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Community Bankshares Incorporated. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements.

Overview

         Net income for the year ended December 31, 1996 of $3.056 million was an increase of 29.8% over the year ended December 31, 1995. The increase in net income during 1996 reflects primarily an increase in the lending volume and an improvement in the rates earned on interest-earning assets. Earnings per share for the year ended December 31, 1996 were $1.55, up from $1.27 for the year ended December 31, 1995. CBI has shown an increase of 162% in net income over the five years ended December 31, 1996, from $1.166 million in 1992 to $3.056 million during 1996. The increase in income over the past five years is attributable to the 49% growth in the loan portfolio. As total assets grew from $110.440 million in 1992 to $172.014 million as of December 31, 1996, net loans grew from $77.144 million to $115.135 million.

         CBI increased net income 31.0% to $2.355 million during 1995 over 1994. This increase was attributable to an increase in the net interest yield and a decrease in the provision for loan losses. Net income during 1994 of $1.798 million was a 31.8% increase over 1993. On a per share basis, net income was $1.00 in 1994.

         CBI's return on average equity and average assets has increased over the past five years. The return on average equity was 17.24% for the year ended December 31, 1996. The return on average equity was 16.38% in 1995, compared to 14.85% for 1994. The return on average assets amounted to 1.86%, 1.53% and 1.31% for the three years ended December 31, 1996, 1995, and 1994, respectively.

Net Interest Income

         Net interest income represents the principal source of earnings for CBI. Net interest income equals the amount by which interest income exceeds interest expense. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

         Net interest income increased 12.6% to $8.537 million in 1996. This increase was attributable to a 7.9% growth in average earning assets. The increase in interest-earning assets was due primarily to increases in the securities and lending volume. During the three years ended December 31, 1996, CBI has had a consistent increase in loan demand. It is management's belief that the increase in the lending volume is a result of competitive pricing and, most importantly, responsiveness to loan demands. The ability to make a timely loan decision is an operating characteristic that often allows CBI the opportunity to meet the needs of borrowers before its competitors. Rates earned on average interest earning assets were 9.14% during 1996 as compared to 8.96% one year earlier. This return was a result of increased rates earned on loans. CBI is competitive with rates and origination fees charged on loans. However, since 76.3% of CBI's loan portfolio may be repriced in one year or less, CBI may respond quickly to market changes in rates.

          Interest expense for the year ended December 31, 1996 increased slightly, by 5.1%, to $5.355 million from $5.097 million for the year ended December 31, 1995. This increase was due to an increase of 6.07% in average interest bearing liabilities from $114.247 million during 1995 to $121.181 million in

1996. The interest rate paid on interest-bearing liabilities remained fairly constant for the year, at 4.42% for 1996 compared to 4.46% in 1995.

         Net interest income was $7.585 million for the year ended December 31, 1995, an increase of 16.9% over the $6.489 million reported in 1994. This increase was partially due to the 13.1% increase in interest-earning assets. Again, the increase in the lending volume was the most significant portion of the increase in average interest earning assets with a 10.26% increase. Also contributing to the rise in net interest income was the 9.54% increase in the yield on interest-earning assets, which increased from 8.18% to 8.96%. During 1995 interest expense increased by $1.37 million to $5.097 million. This increase was a result of an increase in rates and deposit volume. As the rates declined during 1994, many depositors elected not to invest in time deposits and opted for short-term interest-bearing demand deposits which paid a lower rate. This trend reversed itself in 1995 as average certificates of deposit and large denomination deposits increased 33.77% or $12.034 million, at the same time demand interest-bearing liabilities increased 5.9% or $2.124 million. This change in the mix of deposits caused CBI to increase its cost of funds for 1995 to 4.46% from 3.62% for 1994.


         Interest income increased 14.83% or $1.324 million from $8.926 million in 1993 to $10.220 million during 1994. This increase was primarily due to an increase in average loans of 14.03% or $11.983 million to $97.419 million during 1994. This increase in loan volume took place at a time when average rates on loans increased only slightly to 8.84% for 1994 from 8.72% during 1993. Interest expense increased 5.93%, from $3.523 million in 1993 to $3.71 million in 1994. The net interest yield for 1994 was 5.18%, up slightly from 4.80% during 1993.

         The following table sets forth CBI's average interest-earning assets (on a tax equivalent basis) and average interest-bearing liabilities, the average yields earned on such assets and rates paid on such liabilities, and the net interest margin, for the periods indicated.

      Average Balance Sheets, Interest Income and Expense, Yields and Rates

                                                             Years Ended December 31,
                            --------------------------------------------------------------------------------------------
                                         1996                          1995                           1994
                            --------------------------------------------------------------------------------------------
                             Average               Yield/   Average              Yield/   Average               Yield/
                            Balance(6)  Interest  Rate (1) Balance(6)  Interest  Rate    Balance(6)  Interest  Rate (1)
                            ----------  --------  -------- ----------  --------  -----   ----------  --------  --------
                                                                                   (1)
                                                              (Dollars in thousands)

Assets
Interest-earning assets:
  Securities                 $  34,277   $  2,367  6.92%    $  28,645   $  1,767  6.17%   $  24,572   $  1,487  6.05%
  Federal funds sold             4,810        266  5.53%        5,746        376  6.54%       3,369        148  4.39%
  Loans (5)                    113,963     11,349  9.96%      107,413     10,564  9.83%      97,419      8,615  8.84%
                              --------    -------  -----     --------    -------  -----     -------     ------  -----
Total interest-earning
  assets                     $ 153,000   $ 13,982  9.14%    $ 141,804   $ 12,707  8.96%   $ 125,360   $ 10,250  8.18%

Noninterest-earning
  assets:
  Cash and due from banks        6,874                          8,039                         7,969
  Premises and equipment         2,756                          2,691                         2,668
  Other assets                   2,787                          2,280                         2,211
Less allowance for loan
  losses                       (1,251)                        (1,216)                       (1,033)
  Total                        164,166                        153,598                       137,175
                              ========                       ========                      =======
Liabilities and
Stockholders'
  Equity
Interest-bearing
liabilities:
  Money market and  NOW
    accounts                 $  40,039   $  1,245  3.11%    $  38,007   $  1,322  3.48%   $  35,883    $ 1,117  3.11%
  Savings deposits              25,765        956  3.71%       28,049        918  3.27%      30,997        872  2.81%
  Time deposits                 45,409      2,580  5.68%       37,189      2,266  6.09%      28,511      1,449  5.08%
  Large denomination
   deposits                      9,351        548  5.86%       10,481        575  5.49%       7,125        285  4.00%
  Federal funds purchased          617         26  4.21%          521         16  3.07%         592          9  1.52%
                                  ----        ---  -----         ----        ---  -----        ----         --  -----
                             $ 121,181   $  5,355  4.42%    $ 114,247   $  5,097  4.46%   $ 103,108   $  3,732  3.62%
                                         --------                       --------                      --------

Noninterest-bearing
liabilities:
  Demand deposits               24,307                         23,845                        21,154
  Other liabilities                956                          1,130                           803
                                  ----                         ------                          ----
                             $ 146,444                      $ 139,222                     $ 125,065

Stockholders' Equity            17,722                         14,376                        12,110
                               -------                        -------                       -------
  Total                      $ 164,166                      $ 153,598                     $ 137,175
                             =========                      =========                     =========

Net interest earnings                    $  8,627                       $  7,610                      $  6,518
Less tax equivalent
  adjustment                                   90                             25                            29
                                               --                             --                            --
Net Interest income/
  yield (2) (3)                          $  8,537  5.58%                $  7,585  5.35%               $  6,489  5.18%
                                         ========  =====                ========  =====               ========  =====

Interest Spread (4)                                4.72%                          4.50%                         4.56%

---------------
(1)      Computed on an annualized fully taxable equivalent basis.
(2) Net interest income is the difference between income from earning assets and interest expense.
(3) Net interest yield is net interest income divided by total average earning assets.
(4) Interest spread is the difference between the average interest rate received on earning assets and the average interest rate paid for interest-bearing liabilities.
(5)      Average loan balances include non-accrual loans.
(6) Average balances are computed on monthly balances and management believes such balances are representative of the operations of the Bank.

         Interest income and interest expense are affected by changes in both average interest rates and average volumes of interest-earning assets and interest-bearing liabilities. The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding. The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                            Volume and Rate Analysis


                                                          Years Ended December 31,
                          ------------------------------------------------------------------------------------------
                                 1996 vs. 1995                 1995 vs. 1994                  1994 vs. 1993
                                 -------------                 -------------                  -------------
                              Increase (decrease)           Increase (decrease)            Increase (decrease)
                              Due to changes in:            Due to changes in:             Due to changes in:
                              ------------------            ------------------             ------------------
                           Volume     Rate    Total(1)   Volume     Rate    Total(1)   Volume     Rate    Total(1)
                           ------     ----    --------   ------     ----    --------   ------     ----    --------
                                                           (Dollars in thousands)

Increase (decrease) in:
Interest income:
   Investment securities,
      taxable             $    369  $    231  $    600  $    250  $     30  $    280  $    355  $   (88)  $    267
   Federal funds sold         (56)      (54)     (110)       135        93       228     (188)        81     (107)
   Loans                       644       141       785       933     1,016     1,949     1,060       104     1,164
                               ---       ---       ---       ---     -----     -----     -----       ---     -----
                          $    957  $    318   $ 1,275   $ 1,318   $ 1,139  $  2,457  $  1,227  $     97  $  1,324
                          --------  --------   -------   -------   -------  --------  --------  --------  --------

Interest expense:
   Savings and time
      deposits            $    305  $   (57)  $    248  $    433  $    925  $  1,358  $    355  $  (154)  $    201
   Federal funds
      purchased                  3         7        10       (1)         8         7         8         -         8
                                 -         -        --       ---         -         -         -         -         -
                          $    308  $   (50)  $    258  $    432  $    933  $  1,365  $    355  $  (154)  $    209
                          --------  --------  --------  --------  --------  --------  ------    --------  --------

Net interest earnings     $    649  $    368   $ 1,017  $    886  $    206  $  1,092  $    864  $    251  $  1,115
                          ========  ========   =======  ========  ========  ========  ========  ========  ========

--------------------------
(1)      Computed on an annualized fully taxable equivalent basis.


Interest Sensitivity

         An important element of both earnings performance and the maintenance of sufficient liquidity is management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest-sensitive assets and interest-sensitive liabilities in a specific time interval. The gap can be managed by repricing assets or liabilities, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

         The objective of interest sensitivity management is to provide flexibility in controlling the response of both rate-sensitive assets and liabilities to wide and frequent fluctuations in market rates of interest so that the effect of such swings on net interest income is minimized. The most important part of this objective is to maximize earnings while keeping risks within defined limits. To reduce the impact of changing interest rates as much as possible, CBI attempts to keep a large portion of its interest-sensitive assets and liabilities in generally shorter maturities, usually one year or less. This allows CBI the opportunity to adjust interest rates as needed to react to the loan and deposit market conditions.

         Management evaluates interest sensitivity through the use of a static gap model on a monthly basis and then formulates strategies regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These strategies are based on management's outlook regarding interest rate movements, the state of the regional and national economies and other financial and business risk factors. In addition, CBI establishes prices for deposits and loans based on local market conditions and manages its securities portfolio with policies set by itself.

         The following tables present CBI's Interest Rate Sensitivity Analysis as of December 31, 1996:

                       Interest Rate Sensitivity Analysis

                                                           December 31, 1996
                                       ----------------------------------------------------------
                                        Within         4-12         1-5         Over
                                       3 Months       Months       Years      5 Years       Total
                                       --------       ------       -----      -------       -----
                                                                     (Dollars in thousands)


Interest-Earning Assets:
  Federal funds sold                    $  5,392     $   --       $   --       $  --      $  5,392
  Investment securities                      529        1,851        6,260      27,600      36,240
  Loans                                   48,591       36,641       30,311         841     116,384
                                        --------     --------     --------     -------    --------

Total interest earning-assets           $ 54,512     $ 38,492     $ 36,571     $28,441    $158,016
-----------------------------           --------     --------     --------     -------    --------

Interest-Bearing Liabilities:
  Deposits:
    Demand                              $ 54,693     $   --       $   --       $  --      $ 54,693
    Savings                               27,478         --           --          --        27,478
    Time deposits,  $100,000 and over      8,501       14,178       11,332        --        34,011
    Other time deposits                    8,583        9,179        5,056        --        22,818
                                        --------     --------     --------     -------    --------

Total interest-bearing liabilities      $ 99,255     $ 23,357     $ 16,388     $  --      $139,000
----------------------------------      --------     --------     --------     -------    --------

Period gap                              $(44,743)    $ 15,135     $ 20,183     $28,441    $ 19,016
                                        =========    ========     ========     =======    ========

Cumulative gap                          $(44,743)    $(29,608)    $ (9,425)    $19,016
                                        =========    =========    =========    =======

Ratio cumulative gap to total
  interest-earning assets                (28.32%)     (18.74%)      (5.96%)     12.03%
                                         ========     ========      =======     ======



         The December 31, 1996 results of the rate sensitivity analysis show CBI had $44.743 million more in liabilities than assets subject to repricing within three months or less and was, therefore, in a liability-sensitive position. The cumulative gap at the end of one year was a negative $29.608 million, and, therefore in a liability-sensitive position. The one year negative gap position reflects a loan portfolio that is weighted predominantly in shorter maturities. Approximately $88.9 million, or 76.3% of the total loan portfolio, matures or reprices within one year or less. An asset-sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability-sensitive institution generally will be impacted favorably by declining rates.

Noninterest Income

         For the year ended December 31, 1996 noninterest income increased by $79,000, or 6.96% to $1.214 million. This increase resulted primarily from a gain on the sale of other real estate in the amount of approximately $55,000.

         Noninterest income for the year ended December 31, 1995 was $1.135 million, a decrease of $96,000 or 7.8% from 1994. This decline is partially attributable to a 5.0% or $50,375 decrease in service charges. CBI marketed "Free Checking" in order to increase deposits, to increase name recognition in the community, and at the same time, reduce the cost of funds.

         Noninterest income for 1994 increased 9.67% or $108,458 from 1993. Service charges, commissions and fees, the largest single item of noninterest income, increased by $32,778 for 1994, up 3.3% from 1993.

Noninterest Expense

         Noninterest expense of $4.872 million for the year ended December 31, 1996 was an increase of 7.7%. Salaries and employee benefits, the largest single component of noninterest expense, had an increase of 8.2% for the year. Due to regulatory rate reductions, FDIC assessments declined by 97% or $130,857, from the previous year. In addition, general insurance decreased by $19,633 due to a 1995 change to a new carrier on the general liability policy that offered more competitive rates. Other taxes increased 18.63% or $38,676.

         For 1995, noninterest expense decreased by $70,532 or 1.48% over 1994. Salaries and employee benefits increased by $157,610 or 6.45% due to normal wage increases and increased costs associated with various benefit plans sponsored by CBI. Furniture and equipment expense decreased by $111,296 or 24.86% partially due to the closing of one branch office. General insurance expenses declined by $48,802 or 46.64% due to a new carrier on the general liability policy that offered more competitive rates and an increase in the cash surrender value in excess of premiums paid on the lives of executives. Professional fees increased $99,444 or 96.7% largely associated with merger costs. Due to regulatory rate reductions, FDIC assessments declined by $133,176 or 46.69%.

         During the year ended December 1994, noninterest expenses increased by 11.56% or $494,203 from $4.275 million during 1993 to $4.770 million in 1994.
The majority of the increase was due to an increase in salaries and employee benefits of 14.37% or $316,279 from $2.200 million to $2.517 million. This increase was largely associated with the continuation of various incentive and bonus plans adopted by CBI during prior years. Furniture and equipment expenses increased by 16.84% or $62,706. Almost 100% of this increase was attributable to increased depreciation due to the acquisition of operations equipment.

Income Taxes

         The provision for income taxes for the year ended December 31, 1996 was $1,422,297 a 16.2% increase from the previous year. The increase in the provision was due to the increase in taxable income.

         The income tax provision for the year ended December 31, 1995 was $1,223,892, up from $885,619 for the year ended December 31, 1994.

Loan Portfolio

         CBI's loan portfolio is comprised of commercial loans, real estate loans, home equity loans, consumer loans, participation loans with other financial institutions, and other miscellaneous types of credit. The primary markets in which CBI makes loans are generally in areas contiguous to its branch locations. The philosophy is consistent with CBI's focus on providing community-based financial services.

                                 Loan Portfolio

                                                                 December 31,
                             --------------------------------------------------------------------------------------
                                        1996                         1995                         1994
                                        ----                         ----                         ----
                                              % to Total                   % to Total                   % to Total
                                   Amount          Loans         Amount         Loans         Amount         Loans
                                   ------          -----         ------         -----         ------         -----
                                                            (Dollars in thousands)
Commercial                      $  15,830         13.49%      $  14,500        13.21%      $  12,022        11.71%

Real estate construction            5,584          4.76%          3,745         3.41%          4,280         4.17%

Real estate mortgage:
  Residential (1-4 family)         43,366         36.97%         43,439        39.57%         40,082        39.04%
  Multifamily                       3,667          3.13%          1,563         1.41%            224         0.22%
  Nonfarm,
    nonresidential                 40,511         34.53%         36,194        32.97%         33,606        32.73%
                                  -------         ------        -------        ------        -------        ------
  Real estate mortgage,
    subtotal                       87,543         74.63%         81,196        73.95%         73,912        71.99%
                                  -------         ------        -------        ------        -------        ------
  Real estate, total               93,126         79.39%         84,941        77.36%         78,192        76.16%
                                  -------         ------        -------        ------        -------        ------

Consumer installment               8,355           7.12%        10,348          9.43%        12,455         12.13%
                                   ------          -----        -------         -----        -------        ------
  Total loans                     117,311        100.00%        109,789       100.00%        102,669       100.00%
                                                 =======                      =======                      =======

Less unearned income                  932                        1,149                        1,280
                                      ---                        ------                       -----
                               $ 116,381                     $ 108,640                    $ 101,389
                               ==========                    ==========                   =========


         The following table shows the maturity of loans outstanding as of December 31, 1996. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates. Loans are classified based upon the period in which the payments are due.

                             Loan Maturity Schedule

                                                                        December 31, 1996
                                              ----------------------------------------------------------------------
                                                                    Maturing
                                              ----------------------------------------------------
                                                                       After One
                                                        Within        But Within            After
                                                      One Year        Five Years       Five Years            Total
                                                      --------        ----------       ----------            -----
                                                                     (Dollars in thousands)

Commercial                                           $  11,337          $  4,475            $  18         $  15,830
Installment                                              2,653             5,170              202             8,025
Real estate                                             52,763            31,098            8,665            92,526
                                                       -------           -------           ------           -------
  Total                                             $   66,753          $ 40,743         $  8,885        $  116,381
                                                    ==========         =========        =========       ===========

Loans maturing after one year with:
  Fixed interest rates                                                  $ 27,438            $  74
  Variable interest rates                                                 13,305            8,811
                                                                         -------           ------
  Total                                                                 $ 40,743         $  8,885
                                                                       =========        =========

         As of December 31, 1996, the loan portfolio was $116.381 million, net of unearned income, an increase from the prior year of 7.1% or $7.741 million. Real estate lending continues to be the growth of the portfolio with loans secured by real estate comprising 79.39% of total loans.

         Loans, net of unearned income, were $108.640 million at December 31, 1995, up $7.3 million or 7.1% from $101.389 million at December 31, 1994. The growth in real estate loans, which increased $6.75 million or 8.63%, accounted for 92% of the growth.

         Loans secured by real estate comprise 77.36% of total loans at December 31, 1995 and 76.16% at December 31, 1994.

         CBI's unfunded loan commitments amounted to $21.911 million as of December 31, 1996, up from $18.122 million at December 31, 1995. This increase is attributable to customer loan demands at a specific point in time. Fixed rate commitments were $4.851 million and $4.438 million as of December 31, 1996 and 1995, respectively. The average rates charged on the fixed rate commitments were 8.5% - 10.5% for the years then ended.

Analysis of the Allowance for Loan Losses

         The allowance for loan losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio. The level of loan losses is affected by general economic trends, as well as conditions affecting individual borrowers. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies.

         The provision for loan losses for the year ended December 31, 1996 was $401,500, a decrease of $40,500 over the previous year. Management charged income for the provision deemed necessary based on its analysis of the loan portfolio. After reviewing the nonperforming loans and specifically nonaccrual loans, management believes the current year provision increases the allowance for loan losses to the desired level to cover potential losses. CBI had charge-offs, net of recoveries, of $391,000 during 1996, an increase of $85,000 over the previous year. This increase was the result of normal changes in the loan portfolio and local economic conditions. Management does not anticipate any abnormal changes in the delinquency rates or charge-offs and recoveries in connection with its normal loan operations procedures. It is management's opinion that the allowance for loan losses is adequate to absorb any future losses that may occur.

         The provision for loan losses totaled $442,000 for the year ended December 31, 1995, an increase of $176,162 from the previous year. CBI had charge-offs, net of recoveries, of $306,000 during 1995, an increase of $201,000 over the previous year. This increase was primarily the result of a complete charge off of one real estate loan in the amount of $103,000 and partial charge-offs on three additional real estate loans in the amount of $85,000. After consideration of these factors, management recorded a provision for loan losses that would provide coverage for potential losses.

         The provision in 1994 increased to $266,000 as compared to $195,000 in 1993. This increase of $71,000 reflected management's review of the loan portfolio and the amount needed to maintain the reserve at acceptable levels to cover potential losses.

         As of December 31, 1996, the allowance for loan losses was $1.246 million up slightly from $1.235 million at December 31, 1995. The allowance as of December 31, 1995 was up $136,000 over the $1.099 million at December 31, 1994. The ratio of the allowance for loan loss to total loans, net of unearned income, has remained relatively constant over the last three years; 1.07% at December 31, 1996, 1.14% at December 31, 1995, and 1.08% at December 31, 1994.

         The multiple of the allowance for loan losses to nonperforming assets was .60x at December 31, 1996, .65x at December 31, 1995 and 1.24x at December 31, 1994. Management continually evaluates nonperforming loans relative to their collateral value and makes appropriate reductions in the carrying value of those loans based on that review.

         Effective January 1, 1995, CBI adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure). The effect of adopting this new accounting standard was immaterial to the operating results of CBI for the year ended December 31, 1995. Prior financial statements have not been restated to apply the provision of the new standard.

         Under the new accounting standard, a loan is considered to be impaired when it is probable that CBI will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A loan is not considered impaired if (a) there is an insignificant delay in or shortfall in amounts of payments, or (b) CBI expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. CBI does not aggregate loans for risk classification.

         The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's effective interest rate. As of December 31, 1996, CBI had six loans with a carrying amount of $736,000 that were considered to be impaired. The amount of impairment based on present value of future cash flows or collateral values, if applicable, was approximately $51,000 and $685,000, respectively. The amount provided in the allowance for loan losses for these impaired loans was $184,000. The following table summarizes changes in the allowance for loan losses.

                         Summary of Loan Loss Experience

                                                           Years Ended December 31,
                                              ------------------------------------------
                                                     1996          1995           1994
                                                     ----          ----           ----
                                                            (Dollars in thousands)


Allowance for loan losses at beginning
  of year                                         $   1,235     $   1,099     $     938
                                                  ---------     ---------     ---------

Loans charged off:
  Commercial                                      $     226     $     113     $     153
  Installment                                            39            46            56
  Real estate                                           304           199            43
                                                  ---------     ---------     ---------

  Total                                           $     569     $     358     $     252
                                                  ---------     ---------     ---------

Recoveries of loans previously charged off:
  Commercial                                      $      82     $      18     $      34
  Installment                                            16            26             9
  Real estate                                            80             8           104
                                                  ---------     ---------     ---------

  Total                                           $     178     $      52     $     147
                                                  ---------     ---------     ---------

Net loans recovered (charged off)                 $    (391)    $    (306)    $    (105)

 Provision for loan losses                              402           442           266
                                                  ---------     ---------     ---------

Allowance for loan losses at end of year          $   1,246     $   1,235     $   1,099
                                                  =========     =========     =========

Average total loans (net of unearned
  income)                                         $ 112,712     $ 106,197     $  96,386

Total loans (net of unearned income)              $ 116,381     $ 108,640     $ 101,389

Selected Loan Loss Ratios:
  Net charge-offs to average loans                     0.35%         0.29%         0.11%
  Provision for loan losses to average
    loans                                              0.36%         0.42%         0.28%
  Provision for loan losses to net
    charge-offs                                         102%          144%          253%
  Allowance for loan losses to year-end
    loans                                              1.07%         1.14%         1.08%
  Loan loss coverage (1)                                782%        1,314%        2,810%

--------------------
(1) Income before income taxes plus provision for loan losses, divided by net chargeoffs.

         A breakdown of the allowance for loan losses is provided in the following table; however, such a breakdown has not historically been maintained by the Bank and management does not believe that the allowance can be fragmented by category with any precision that would be useful to investors. The entire amount of the allowance is available to absorb losses occurring in any category. The allowance is allocated below based on the relative percentage in each category to total loans.

                    Composition of Allowance for Loan Losses

                                                                      December 31,
                                      -----------------------------------------------------------------------------
         Balance at End of                      1996                      1995                      1994
                                                ----                      ----                      ----
       Period Applicable to:
       ---------------------
                                                   % of Loans                % of Loans                % of Loans
                                                     in each                   in each                   in each
                                                    category                  category                  category
                                                    to total                  to total                  to total
                                           Amount     loans          Amount     loans          Amount     loans
                                           ------     -----          ------     -----          ------     -----
                                                                 (Dollars in thousands)

  Commercial                               $  168    13.49%          $  163    13.21%          $  129    11.71%
  Installment                                  89     7.12%             116     9.43%             133    12.13%
  Real estate                                 989    79.39%             956    77.36%             837    76.16%
                                              ---    -----              ---    -----              ---    -----
                                        $   1,246   100.00%        $  1,235   100.00%      $    1,099   100.00%
                                        =========   ======         ========   ======       ==========   ======



         Management has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred. The allocation of the allowance as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

Nonperforming Assets

         Total nonperforming assets, which consist of nonaccrual loans, restructured loans, loans 90 days or more past due, and other real estate owned were $2.070 million at December 31, 1996 an increase of $183,000 from one year earlier. Total nonperforming assets were $1.887 million at December 31, 1995, an increase of $998,000 over December 31, 1994. Nonperforming assets increased $265,000 during 1994 over 1993.

                              Nonperforming Assets

                                                                December 31,
                                                       -----------------------------
                                                            1996       1995    1994
                                                            ----       ----    ----

Nonaccrual loans                                           $  240    $  220    $ 54
 Loans contractually past due 90 days or more
  and still accruing                                        1,063       882     560
 Troubled debt restructuring                                 --        --       --
                                                           ------    ------    ----
  Total nonperforming loans                                $1,303    $1,102    $614

Other real estate owned                                       767       785     275
                                                           ------    ------    ----
  Total nonperforming assets                               $2,070    $1,887    $889
                                                           ======    ======    ====


Nonperforming assets to period-end total
  loans and other real estate                               1.77%     1.72%   0.87%
                                                            =====     =====   =====
Foregone interest income on nonaccrual
  loans                                                    $    6    $   12    $  2
                                                            =====    ======    ====

Interest income recorded on nonaccrual
  loans during the year                                    $    4    $    8    $--
                                                           ======    ======    ====



         The following table summarizes all nonperforming loans, by loan type as of December 31, 1996:

                                                     Number
                                                         of          Principal
                (Dollars in thousands)                Loans            Balance
                ----------------------                -----            -------
                Residential mortgage                     13           $  1,189
                Installment loans                         3                 27
                Commercial loans                          4                 87
                                                         --               ----
                                                         20           $  1,303
                                                         ==           ========



         Loans, including impaired loans, are generally placed in nonaccrual status when loans are delinquent in principal and interest payments greater than 90 days and the loan is not well secured and in process of collection. Accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. As shown in the above table, CBI does have loans that are contractually past due greater than 90 days that are not in nonaccrual status; however, those loans are still accruing because they are well secured and in the process of collection. A loan is well secured if collateralized by liens on real or personal property, including securities, that have a realizable value sufficient to discharge the debt in full or by the guarantee of a financially responsible party. Approximately 65% of these loans are collateralized by residential real estate.


         As of December 31, 1996, nonaccrual loans and loans contractually past due greater than 90 days have increased $20,000 and $181,000 over the December 31, 1995 levels, respectively. While the increase is significant, there are only five loans in nonaccrual status. The largest two loans, $119,000 and $69,000, are mortgage real estate loans secured by residential real estate. Often, CBI will not immediately proceed to foreclose on real estate loans that become more than 90 days past due. Instead, CBI will permit the borrower to market and sell the collateral in an orderly manner. If the borrower does not sell the collateral within a reasonable time, CBI will foreclose and sell the collateral. CBI's experience has been that losses on well-collateralized real estate are minimized when it works with borrowers in this manner, although its practice of working with borrowers at times results in relatively high balances of past due loans. CBI also has found that its collection practices enable it to compete with larger and less flexible institutions that are not based in the community.


         If foreclosure of property is required, the property is generally sold at a public auction in which CBI may participate as a bidder. If CBI is the successful bidder, the acquired real estate property is then included in CBI's real estate owned account until it is sold.

Investment Securities

         The securities portfolio is maintained to manage excess funds in order to provide diversification and liquidity in the overall asset management policy. The maturity of securities purchased is based on the needs of CBI and current yields and other market conditions.

         Securities are classified as held-to-maturity when management has the positive intent and CBI has the ability at the time of purchase to hold them until maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount.

         Securities to be held for indefinite periods of time and not intended to be held-to-maturity or on a long-term basis are classified as available-for-sale and accounted for at fair market value on an aggregate basis. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. CBI does not buy with the intent of trading and, accordingly, does not maintain a trading account. Gains and losses on the sale of securities are determined by the specific identification method.

         The book value of the investment portfolio as of December 31, 1996 was $36.443 million compared to $34.127 million at December 31, 1995.

         The following tables show the amortized cost, fair market value, maturity distribution, and yield of the investment portfolio as of December 31, 1996 and 1995:

                              Securities Portfolio


                                                            December 31, 1996
                                              -----------------------------------------
                                                  Held -to-Maturity  Available-for-Sale
                                                  -----------------  ------------------
                                                    Cost     Market    Cost      Market
                                                    ----     ------    ----      ------
                                                            (Dollars in thousands)
U.S. Treasury and agency securities               $ 2,449   $ 2,434   $12,134   $11,955
Mortgage-backed securities:
  Guaranteed or issued by
  GNMA, FNMA or FHLMC                              13,028    12,929     5,933     5,887
 Securities issued by states and
  political subdivisions                            1,009     1,027     1,179     1,184
 Other securities                                     400       403       311       311
                                                  -------   -------   -------   -------
                                                  $16,886   $16,793   $19,557   $19,337
                                                  =======   =======   =======   =======

                                                            December 31, 1995
                                              -----------------------------------------
                                                  Held -to-Maturity  Available-for-Sale
                                                  -----------------  ------------------
                                                    Cost     Market    Cost      Market
                                                    ----     ------    ----      ------
                                                            (Dollars in thousands)
 U.S. Treasury and agency securities               $ 7,990   $ 8,029   $ 5,253   $ 5,301
 Mortgage-backed securities:
   Guaranteed or issued by
   GNMA, FNMA or FHLMC                              12,900    12,957     5,318     5,401
  Securities issued by states and
   political subdivisions                            1,136     1,175      --        --
  Other securities                                   1,256     1,270       274       273
                                                   -------   -------   -------   -------
                                                   $23,282   $23,431   $10,845   $10,975
                                                   =======   =======   =======   =======


         The maturity distribution, book value, market value, and yield of the total investment securities portfolio at December 31, 1996 and 1995 are presented as follows:

                                                                    December 31, 1996
                                      ------------------------------------------------------------------------------
                                                Held -to-Maturity                      Available-for-Sale
                                                -----------------                      ------------------
                                             Book       Market                       Book       Market
                                            Value        Value     Yield            Value        Value     Yield
                                            -----        -----     -----            -----        -----     -----
                                                                 (Dollars in thousands)

Within 12 months                         $  1,877     $  1,886     7.56%           $  426       $  426     5.84%
Over 1 year through 5 years                 1,173        1,163     6.50%            5,880        5,826     6.18%
Over 5 years through 10 years               2,054        2,041     7.26%            7,894        7,769     7.30%
Over 10 years                              11,782       11,703     7.06%            5,357        5,316     6.83%
                                          -------      -------     -----           ------       ------     -----
                                         $ 16,886     $ 16,793     7.07%        $  19,557     $ 19,337     6.80%
                                         ========     ========     =====        =========     ========     =====



                                                                    December 31, 1995
                                      -------------------------------------------------------------------------------
                                                Held -to-Maturity                      Available-for-Sale
                                                -----------------                      ------------------
                                             Book       Market                       Book       Market
                                            Value        Value     Yield            Value        Value     Yield
                                            -----        -----     -----            -----        -----     -----
                                                                 (Dollars in thousands)

Within 12 months                         $  5,455     $  5,457     5.39%           $  499       $  500     6.68%
Over 1 year through 5 years                 4,143        4,190     6.59%            2,451        2,472     5.93%
Over 5 years through 10 years               1,525        1,550     7.37%            2,847        2,873     7.15%
Over 10 years                              12,159       12,234     7.04%            5,047        5,130     6.82%
                                          -------      -------     -----           ------       ------     -----
                                         $ 23,282     $ 23,431     6.89%         $ 10,844     $ 10,975     6.70%
                                         ========     ========     =====         ========     ========     =====


Deposits

         Deposits at December 31, 1996 were $152.006 million, up $8.434 million from 1995, an increase of 5.87%. The growth in deposits was led by the 21.1% increase in noninterest-bearing demand deposits, which increased from $23.532 million at December 31, 1995 to $28.498 million at December 31, 1996.

Noninterest-bearing deposits were 18.75% of total deposits at December 31, 1996. At December 31, 1996, savings deposits had grown by $3.092 million, an increase of 12.68% over December 31, 1995 levels.

         Deposits at December 31, 1995 were $143.571 million, a 15.88% increase from 1994. Certificates of deposit increased by $13.412 from 1994 levels. Similarly, certificates of deposit of $100,000 or more increased $4.277 million from 1994 levels. Noninterest-bearing deposits were 16.39% of total deposits at December 31, 1995 compared to 16.57% at December 31, 1994.

                                Deposits Analysis

                                                                      December 31,
                                      -----------------------------------------------------------------------------
                                                1996                      1995                      1994
                                                ----                      ----                      ----
                                                     Average                   Average                   Average
                                        Balance     Rate Paid     Balance     Rate Paid     Balance     Rate Paid
                                        -------     ---------     -------     ---------     -------     ---------
                                                                 (Dollars in thousands)


Noninterest-bearing demand
  deposits                              $  28,498                  $ 23,532                  $ 20,526
                                        ---------                 ---------                 ---------

Interest-bearing liabilities:
  Money market and  NOW                    39,865     3.11%          40,568     3.48%          36,614     3.11%
    accounts
  Savings deposits                         27,479     3.71%          24,387     3.27%          29,358     2.81%
  Time deposits                            45,413     5.68%          44,103     6.09%          30,691     5.08%
  Large denomination deposits              10,751     5.86%          10,980     5.49%           6,703     4.00%
                                          -------     -----         -------     -----          ------     -----
Total interest-bearing accounts         $ 123,508     4.42%       $ 120,038     4.47%       $ 103,366     3.63%
                                        ---------     -----       ---------     -----       ---------     -----
  Total deposits                        $ 152,006                  $143,571                $  123,892
                                        =========                 =========                 =========



                      Maturity of CDs of $100,000 and Over

                                Within         Three         Six to          Over                        Percent
                                 Three         to Six        Twelve           One                        of Total
                                Months         Months        Months          Year           Total        Deposit
                                ------         ------        ------          ----           -----        -------
                                                             (Dollars in thousands)


     December 31, 1996        $  2,653      $  2,412       $  2,137       $  3,549      $  10,751         7.07%


Capital Resources

         The adequacy of CBI's capital is reviewed by management on an ongoing basis with reference to the size, composition and quality of CBI's asset and liability levels and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.


         The primary source of capital for CBI is internally generated retained earnings. Average stockholders' equity increased 23.27% in 1996 over 1995. Similarly, average stockholders' equity increased 18.71% in 1995 over 1994. The following table highlights certain ratios for the periods indicated:

                           Return on Equity and Assets


                                                                     Years Ended December 31,
                                                 --------------------- ---------------------- ---------------------
                                                         1996                  1995                   1994
                                                         ----                  ----                   ----

Income before securities gains and losses to:
  Average total assets                                   1.86%                 1.51%                  1.28%
  Average stockholders' equity                          17.21%                16.17%                 14.46%

Net income to:
  Average total assets                                   1.86%                 1.53%                  1.31%
  Average stockholders' equity                          17.24%                16.38%                 14.85%

Dividend payout ratio (dividends
  declared per share divided by net
  income per share)                                      7.74%                 8.66%                 10.00%

Average stockholders' equity to average
  total assets ratio                                    10.80%                 9.36%                  8.83%


         The FDIC has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0% of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. CBI had a ratio of total capital to risk-weighted assets of 17.03% at December 31, 1996 and a ratio of Tier 1 capital to risk-weighted assets of 15.98%. Both of these exceed the capital requirements adopted by the federal regulatory agencies.

                               Analysis of Capital

                                                                                  December 31,
                                                             -------------------------------------------------------
                                                                          1996              1995               1994
                                                                          ----              ----               ----

Tier 1 Capital:
  Common stock                                                        $  5,703          $  5,562           $  3,219
  Surplus                                                                1,712             1,688              2,230
  Retained earnings                                                     11,716             8,886              7,421
  Unearned ESOP shares                                                   (238)             (330)                 -
                                                                         -----             -----               ----

                         Total Tier 1 Capital                       $   18,893         $  15,806          $  12,870
                                                                    ----------        ----------         ----------


Tier 2 Capital
  Allowance for loan losses                                              1,246             1,235              1,099
                                                                        ------            ------             ------
                         Total Tier 2 Capital                        $   1,246          $  1,235           $  1,099
                                                                     ---------         ---------          ---------

                         Total risk-based capital                   $   20,139         $  17,041          $  13,969
                                                                    ==========        ==========         ==========

                         Risk weighted assets                       $  118,233        $  112,918           $100,382


Capital Ratios:
  Tier 1 risk-based capital                                             15.98%            14.00%             12.82%
  Total risk based capital                                              17.03%            15.09%             13.92%
  Tier 1 capital to average total assets                                11.51%            10.29%              9.38%


Liquidity

         Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, investment in Treasury securities, and loans maturing within one year. As a result of CBI's management of liquid assets and the ability to generate liquidity through liability funding, management believes that CBI maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

         For the year ended December 31, 1996 CBI provided cash or liquidity from operations in the amount of $3.290 million. This increase in funds in addition to an $8.435 million increase in deposits has given CBI approximately $11.617 million in funds available for investment during 1996. In determining investment strategies management considers objectives for the composition of the loan and investment portfolio, such as type, maturity distribution, and fixed or variable interest rate characteristics of investment opportunities. Management's use of funds has included the funding of an $8.391 million increase in net loans and the purchase of $14.927 million of securities. With 57% of the loan portfolio repricing or maturing in the next twelve months CBI has enough asset liquidity to meet the needs of maturing deposits.

Impact of Inflation and Changing Prices

         The consolidated financial statements and related data presented have been prepared in accordance with generally accepted accounting principles, which require the measurement of the financial position and operating results of CBI in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Virtually all of the assets of CBI are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as prices of goods and services.

Current Accounting Developments

         In June 1996, the Financial Standards Board issued its Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the financial statements of CBI.


           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         Mitchell, Wiggins and Company LLP has been CBI's independent certified public accountants since 1984. CBI's consolidated financial statements for the year ended December 31, 1996 were examined by Mitchell, Wiggins and Company LLP.

         Although it has not yet selected auditors for the current year, CBI anticipates that Mitchell, Wiggins and Company LLP will be selected as CBI's auditors for 1997. A representative of Mitchell, Wiggins and Company LLP is expected to be present at the Annual Meeting.

                        DESCRIPTION OF CBI CAPITAL STOCK


Authorized and Outstanding Capital Stock

         CBI is authorized to issue up to 4,000,000 shares of Common Stock, par value $3.00 per share. CBI had 1,901,080 shares of Common Stock outstanding at April 30, 1997, held by ___ shareholders of record. The following summary description of the capital stock of CBI is qualified in its entirety by reference to the Articles of Incorporation of CBI (the "CBI Articles") and CBI's Bylaws, copies of which are available for inspection as exhibits to the registration statement filed with the Securities and Exchange Commission (the "SEC") in connection with this Joint Proxy Statement.

Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to certain limitations on the payment of dividends, holders of CBI Common Stock are entitled to receive dividends when and as declared by the CBI Board of Directors from funds legally available therefor.

         All outstanding shares of Common Stock, including the shares offered hereby, are fully paid and non-assessable. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

Certain Provisions of Articles of Incorporation and Bylaws

         Provisions with Anti-takeover Implications. A number of provisions of CBI's Articles and Bylaws deal with matters of corporate governance and the rights of shareholders.

         Article 9 of CBI's Articles of Incorporation is intended to provide that a minimum price be offered to CBI's shareholders if another company first acquires 20% of CBI's then-outstanding shares and thereafter seeks to accomplish a combination of the two businesses. It also imposes other restrictions on such a combination intended to benefit shareholders. An overall effect of Article 9 is to render more difficult the accomplishment of mergers or other business combinations after an entity acquires a 20% interest in CBI and to reduce the likelihood that management may be removed or replaced by such a shareholder.
Article 9 affects voting requirements for business combinations only if an entity first acquires a 20% voting interest in CBI.

         Article 9 provides that if an entity that acquires a 20% interest in CBI meets certain standards and follows specified procedures, the customary approval of only two-thirds of CBI's voting stock will be sufficient to authorize a subsequent business combination. If such standards are not met or if such procedures are not complied with, Article 9 requires that nay such business combination be approved by 85% of CBI's voting stock. The term "business combination" as used in Article 9 includes a merger or consolidation, a sale lease or exchange of all or substantially all of CBI's assets, and a plan of share exchange.

         Virginia law generally requires a two-thirds vote to authorize a merger or consolidation of a Virginia corporation with any other corporation or a sale, lease or exchange of all, or substantially all, of a Virginia corporation's assets, or a plan of share exchange.

         It is  possible  that  because  of the  resulting  need to comply  with
Article 9 as a precondition to any subsequent business combination, Article 9 will tend to discourage other entities from making a tender offer or takeover bid for less than all of CBI's Common Stock. Management's ability to negotiate favorable employment contracts or other considerations with a company interested in making a tender offer or takeover bid may be enhanced, and management changes which sometimes result from successful takeovers may not occur.

         It is the CBI Board of Director's opinion, however, that with a majority of the Board made up of outside directors, the evaluation of a proposed business combination will not be affected by the pecuniary interests of management. Since a tender offer is usually made at a price somewhat in excess of the then-existing market price, to the extent the tender offers are discouraged, shareholders may be denied the opportunity of selling at the higher price. This possible disadvantage is offset, however, by the benefit provided by
Article 9 to those shareholders who do not accept the tender offer or, having done so, do not have all of their shares taken up.

         As a practical matter, the requirement of an 85% favorable vote probably means that the type of business combination to which Article 9 is addressed could not be accomplished by the person having the 20% of more voting interest, at least while there remains any widely-dispersed public market in CBI's stock. Therefore, any entity gaining a 20% interest in CBI would probably have to abide by the requirements of Article 9 if it expected to accomplish a future business combination. The major requirement of Article 9 imposes a minimum price to be offered remaining shareholders in the case of a future combination with such other entity. However, if the market price of CBI's stock declines due to economic or other factors, a proposed combination that might be favorable to the public shareholders could be prevented because the terms of such combination did not meet the minimum price required by Article 9 to avoid the 85% vote.

         If an entity that has gained a 20% voting interest in CBI should fail to observe the procedures of Article 9, the holders of 15% plus one share of CBI's Common Stock, which could include management and the Board of Directors, would have, in essence, a veto power over any merger or other business combination even if the transaction were desired by holders of two-thirds of CBI's shares. Such a veto power could assist existing management in retaining its position. CBI's directors and officers, including the present directors and officers of CBOC, would beneficially own or control 832,268 shares of CBI's Common Stock, or approximately 30.9% if the Reorganization had been consummated on December 31, 1996. This is more than the 15% plus one share required to block a merger or other business combination if an 85% vote to approve any such transaction were required.

         CBI's Bylaws provide that a special meeting of shareholders may be called by the Board of Directors or by shareholders together holding at least 25% of the number of shares of stock entitled to vote on the business to be transacted at the meeting. The number of directors provided in the Bylaws cannot be increased by more than two in a 12 month period except by the affirmative vote of holders of 85% of all shares of voting stock. CBI's Articles of Incorporation provide that a director may be removed with or without cause, but only by the affirmative vote of holders of at least 85% of the outstanding shares of CBI Common Stock.

         The foregoing provisions, together with certain provisions of the Virginia SCA (See, "Comparative Rights Of Shareholders - State Anti-Takeover Statutes," below), also could discourage or make more difficult a merger, tender offer or proxy contest, even if they may be favorable to the interests of shareholders, thus depressing the market price of the Common Stock.

         The CBI Articles provide that a director or officer of CBI will be indemnified by CBI against all expense, liabilities and loss reasonably incurred or suffered in connection with service for or on behalf of CBI, except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duties. The CBI Articles also provides that the right of directors and officers to indemnification is not exclusive of any other right under any statute, agreement or otherwise.

                     COMPARATIVE RIGHTS OF SECURITY HOLDERS

General

         CBI is a Virginia corporation organized as a bank holding company subject to the provisions of the Virginia SCA. CBOC is a Virginia corporation organized as a state bank and is also subject to the provisions of the Virginia SCA. Shareholders of CBOC, whose rights are governed by the Articles of Incorporation and Bylaws of CBOC and by the Virginia SCA, will become shareholders of CBI upon consummation of the Reorganization. The rights of such shareholders as shareholders of CBI will then be governed by the Articles of Incorporation and Bylaws of CBI and by the Virginia SCA.

         Except as set forth below, there are no material differences between the rights of a CBOC shareholder under the Articles of Incorporation and Bylaws of CBOC and under the Virginia SCA, on the one hand, and the rights of a CBI shareholder under the Articles of Incorporation and Bylaws of CBI and under the Virginia SCA, on the other hand. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of CBOC, the Articles of Incorporation and Bylaws of CBI and the Virginia SCA.

Authorized Capital

         CBOC. CBOC's Articles of Incorporation (the "CBOC Articles") authorize the issuance of up to 3,000,000 shares of CBOC Common Stock, par value $5.00 per share, of which 793,175 shares were issued and outstanding as of April 30, 1997. CBOC is not authorized to issue shares of preferred stock.


         CBI. CBI's Articles of Incorporation (the "CBI Articles") authorize the issuance of up to 4,000,000 shares of CBI Common Stock, par value $3.00 per share, of which 1,901,080 shares were issued and outstanding as of April 30, 1997. CBI is not authorized to issue shares of preferred stock. See "Description of CBI Capital Stock" for additional information.

Amendment of Articles of Incorporation or Bylaws

         The Virginia SCA provides that an amendment to a corporation's articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment. Under Virginia law, an amendment to the corporation's articles of incorporation must be approved by more than two-thirds of all votes entitled to be cast by that voting group. However, the corporation's articles of incorporation may require a greater vote or a lesser vote, which may not be not less than a majority, by each voting group entitled to vote on the transaction. A corporation's board of directors may require a greater vote.

         CBOC. The CBOC Articles do not address amendments, so CBOC is governed by the provisions of the Virginia SCA. Accordingly, amendments to the CBOC Articles must be approved by more than two-thirds of all votes entitled to be cast by each voting group.

         CBOC's Bylaws generally may be amended by the affirmative vote of a majority of the directors then holding office at any regular or special meeting of the Board of Directors. Also, under Virginia law, the Bylaws may be amended by action of the majority of the shareholders.

         CBI. The CBI Articles provide that an amendment of the CBI Articles may be approved by a majority of the shares of CBI Common Stock issued and outstanding, except that under certain circumstances an affirmative vote of at least 85% of all the shares entitled to vote is required in order to amend certain provisions of the Articles. The provisions that require such a super-majority vote relate to amendments pertaining to business combinations with affiliates, removal of directors, increasing the size of the Board of Directors, and the abolition of cumulative voting. Such super-majority voting requirements do not apply to any amendment that is unanimously recommended by the Board of Directors at a time when no entity owns or proposes to acquire 20% or more of the CBI voting stock.

         CBI's Bylaws may be amended by a majority vote of the directors in office or by the affirmative vote of holders of a majority of the shares of CBI Common Stock.

Size and Classification of Board of Directors

         CBOC. CBOC's Bylaws provide that its Board of Directors shall consist of no more than nineteen (19) individuals and that the initial Board of Directors shall consist of ten (10) individuals. Under Virginia banking laws, a majority of the directors must be residents of Virginia, and each director must own CBOC stock having a book value of not less than $5,000. Directors are elected at each annual meeting of shareholders.

         CBI. CBI's Bylaws provide for a board of directors consisting of eighteen (18) individuals. The Board of Directors is divided into three classes, only one class of which is elected each year for a three year term. Directors serve until their successors are elected and qualified.

Vacancies and Removal of Directors

         CBOC. CBOC's Bylaws provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. CBOC's Bylaws provide that shareholders holding a majority of the outstanding shares entitled to vote at an election of directors may remove directors with or without cause at any time.

         CBI. The CBI Articles provide that vacancies on the board of directors may be filled by a majority vote of the directors then in office. Directors so elected shall hold office until the next annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director's successor is elected and qualified. The CBI Articles provide that a director may be removed, with or without cause, but only by the affirmative vote of the holders of at least 85% of the outstanding shares of CBI Common Stock.

Director Liability and Indemnification

         The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         In addition, the Virginia SCA permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has conducted himself in good faith and that he believed that his conduct was in the best interests of the corporation, and a determination is made by the Board of Directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or by any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         CBOC. CBOC's Bylaws provide that a director, as described above, shall not be liable to CBOC or its shareholders for any monetary damages in excess of $100,000. CBOC's Bylaws further provide that a director shall be indemnified by CBOC to the full extent required or permitted and in the manner prescribed by the Virginia SCA.

         CBI. The CBI Articles provide that each director and officer shall be indemnified against liabilities imposed on or asserted against him by reason of having been a director or officer and against all expenses reasonably incurred by him in connection therewith, except in relation to matters as to which he is finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duties. In the event of any other judgment or in the event of a settlement, indemnification shall be made only if CBI shall be advised, in the case none of the persons involved shall be or have been a director, by the Board of Directors, and otherwise by independent counsel to be appointed by the Board of Directors that in its or his opinion such director or officer was not guilty of gross negligence or willful misconduct in the performance of his duties and, in the event of settlement, that such settlement was, or is still to be made is, in the best interest of CBI. The right of indemnification provided in the CBI articles is not exclusive of any other rights to which the director may be entitled by Virginia law or otherwise.

Special Meetings of Shareholders

         CBOC. CBOC's Bylaws provide that special meetings of shareholders may be called at any time by the President, the secretary, the Board of Directors or by any shareholder pursuant to the written request of shareholders holding not less than 10% of all shares entitled to vote at the meeting.

         CBI. CBI's Bylaws provide that special meetings of the shareholders may be called by the Board of Directors or by shareholders together holding at least 25% of the number of shares of stock entitled to vote on the business to be transacted at the meeting.

Director Nominations

         CBOC. CBOC's Bylaws provide that nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of CBOC stock entitled to vote for the election of directors. Nominations made by any such shareholder must be made in writing and must be delivered or mailed to the President not less than 14 nor more than 50 days prior to any meeting of shareholders called for the election of directors. Such notification must contain the name and address of the proposed nominee, the principal occupation of the proposed nominee, the number of shares of CBOC stock that will be voted for the proposed nominee, the name and address of the shareholder and the number of shares of CBOC stock owned by the shareholder.

         CBI. CBI's Bylaws do not prescribe procedures for directors' nominations.

Shareholder Proposals

         The Articles of Incorporation and Bylaws of neither CBI nor CBOC contain any requirements relating to the timing or content of shareholder proposals for shareholder votes.

Shareholder Voting Rights in General

         The Virginia SCA generally provides that shareholders do not have cumulative voting rights unless those rights are provided in the corporation's articles. The Virginia SCA requires the approval of a majority of a corporation's board of directors and the holders of more than two-thirds of all the votes entitled to be cast by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The Virginia SCA also specifies additional voting requirements for Affiliated Transactions which are discussed below under "State Anti-Takeover Statutes."

         CBOC. CBOC's Articles of Incorporation do not provide shareholders cumulative voting rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

         CBI.  See "Description of CBI Capital Stock - Common Stock."

State Anti-Takeover Statutes

         The Virginia SCA restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia SCA. Because both CBI and CBOC are Virginia corporations, the provisions of the Virginia SCA described below apply to CBI and CBOC and will continue to apply to CBI after the Reorganization.

         Affiliated Transactions. The Virginia SCA contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 - 727.1 of the Virginia SCA. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia SCA, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia SCA as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an

Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia SCA provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. CBOC has not adopted such an amendment. Currently, no shareholder of CBOC owns or controls 10% or more of CBOC Common Stock, and there are no Interested Shareholders as defined by the Virginia SCA.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia SCA, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Persons ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50$ or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the CBOC company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which CBOC has not done, by so providing in its articles of incorporation or bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia SCA.

Dissenters' Rights

         The provisions of Article 15 of the Virginia SCA provide shareholders of Virginia corporations certain rights of appraisal or dissent, for payment of the fair value of their shares in the event of mergers, consolidations and certain other corporate transactions. The Virginia SCA provides dissenters' rights in a share exchange only to the acquired corporation, and not the acquiring corporation. Therefore, the shareholders of CBOC have dissenters' rights and may exercise that right and obtain payment of the fair value of their shares upon compliance and in accordance with the provisions of Article 15 of the Virginia SCA.


                           SUPERVISION AND REGULATION

         Banks and their holding companies are extensively regulated entities. CBI is currently a holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). CBI has two subsidiary banks, Commerce Bank of Virginia and The Community Bank, Virginia chartered banks which are subject to supervision and regulation by the Federal Reserve and the Bureau of Financial Institutions of the State Corporation Commission of the State of Virginia (the "SCC"). CBOC is a Virginia chartered bank regulated principally at the federal level by the Federal Reserve and at the state level by the SCC. The regulatory oversight of CBOC and CBI will not change as a result of the Reorganization.

         The regulatory discussion is divided into two major subject areas. First, the discussion addresses the general regulatory considerations governing bank holding companies. This focuses on the primary regulatory considerations applicable to CBI as a bank holding company. Second, the discussion addresses the general regulatory provisions governing depository institutions. This focuses on the regulatory considerations of CBI's subsidiary banks and CBOC.

         The discussion below is only a summary of the principal laws and regulations that comprise the regulatory framework before and after the Reorganization. The descriptions of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, do not purport to be complete and are qualified in their entirety by reference to applicable laws and regulations.

Bank Holding Companies

         As a result of the Reorganization, CBOC will become a subsidiary of CBI. The Federal Reserve has jurisdiction under the BHC Act to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHC Act generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         Formerly the BHC Act prohibited the Federal Reserve from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition was authorized by statute of the state where the bank whose shares were to be acquired was located. However, under federal legislation enacted in 1994, the restriction on interstate acquisitions was abolished, effective September 1995. A bank holding company from any state now may acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries that are designed to reduce potential loss exposure to the depositors of the depository institutions and to the FDIC insurance fund. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the Bank Insurance Fund ("BIF"). The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         Banking laws also provide that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any bank subsidiaries.

Certain Regulatory Considerations Affecting CBI

         Regulatory Capital Requirements

         All financial institutions are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for financial institutions they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, CBI's bank subsidiaries and CBOC are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital," which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of CBI and CBOC on a pro forma combined basis following the Reorganization as of December 31, 1996 are 15.63% and 16.75%, exceeding the minimums required. Based upon the applicable Federal Reserve regulations, at December 31, 1996, CBI, CBI's bank subsidiaries and CBOC would be considered "well capitalized." (See the "Capital Ratios" table in this section below.)

         In addition, the federal regulatory agencies have established a minimum leverage capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The pro forma leverage ratio of CBI and CBOC as of December 31, 1996, was 11.56%, which is well above the minimum requirements.

         Each federal regulatory agency is required to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Federal Reserve and the FDIC have jointly solicited comments on a proposed framework for implementing the interest rate risk component of the risk-based capital guidelines. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighed by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. In 1994, the federal bank regulatory agencies solicited comments on a proposed revision to the risk-based capital guidelines to take account of concentration of credit risk and the risk of nontraditional activities. The revision proposed to amend each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from nontraditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The proposal was adopted as a final rule by the federal bank regulatory agencies and subsequently became effective on January 17, 1995. CBI and CBOC do not expect the final rule to have a material impact on their respective capital requirements; however, the Federal regulatory agencies may, as an integral part of their examination process, require either CBI or CBOC to provide additional capital based on such agency's judgments of information available at the time of examination.

         The following table summarizes the minimum regulatory and current capital ratios for CBI, on a consolidated basis, and CBOC at December 31, 1996, and also the pro forma combined capital ratios as of December 31, 1996.

                                 Capital Ratios

                                        Regulatory           CBI              CBOC           Pro Forma Combined
                                          Minimum          Current           Current            CBI and CBOC

Risk-based capital (1)
  Tier 1 (2)(4) . . . . . . . . . .        4.00%            15.98%           14.92%                15.63%
  Total (2)(4) . . . . . . . . . . .       8.00%            17.03%           16.17%                16.75%
Leverage (2)(3)(4) . . . . . . . .         4.00%            11.51%           11.47%                11.56%
Total shareholders' equity
  to total assets . . . . . . . . .         N/A             10.90%           10.81%                10.89%

--------------------
(1) The pro forma risk-based capital ratios have been computed using pro forma combined historical data for CBI and CBOC at December 31, 1996.
(2) Risk-based capital ratios and leverage ratios are applicable only to CBI and CBOC.
(3) Leverage ratio is calculated by Tier 1 capital as a percentage of quarterly period end assets.
(4) Calculated in accordance with the OTS and Federal Reserve's capital rules, with adjustment for net unrealized depreciation on securities available for sale.


         Limits on Dividends and Other Payments

         Certain state law restrictions are imposed on distributions of dividends to shareholders of CBI. CBI shareholders are entitled to receive dividends as declared by the CBI Board of Directors. However, no such distribution may be made if, after giving effect to the distribution, it would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions with respect to stock repurchases and redemptions.

         CBOC and CBI's subsidiary banks are subject to legal limitations on capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). For all state member banks of the Federal Reserve seeking to pay dividends, the prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal Reserve Banks are also authorized to limit the payment of dividends by any state member bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The Virginia SCC has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Following the consummation of the Reorganization, most of the revenues of CBI and CBI's ability to pay dividends to its shareholders will depend on dividends paid to it by CBI's subsidiary banks and CBOC. Based on the CBI subsidiary banks' and CBOC's current financial conditions, CBI expects that the above-described provisions will have no impact on CBI's ability to obtain dividends from CBI's subsidiary banks or CBOC or on CBI's ability to pay dividends to its shareholders.

The Depository Institutions

         In addition to the regulatory provisions regarding holding companies addressed above, CBI's subsidiary banks and CBOC are subject to extensive regulation as well. The following discussion addresses certain primary regulatory considerations affecting CBI's subsidiary banks and CBOC.

         CBOC and CBI's subsidiary banks are regulated extensively under both federal and state law. CBOC and CBI's subsidiary banks all are organized as Virginia chartered banking corporations and are regulated and supervised by the Bureau of Financial Institutions of the Virginia SCC. As members of the Federal Reserve System as well, CBOC and CBI's subsidiary banks all are regulated and supervised by the Federal Reserve Bank of Richmond. The Virginia SCC and the Federal Reserve Bank of Richmond conduct regular examinations of CBOC and CBI's subsidiary banks, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, CBOC and CBI's subsidiary banks must furnish the Virginia SCC and the Federal Reserve with periodic reports containing a full and accurate statement of its affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than shareholders.

Insurance of Accounts, Assessments and Regulation by the FDIC

         The CBI subsidiary banks' and CBOC's deposits are insured up to $100,000 per insured depositor (as defined by law and regulation) through the BIF. The BIF is administered and managed by the FDIC. As insurer, the FDIC is authorized to conduct examinations of and to require reporting by BIF-insured institutions. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. In 1996, deposit insurance assessments paid by CBOC and CBI's subsidiary banks were $2,000 and $4,000, respectively.

         The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of deposit insurance of CBOC or the CBI subsidiary banks.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

         In addition, FDIC regulations require that management report on the institution's responsibility to prepare financial statements, and to establish and to maintain an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

         Each of the federal banking agencies also must develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including compensation standards, operational and managerial standards, asset quality, earnings and stock valuation. The federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. CBI has not yet determined the effect that the proposed rule would have on its operations and the operations of its depository institution subsidiary if it is enacted substantially as proposed.

Community Reinvestment

         The requirements of the Community Reinvestment Act ("CRA") affect both CBI's subsidiary banks and CBOC. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of The Community Bank and CBOC, each is meeting its obligations under the CRA. The CRA rating of CBOC is "satisfactory," and the CRA rating of The Community Bank is "satisfactory" and the CRA rating of Commerce Bank of Virginia is "satisfactory."

                      COST AND MEANS OF PROXY SOLICITATION

         The cost of the solicitation of proxies will be borne by CBOC and CBI, respectively. In addition to solicitation by use of the mails, some officers and employees of CBOC and CBI (who will not be compensated in addition to their regular salaries) may solicit proxies from their respective shareholders personally or by telephone. CBOC and CBI will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of CBOC Common Stock and CBI Common Stock.


                      SHAREHOLDER NOMINATIONS AND PROPOSALS

         The Bylaws of CBI permit any shareholder entitled to vote to submit nominations for directors and proposals for business at annual meetings. Such nominations and proposals must be made in writing and must be mailed or delivered to the Secretary of CBI not less than 60 days nor more than 90 days prior to the annual meeting of shareholders. A written notice of nomination must include (a) the nominee's name, age, business address and residence address, (b) the nominee's principal occupation, and (c) the number of shares of CBI that the nominee owns. A written notice of nomination must also include the name and address of the nominating shareholder and the number of shares of CBI that the nominating shareholder owns. Nominations not made in accordance with the above procedure may, in the sole discretion of the chairman of the meeting, be disregarded.

         A written notice of proposal for business must include (a) a brief description of the business desired to be brought at the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the proposing shareholder, (c) the number of shares of CBI that the proposing shareholder owns, and (d) any material interest of the shareholder in the proposal. Proposals not made in accordance with the above procedure may, in the sole discretion of the chairman of the meeting, be disregarded.

         Shareholders having director nominations or other proposals which they desire to present at next year's annual meeting should, if they desire that such proposals be included in the Board of Director's proxy and proxy statement relating to such meeting, submit such proposals in time to be received by CBI at its principal executive office in Petersburg, Virginia not later than January 5, 1998, to be so included. All such submissions must comply with the requirements of Rule 14(a)-8 of the Securities and Exchange Commission under the Exchange Act, and the Board of Directors directs the close attention of interested shareholders to that Rule.


                     ANNUAL REPORT AND FINANCIAL STATEMENTS

         A copy of CBI's Annual Report to Shareholders for the year ended December 31, 1996 accompanies this Proxy Statement. Additional copies may be obtained by written request to the Secretary of CBI at the address indicated below. Such Annual Report is not part of the proxy solicitation materials.

         UPON RECEIPT OF A WRITTEN REQUEST OF ANY PERSON WHO, ON THE RECORD DATE, WAS RECORD OWNER OF CBI COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE THE BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, CBI WILL FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AND THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO PHILLIP H. KIRKPATRICK,

SECRETARY,   COMMUNITY  BANKSHARES  INCORPORATED,  200  NORTH  SYCAMORE  STREET,
PETERSBURG, VIRGINIA 23803. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.


                                  OTHER MATTERS

         At the date of this Proxy Statement, the Board of Directors knows of no matter to come before the meeting other than those stated in the notice of the meeting. As to other matters, if any, that may properly come before the meeting , it is intended that proxies in the accompanying form will be voted in accordance with the best judgment of the person or persons named therein.


                                     EXPERTS


         The consolidated financial statements of CBI included in this Joint Proxy Statement have been so included in reliance on the report of Mitchell, Wiggins & Company LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of CBOC as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Joint Proxy Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL OPINION

         The validity of CBI Common Stock to be issued in connection with the Reorganization will be passed upon by Williams, Mullen, Christian & Dobbins.


                    PRO FORMA CONDENSED FINANCIAL INFORMATION
                                   (Unaudited)

Pro Forma Condensed Balance Sheets

         The following unaudited pro forma condensed balance sheets combines the consolidated historical balance sheets of CBI and the historical balance sheets of CBOC on the assumption that the Share Exchange had been effective as of December 31, 1996 and 1995, giving effect to the transaction on a pooling of interests accounting basis. These unaudited pro forma condensed balance sheets should be read in conjunction with the consolidated historical financial statements of CBI the historical financial statements of CBOC, including the respective notes thereto, included elsewhere in this Joint Proxy Statement or in documents delivered herewith or incorporated herein by reference.

COMMUNITY BANKSHARES INCORPORATED AND COUNTY BANK OF CHESTERFIELD
PRO FORMA CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 1996

                                                                                    PRO FORMA         PRO FORMA
ASSETS                                            CBI               CBOC           ADJUSTMENTS         COMBINED
------------------------------------------- ----------------- ------------------ ----------------- -----------------
Cash and due from banks                         $  9,337,968       $  3,552,843                       $  12,890,811
Federal funds sold                                 5,392,000          4,418,000                           9,810,000
                                            ----------------- ------------------ ----------------- -----------------
        Total cash and cash equivalents           14,729,968          7,970,843                 -        22,700,811

Interest-bearing deposits in other
depository institutions                                    -          1,170,024         (500,000)           670,024
Investment securities:
   Available for sale                             19,337,299         17,992,834                          37,330,133
   Held to maturity (approximate market
     value, $18,114,056)                          16,885,814          1,398,813                          18,284,627
Loans, net                                       115,135,240         47,725,730                         162,860,970
Bank premises and equipment, net                   2,652,610          1,802,213                           4,454,823
Accrued interest receivable                        1,081,163            564,832                           1,645,995
Other real estate owned                              766,579            563,265                           1,329,844
Other assets                                       1,425,417            307,935                           1,733,352
                                            ----------------- ------------------ ----------------- -----------------
                                               $ 172,014,090      $  79,496,489        $(500,000)      $251,010,579
                                            ================= ================== ================= =================

LIABILITIES AND STOCKHOLDERS' EQUITY


Deposits:
   Demand deposits                             $  28,498,042      $  10,612,482                          39,110,524
   Interest bearing demand deposits               39,864,913         12,197,589                          52,062,502
   Savings deposit                                27,478,841          3,791,319                          31,270,160
   Time deposits, $100,000 and over               10,751,753          8,812,277         (500,000)        19,064,030
   Other time deposits                            45,412,749         34,988,425                          80,401,174
                                            ----------------- ------------------ ----------------- -----------------
         Total Deposits                          152,006,298         70,402,092         (500,000)       221,908,390
Accrued interest payable                             478,090            297,352                             775,442
Other liabilities                                    541,583            206,513                             748,096
Guaranteed debt of Employee
  Stock Ownership Trust                              240,000                  -                             240,000
                                            ----------------- ------------------ ----------------- -----------------
         Total Liabilities                       153,265,971         70,905,957         (500,000)       223,671,928
                                            ----------------- ------------------ ----------------- -----------------

Commitments and Contingencies

Stockholders' Equity
   Capital stock, par value $3                     5,703,240                  -         2,630,327         8,333,567
   Capital stock, par value $5                             -          3,965,875       (3,965,875)                 -
   Surplus                                         1,712,201          2,609,615         1,335,548         5,657,364
   Retained earnings                              11,716,193          2,135,348                          13,851,541
   Net unrealized losses on available for
     sale securities, net of tax                   (144,982)          (120,306)                 `         (265,288)
                                            ----------------- ------------------ ----------------- -----------------
                                                  18,986,652          8,590,532                 -        27,577,184

Unearned ESOP shares                               (238,533)                  -                           (238,533)
                                            ----------------- ------------------ ----------------- -----------------
                                                  18,748,119          8,590,532                 -        27,338,651
                                            ----------------- ------------------ ----------------- -----------------
                                               $ 172,014,090      $  79,496,489        $(500,000)     $ 251,010,579
                                            ================= ================== ================= =================

See Notes to Pro Forma Consolidated Financial Information.

COMMUNITY BANKSHARES INCORPORATED AND COUNTY BANK OF CHESTERFIELD
PRO FORMA CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 1995

                                                                                    PRO FORMA         PRO FORMA
ASSETS                                            CBI               CBOC           ADJUSTMENTS         COMBINED
------------------------------------------- ----------------- ------------------ ----------------- -----------------
Cash and due from banks                         $  7,608,418       $  2,282,871                        $  9,891,289
Federal funds sold                                 6,044,000          3,228,000                           9,272,000
                                            ----------------- ------------------ ----------------- -----------------
       Total cash and cash equivalents            13,652,418          5,510,871                 -        19,163,289

Interest-bearing deposits in other
depository institutions                                    -            865,226                             865,226
Investment securities:
   Available for sale                             10,975,301         21,055,076                          32,030,377
   Held to maturity (approximate market
     value, $24,725,785)                          23,282,101          1,398,371                          24,680,472
Loans, net                                       107,405,161         42,009,600                         149,414,761
Bank premises and equipment, net                   2,847,981          1,285,274                           4,133,255
Accrued interest receivable                          982,274            576,053                           1,558,327
Other real estate owned                              784,443            755,543                           1,539,986
Other assets                                       1,147,439            112,460                           1,259,899
                                            ----------------- ------------------ ----------------- -----------------
                                               $ 161,077,118      $  73,568,474  $              -     $ 234,645,592
                                            ================= ================== ================= =================

LIABILITIES AND STOCKHOLDERS' EQUITY


Deposits:
   Demand deposits                             $  23,532,250       $  8,165,116                          31,697,366
   Interest bearing demand deposits               40,568,447         10,452,624                          51,021,071
   Savings deposit                                24,387,463          3,622,058                          28,009,521
   Time deposits, $100,000 and over               10,979,834          8,196,133                          19,175,967
   Other time deposits                            44,103,097         34,632,957                          78,736,054
                                            ----------------- ------------------ ----------------- -----------------
         Total Deposits                          143,571,091         65,068,888                 -       208,639,979
Accrued interest payable                             489,824            301,649                             791,473
Other liabilities                                    793,782            196,101                             989,883
Guaranteed debt of Employee
  Stock Ownership Trust                              330,000                  -                             330,000
                                            ----------------- ------------------ ----------------- -----------------
         Total Liabilities                       145,184,697         65,566,638                 -       210,751,335
                                            ----------------- ------------------ ----------------- -----------------

Commitments and Contingencies

Stockholders' Equity
   Capital stock, par value $3                     5,561,925                  -         2,630,327         8,192,252
   Capital stock, par value $5                             -          3,965,875       (3,965,875)                 -
   Surplus                                         1,688,322          2,609,615         1,335,548         5,633,485
   Retained earnings                               8,885,976          1,352,421                          10,238,397
   Net unrealized gains on available for
     sale securities, net of tax                      86,198             73,925                             160,123
                                            ----------------- ------------------ ----------------- -----------------
                                                  16,222,421          8,001,836                 -        24,224,257

Unearned ESOP shares                               (330,000)                  -                           (330,000)
                                            ----------------- ------------------ ----------------- -----------------
                                                  15,892,421          8,001,836                 -        23,894,257
                                            ----------------- ------------------ ----------------- -----------------
                                               $ 161,077,118      $  73,568,474              $  -     $ 234,645,592
                                            ================= ================== ================= =================

See Notes to Pro Forma Consolidated Financial Information.

Pro Forma Condensed Statements of Income

         The following unaudited pro forma condensed statements of income for the three years ended December 31, 1996 present the combined statements of income of CBI and CBOC assuming that CBI and CBOC were combined at the beginning of each period presented on a pooling of interests accounting basis. These unaudited pro forma condensed statements of income should be read in conjunction with the consolidated historical financial statements of CBI and the historical financial statements of CBOC, including the respective notes thereto, included elsewhere in this Joint Proxy Statement or in documents delivered herewith or incorporated herein by reference.

         The pro forma information is not necessarily indicative of the results of operations that would have resulted had the Share Exchange been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods.

COMMUNITY BANKSHARES INCORPORATED AND COUNTY BANK OF CHESTERFIELD
PRO FORMA CONDENSED STATEMENT OF INCOME
Year Ended December 31, 1996

                                                                                    PRO FORMA         PRO FORMA
                                                  CBI               CBOC           ADJUSTMENTS         COMBINED
------------------------------------------- ----------------- ------------------ ----------------- -----------------
Interest income:
Interest and fees on loans                     $  11,348,077       $  4,746,354              $  -     $  16,094,431
Interest on investment securities:
   U. S. Government agencies and
               corporations                        2,129,199            909,923                 -         3,039,122
   Other securities                                   90,200             62,478                 -           152,678
   States and political subdivisions                  59,384            339,521                 -           398,905
Interest on federal funds sold and
  securities purchased under agreements
  to resell                                          265,570            108,905                 -           374,475
                                            ----------------- ------------------ ----------------- -----------------
       Total interest income                      13,892,430          6,167,181                 -        20,059,611
                                            ----------------- ------------------ ----------------- -----------------

Interest expense:
   Interest on deposits                            5,350,688          2,991,920                 -         8,342,608
   Interest on federal funds purchased
     and securities sold under
     agreements to repurchase                          4,732                410                 -             5,142
                                            ----------------- ------------------ ----------------- -----------------
       Total interest expense                      5,355,420          2,992,330                 -         8,347,750
                                            ----------------- ------------------ ----------------- -----------------

       Net interest income                         8,537,010          3,174,851                 -        11,711,861

Provision for loan losses                            401,500            130,000                 -           531,500
                                            ----------------- ------------------ ----------------- -----------------
       Net interest income after
         provision for loan losses                 8,135,510          3,044,851                 -        11,180,361
                                            ----------------- ------------------ ----------------- -----------------

Other income:
   Service charges, commissions and fees           1,024,546            337,535                 -         1,362,081
   Security gains                                      6,047              2,978                 -             9,025
   Gain on sale of other real estate                  54,975                  -                              54,975
   Other operating income                            128,910            127,832                 -           256,742
                                            ----------------- ------------------ ----------------- -----------------
       Total other income                          1,214,478            468,345                 -         1,682,823
                                            ----------------- ------------------ ----------------- -----------------

Other expenses:
   Salaries and employee benefits                  2,800,070          1,313,249                 -         4,113,319
   Net occupancy expense                             357,811            155,454                 -           513,265
   Furniture and equipment expense                   387,227            153,546                 -           540,773
   Other operating expenses                        1,326,469            770,430                 -         2,096,899
                                            ----------------- ------------------ ----------------- -----------------
       Total other expenses                     $  4,871,577       $  2,392,679              $  -      $  7,264,256
                                            ----------------- ------------------ ----------------- -----------------

       Income before income taxes               $  4,478,411       $  1,120,517              $  -      $  5,598,928

Income taxes                                       1,422,297            290,000                 -         1,712,297
                                            ----------------- ------------------ ----------------- -----------------
       Net income                               $  3,056,114         $  830,517              $  -      $  3,886,631
                                            ================= ================== ================= =================

Earnings per share (based on 1,964,894
 shares outstanding CBI; 793,175 shares
 outstanding CBOC)                                   $  1.55            $  1.05                             $  1.37
                                                     =======            =======                             =======
Earnings per share (based on 1,964,894
 shares outstanding CBI; 793,175 shares
 outstanding CBOC), assuming full dilution           $  1.55            $  1.02                             $  1.36
                                                     =======            =======                             =======

See Notes to Pro Forma Consolidated Financial Information.

COMMUNITY BANKSHARES INCORPORATED AND COUNTY BANK OF CHESTERFIELD
PRO FORMA CONDENSED STATEMENT OF INCOME
Year Ended December 31, 1995

                                                                                    PRO FORMA         PRO FORMA
                                                  CBI               CBOC           ADJUSTMENTS         COMBINED
------------------------------------------- ----------------- ------------------ ----------------- -----------------
Interest income:
Interest and fees on loans                     $  10,563,448       $  4,116,700              $  -     $  14,680,148
Interest on investment securities:
   U. S. Government agencies and
    corporations                                   1,561,989          1,171,622                 -         2,733,611
   Other securities                                  132,603             47,034                 -           179,637
   States and political subdivisions                  47,513                  -                 -            47,513
Interest on federal funds sold and securities
  purchased under agreements to resell               376,581            158,456                 -           535,037
                                            ----------------- ------------------ ----------------- -----------------
       Total interest income                      12,682,134          5,493,812                 -        18,175,946
                                            ----------------- ------------------ ----------------- -----------------

Interest expense:
   Interest on deposits                            5,080,578          2,805,575                 -         7,886,153
   Interest on federal funds purchased and
    securities sold under agreements to
    repurchase                                        16,624                  -                 -            16,624
                                            ----------------- ------------------ ----------------- -----------------
       Total interest expense                      5,097,202          2,805,575                 -         7,902,777
                                            ----------------- ------------------ ----------------- -----------------

       Net interest income                         7,584,932          2,688,237                 -        10,273,169

Provision for loan losses                            442,000             50,000                 -           492,000
                                            ----------------- ------------------ ----------------- -----------------
       Net interest income after provision
        for loan losses                            7,142,932          2,638,237                 -         9,781,169
                                            ----------------- ------------------ ----------------- -----------------

Other income:
   Service charges, commissions and fees             977,388            328,723                 -         1,306,111
   Security gains (losses)                            29,763              8,656                 -            38,419
   Other operating income                            127,446            131,372                 -           258,818
                                            ----------------- ------------------ ----------------- -----------------
       Total other income                          1,134,597            468,751                 -         1,603,348
                                            ----------------- ------------------ ----------------- -----------------

Other expenses:
   Salaries and employee benefits                  2,599,266          1,051,299                 -         3,650,565
   Net occupancy expense                             337,260             98,190                 -           435,450
   Furniture and equipment expense                   336,420            205,048                 -           541,468
   Other operating expenses                        1,426,029            937,178                 -         2,363,207
                                            ----------------- ------------------ ----------------- -----------------
       Total other expenses                     $  4,698,975       $  2,291,715              $  -      $  6,990,690
                                            ----------------- ------------------ ----------------- -----------------

       Income before income taxes               $  3,578,554         $  815,273              $  -      $  4,393,827

Income taxes                                       1,223,892            190,000                 -         1,413,892
                                            ----------------- ------------------ ----------------- -----------------
       Net income                               $  2,354,662         $  625,273              $  -      $  2,979,935
                                            ================= ================== ================= =================


Earnings per share (based on 1,853,627
  shares outstanding CBI; 609,741 shares
  outstanding CBOC)                                  $  1.27            $  1.03                             $  1.18
                                                     =======            =======                             =======
Earnings per share (based on 1,853,627
  shares outstanding CBI; 609,741 shares
  outstanding CBOC), assuming full dilution          $  1.27            $  1.03                             $  1.18
                                                     =======            =======                             =======


See Notes to Pro Forma Consolidated Financial Information.

COMMUNITY BANKSHARES INCORPORATED AND COUNTY BANK OF CHESTERFIELD
PRO FORMA CONDENSED STATEMENT OF INCOME
Year Ended December 31, 1994

                                                                                    PRO FORMA         PRO FORMA
                                                  CBI               CBOC           ADJUSTMENTS         COMBINED
------------------------------------------- ----------------- ------------------ ----------------- -----------------
Interest income:
Interest and fees on loans                      $  8,614,800       $  3,593,865              $  -     $  12,208,665
Interest on investment securities:
   U. S. Government agencies and
     corporations                                  1,235,943          1,002,433                 -         2,238,376
   Other securities                                  157,465             63,602                 -           221,067
   States and political subdivisions                  64,655                  -                 -            64,655
Interest on federal funds sold and securities
  purchased under agreements to resell               147,321             42,158                 -           189,479
                                            ----------------- ------------------ ----------------- -----------------
       Total interest income                      10,220,184          4,702,058                 -        14,922,242
                                            ----------------- ------------------ ----------------- -----------------

Interest expense:
   Interest on deposits                            3,722,487          2,146,941                 -         5,869,428
   Interest on federal funds purchased and
    securities sold under agreements to
    repurchase                                         8,961                  -                 -             8,961
                                            ----------------- ------------------ ----------------- -----------------
       Total interest expense                      3,731,448          2,146,941                 -         5,878,389
                                            ----------------- ------------------ ----------------- -----------------

       Net interest income                         6,488,736          2,555,117                 -         9,043,853

Provision for loan losses                            265,838            245,000                 -           510,838
                                            ----------------- ------------------ ----------------- -----------------
       Net interest income after provision
         for loan losses                           6,222,898          2,310,117                 -         8,533,015
                                            ----------------- ------------------ ----------------- -----------------

Other income:
   Service charges, commissions and fees           1,027,763            287,592                 -         1,315,355
   Security gains (losses)                            47,800              4,706                 -            52,506
   Loss on sale of other real estate                (33,980)                  -                 -          (33,980)
   Other operating income                            189,486            141,243                 -           330,729
                                            ----------------- ------------------ ----------------- -----------------
       Total other income                          1,231,069            433,541                 -         1,664,610
                                            ----------------- ------------------ ----------------- -----------------

Other expenses:
   Salaries and employee benefits                  2,441,656            988,046                 -         3,429,702
   Net occupancy expense                             350,682             89,385                 -           440,067
   Furniture and equipment expense                   447,716            171,287                 -           619,003
   Other operating expenses                        1,529,453            825,322                 -         2,354,775
                                            ----------------- ------------------ ----------------- -----------------
       Total other expenses                     $  4,769,507       $  2,074,040              $  -      $  6,843,547
                                            ----------------- ------------------ ----------------- -----------------

       Income before income taxes               $  2,684,460         $  669,618              $  -      $  3,354,078

Income taxes                                         885,619            155,000                 -         1,040,619
                                            ----------------- ------------------ ----------------- -----------------
       Net income                               $  1,798,841         $  514,618              $  -      $  2,313,459
                                            ================= ================== ================= =================


Earnings per share (based on 1,798,073
  shares outstanding CBI: 534,100 shares
  outstanding CBOC)                                  $  1.00            $  0.96                             $  0.97
                                                     =======            =======                             =======
Earnings per share (based on 1,798,073
  shares outstanding CBI: 534,100 shares
  outstanding CBOC), assuming full dilution          $  1.00            $  0.96                             $  0.97
                                                     =======            =======                             =======


See Notes to Pro Forma Consolidated Financial Information.

              Notes to Pro Forma Consolidated Financial Information

(1) The pro forma information presented is not necessarily indicative of the results of operations or the financial position that would gave resulted had the Share Exchange been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments have been calculated using the exchange ratio, whereby CBI will issue 1.1054 shares of stock for each share of CBOC common stock.

         As a result, as of December 31, 1996, information was appropriately adjusted for the Share Exchange by the (a) addition of 876,776 shares of CBI common stock amounting to $2,630,327; (b) elimination of 793,175 shares of CBOC common stock amounting to $3,965,875; and (c) recordation of the remaining amount of $1,335,548 as a increase in capital surplus.

         As a result, as of December 31, 1995, information was appropriately adjusted for the Share Exchange by the (a) addition of 876,776 shares of CBI common stock amounting to $2,630,327; (b) elimination of 793,175 shares of CBOC common stock amounting to $3,965,875; and (c) recordation of the remaining amount of $1,335,548 as a increase in capital surplus.

(3) Per share data has been computed based on the combined historical income applicable to common shareholders of CBI and CBOC using the historical weighted average shares outstanding of CBI and the weighted average shares, adjusted to equivalent shares of CBI stock, of CBOC, as of the earliest period presented.

                                                                      Appendix A









                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                           COUNTY BANK OF CHESTERFIELD

                                       AND

                        COMMUNITY BANKSHARES INCORPORATED

                            -------------------------



                                JANUARY 14, 1997

                                TABLE OF CONTENTS



                                    ARTICLE 1
                     The Reorganization and Related Matters

                                                                                                                Page

1.1      The Reorganization .........................................................................             5
1.2      Management of CBOC and CBI..................................................................             5
1.3      The Closing and Effective Date..............................................................             6
1.4      Definitions.................................................................................             6

                                    ARTICLE 2
                          Basis and Manner of Exchange

2.1      Conversion of Shares........................................................................             7
2.2      Manner of Exchange..........................................................................             7
2.3      No Fractional Shares........................................................................             7
2.4      Dividends...................................................................................             7
2.5      Dissenting Shares...........................................................................             8

                                    ARTICLE 3
                         Representations and Warranties

3.1      Representations and Warranties of CBOC......................................................             8
         (a)      Organization, Standing and Power...................................................             8
         (b)      Authority..........................................................................             8
         (c)      Capital Structure..................................................................             9
         (d)      Ownership of the CBOC Subsidiaries; Capital Structure of the CBOC .................
                  Subsidiaries; and Organization of the CBOC Subsidiaries............................             9
         (e)      Financial Statements...............................................................             9
         (f)      Absence of Undisclosed Liabilities.................................................            10
         (g)      Legal Proceedings; Compliance with Laws............................................            10
         (h)      Regulatory Approvals...............................................................            10
         (i)      Labor Relations....................................................................            10
         (j)      Tax Matters........................................................................            11
         (k)      Property...........................................................................            11
         (l)      Reports............................................................................            11
         (m)      Employee Benefit Plans.............................................................            11
         (n)      Investment Securities..............................................................            12
         (o)      Certain Contracts..................................................................            12
         (p)      Insurance..........................................................................            12
         (q)      Absence of Material Changes and Events.............................................            13
         (r)      Loans, OREO and Allowance for Loan Losses..........................................            13
         (s)      Statements True and Correct........................................................            14
         (t)      Brokers and Finders................................................................            14
         (u)      Repurchase Agreements..............................................................            14
         (v)      Administration of Trust Accounts...................................................            14
         (w)      Environmental Matters..............................................................            14
 3.2      Representations and Warranties of CBI.......................................................           16
                                       -2-




         (a)      Organization, Standing and Power...................................................            16
         (b)      Authority..........................................................................            17
         (c)      Capital Structure..................................................................            17
         (d)      Ownership of the CBI Subsidiaries; Capital Structure
                  of the CBI Subsidiaries; and Organization of the CBI Subsidiaries..................            17
         (e)      Financial Statements...............................................................            18
         (f)      Absence of Undisclosed Liabilities.................................................            18
         (g)      Legal Proceedings; Compliance with Laws............................................            18
         (h)      Regulatory Approvals...............................................................            19
         (i)      Labor Relations....................................................................            19
         (j)      Tax Matters........................................................................            19
         (k)      Property...........................................................................            19
         (l)      Reports............................................................................            19
         (m)      Employee Benefit Plans.............................................................            20
         (n)      Investment Securities..............................................................            20
         (o)      Certain Contracts..................................................................            20
         (p)      Insurance..........................................................................            21
         (q)      Loans, OREO and Allowance for Loan Losses..........................................            21
         (r)      Absence of Material Changes and Events.............................................            22
         (s)      Statements True and Correct........................................................            22
         (t)      Brokers and Finders................................................................            22
         (u)      Repurchase Agreements..............................................................            22
         (v)      Administration of Trust Accounts...................................................            22
         (w)      Environmental Matters..............................................................            23


                                    ARTICLE 4
                       Conduct Prior to the Effective Date

4.1      Access to Records and Properties............................................................            24
4.2      Confidentiality.............................................................................            24
4.3      Registration Statement, Proxy Statement and Shareholder Approval............................            24
4.4      Operation of the Business of CBOC and CBI...................................................            25
4.5      Dividends...................................................................................            26
4.6      No Solicitation.............................................................................            26
4.7      Regulatory Filings..........................................................................            26
4.8      Public Announcements........................................................................            26
4.9      Notice of Breach............................................................................            26
4.10     Accounting Treatment........................................................................            26
4.11     Reorganization Consummation.................................................................            27
4.12     Employment Contracts........................................................................            27

                                    ARTICLE 5
                              Additional Agreements

5.1      Conversion of Stock Options.................................................................            27
5.2      Registration of Shares......................................................................            27
5.3      Benefit Plans...............................................................................            27
5.4      Indemnification.............................................................................            28



                                       -3-



                                    ARTICLE 6
                        Conditions to the Reorganization

6.1      Conditions to Each Party's Obligations to Effect the Reorganization.........................            28
         (a)      Shareholder Approvals..............................................................            28
         (b)      Regulatory Approvals...............................................................            28
         (c)      Registration Statement.............................................................            28
         (d)      Tax Opinion........................................................................            28
         (e)      Accountants' Letter................................................................            29
         (f)      Opinions of Counsel................................................................            29
         (g)      Legal Proceedings..................................................................            29
         (h)      Employment Contracts      .........................................................            29
         (i)      Director Resignations..............................................................            29

6.2      Conditions to Obligations of CBI............................................................            29
         (a)      Representations and Warranties.....................................................            29
         (b)      Performance of Obligations.........................................................            29
         (c)      Affiliate Letters..................................................................            29
         (d)      Investment Banking Letter..........................................................            30

6.3      Conditions to Obligations of CBOC...........................................................            30
         (a)      Representations and Warranties.....................................................            30
         (b)      Performance of Obligations.........................................................            30
         (c)      Investment Banking Letter..........................................................            30

                                    ARTICLE 7
                                   Termination

7.1      Termination.................................................................................            30
7.2      Effect of Termination.......................................................................            31
7.3      Non-Survival of Representations, Warranties and Covenants...................................            32
7.4      Expenses....................................................................................            32

                                    ARTICLE 8
                               General Provisions

8.1      Entire Agreement............................................................................            33
8.2      Waiver and Amendment........................................................................            33
8.3      Descriptive Headings........................................................................            33
8.4      Governing Law...............................................................................            33
8.5      Notices.....................................................................................            33
8.6      Counterparts................................................................................            34
8.7      Severability................................................................................            34
8.8      Brokers and Finders.........................................................................            34
8.9      Subsidiaries................................................................................            34


Exhibit A - Plan of Share Exchange between County Bank of Chesterfield and Community Bankshares Incorporated

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 14, 1997 by and between County Bank of Chesterfield, a Virginia state bank with its principal office located in Midlothian, Virginia ("CBOC"), and Community Bankshares Incorporated, a Virginia corporation with its principal office located in Petersburg, Virginia ("CBI").

                                   WITNESSETH:

         WHEREAS, CBOC and CBI desire to combine their respective businesses;
and

         WHEREAS, CBOC and CBI have agreed to the affiliation of their two companies through a Share Exchange under Virginia law, as a result of which CBOC would become a wholly-owned subsidiary of CBI and the shareholders of CBOC would become shareholders of CBI, all as more specifically provided in this Agreement and the Plan of Share Exchange in the form attached hereto as Exhibit A (the "Plan"); and

         WHEREAS, the respective Boards of Directors of CBOC and CBI have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1
                     The Reorganization and Related Matters

         1.1 The Reorganization. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.3 hereof, CBOC shall become a wholly-owned subsidiary of CBI through the exchange of each outstanding share of common stock of CBOC for shares of the common stock of CBI in accordance with Section 2.1 of this Agreement and pursuant to a statutory share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Reorganization"). At the Effective Date, the Reorganization shall have the effect provided in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Management of CBOC and CBI. The directors, officers and employees of CBOC will not change as a result of the Reorganization. CBI's Board of Directors presently has eighteen (18) members. On the Effective Date, eleven
(11) members of such Board of Directors shall resign and the board of Directors of CBI shall consist of the following ten (10) individuals, who will be members of the Classes of Director indicated: Class I, Dr. B. Glenn Holden, Nathan S. Jones, 3rd and Jack W. Miller, Jr.; Class II, Elinor B. Marshall, Richard C. Huffman and Vernon E. LaPrade, Jr.; Class III, Sam T. Beale, David E. Hudgins, Alvin L. Sheffield and H. E. Richeson. Members of Class I shall serve for a term that expires at the 1998 annual meeting of shareholders. Members of Class II shall serve for a term that expires at the 1999 annual meeting of shareholders. Members of Class III shall serve for a term that expires at the 2000 annual meeting of shareholders. If any individual named above who is a member of CBOC Board of Directors is not a member of such Board of Directors on the Effective Date, a replacement shall be designated by the CBOC Board of Directors. If any individual named above who is a member of the CBI Board of Directors is not a member of the CBI Board of Directors on the Effective Date, a replacement shall be designated by the CBI Board of Directors. It is the intention of CBI and CBOC that after the Effective Date, Directors of CBOC, or individuals designated by Directors of CBOC, shall continue to constitute three-tenths
(3/10) of the Board of CBI and the parties shall use their best efforts to maintain that ratio. The parties also acknowledge, however, that such ratio might change as a result of unanticipated events, including, for example, the acquisition in the future of another bank by CBI.

         1.3 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Reorganization shall take place at the offices of Williams, Mullen, Christian & Dobbins, 1021 East Cary Street, Richmond, Virginia or at such other place as may be mutually agreed upon by the parties. The Reorganization shall become effective on the date shown on the Certificate of Share Exchange issued by the State Corporation Commission of Virginia effecting the Reorganization (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of CBI and CBOC, subject to the conditions to the obligations of the parties to effect the Reorganization as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Reorganization will be exchanged by the parties at the closing of the Reorganization (the "Reorganization Closing"), which shall be held on the Effective Date. Prior to the Reorganization Closing, CBI and CBOC shall execute and deliver to the Virginia State Corporation Commission Articles of Share Exchange containing a Plan of Share Exchange in substantially the form of Exhibit A hereto.

         1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                  (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

                  (b)      the term "material adverse effect", when applied to a
party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or
(b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Reorganization and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Reorganization on the operating performance of the parties to this Agreement; and

                  (c) the term "Disclosed in Writing" by a party shall mean information set forth in one or more written disclosure letters delivered by that party to the other party on or prior to January 21, 1997 and specifically designated as information "Disclosed in Writing" pursuant to this Agreement.

                                    ARTICLE 2

                          Basis and Manner of Exchange

         2.1 Conversion of Shares. Upon, and by reason of, the Reorganization becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission, no cash, except as set forth in
Section 2.3 below, shall be allocated to the shareholders of CBOC, and stock shall be issued and allocated as follows:

                  (a) Each share of common stock, par value $5.00 per share, of CBOC ("CBOC Common Stock") issued and outstanding immediately prior to the Effective Date shall, by operation of law, be automatically exchanged for
1.1054 (the "Exchange Ratio") shares of common stock of CBI, par value $3.00 per share ("CBI Common Stock"). Each holder of a certificate representing any shares of CBOC Common Stock upon the surrender of his CBOC stock certificates to CBI, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of CBI Common Stock that his shares shall be converted into pursuant to the Exchange Ratio. Each such holder of CBOC Common Stock shall have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2. In the event CBI changes the number of shares of CBI Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividends, recapitalization or similar transaction with respect to the outstanding CBI Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

                  (b)      Shares of CBOC Common Stock issued  and   outstanding
shall, by virtue of the Reorganization, continue to be issued and outstanding shares held by CBI.

         2.2 Manner of Exchange. As promptly as practicable after the Effective Date, CBI shall cause The Community Bank, acting as the exchange agent
("Exchange Agent"), to send to each former shareholder of record of CBOC immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of CBOC Common Stock (other than shares held by shareholders who perfect their dissenters' rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a CBOC shareholder shall be entitled to receive in exchange for such shareholder's shares of CBOC Common Stock, and any dividends paid on any shares of CBI Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of CBOC Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to CBI and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3 No Fractional Shares. No certificates or scrip for fractional shares of CBI Common Stock will be issued. In lieu thereof, CBI will pay the value of such fractional shares in cash on the basis of the book value per share of CBI Common Stock at the end of the calendar quarter that immediately precedes the Effective Date.

         2.4 Dividends. No dividend or other distribution payable to the holders of record of CBI Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of CBOC Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in
Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).

         2.5 Dissenting Shares. Shareholders of CBOC shall have the right to demand and receive payment of the fair value of their shares of CBOC Common Stock pursuant to the provisions of Virginia Code ss. 13.1-729 et seq. (the "Dissenting Shares"). If, however, a holder shall have failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of CBOC Common Stock shall be deemed to have been converted into, at the Effective Date, the right to receive the number of shares of CBI Common Stock based on the Exchange Ratio and cash in lieu of any fractional shares pursuant to Section 2.3 hereof.


                                    ARTICLE 3

                          Representation and Warranties

         3.1 Representations and Warranties of CBOC. CBOC represents and warrants to CBI as follows:

                  (a) Organization, Standing and Power. (1) CBOC is a corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, and it has all requisite corporate power and authority to carry on its business in Virginia as now being conducted and to own and operate its assets, properties and business. CBOC has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Share Exchange. CBOC is a member of the Federal Reserve System, and except as Disclosed in Writing is in compliance in all material respects with all rules and regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Virginia State Corporation Commission ("SCC") and any other relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

                  (2) CBOC is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of CBOC are fully paid and nonassessable.

                  (b)      Authority.  (1) The  execution  and  delivery of this
Agreement, the Plan of Share Exchange and the consummation of the Reorganization, have been duly and validly authorized by all necessary corporate action on the part of CBOC, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligations of CBOC, enforceable against CBOC in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by CBOC with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of CBOC's Articles of Incorporation or Bylaws; (ii) except as Disclosed in Writing, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the CBOC Companies (as hereafter defined) pursuant to (A) any note, bond, mortgage, indenture known to CBOC, or (B) any material license, agreement, lease, or other instrument or obligation known to CBOC, to which any of the CBOC Companies is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the CBOC Companies or any or their properties or assets.

                  (c) Capital Structure. The authorized capital stock of CBOC consists of 3,000,000 shares of common stock, par value $5.00 per share, of which, as of the date hereof, 793,175 shares are issued, outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights and, to the knowledge of CBOC, were not issued in violation of any agreement to which CBOC is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. Except for options held by officers and directors of CBOC to purchase 90,000 shares of CBOC Common Stock, there are no outstanding understandings or commitments of any character pursuant to which CBOC or any of the CBOC Companies could be required or expected to issue shares of capital stock.


                  (d) Ownership of the CBOC Subsidiaries; Capital Structure of the CBOC Subsidiaries; and Organization of the CBOC Subsidiaries. (1) CBOC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Disclosed in Writing (collectively the "CBOC Subsidiaries" and each individually a "CBOC Subsidiary"). CBOC and the CBOC Subsidiaries are referred to herein collectively as the "CBOC Companies". All of the shares of capital stock of the CBOC Subsidiaries held by CBOC are duly and validly issued, fully paid and non-assessable, and all such shares are owned by CBOC or a CBOC Subsidiary, free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the pre-emptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Disclosed in Writing, neither CBOC nor any CBOC Subsidiary owns any equity securities of any other corporation or entity. No rights are authorized, issued or outstanding with respect to the capital stock of any CBOC Subsidiary and there are no agreements, understandings or commitments relating to the right of CBOC to vote or dispose of said shares.

         (2) Each CBOC Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each CBOC Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of CBOC on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of CBOC on a consolidated basis. Each CBOC Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such CBOC Subsidiary.

                  (e) Financial Statements. CBOC's Annual report on form 10-K for the fiscal year ended December 31, 1995, and all other documents filed or to be filed subsequent to December 31, 1995 under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the Board of Governors of the Federal Reserve System (in each such case, the

"CBOC Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the CBOC Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the CBOC Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (f) Absence of Undisclosed Liabilities. At September 30, 1996, none of the CBOC Companies had any obligation or liability (contingent or otherwise) of any nature which was not reflected in the CBOC Financial
Statements, except for those which in the aggregate are immaterial or are Disclosed in Writing.

                  (g) Legal Proceedings; Compliance with Laws. Except as Disclosed in Writing, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of CBOC's management, threatened or probable of assertion against any of the CBOC Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate a material adverse effect on the financial condition of CBOC on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the Reorganization. None of the CBOC Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of CBOC on a consolidated basis. Except as Disclosed in Writing, as of the date of this Agreement, none of the CBOC Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or proports to restrict in any material respect the conduct of its business or its properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Disclosed in Writing, none of the CBOC Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of CBOC, the CBOC Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. CBOC knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. None of the CBOC Companies is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (j) Tax Matters. The CBOC Companies have filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the CBOC Financial Statements or are being contested in good faith and shall be Disclosed in Writing. Except to the extent that liabilities therefor are specifically reflected in the CBOC Financial Statements, there are no federal, state or local tax liabilities of the CBOC Companies other than liabilities that have arisen since September 30, 1996, all of which have been properly accrued or otherwise provided for on the books and records of the CBOC Companies. Except as Disclosed in Writing, no tax return or report of any of the CBOC Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the CBOC Companies by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the CBOC Financial Statements, the CBOC Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the CBOC Financial Statements as being owned by the CBOC Companies as of the date thereof. To the best knowledge of CBOC, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the CBOC Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the CBOC Companies are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of CBOC (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1991, the CBOC Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SCC, the Federal Reserve, and to the best knowledge of CBOC, any other governmental or regulatory authority or agency having jurisdiction over its operations.

                  (m) Employee Benefit Plans. (1) CBOC will deliver for CBI's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CBOC for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "CBOC Benefit Plans"). Any of the CBOC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section (3(2) of ERISA, is referred to herein as a "CBOC ERISA Plan." No CBOC Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Disclosed in Writing, all CBOC Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to CBOC on a consolidated basis.

                  (3) No CBOC ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Subject to FASB 115 and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which CBOC has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the CBOC Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                  (o) Certain Contracts. (1) Except as Disclosed in Writing, neither CBOC nor any CBOC Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by CBOC or any CBOC Subsidiary or the guarantee by CBOC or any CBOC Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between CBOC or any CBOC Subsidiary and any director of officer of CBOC or any CBOC Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between CBOC or any CBOC Subsidiary and any 5% or more shareholder of CBOC; in each case other than agreements entered into in the ordinary course of the banking business of CBOC or any CBOC Subsidiary consistent with past practice.

                  (2) Neither CBOC or any CBOC Subsidiary, nor to the knowledge of CBOC, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreement by borrowers from CBOC or any CBOC Subsidiary in the ordinary course of its business.

                  (3) Since September 30, 1996 CBOC has not incurred or paid any obligation or liability that would be material to CBOC, except obligations incurred or paid in connection with transactions in the ordinary course of business of CBOC consistent with its practice and, except as Disclosed in Writing, from September 30, 1996 to the date hereof, CBOC has not taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.4 hereof.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the CBOC Companies shall be Disclosed in Writing to CBI and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by CBOC. The CBOC Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the CBOC Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the CBOC Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the CBOC Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q) Absence of Material Changes and Events. Except as Disclosed in Writing to CBI prior to the execution of this Agreement, since September 30, 1996, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of CBOC, and CBOC has conducted its business only in the ordinary course consistent with past practice.

                  (r) Loans, OREO and Allowance for Loan Losses. (1) Except as Disclosed in Writing, and except for matters which individually or in the aggregate do not have a material adverse effect on the Reorganization or the financial condition of CBOC, to the best knowledge of CBOC, each loan reflected as an asset in the CBOC Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the Federal Reserve which have been made by CBOC and the CBOC Subsidiaries comply therewith.

                  (2) The classification on the books and records of CBOC and each CBOC Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                  (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the CBOC Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither CBOC nor any CBOC Subsidiary has received any notice of denial of any such claim.

                  (4) CBOC and each CBOC Subsidiary is in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and/or each CBOC Subsidiary is diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as Disclosed in Writing, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of CBOC and each CBOC Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                  (5) Except as Disclosed in Writing, all loans made by the CBOC Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                  (6) The allowance for possible loan losses shown on the CBOC Financial Statements was, and the allowance for possible loan losses shown on the financial statements of CBOC as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the CBOC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by CBOC.

                  (s) Statements True and Correct. None of the information supplied or to be supplied by CBOC for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by CBI with the SEC, the Proxy Statement/Prospectus (as defined in Section 4.3) to be mailed to every CBOC shareholder or any other document to be filed with the SEC, the SCC, the Federal Reserve, or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to CBOC shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the CBOC Shareholders' Meeting or the CBI Shareholders' Meeting (as defined in Section 4.3), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CBOC Shareholders' Meeting or the CBI Shareholders' Meeting.

                  (t) Brokers and Finders. Neither CBOC nor any CBOC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for McKinnon & Company, Inc..

                  (u) Repurchase Agreements. With respect to all agreements pursuant to which CBOC or any CBOC Subsidiary has purchased securities subject to an agreement to resell, if any, CBOC or such CBOC Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (v) Administration of Trust Accounts. CBOC and the CBOC Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of CBOC and the CBOC Subsidiaries, all accounts for which it acts as a fiduciary including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither CBOC nor a CBOC Subsidiary, nor any director, officer or employee of CBOC or any CBOC Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or consolidated financial condition of CBOC, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (w) Environmental Matters. (1) Except as Disclosed in Writing, to the best of CBOC's knowledge, none of the CBOC Companies owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of the CBOC Companies is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of CBOC, the premises on which the leasehold is situated. None of the CBOC Companies has received any Communication alleging that it is not in such compliance and, to the best knowledge of CBOC, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on any of the CBOC Companies of any liability arising under any Environmental Laws pending or, to the best knowledge of CBOC, threatened against (A) any of the CBOC Companies, (B) any person or entity whose liability for any Environmental Claim any of the CBOC Companies has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which any of the CBOC Companies owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of CBOC. None of the CBOC Companies is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of CBOC, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on any of the CBOC Companies of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which any of the CBOC Companies holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of CBOC. None of the CBOC Companies is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by any of the CBOC Companies, other than OREO, CBOC has made available to CBI copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by any of the CBOC Companies and all real or personal property which any of the CBOC Companies has been or is judged to have managed or to have supervised or participated in the management of, CBOC has made available to CBI the information relating to such OREO available to CBOC. Each of the CBOC Companies is in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against any of the CBOC Companies or against any person or entity whose liability for any Environmental Claim any of the CBOC Companies has or may have retained or assumed either contractually or by operation of law.

                  (6) For the purpose of this Agreement, the following terms shall have the following meanings:

                  (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to CBOC or any CBOC Subsidiary on the one hand or to CBI or any CBI

Subsidiary on the other hand, or (B) orally to a senior officer of CBOC or any CBOC Subsidiary or of CBI or any CBI Subsidiary, whether from a governmental authority or a third party.

                  (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

                  (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iv) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         3.2 Representations and Warranties of CBI. CBI represents and warrants to CBOC as follows:

                  (a) Organization, Standing and Power. (1) CBI is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and CBI has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Reorganization. CBI is duly registered as a bank holding company under the Bank Holding Company Act of 1956. The Community Bank and Commerce Bank of Virginia each is a wholly owned subsidiary of CBI and each is a Virginia corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, and except as Disclosed in Writing, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

                  (2) CBI has Disclosed in Writing its subsidiary corporations (and the subsidiaries thereof), all of which are duly organized, validly existing and in good standing in their respective states of incorporation and which have all requisite corporate power and authority to carry on their businesses as now being conducted and to own and operate their assets, properties and business (the "CBI Subsidiaries" and, collectively with CBI, the "CBI Companies"). Each CBI Subsidiary that is a depository institution is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, is a member of the Federal Reserve and, except as Disclosed in Writing, is in compliance in all material respects with all rules and regulations promulgated by the Federal Reserve, the SCC and any other relevant regulatory authority. All of the shares of capital stock of the CBI Subsidiaries held by CBI are duly and validly issued, fully paid and nonassessable, and all such shares are owned by CBI or a CBI Subsidiary, free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the preemptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Disclosed in Writing, none of the CBI Companies owns any equity securities of any other corporation or entity. Except as Disclosed in Writing, each of the CBI Companies is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify either singly or in the aggregate would have a material adverse effect on the financial condition, properties, businesses or results of operations of the CBI Companies.

                  (b)      Authority.  (1) The  execution  and  delivery of this
Agreement and the Plan of Share Exchange and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of CBI, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of CBI, enforceable against CBI in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by CBI with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of CBI, (ii) except as Disclosed in Writing, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the CBI Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the CBI Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the CBI Companies or any of their properties or assets.

                  (c) Capital Structure. The authorized capital stock of CBI consists of: 4,000,000 shares of common stock, par value $3.00 per share ("CBI Common Stock), of which 1,901,080 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which CBI is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. The shares of CBI Common Stock to be issued in exchange for shares of CBOC Common Stock upon consummation of the Reorganization will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except for options held by officers and directors of CBI to purchase 146,000 shares of CBI Common Stock, there are no outstanding understandings or commitments of any character pursuant to which CBI or any of the CBI Companies could be required or expected to issue shares of capital stock.

                  (d) Ownership of the CBI Subsidiaries; Capital Structure of the CBI Subsidiaries; and Organization of the CBI Subsidiaries. (1) CBI does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Disclosed in Writing (collectively the "CBI Subsidiaries" and each individually a "CBI Subsidiary"). The outstanding shares of capital stock of each CBI Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by CBI free and clear of all liens, claims and encumbrances. No rights are authorized, issued or outstanding with respect to the capital stock of any CBI Subsidiary and there are no agreements, understandings or commitments relating to the right of CBI to vote or to dispose of said shares. None of the shares of capital stock of any CBI Subsidiary has been issued in violation of the preemptive rights of any person.

                  (2) Each CBI Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each CBI Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of CBI on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of CBI on a consolidated basis. Each CBI Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such CBI Subsidiary.

                  (e) Financial Statements. CBI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other documents filed or to be filed subsequent to December 31, 1995 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the Securities and Exchange Commission (the "SEC") (in each such case, the "CBI Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material face required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the CBI Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the CBI Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (f) Absence of Undisclosed Liabilities. At September 30, 1996, none of the CBI Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the CBI Financial Statements, except for those which in the aggregate are immaterial or are Disclosed in Writing.

                  (g) Legal Proceedings; Compliance with Laws. Except as Disclosed in Writing, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of CBI's management, threatened or probable of assertion against any of the CBI Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of CBI on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the Reorganization. None of the CBI Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of CBI on a consolidated basis. Except as Disclosed in Writing, as of the date of this Agreement, none of the CBI Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Disclosed in Writing, none of the CBI Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of CBI, the CBI Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. CBI knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. None of the CBI Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (j) Tax Matters. The CBI Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the CBI Financial Statements or are being contested in good faith and shall be Disclosed in Writing. Except to the extent that liabilities therefor are specifically reflected in the CBI Financial Statements, there are no federal, state or local tax liabilities of the CBI Companies other than liabilities that have arisen since September 30, 1996, all of which have been properly accrued or otherwise provided for on the books and records of the CBI Companies. Except as Disclosed in Writing, no tax return or report of any of the CBI Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the CBI Companies by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the CBI Financial Statements, all of the CBI Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the CBI Financial Statements as being owned by the CBI Companies as of the date thereof. To the best knowledge of CBI, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the CBI Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the CBI Companies are, to the best knowledge of CBI, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1991, the CBI Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

                  (m) Employee Benefit Plans. (1) CBI will deliver for CBOC's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CBI for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "CBI Benefit Plans"). Any of the CBI Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "CBI ERISA Plan." No CBI Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Disclosed in Writing, all CBI Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to CBI on a consolidated basis.

                  (3) No CBI ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Subject to FASB 115 and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the CBI Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the CBI Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                  (o) Certain Contracts. (1) Except as Disclosed in Writing, neither CBI nor any CBI Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by CBI or any CBI Subsidiary or the guarantee by CBI or any CBI Subsidiary of any such obligation,
(iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between CBI or any CBI Subsidiary and any director or officer of CBI or any CBI Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between CBI or any CBI Subsidiary and any 5% or more shareholder of CBI; in each case other than agreements entered into in the ordinary course of the banking business of CBI or a CBI Subsidiary consistent with past practice.

                  (2) Neither CBI or any CBI Subsidiary, nor to the knowledge of CBI, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from CBI or a CBI Subsidiary in the ordinary course of its business.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the CBI Companies shall be Disclosed in Writing to CBOC and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by CBI. The CBI Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the CBI Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the CBI Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the CBI Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q)      Loans,  OREO,  and  Allowance  for Loan  Losses.  (1)
Except as Disclosed in Writing, and except for matters which individually or in the aggregate, do not have a material adverse effect on the Reorganization or the financial condition of CBI, to CBI's best knowledge each loan reflected as an asset in the CBI Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by CBI and the CBI Subsidiaries comply therewith.

                  (2) The classification on the books and records of CBI and each CBI Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                  (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the CBI Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither CBI nor any CBI Subsidiary has been received any notice of denial of any such claim.

                  (4) CBI and each CBI Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and CBI and/or each CBI Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Disclosed in Writing, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of CBI and each CBI Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                  (5) Except as Disclosed in Writing, all loans made by any of the CBI Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                  (6) The allowance for possible loan losses shown on the CBI Financial Statements was, and the allowance for possible loan losses shown on the financial statements of CBI as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the CBI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by CBI.

                  (r) Absence of Material Changes and Events. Except as Disclosed in Writing to CBOC prior to the execution of this Agreement, since September 30, 1996, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or CBI, and CBI has conducted its business only in the ordinary course consistent with past practice.

                  (s) Statements True and Correct. None of the information supplied or to be supplied by CBI for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to CBOC shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the CBOC Shareholders' Meeting or the CBI Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CBOC Shareholders' Meeting or the CBI Shareholders' Meeting. All documents that CBI is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated, hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

                  (t) Brokers and Finders. Neither CBI nor any CBI Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the McKinnon & Company, Inc..

                  (u) Repurchase Agreements. With respect to all agreements pursuant to which CBI or any CBI Subsidiary has purchased securities subject to an agreement to resell, if any, CBI or such CBI Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (v) Administration of Trust Accounts. CBI and CBI Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of CBI and CBI Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither CBI nor a CBI Subsidiary, nor any director, officer or employee of CBI or a CBI Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of CBI, or a CBI Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (w) Environmental Matters. (1) Except as Disclosed in Writing, to the best of CBI's knowledge, neither CBI nor any CBI Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of CBI and the CBI Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of CBI and the CBI Subsidiaries, the premises on which the leasehold is situated. Neither CBI nor any CBI Subsidiary has received any Communication alleging that CBI or such CBI Subsidiary is not in such compliance and, to the best knowledge of CBI and the CBI Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on CBI and the CBI Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of CBI and the CBI Subsidiaries, threatened against (A) CBI or any CBI Subsidiary, (B) any person or entity whose liability for any Environmental Claim, CBI or any CBI Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which CBI or any CBI Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business,
financial   condition  or  results  of  operations  of  CBI.  CBI  and  the  CBI
Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of CBI and the CBI Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on CBI or any CBI Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which CBI or any CBI Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of CBI. CBI and the CBI Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by CBI or any CBI Subsidiary, other than OREO, CBI has made available to CBOC copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by CBI or any CBI Subsidiary and all real or personal property which CBI or any CBI Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, CBI has made available to CBOC the information relating to such OREO available to CBI. CBI and the CBI Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against CBI or any CBI Subsidiary or against any person or entity whose liability for any Environmental Claim CBI or any CBI Subsidiary has or may have retained or assumed either contractually or by operation of law.

                                    ARTICLE 4

                       Conduct Prior to the Effective Date

         4.1 Access to Records and Properties. CBOC will keep CBI, and CBI will keep CBOC advised of all material developments relevant to their respective businesses prior to consummation of the Reorganization. Prior to the Effective Date, CBI, on the one hand, and CBOC on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

         4.2 Confidentiality. Between the date of this Agreement and the Effective Date, CBI and CBOC each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Reorganization is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

         4.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of CBOC, and the Board of Directors of CBI, each will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Reorganization (the "CBOC Shareholders' Meeting" and the "CBI Shareholders' Meeting", respectively) and, subject to the fiduciary duties of the Board of Directors of CBOC and of CBI (as advised in writing by their respective counsel), CBOC and CBI each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Reorganization and will comply with the provisions in their respective Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; no member of the Board of Directors of CBOC or CBI shall advise or encourage shareholders not to vote in favor of the Reorganization; and CBOC and CBI shall, at the other's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. CBI and CBOC will prepare jointly the proxy statement/prospectus to be used in connection with the CBOC Shareholders' Meeting and the CBI Shareholders' Meeting (the "Joint Proxy Statement"). CBI will prepare and file with the SEC the Registration Statement, of which such Joint Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the dates of the CBI and CBOC Shareholders' Meetings, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by CBOC relating to the CBOC Companies and by CBI relating to the CBI Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

         4.4 Operation of the Business of CBOC and CBI. CBOC and CBI each agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, CBOC and CBI each agrees that it will not, without the prior written consent of the other:

                  (a) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, provided that CBI and CBOC each may issue shares of common stock pursuant to options granted or issued prior to the date hereof:

                  (b) Voluntarily make any changes in the composition of its officers, directors or other key management personnel, except as required by this Agreement;

                  (c) Make any change in the compensation or title of any Executive Officer (as defined in Regulation O) or any director or make any change in the compensation or title of any other employee, other than in accordance with past employment policies and practices in the ordinary course of business, any of which changes shall be reported promptly to the other party;

                  (d) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

                  (e) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

                  (f) Except as permitted by Section 4.4(a) hereof, issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

                  (g)      Knowingly waive any right to substantial value:

                  (h) Enter into material transactions otherwise than in the ordinary course of its business;

                  (i) Alter, amend or repeal its Bylaws or Articles of Incorporation, except as required by this Agreement; or

                  (j) Propose or take any other action which would make any representation or warranty in Section 3.1 or Section 3.2 hereof untrue.

         4.5 Dividends. CBI may declare and pay cash dividends not to exceed $.20 per share of CBI Common Stock from the date of this Agreement through the Effective Date. CBOC may declare and pay cash dividends not to exceed $.08 per share of CBOC Common Stock from the date of this Agreement through the Effective Date.

         4.6 No Solicitation. (a) Unless and until this Agreement shall have been terminated pursuant to its terms, neither CBOC nor any of its officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person other than CBI concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving CBOC, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction. CBOC will promptly communicate to CBI the terms of any proposal which it may receive in respect to any of the foregoing transactions.

                  (b)      Unless  and  until  this  Agreement  shall  have been
terminated pursuant to its terms, neither CBI nor any of its officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person other than CBOC concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving CBI, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction. CBI will promptly communicate to CBOC the terms of any proposal which it may receive in respect to any of the foregoing transactions.

         4.7 Regulatory Filings. CBI and CBOC shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Share Exchange and submit the filings for approval with the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. CBI and CBOC shall use their best efforts to obtain approvals of such filings.

         4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Reorganization and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Notice of Breach. CBI and CBOC will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

         4.10 Accounting Treatment. CBI and CBOC shall each use their best efforts to ensure that the Reorganization qualifies for pooling-of-interests accounting treatments.

         4.11 Reorganization Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Reorganization at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of CBOC and CBI shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         4.12 Employment Contracts. CBI and CBOC each will use its best efforts to cause all employment contracts to which it is a party to be amended in the manner described in Section 6.1(h).

                                    ARTICLE 5

                              Additional Agreements

         5.1 Conversion of Stock Options. On the Effective Date, all rights with respect to CBOC Common Stock pursuant to stock options ("CBOC Options") granted by CBOC under a CBOC stock option plan which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to CBI Common Stock, and CBI shall assume each CBOC Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each CBOC Option assumed by CBI may be excised solely for shares of CBI Common Stock, (ii) the number of shares of CBI Common Stock subject to each CBOC Option shall be equal to the number of shares of CBOC Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such CBOC Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each CBOC Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option."

         5.2 Registration of Shares. The shares of CBI Common Stock to be issued to shareholders of CBOC pursuant to this Agreement (including shares issued upon the exercise of outstanding options for CBOC Common Stock) will be registered under the Securities Act of 1933, as amended.

         5.3 Benefit Plans. Upon consummation of the Reorganization, as soon as administratively practicable and subject to CBI's best efforts, employees of CBOC shall be entitled to participate in CBI pension, benefit, health and similar plans on the same terms and conditions as employees of CBI and its subsidiaries, without waiting periods or exceptions for pre-existing conditions and giving effect to years of service with CBOC as if such service were with CBI. Alternatively, subject to applicable law, CBOC may maintain any or all of the CBOC employee benefit plans that currently are in effect. Provided employment contracts are amended in the manner described in Section 6.1(h), CBI also shall assume and honor in accordance with their terms as in effect on the date hereof (or as amended after the date hereof with the prior written consent of CBI), all employment, severance, consulting and other compensation contracts and agreements Disclosed in Writing and executed in writing by CBOC on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have previously been delivered by CBOC to CBI.

         5.4 Indemnification. CBI agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from CBOC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and CBOC's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. CBI further agrees that any such person who has rights to indemnification pursuant to this Section 5.4 is expressly made a third party beneficiary of this Section 5.4 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, CBI shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between CBI and the indemnified party. CBI shall use its reasonable best efforts to maintain CBOC's existing directors' and officers' liability policy, or some other policy, including CBI's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of CBOC on terms no less favorable than those in effect on the date hereof.

                                    ARTICLE 6

                        Conditions to the Reorganization

         6.1 Conditions to Each Party's Obligations to Effect the Reorganization. The respective obligations of each of CBI and CBOC to effect the Reorganization and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

                  (a) Shareholder Approvals. Shareholders of CBOC and of CBI shall have approved all matters relating to this Agreement and the Reorganization required to be approved by such shareholders in accordance with Virginia law.

                  (b) Regulatory Approvals. This Agreement and the Plan of Share Exchange shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Reorganization in the reasonable opinion of the Board of Directors of CBI or CBOC.

                  (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                  (d) Tax Opinion. CBI and CBOC shall have received an opinion of Williams, Mullen, Christian & Dobbins, or other counsel reasonably satisfactory to CBI and CBOC, to the effect that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of CBOC to the extent they receive CBI Common Stock solely in exchange for their CBOC Common Stock in the Reorganization.

                  (e) Accountants' Letter. CBI and CBOC shall have received a letter, dated as of the Effective Date, from Mitchell, Wiggins & Company, satisfactory in form and substance to each of CBI and CBOC, that the Reorganization will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

                  (f) Opinions of Counsel. CBOC shall have delivered to CBI and CBI shall have delivered to CBOC opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

                  (g) Legal Proceedings. Neither CBI nor CBOC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reorganization.

                  (h) Employment Contracts. All employment contracts of CBI and CBOC shall have been effectively amended in order that the Reorganization shall not be considered a change of control that would entitle any employee of CBI or CBOC to any special severance payments after the Effective Date.

                  (i) Director Resignations. Eleven directors of CBI shall have tendered their resignations, as contemplated by Section 1.2.

         6.2 Conditions to Obligations of CBI. The obligations of CBI to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of CBOC shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and CBI shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of CBOC dated the Effective Date, to such effect.

                  (b) Performance of Obligations. CBOC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and CBI shall have received a certificate signed by the Chief Executive Officer of CBOC to that effect.

                  (c) Affiliate Letters. Each shareholder of CBOC who may be deemed by counsel for CBI to be an "affiliate" of CBOC within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of CBI Common Stock received by him in connection with the Reorganization only in accordance with the provisions of paragraph (d) of Rule 145 and in a manner that would not prevent the Reorganization from qualifying for pooling-of-interests accounting treatment; (2) such shareholders will not dispose of any such shares until CBI has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable security laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

                  (d) Investment Banking Letter. CBI shall have received a written opinion in form and substance satisfactory to CBI from McKinnon & Company, Inc. addressed to CBI and dated the date the Proxy Statement/Prospectus is mailed to shareholders of CBI, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to CBI. At its option CBI may require that such fairness opinion be updated as of the Effective Date and, in such event, it shall also be a condition to CBI'S obligation to consummate the Reorganization that CBI receive such updated fairness opinion.

         6.3 Conditions to Obligations of CBOC. The obligations of CBOC to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of CBI shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and CBOC shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of CBI dated the Effective Date, to such effect.

                  (b) Performance of Obligations. CBI shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and CBOC shall have received a certificate signed by Chief Executive Officer of CBI to that effect.

                  (c)      Investment Banking Letter. CBOC shall have received a
written  opinion  in form and  substance  satisfactory  to CBOC from  McKinnon &
Company, Inc. addressed to CBOC and dated the date the Proxy Statement/Prospectus is mailed to shareholders of CBOC, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to CBOC. At its option, CBOC may require that such fairness opinion be updated as of the Effective Date and, in such event, it shall also be a condition to CBOC's obligation to consummate the Reorganization that CBOC receive such updated opinion.

                                    ARTICLE 7

                                   Termination

         7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Share Exchange by the shareholders of CBI and CBOC, this Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Date:

                  (a) By the mutual consent of the Board of Directors of each of CBI and CBOC;

                  (b) By the respective Boards of Directors of CBI or CBOC if the conditions set forth in Section 6.1 have not been met or waived by CBI and CBOC;

                  (c) By the Board of Directors of CBI if the conditions set forth in Section 6.2 have not been met or waived by CBI;

                  (d) By the Board of Directors of CBOC if the conditions set forth in Section 6.3 have not been met or waived by CBOC;

                  (e) By the respective Boards of Directors CBI or CBOC if the Reorganization is not consummated by August 31, 1997.

                  (f)(i) By the Board of Directors of CBI if the Board of Directors of CBOC receives a subsequent offer to acquire CBOC and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to CBI that each member of the Board of Directors of CBOC supports the Reorganization, will vote his shares of CBOC Common Stock in favor of the Reorganization, and will recommend to the shareholders of CBOC that they approve the Reorganization.

                  (ii)     By  the  Board of  Directors  of CBOC if the Board of
Directors of CBI receives a subsequent offer to acquire CBI and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to CBOC that each member of the Board of Directors of CBI supports the
Reorganization, will vote his shares of CBI Common Stock in favor of the reorganization, and will recommend to the shareholders of CBI that they approve the Reorganization.

                  (g) By the Board of Directors of CBOC if, before the Effective Date, CBI (i) shall enter into any agreement or letter of intent providing for the direct or indirect acquisition of substantially all of the assets and liabilities or voting stock of CBI or (ii) shall enter into any agreement or letter of intent providing for the direct or indirect acquisition of substantially all of the assets and liabilities or voting stock of any other insured depository institution.

                  (h)(i) By a vote of a majority of the Board of Directors of CBI at any time during the 30 day period following the date of this Agreement if CBI determines in its sole good faith judgment that the financial condition, business, prospects or regulatory status of CBOC is materially and adversely different from what was reasonably expected by CBI, based on the CBOC Financial Statements and other information Disclosed in Writing by CBOC prior to the execution of this Agreement; provided that CBI shall inform CBOC upon any such termination as to the reasons for CBI's determination, and provided further, that this Section 7.1(h)(i) shall not limit in any way the due diligence investigation of CBOC which CBI may perform, or otherwise affect any other rights which CBI has after the date hereof and after the expiration of such 30 day period following the date hereof, under the terms of this Agreement;

                  (ii) By a vote of a majority of the Board of Directors of CBOC at any time during the 30 day period following the date of this Agreement, if CBOC determines in its sole good faith judgment that the financial condition, business, prospects or regulatory status of CBI is materially adversely different from what was reasonably expected by CBOC, based on the CBI Financial Statements and other information Disclosed in Writing by CBI prior to the execution of this Agreement; provided that CBOC shall inform CBI upon any such termination as to the reasons for CBOC's determination; and, provided further, that this Section 7.1(h)(ii) shall not limit in any way the due diligence investigation of CBI which CBOC may perform, or otherwise affect any other rights which CBOC has after the date hereof and after the expiration of such 30 day period following the date hereof, under the terms of this Agreement;

         7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Reorganization pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.8 and 7.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         7.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 5.3, 5.4 and 7.4 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive CBI or CBOC (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either CBI or CBOC.

         7.4 Expenses. The parties provide for the payment of expenses as follows:

                  (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel.

                  (b) Notwithstanding the provisions of Section 7.4(a) hereof, if for any reason the Reorganization is not approved by the shareholders of either party as required, that party shall bear and pay 50% of the costs and expenses incurred by the other party with respect to the fees and expenses of accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (c)      If  this  Agreement  is  terminated  by CBI  or  CBOC
because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such costs and expenses of the other party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (d)(i)   If  this  Agreement is  terminated by CBI pursuant to
Section 7.1(f)(i), then CBOC shall pay all of the costs and expenses incurred by CBI relating to the Reorganization including, fees and expenses of consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (ii)     If this  Agreement is  terminated by CBOC pursuant to
Section 7.1(f)(ii) or 7.1(g), then CBI shall pay all of the costs and expenses incurred by CBOC relating to the Reorganization, including fees and expenses of consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (iii) If the transactions contemplated by this Agreement are not consummated solely because the condition to Closing set forth in Section 6.1(i) is not satisfied, then CBI shall pay all of the costs and expenses incurred by CBOC relating to the Reorganization, including fees and expenses of consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (e) Any liability to the other incurred by CBOC or CBI pursuant to this Section 7.4 shall not exceed a total of $37,500.

                  (f) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

                                    ARTICLE 8

                               General Provisions

         8.1 Entire Agreement. This Agreement contains the entire agreement among CBI and CBOC with respect to the Reorganization and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of CBOC and CBI shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

         8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

         8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

             If to CBI:

                  Nathan S. Jones, 3rd, President
                  Community Bankshares Incorporated
                  200 N. Sycamore Street
                  Petersburg, Virginia 23804
                  (Tel.(804)-861-2320)

             Copy to:

                  Wayne A. Whitham, Jr.
                  Williams, Mullen, Christian & Dobbins
                  1021 East Cary Street
                  P.O. Box 1320
                  Richmond, Virginia 23210-1320
                  (Tel. 804-783-6473)

             If to CBOC:

                  H. E. Richeson, President
                  County Bank of Chesterfield
                  10400 Hull Street Road
                  Midlothian, Virginia 23112
                  (Tel.(804)-745-2274)

             Copy to:

                  Jody M. Wagner
                  Kaufman & Canoles
                  One Commercial Place
                  P. O. Box 3037
                  Norfolk, Virginia 23514
                  (Tel. (757)-624-3294

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         8.8 Brokers and Finders. Except for McKinnon & Company, Inc. as to each of CBI and CBOC, each of the parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates, or subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment banker's fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of any claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either CBI or CBOC, CBI or CBOC, as the case may be, agrees to indemnify and hold the other party harmless of and from any such claim.

         8.9 Subsidiaries.  All  representations,   warranties,  and  covenants
herein,   where  pertinent,   include  and  shall  apply  to  the  wholly  owned
subsidiaries belonging to the party making such representations, warranties, and covenants.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

                                   COMMUNITY BANKSHARES INCORPORATED



                                   By:
                                       ---------------------------------------
                                          Nathan S. Jones, 3rd
                                          President and Chief Executive Officer

ATTEST:

------------------------------

---------------------
Secretary

                                    COUNTY BANK OF CHESTERFIELD



                                    By:
                                       ----------------------------------------
                                          H. E. Richeson
                                          President and Chief Executive Officer


ATTEST:

------------------------------

---------------------
Secretary

                                                              EXHIBIT A
                                                              to the
                                                              Agreement and Plan
                                                              of Reorganization

                             PLAN OF SHARE EXCHANGE
                                     BETWEEN
                           COUNTY BANK OF CHESTERFIELD
                                       AND
                        COMMUNITY BANKSHARES INCORPORATED

         Pursuant to this Plan of Share Exchange ("Plan of Share Exchange"), County Bank of Chesterfield ("CBOC"), a Virginia state bank, shall become a wholly-owned subsidiary of Community Bankshares Incorporated ("CBI"), a Virginia corporation pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act.

                                    ARTICLE 1

                           Terms of the Share Exchange

         1.1 The Share Exchange. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of January 14, 1997 between CBOC and CBI, at the Effective Date, CBOC shall become a wholly-owned subsidiary of CBI through the exchange of each outstanding share of common stock of CBOC for shares of the common stock of CBI in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Share Exchange"). At the Effective Date, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of CBI in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed.

         1.3 Management of CBOC and CBI. The directors, officers and employees of CBOC will not change as a result of the Reorganization. CBI's Board of Directors presently has eighteen (18) members. On the Effective Date, eleven
(11) members of such Board of Directors shall resign and the board of Directors of CBI shall consist of the following ten (10) individuals, who will be members of the Classes of Director indicated: Class I, Dr. B. Glenn Holden, Nathan S. Jones, 3rd and Jack W. Miller, Jr.; Class II, Elinor B. Marshall, Richard C. Huffman and Vernon E. LaPrade, Jr.; Class III, Sam T. Beale, David E. Hudgins, Alvin L. Sheffield and H. E. Richeson. Members of Class I shall serve for a term that expires at the 1998 annual meeting of shareholders. Members of Class II shall serve for a term that expires at the 1999 annual meeting of shareholders. Members of Class III shall serve for a term that expires at the 2000 annual meeting of shareholders. If any individual named above who is a member of CBOC Board of Directors is not a member of such Board of Directors on the Effective Date, a replacement shall be designated by the CBOC Board of Directors. If any individual named above who is a member of the CBI Board of Directors is not a member of the CBI Board of Directors on the Effective Date, a replacement shall be designated by the CBI Board of Directors. It is the intention of CBI and CBOC that after the Effective Date, Directors of CBOC, or individuals designated by Directors of CBOC, shall continue to constitute three-tenths (3/10) of the Board of CBI and the parties shall use their best efforts to maintain that ratio. The parties also acknowledge, however, that such ratio might change as a result of unanticipated events, including, for example, the acquisition in the future of another bank by CBI.

                                    ARTICLE 2

                           Manner of Exchanging Shares

         2.1 Exchange of Shares. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission, no cash, except as set forth in section 2.3 below, shall be allocated to the shareholders of CBOC, and stock shall be issued and allocated as follows:

                  (a) Each share of common stock, par value $5.00 per share, of CBOC ("CBOC Common Stock")issued and outstanding immediately prior to the Effective Date shall be entitled to the exchange rights set forth in this
Section 2.1 or to their rights under Article 15 of the Virginia Stock Corporation Act as set forth in Section 2.5 below. On the Effective Date, each shareholder of CBOC immediately prior to the Effective Date shall be entitled to exchange each such share of CBOC Common Stock held for 1.1054 shares of CBI Common Stock (the "Exchange Ratio"). Each holder of a certificate which immediately prior to the Effective Date represented shares of CBOC Common Stock, upon the surrender of his CBOC stock certificates to CBI, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of CBI Common Stock that such CBOC stock certificates shall entitle him to pursuant to the Exchange Ratio. After the Effective Date, each such former holder of CBOC Common Stock shall have the right to receive (i) any dividend or such distribution payable at or as of any time after the Effective Date to holders of record of CBI Common Stock at or as of any time after the Effective Date, and (ii) the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2. In the event CBI changes the number of shares of CBI Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, reclassification, recapitalization or similar transaction with respect to the outstanding CBI Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionally adjusted.

                  (b) Shares of CBOC Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares shall be denoted on the books and records of CBOC as held of record by CBI.

         2.2 Conversion of Stock Options. On the Effective Date, all rights with respect to CBOC Common Stock pursuant to stock options ("CBOC Options") granted by CBOC under a CBOC stock option plan which are outstanding on the Effective Date, whether or not then exercisable, shall be converted into and become rights with respect to CBI Common Stock, and CBI shall assume each CBOC Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each CBOC Option assumed by CBI may be exercised solely for shares of CBI Common Stock, (ii) the number of shares of CBI Common Stock subject to each CBOC Option shall be equal to the number of shares of CBOC Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such CBOC Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each CBOC Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the forgoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option."

         2.3 Manner of Exchange. As promptly as practicable after the Effective Date, CBI shall cause The Community Bank, acting as the exchange agent
("Exchange Agent") to send to each former shareholder of record of CBOC immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of CBOC Common Stock (other than shares held by shareholders who perfect their dissenter's rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above and Section 2.4 below. Any fractional share checks which a CBOC shareholder shall be entitled to receive in exchange for such shareholder's shares of CBOC Common Stock, and any dividends paid on any shares of CBI Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of CBOC Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to CBI and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.4 No Fractional Shares. No certificates or scrip for fractional shares of CBI Common Stock will be issued. In lieu of fractional shares, CBI will pay the value of such fractional shares in cash on the basis of the book value per share of CBI Common Stock at the end of the calendar quarter that immediately precedes the Effective Date.

         2.5 Dividends. No dividend or other distribution payable to the holders of record of CBI Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of CBOC
Common Stock issued and outstanding immediately prior to the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.3, promptly after which time all such dividends or distributions shall be paid by CBI (without interest).

         2.6 Rights of Dissenting Shareholders. Shareholders of CBOC who object to the Share Exchange will be entitled to the dissenters' rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                    ARTICLE 3

                                   Termination

         This Plan of Share Exchange may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement and Plan of Reorganization, dated January 14, 1997, between the parties.

                                                                      Appendix B

COUNTY BANK OF CHESTERFIELD
AND SUBSIDIARY

Consolidated Financial Statements

December 31, 1996, 1995 and 1994

(With Independent Auditors' Report Thereon)

KPMG Peat Marwick LLP
Suite 1900
1021 East Cary Street
Richmond, VA 23219-4023


Independent Auditors' Report



The Board of Directors
County Bank of Chesterfield:


We have audited the consolidated balance sheets of County Bank of Chesterfield and subsidiary (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of County Bank of Chesterfield and subsidiary as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                        /s/ KPMG Peat Marwick LLP


January 14, 1997

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 1996 and 1995

-----------------------------------------------------------------------------------------------

Assets                                                                    1996         1995
-----------------------------------------------------------------------------------------------

Cash and due from banks (notes 2 and 11)                               $ 3,552,843    2,282,871

Federal funds sold (note 11)                                             4,418,000    3,228,000

Interest-bearing deposits in other depository institutions (note 11)     1,170,024      865,226

Investment securities, at amortized cost (fair value of
     $1,320,854 in 1996 and $1,295,000 in 1995) (notes 3 and 11)         1,398,813    1,398,371

Securities available for sale, at fair value (notes 3 and 11)           17,992,834   21,055,076

Loans (notes 4 and 11)                                                  48,480,067   42,624,204
     Less allowance for loan losses (note 4)                               754,337      614,604
-----------------------------------------------------------------------------------------------


Net loans                                                               47,725,730   42,009,600
-----------------------------------------------------------------------------------------------

Premises and equipment, net (note 5)                                     1,802,213    1,285,274

Accrued interest receivable                                                564,832      576,053

Other real estate owned, net                                               563,265      755,543

Deferred income tax benefit (note 6)                                       201,150        8,743

Prepaid expenses and other assets                                          106,785      103,717
-----------------------------------------------------------------------------------------------


Total assets                                                           $79,496,489   73,568,474
-----------------------------------------------------------------------------------------------



                                                                     (continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY

Consolidated Balance Sheets, Continued



-------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity                                                   1996           1995
-------------------------------------------------------------------------------------------------------------


Deposits (note 11):
     Demand                                                                      $   10,612,482     8,165,116
     Interest-bearing transaction accounts                                           12,197,589    10,452,624
     Savings                                                                          3,791,319     3,622,058
     Consumer certificates                                                           34,988,425    34,632,957
-------------------------------------------------------------------------------------------------------------
     Certificates of deposit $100,000 and over                                        8,812,277     8,196,133


Total deposits                                                                       70,402,092    65,068,888

Accrued interest and other liabilities                                                  503,865       497,750
-------------------------------------------------------------------------------------------------------------

Total liabilities                                                                    70,905,957    65,566,638
-------------------------------------------------------------------------------------------------------------

Stockholders' equity (notes 7 and 9):
     Common stock, $5 par value.  Authorized 3,000,000
        shares; issued and outstanding 793,175 shares                                 3,965,875     3,965,875
     Surplus                                                                          2,609,615     2,609,615
     Retained earnings                                                                2,135,348     1,352,421
     Netunrealized  gain (loss) on securities  available for sale (net of income tax benefit of $61,976 in 1996
        and income tax expense of $38,083 in 1995)                                     (120,306)       73,925
-------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                       $    8,590,532     8,001,836

Commitments and contingencies (notes 8 and 10)
-------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                         $ 79,496,489    73,568,474
-------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 1996, 1995 and 1994

---------------------------------------------------------------------------------------------------

                                                                   1996         1995        1994
---------------------------------------------------------------------------------------------------


Income from earning assets:
    Interest and fees on loans (note 4)                          $4,746,354   4,116,700   3,593,865
    Interest on deposits in other institutions                       53,341      47,034      63,602
    Interest on federal funds sold                                  108,905     158,456      42,158
    Interest on investment securities and securities available
        for sale                                                  1,258,581   1,171,622   1,002,433
---------------------------------------------------------------------------------------------------

Total income from earning assets                                  6,167,181   5,493,812   4,702,058
---------------------------------------------------------------------------------------------------

Interest expense:
    Interest on savings and other time deposits                   2,497,143   2,409,835   1,810,512
    Interest on certificates of deposit $100,000 and over           495,187     395,740     336,429
---------------------------------------------------------------------------------------------------

Total interest expense                                            2,992,330   2,805,575   2,146,941
---------------------------------------------------------------------------------------------------

Net interest income from earning assets                           3,174,851   2,688,237   2,555,117

Provision for loan losses (note 4)                                  130,000      50,000     245,000
---------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses               3,044,851   2,638,237   2,310,117
---------------------------------------------------------------------------------------------------

Other operating income:
    Service charges on deposit accounts                             337,535     328,723     287,592
    Other fees and commissions                                      127,832     131,372     141,243
    Gain on sales of securities, net (note 3)                         2,978       8,656       4,706
---------------------------------------------------------------------------------------------------

Total other operating income                                        468,345     468,751     433,541
---------------------------------------------------------------------------------------------------

Other operating expenses:
    Salaries and employee benefits                                1,313,249   1,120,649   1,052,698
    Occupancy expenses                                              309,002     320,092     279,712
    FDIC assessments                                                  2,000      69,439     125,614
    Other expenses                                                  768,428     781,535     616,016
---------------------------------------------------------------------------------------------------

Total other operating expenses                                    2,392,679   2,291,715   2,074,040
---------------------------------------------------------------------------------------------------

Income before income taxes                                        1,120,517     815,273     669,618

Income tax expense (note 6)                                         290,000     190,000     155,000
---------------------------------------------------------------------------------------------------

Net income                                                       $  830,517     625,273     514,618
---------------------------------------------------------------------------------------------------

Net income per share                                             $     1.05        1.03         .96
---------------------------------------------------------------------------------------------------

Weighted average common shares outstanding                          793,175     609,741     534,100
---------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

Years ended December 31, 1996, 1995 and 1994

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Net
                                                                                                           unrealized
                                                                                                           gain (loss)
                                                            Common stock                                  on securities
                                                        --------------------                   Retained      available
                                                        Shares        Amount     Surplus       earnings      for sale       Total
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993                            534,100 $  2,670,500    1,335,287       239,235         --        4,245,022

Cumulative effect of change in
     accounting for securities available
     for sale, net of income taxes of
     $49,265                                               --           --           --            --         95,631         95,631

Net income                                                 --           --           --         514,618         --          514,618

Change in net unrealized gain (loss)
     on securities available for sale, net
     of income taxes of $173,445                           --           --           --            --       (336,687)      (336,687)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                            534,100    2,670,500    1,335,287       753,853     (241,056)     4,518,584

Cash dividends declared on common
     stock ($.05 per share)                                --           --           --         (26,705)        --          (26,705)

Sale of common stock (note 7)                           259,075    1,295,375    1,274,328          --           --        2,569,703

Net income                                                 --           --           --         625,273         --          625,273

Change in net unrealized gain (loss)
     on securities available for sale, net
     of income taxes of $162,263                           --           --           --            --        314,981        314,981
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                            793,175    3,965,875    2,609,615     1,352,421       73,925      8,001,836

Cash dividends declared on common
     stock ($.06 per share)                                --           --           --         (47,590)        --          (47,590)

Net income                                                 --           --           --         830,517         --          830,517

Change in net unrealized gain (loss)
     on securities available for sale, net
     of income taxes of $100,059                           --           --           --            --       (194,231)      (194,231)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                            793,175 $  3,965,875    2,609,615     2,135,348     (120,306)     8,590,532
-----------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 1996, 1995 and 1994

-------------------------------------------------------------------------------------------------------------------------------

                                                                                         1996            1995             1994
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
    Net income                                                                 $      830,517         625,273          514,618
    Adjustments to reconcile net income to net cash and
      cash equivalents provided by operating activities:
        Depreciation of premises and equipment                                        139,911         143,672          141,853
        Amortization of purchased software                                             19,955          21,865           21,569
        Provision for loan losses                                                     130,000          50,000          245,000
        Provision for losses on other real estate owned                                33,000         120,000                -
        Provision for deferred income tax expense (benefit)                           (92,348)        (70,234)          31,740
        Gains on sales of securities, net                                              (2,978)         (8,656)          (4,706)
        (Increase) decrease in accrued interest receivable                             11,221        (115,153)         (94,361)
        Loss on sales of other real estate owned                                            -               -            5,000
        (Increase) decrease in prepaid expenses and other assets                      (11,791)        112,237          (64,143)
        Increase (decrease) in accrued interest and other liabilities                   6,115         201,432           81,910
        Other, net                                                                     16,074          11,742            3,274
-------------------------------------------------------------------------------------------------------------------------------

Total adjustments                                                                     249,159         466,905          367,136
-------------------------------------------------------------------------------------------------------------------------------

Net cash and cash equivalents provided by operating activities                      1,079,676       1,092,178          881,754
-------------------------------------------------------------------------------------------------------------------------------

    Cash flows from investing activities:
      Purchases of interest-bearing deposits in other depository institutions        (595,000)       (285,886)        (289,782)
      Maturities of interest-bearing deposits in other depository institutions        295,000          99,000          730,000
      Sales of interest-bearing deposits in other depository institutions                   -          96,819          297,823
      Purchases of investment securities                                                    -               -       (6,382,797)
      Maturities and repayments of investment securities                                    -         147,814        1,682,361
      Purchase of securities available for sale                                    (5,540,708)     (6,421,806)      (1,496,190)
      Proceeds from sales of securities available for sale                          6,927,717       2,011,599        1,896,084
      Maturities and repayments of securities available for sale                    1,362,607         615,258          331,631
      Net increase in loans                                                        (5,846,130)     (5,017,560)      (2,571,099)
      Purchases of premises and equipment                                            (656,850)        (67,653)         (38,930)
      Proceeds from the disposition of other real estate owned                        159,278          62,188           90,939
      Purchases of software                                                           (11,232)         (9,437)               -
-------------------------------------------------------------------------------------------------------------------------------

Net cash and cash equivalents used in investing activities                         (3,905,318)     (8,769,664)      (5,749,960)
-------------------------------------------------------------------------------------------------------------------------------


                                                                 (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued



-------------------------------------------------------------------------------------------------------------------------------

                                                                                         1996            1995             1994
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
    Net increase (decrease) in demand and savings accounts                     $    4,361,592         246,956       (1,897,026)
    Net increase in certificates of deposit                                           971,612       5,659,534        4,973,241
    Proceeds from issuance of stock, net                                                    -       2,569,703                -
    Dividends paid                                                                    (47,590)        (26,705)               -
-------------------------------------------------------------------------------------------------------------------------------

Net cash and cash equivalents provided by financing activities                      5,285,614       8,449,488        3,076,215
-------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                2,459,972         772,002       (1,791,991)

Cash and cash equivalents at the beginning of year                                  5,510,871       4,738,869        6,530,860
-------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at the end of year                                   $    7,970,843       5,510,871        4,738,869
-------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
    Interest paid                                                              $    2,967,083       2,717,708        2,104,741
    Income taxes paid                                                                 255,000         143,825           61,900
-------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of non-cash investing activities:
    Increase in other real estate owned as a result of loan
      foreclosures                                                             $            -         130,000                -
    Increase in securities available for sale as a result of
      transfers from investment securities                                                  -      12,845,033                -
    Loans charged off                                                                 120,387         148,279          270,155
-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements

December 31, 1996, 1995 and 1994

===============================================================================

   (1)   Summary of Significant Accounting Policies

         County Bank of Chesterfield ("the Bank") and subsidiary (together "the Company") was incorporated on September 27, 1985 and opened for business on September 8, 1986. The Bank provides a full range of banking services to individuals and corporate customers and is subject to competition from other financial institutions. The Bank is also subject to the regulations of the Federal Reserve System and the State Corporation Commission of Virginia, and it undergoes periodic examinations by these regulatory authorities. The most recent regulatory examination was conducted as of September 30, 1995. During 1993, County Bank of Chesterfield formed CBC Insurance Agency, Inc., a wholly-owned subsidiary. CBC Insurance Agency, Inc. owns a 6% interest in Bankers Title Inc., a title agency owned by financial institutions in central Virginia.

         Use of Estimates

         The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions when preparing the consolidated financial statements. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. These areas and other significant accounting policies affecting the consolidated financial statements are discussed below.

         Cash and Cash Equivalents

         For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks with original maturities of three months or less, and federal funds sold. Generally, federal funds are sold for one day periods.

         Investment Securities and Securities Available for Sale

         Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, when securities are purchased, they are classified as investment securities when management has the positive intent and the Company has the ability at the time of purchase to hold them until maturity. Investment securities are carried at cost adjusted for amortization of premiums and accretion of discounts. Unrealized losses in this portfolio are not recognized unless management believes that other than a temporary decline in value has occurred.


                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================


   (1)   Continued

         Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale. Securities available for sale are recorded at fair value, based on quoted market prices. The net unrealized holding gain or loss on securities available for sale, net of deferred income taxes, is included as a separate component of stockholders' equity. A decline in the fair value of any securities available for sale below cost, that is deemed other than temporary, is charged to earnings resulting in a new cost basis for the security. Costs of securities sold are determined on the basis of specific identification.

         Loans

         Loans are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest on loans is computed by methods that generally result in level rates of return on outstanding principal balances. The accrual of interest on loans is discontinued when the collection of principal or interest is legally barred or considered by management to be highly unlikely. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in prior years and uncollected is charged to the allowance for loan losses.

         Certain loan fees and related direct costs of loan origination are netted and amortized as a component of interest income on loans over the life of the related loans in accordance with Statement of Financial Accounting Standards No. 91.

         Allowance for Loan Losses

         The Bank maintains an allowance for loan losses through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The charge to expense is based on management's periodic evaluation of the loan portfolio with consideration given to the overall loss experience, delinquency data, financial condition of the borrowers, impairment analysis of certain specific loans, and general economic conditions.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly those affecting real estate values.

                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

   (1)   Continued

         In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), as amended by SFAS 118. SFAS 114, as amended by SFAS 118, requires that impaired loans within the scope of the statements be presented in the Company's financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral. A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. SFAS 114 does not apply to larger groups of homogeneous loans such as real estate mortgage, installment, home equity and card loans, which are collectively evaluated for impairment. The impact of adopting SFAS 114, as amended, was immaterial to the Bank's consolidated financial statements as of and for the year ended December 31, 1995.

         Premises and Equipment

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are charged to expense over the estimated useful lives of the assets and are computed using the straight-line method for financial reporting purposes and accelerated methods for tax purposes. The costs of major improvements are capitalized, while the costs of ordinary maintenance and repairs are charged to expense as incurred.

         Income Taxes

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Other Real Estate Owned

         Other real estate owned consists of real estate held for resale which was acquired through foreclosure on loans secured by real estate and land previously held for future branch development. Other real estate owned is initially recorded at the lower of the recorded investment in the loan or fair market value of the property less estimated selling costs. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses. Subsequent declines in market value of foreclosed property held in other real estate are recognized through an allowance for losses and a charge to earnings.


                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

   (1)   Continued

         Expenses incurred in connection with operating the properties and gains or losses upon sale are included in other expenses.

         Earnings Per Share

         Earnings per share have been computed on the basis of the weighted average number of shares outstanding during the year. The assumed exercise of stock options has not been included in the computations because the resulting dilution is not material.


   (2)   Cash and Due from Banks

         As a member of the Federal Reserve System, the Bank is required to maintain certain daily reserve balances. The average reserve balances maintained in accordance with such requirements for the weeks including December 31, 1996 and 1995 were approximately $103,600 and $94,300, respectively.


   (3)   Investment Securities and Securities Available for Sale

         The following table shows amortized cost, gross unrealized gains and losses and fair value of investment securities as of December 31, 1996 and 1995:

                                                                           1996
                                             --------------------------------------------------------------
                                                                     Gross           Gross
                                                 Amortized      unrealized      unrealized            Fair
                                                      cost           gains          losses           value
-----------------------------------------------------------------------------------------------------------

Investment securities - U.S. Government
     and agencies                          $     1,398,813           2,243          80,202       1,320,854
-----------------------------------------------------------------------------------------------------------



                                                                          1995
                                             --------------------------------------------------------------
                                                                     Gross           Gross
                                                 Amortized      unrealized      unrealized            Fair
                                                      cost           gains          losses           value
-----------------------------------------------------------------------------------------------------------

Investment securities - U.S. Government
     and agencies                          $     1,398,371           1,629         105,000       1,295,000
-----------------------------------------------------------------------------------------------------------


                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================
   (3)   Continued

         The following table shows amortized cost, gross unrealized gains and losses and fair value of securities available for sale as of December 31, 1996 and 1995:


                                                                           1996
                                             --------------------------------------------------------------
                                                                     Gross           Gross
                                                 Amortized      unrealized      unrealized            Fair
                                                      cost           gains          losses           value
-----------------------------------------------------------------------------------------------------------

U.S. Government and agencies               $    11,706,771           2,871         224,463      11,485,179
States and political subdivisions                5,550,490          79,852          28,658       5,601,684
Federal Reserve Bank stock                         197,250               -               -         197,250
Other securities                                   720,605              61          11,945         708,721
-----------------------------------------------------------------------------------------------------------

Total securities available for sale        $    18,175,116          82,784         265,066      17,992,834
-----------------------------------------------------------------------------------------------------------



                                                                           1995
                                             --------------------------------------------------------------
                                                                     Gross           Gross
                                                 Amortized      unrealized      unrealized            Fair
                                                      cost           gains          losses           value
-----------------------------------------------------------------------------------------------------------

U.S. Government and agencies               $    12,133,557          91,583         104,674      12,120,466
States and political subdivisions                7,196,079         156,872          28,326       7,324,625
Federal Reserve Bank stock                         120,150               -               -         120,150
Other securities                                 1,493,282          16,388          19,835       1,489,835
-----------------------------------------------------------------------------------------------------------

Total securities available for sale        $    20,943,068         264,843         152,835      21,055,076
-----------------------------------------------------------------------------------------------------------



         Proceeds from sales of securities available for sale were $6,927,717, $2,011,599 and $1,896,084 in 1996, 1995 and 1994, respectively. These sales resulted in gross gains of $45,184, $8,656 and $5,270 in 1996, 1995 and 1994, respectively, and gross losses of $42,206 and $564 in 1996 and 1994, respectively.

         As a member of the Federal Reserve System, the Bank is required to hold capital stock of the Federal Reserve Bank of Richmond. The amount required to be held is based on six percent of qualifying capital and surplus.

         In December 1995, upon issuance of implementation guidance for SFAS No. 115 by the Financial Accounting Standards Board, the Company transferred investment securities with an amortized cost of $12,845,033 and fair value of $12,932,782 to securities available for sale.

         Securities available for sale having a fair value of $992,499 at December 31, 1996 and 1995 were pledged to secure deposits and to meet other legal requirements.

                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================
   (3)   Continued

         The amortized cost and fair value of investment securities and securities available for sale at December 31, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                  Amortized            Fair
                                                                                       cost           value
------------------------------------------------------------------------------------------------------------

Investment securities:
     Due within one year                                                   $        250,000         249,395
     Due after one year through five years                                          398,813         389,806
     Due after five years through ten years                                         500,000         432,278
     Due after ten years                                                            250,000         249,375
------------------------------------------------------------------------------------------------------------

                                                                           $      1,398,813       1,320,854
------------------------------------------------------------------------------------------------------------


Securities available for sale:
     Due within one year                                                            221,176         221,481
     Due after one year through five years                                        2,972,946       2,961,533
     Due after five years through ten years                                       8,179,941       8,109,219
     Due after ten years                                                          6,801,053       6,700,601
------------------------------------------------------------------------------------------------------------

                                                                           $     18,175,116      17,992,834
------------------------------------------------------------------------------------------------------------


   (4)   Loans and Allowance for Loan Losses

         The composition of loans at December 31, 1996 and 1995 is as follows:


                                                                                     1996             1995
-----------------------------------------------------------------------------------------------------------

Commercial                                                              $      35,104,371       32,143,461
Real estate - construction                                                      3,399,801        3,118,769
Real estate - mortgage                                                          2,885,286        2,702,213
Installment                                                                     6,384,310        4,105,772
Home equity                                                                       325,138          217,937
Bank card                                                                         381,161          336,052
-----------------------------------------------------------------------------------------------------------

                                                                        $      48,480,067       42,624,204
-----------------------------------------------------------------------------------------------------------


                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================
   (4)   Continued

         Activity in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is as follows:


                                                                           1996           1995         1994
------------------------------------------------------------------------------------------------------------

Balance, beginning of year                                        $     614,604        581,303      575,734
Provision charged to expense                                            130,000         50,000      245,000
Loans charged off                                                      (120,387)      (148,279)    (270,155)
Recoveries                                                              130,120        131,580       30,724
------------------------------------------------------------------------------------------------------------

Balance, end of year                                              $     754,337        614,604      581,303
------------------------------------------------------------------------------------------------------------


         Loans for which the accrual of interest has been discontinued totaled approximately $755,920 at December 31, 1996 and $266,850 at December 31, 1995. The effect on interest income from non-accrual loans was approximately $43,900, $20,000 and $35,700 for the years ended in 1996, 1995 and 1994, respectively.

         At December 31, 1996 and 1995, the recorded investment in loans which have been identified as impaired loans, in accordance with SFAS 114, as amended, totaled $755,920 and $266,850, respectively. Of this amount at December 31, 1996, $110,852 related to loans with no valuation allowance and $645,068 related to loans with a corresponding valuation allowance of $73,300. At December 31, 1995, $30,000 related to loans with no valuation allowance and $236,850 related to loans with a corresponding valuation allowance of $24,185.

         For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $799,500 and $237,850, respectively, and no interest income was recognized on these impaired loans. Impaired loans at January 1, 1995, the date the Bank adopted SFAS 114, as amended, totaled approximately $32,900. The initial adoption of SFAS 114, as amended, did not require an increase to the Bank's allowance for loan losses.

                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

   (4)   Continued

         The Bank, in the normal course of business, makes loans to certain directors and executive officers of the Company and certain corporations and individuals related to such persons. These loans have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility at the time made. Following is a summary of activity during 1996 and 1995 for such loans:

                         Balance                                       Balance
               Year      January 1     Additions     Repayments    December 31
         ----------------------------------------------------------------------

               1996 $    3,071,819     4,613,881      4,437,195      3,248,505
               1995      2,500,994     5,241,837      4,671,012      3,071,819
                      ---------------------------------------------------------



   (5)   Premises and Equipment

         Premises and equipment at December 31, 1996 and 1995 is composed of the following:

                                                                   Estimated
                                                                       lives
                                                                     (years)            1996          1995
----------------------------------------------------------------------------------------------------------

Land                                                                    -       $    447,988       447,988
Building and improvements                                               1-40         871,790       871,790
Furniture, fixtures and equipment                                       3-40         940,932       873,958
Computer equipment                                                      5            355,569       341,168
Vehicles                                                                5             24,505        26,835
Construction in progress (new branch)                                   -            560,427             -
                                                               -------------------------------------------

                                                                                   3,201,211     2,561,739

Less accumulated depreciation                                                      1,398,998     1,276,465
----------------------------------------------------------------------------------------------------------

Premises and equipment, net                                                       $1,802,213     1,285,274
----------------------------------------------------------------------------------------------------------



                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

   (6)   Income Taxes

         Income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 consists of:

                                                                           1996         1995          1994
-----------------------------------------------------------------------------------------------------------


Current - federal                                                 $     382,348      260,234       123,260

Deferred - federal                                                      (92,348)     (70,234)       31,740
-----------------------------------------------------------------------------------------------------------

                                                                  $     290,000      190,000       155,000
-----------------------------------------------------------------------------------------------------------



         The actual income tax expense for 1996, 1995 and 1994 differs from the "expected" income tax expense (computed by applying the statutory U.S. federal corporate income tax rate to "income before income taxes") as follows:

                                                                              Percent of pretax income
                                                                    -------------------------------------
                                                                        1996          1995          1994
---------------------------------------------------------------------------------------------------------



Statutory federal income tax rate                                         34.0%         34.0%         34.0%
Increase (reduction) in taxes resulting from:
     Tax-exempt income                                                    (8.0)        (11.3)        (10.7)
     Other, net                                                            (.1)           .6           (.1)
---------------------------------------------------------------------------------------------------------

                                                                          25.9%         23.3%         23.2%
---------------------------------------------------------------------------------------------------------



                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

   (6)   Continued

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1996 and 1995 are as follows:


                                                                                       1996            1995
------------------------------------------------------------------------------------------------------------

Deferred tax assets:
     Loans, principally due to the allowance for loan losses               $        132,948          64,792
     Deferred loan fees                                                               1,775           6,238
     Other real estate owned, principally due to the allowance for losses            50,268          26,096
     Unrealized losses on securities available for sale                              61,976               -
------------------------------------------------------------------------------------------------------------

Total gross deferred tax assets                                                     246,967          97,126

Deferred tax liabilities:
     Unrealized gains on securities available for sale                                    -          38,083
     Premises and equipment, principally due to depreciation                         45,817          50,300
------------------------------------------------------------------------------------------------------------

Total gross deferred tax liabilities                                                 45,817          88,383
------------------------------------------------------------------------------------------------------------

Net deferred tax asset                                                     $        201,150           8,743
------------------------------------------------------------------------------------------------------------


         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon recent levels of taxable income and projections for future taxable income over the periods in which the deferred tax assets are expected to become deductible, management believes it is more likely than not the Company will realize the benefits of all deductible differences.


   (7)   Stockholders' Equity and Regulatory Matters

         In October 1995, through a public and rights offering, the Company issued 259,075 shares of its common stock and realized $2,569,703 in net proceeds.

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated

                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================


   (7)   Continued

         under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

         The most recent notification from the Federal Reserve Bank as of September 30, 1995, categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action (PCA). To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Bank's actual capital amounts and ratios are also presented in the table.


                                                                            Required in order
                                                           Required            to be well
                                                          for capital        capitalized under
As of December 31, 1996               Actual           adequacy purposes      PCA provisions
-----------------------------------------------------------------------------------------------
                                Amount     Ratio       Amount     Ratio       Amount     Ratio
                            -------------------------------------------------------------------
Total capital
    (to risk weighted assets) $ 8,710,838   14.9%      4,672,657      8.0%    5,840,821   10.0%

Tier 1 capital
    (to risk weighted assets)   8,710,838   14.9%      2,336,329      4.0%    3,504,493    6.0%

Tier 1 capital
    (to average assets)         8,710,838   11.5%      2,988,226      4.0%    3,735,283    5.0%
-----------------------------------------------------------------------------------------------

As of December 31, 1995

Total capital
    (to risk weighted assets)   7,927,911   15.6%      4,062,572      8.0%    5,078,215   10.0%

Tier 1 capital
    (to risk weighted assets)   7,927,911   11.7%      2,712,649      4.0%    3,390,811    6.0%

Tier 1 capital
    (to average assets)         7,927,911   11.6%      2,712,649      4.0%    3,390,811    5.0%
-----------------------------------------------------------------------------------------------


                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

   (8)   Financial Instruments with Off-Balance-Sheet Risk

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and standby letters of credit as it does for on-balance-sheet instruments.

         Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties. At December 31, 1996 and 1995, the Bank had approximately $2,493,446 and $2,603,722 in outstanding commitments to extend credit, respectively.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank had outstanding standby letters of credit of approximately $1,011,943 and $642,611 at December 31, 1996 and 1995, respectively.

         A geographic concentration exists within the Bank's loan portfolio as most of the Bank's business activity is with customers located in Chesterfield County, Virginia.

                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

   (9)   Stock Option Plan

         During 1994, the Company adopted a stock option plan which provides for the granting of options to key executives and directors of the Company to purchase shares of the Company's common stock at the greater of book value or fair market value at the date of grant. The plan provides for the granting of stock options for 90,000 shares of the Company's common stock and an option's maximum term is 10 years.

         A summary of the status of the Company's stock option plan as of December 31, 1996, 1995 and 1994, and changes during those years is presented as follows:


                               1996                   1995                     1994
    -----------------------------------------------------------------------------------------
                                   Weighted-              Weighted-                Weighted-
                                     average                average                  average
                                    exercise               exercise                 exercise
                          Shares    price       Shares        price      Shares       price
---------------------------------------------------------------------------------------------

Options outstanding at
    beginning of year     72,000  $     8.19    72,000         8.19         -             -

Options granted           18,000       13.50        -            -       72,000         8.19

Options exercised             -           -         -            -          -             -
---------------------------------------------------------------------------------------------

Options outstanding at
     end of year          90,000  $     9.25    72,000         8.19      72,000         8.19
---------------------------------------------------------------------------------------------



         All options are exercisable upon date of grant. The remaining contractual lives of the options granted in 1996 and 1994 are 9.8 years and 7.5 years, respectively, at December 31, 1996. The weighted average remaining contractual life of total options is 8.0 years at December 31, 1996.

         The Company applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with the methods of FASB Statement 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below. In accordance with the transition provisions of FASB Statement 123, the pro forma amounts reflect options with grant dates subsequent to January 1, 1995 (none in 1995).


                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

   (9)   Continued

                                                            Year ended
                                                     December 31, 1996
         ---------------------------------------------------------------

         Net income:
              As reported                            $          830,517
              Pro forma                                         782,047

         Net income per share:
              As reported                                          1.05
              Pro forma                                             .99
         ---------------------------------------------------------------



         For purposes of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following assumptions for the grant in 1996: dividend yield of 2%, expected volatility of 30%, risk-free interest rate of 5.8% and an expected option life of 5 years. The fair value of each option granted during 1996 was $4.


  (10)   Employee Benefit Plans

         Under the Company's 401(k) Plan, all full-time employees over 21 years who have completed 90 days of service may elect to contribute up to 19% of their salaries. Participants have the option of investing in several investment funds. The Company contributed an amount equal to 100% of the participant's contribution limited to 3% of the employee's compensation along with a discretionary contribution at year end as authorized by the Board of Directors. The Company's contributions are fully vested to the participant after 7 years. The Company's contributions to the Plan approximated $40,800, $27,500 and $11,600 in 1996, 1995 and 1994, respectively.

         In 1996, the Company established a nonqualified deferred compensation plan for executives providing for fixed annual benefits payable over a period of 10 years in the event of death, disability or retirement at age 65. Benefits will be funded by the Company. The cost of these benefits is being charged to expense and accrued using a present value method over the expected term of employment. During the year ended December 31, 1996, the Company expensed approximately $16,000 associated with this plan.

                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements


===============================================================================

(11)     Disclosures About Fair Values of Financial Instruments

         The following  methods and  assumptions  were used to estimate the fair
         value  of  each  class  of  financial   instruments  for  which  it  is
         practicable to estimate that fair value.

         Cash and Due from Banks, Federal Funds Sold and Interest-Bearing Deposits in Other Depository Institutions

         For those short-term investments, the carrying amount is a reasonable estimate of fair value.

         Investment Securities and Securities Available for Sale

         For investment securities and securities available for sale, fair value is determined by quoted market price. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans

         The fair value of performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows.

         Deposits

         The fair value of demand deposits, interest-bearing transaction accounts and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar terms and remaining maturities.


                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

  (11)   Continued

         Commitments to Extend Credit and Standby Letters of Credit

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated costs to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1996, the carrying amount and fair value of loan commitments and standby letters of credit were immaterial.

         The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 are as follows:

                                                                                              1996
                                                                         -----------------------------------
                                                                                   Carrying            Fair
                                                                                     Amount           Value
------------------------------------------------------------------------------------------------------------

Financial assets:
     Cash and due from banks                                               $      3,552,843       3,552,843
     Federal funds sold                                                           4,418,000       4,418,000
     Interest-bearing deposits in other depository institutions                   1,170,024       1,170,024
     Investment securities                                                        1,398,813       1,320,854
     Securities available for sale                                               17,992,834      17,992,834
     Net loans                                                                   47,725,730      47,006,228
------------------------------------------------------------------------------------------------------------

Financial liabilities -
     Deposits                                                              $     70,402,092      71,689,242
------------------------------------------------------------------------------------------------------------

                                                                                               1995
                                                                        ------------------------------------
                                                                                   Carrying            Fair
                                                                                     Amount           Value
------------------------------------------------------------------------------------------------------------

Financial assets:
     Cash and due from banks                                               $      2,282,871       2,282,871
     Federal funds sold                                                           3,228,000       3,228,000
     Interest-bearing deposits in other depository institutions                     865,226         865,226
     Investment securities                                                        1,398,371       1,295,000
     Securities available for sale                                               21,055,076      21,055,076
     Net loans                                                                   42,009,600      42,473,752
------------------------------------------------------------------------------------------------------------

Financial liabilities -
     Deposits                                                              $     65,068,888      65,642,464
------------------------------------------------------------------------------------------------------------



                                                                     (Continued)

COUNTY BANK OF CHESTERFIELD AND SUBSIDIARY


Notes to Consolidated Financial Statements



===============================================================================

  (12)   Subsequent Event

         On January 14, 1997, the Board of Directors voted to enter into an Agreement and Plan of Reorganization (the Agreement) with Community Bankshares Incorporated, a two-bank holding company with operations principally in Petersburg and Richmond, Virginia. In accordance with the Agreement the Company will become a wholly-owned subsidiary of Community Bankshares Incorporated through the exchange of each outstanding share of common stock of the Company for 1.1054 shares of the common stock of Community Bankshares Incorporated. The consummation of the Agreement is subject to a number of conditions including shareholder and regulatory approvals.

                                                                      Appendix C

                       OPINION OF MCKINNON & COMPANY, INC.

                                February 26, 1997



Board of Directors
County Bank of Chesterfield
10400 Hull Street
Midlothian, Virginia 23112-3306

Dear Board Members:

         In connection with the proposed acquisition of County Bank of Chesterfield ("CBOC") by Community Bankshares Incorporated ("CBI") (the "Reorganization"), you have asked us to render an opinion as to whether the financial terms of the Reorganization as provided in the Agreement and Plan of Reorganization, dated as of January 14, 1997 among such parties (the "Agreement"), and the Plan of Share Exchange attached thereto as Exhibit A (the "Share Exchange"), are fair, from a financial point of view, to the stockholders of CBOC. Under the terms of the Agreement and Share Exchange, holders of all outstanding shares of CBOC stock will receive consideration equal to 1.1504 CBI shares prior to the effective date of the Reorganization (the "Reorganization Effective Date") for each CBOC share, subject to adjustment under certain circumstances, with cash being paid in lieu of fractional shares.

         McKinnon is an investment banking firm that specializes in Virginia community banks. In nine years McKinnon has been lead managing underwriter in approximately twenty four public stock offerings for Virginia community banks and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the NNOTC Bulletin Board. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia.

         In developing our opinion, we have among other things, reviewed and analyzed material bearing upon the financial and operating conditions of CBI, CBOC, and, on a pro forma basis, CBI and CBOC combined, and material proposed in connection with the Agreement and Share Exchange, including, among other things, the following:

         (1) the Agreement and Share Exchange, dated as of January 14, 1997 among CBI and CBOC;

         (2) CBI's and CBOC's financial results for fiscal years 1990 through 1996, and certain documents and information we deem relevant to our analysis;

         (3) held discussions with senior management of CBI and CBOC regarding past and current business operations of, and outlook for, CBI, CBOC, including trends, the terms of the proposed Reorganization, and related matters;

         (4) reviewed the reported price and trading activity of CBI and CBOC Common Stock and compared financial and stock market information (when available) for CBI and CBOC with similar information for certain other companies, the securities for which are publicly traded;

         (5) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part;

         (6) performed such other studies and analyses as we considered appropriate, including an analysis of the pro forma financial impact of the Merger on CBI and CBOC;

         (7) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Reorganization, which contains the CBI Proxy Statement and CBI Prospectus; and

         (8) reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.


         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of CBI and CBOC. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of CBI or CBOC. With respect to financial forecasts, we have relied on information furnished to us by CBI and CBOC and we have assumed that they have been reasonably prepared and reflect the best currently available estimates of CBI's and CBOC's management as to the expected future financial performance of CBI and CBOC, as the case may be. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         We have been retained by you as a financial advisor to CBI with respect to the proposed Reorganization. In the normal course of business McKinnon & Company, Inc. is a market maker in the common stock of CBI listed on the NNOTC Bulletin Board and CBOC listed on the NASDAQ Small Cap Market. Our opinion is directed to the Board of Directors of CBOC. We did not recommend the structure of, participate in any of the negotiations surrounding, or give any opinion regarding the business reasons for doing this proposed Reorganization.

         On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the terms of the Share Exchange are fair, from a financial point of view, to the holders of CBOC Common Stock.

                                        Very truly yours,



                                        McKinnon & Company, Inc.

                                                                     Appendix D

                       Code of Virginia (1950), as amended
                                   Title 13.1
                                    Chapter 9
                                   Article 15.
                               Dissenters' Rights.


ss. 13.1-729.       Definitions.

         In this article:

                  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and
         (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

                  "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 13.1-730 and who exercises that right when and in the manner required by ss.ss. 13.1-732 through 13.1-739.

                  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

                  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                  "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

                  "Shareholder" means the record shareholder or the beneficial shareholder.


ss. 13.1-730.       Right to dissent.

         A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by ss. 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss. 13.1-719;

                  2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  3.        Consummation of a sale or exchange of all, or
         substantially   all,  of  the  property  of  the  corporation  if  the
         shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance o a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

                  1. The articles of incorporation of the corporation issuing such shares provide otherwise;

                  2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger orshare exchange to accept for such shares anything except:

                           a.    Cash;

                           b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                           c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

                  3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in ss. 13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

                  1. The proposed corporate action is abandoned or rescinded;

                  2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

                  3. His demand for payment is withdrawn with the written consent of the corporation.


ss. 13.1-731.       Dissent by nominees and beneficial owners.

         A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


ss. 13.1-732.     Notice of dissenters' rights.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under ss. 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 13.1-734.


ss. 13.1-733.     Notice of intent to demand payment.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.


 ss. 13.1-734.    Dissenters' notice.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss. 13.1-733.

         B.       The dissenters' notice shall:

                  1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

                  2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

                  4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than Sixty days after the date of delivery of the dissenters' notice; and

                  5.       Be accompanied by a copy of this article.


ss. 13.1-735.     Duty to demand payment.

         A. A shareholder sent a dissenters' notice described in ss. 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

ss. 13.1-736.       Share restrictions.

         A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B.       The  person  for  whom  dissenters'   rights  are  asserted
as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.


 ss. 13.1-737.    Payment.

         A. Except as provided in ss. 13.1-738, within thirty days after receipt of a payment demand made pursuant to ss. 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B.       The payment shall be accompanied by:

                  1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

                  3. A statement of the dissenters' right to demand payment under ss. 13.1-739; and

                  4.       A copy of this article.


ss. 13.1-738.     After-acquired shares.

         A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 13.1-739.


ss. 13.1-739.     Procedure if shareholder dissatisfied with payment or offer.

         A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss. 13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.


 ss. 13.1-740.    Court action.

         A. If a demand for payment under ss. 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss. 13.1-738.


ss. 13.1-741.     Court costs and counsel fees.

         A. The court in an appraisal proceeding commenced under ss. 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss. 13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

                  1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss. 13.1-732 through 13.1-739; or

                  2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                      Appendix E

                        COMMUNITY BANKSHARES INCORPORATED


                          CONSOLIDATED FINANCIAL REPORT

                                December 31, 1996

                                 C O N T E N T S



-------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT                                              1
-------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS

    Consolidated balance sheets                                           2

    Consolidated statements of income                                     3 - 4

    Consolidated statements of stockholders' equity                       5

    Consolidated statements of cash flows                                 6 - 7

    Notes to consolidated financial statements                            8 - 29
-------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Community Bankshares Incorporated
Petersburg, Virginia

We have audited the accompanying consolidated balance sheets of Community Bankshares Incorporated, and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Commerce Bank of Virginia, a wholly-owned subsidiary. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Commerce Bank of Virginia, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bankshares Incorporated and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                       /s/ Mitchell, Wiggins & Company, LLP



Petersburg, Virginia
January 17, 1997

COMMUNITY BANKSHARES INCORPORATED

CONSOLIDATED BALANCE SHEETS
December 31, 1996 and 1995

ASSETS                                                                  1996              1995
-------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                           $   9,337,968    $   7,608,418
Federal funds sold                                                    5,392,000        6,044,000
                                                                  -------------    -------------
              Total cash and cash equivalents                        14,729,968       13,652,418

Securities available for sale                                        19,337,299       10,975,301
Securities held to maturity (approximate market value,
    $16,793,202 in 1996 and $23,430,785 in 1995)                     16,885,814       23,282,101
Loans, net                                                          115,135,240      107,405,161
Bank premises and equipment, net                                      2,652,610        2,847,981
Other real estate owned                                                 766,579          784,443
Accrued interest receivable                                           1,081,163          982,274
Other assets                                                          1,425,417        1,147,439
                                                                  -------------    -------------
                                                                  $ 172,014,090    $ 161,077,118
                                                                  -------------    -------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Demand deposits                                               $  28,498,042    $  23,532,250
    Interest-bearing demand deposits                                 39,864,913       40,568,447
    Savings deposits                                                 27,478,841       24,387,463
    Time deposits, $100,000 and over                                 10,751,753       10,979,834
    Other time deposits                                              45,412,749       44,103,097
                                                                  -------------    -------------
                                                                    152,006,298      143,571,091
Accrued interest payable                                                478,090          489,824
Other liabilities                                                       541,583          793,782
Guaranteed debt of Employee Stock Ownership Trust                       240,000          330,000
                                                                  -------------    -------------
                                                                    153,265,971      145,184,697
                                                                  -------------    -------------

Commitments and Contingencies
    (Note 16)

Stockholders' Equity
    Capital stock, par value $3; authorized 4,000,000 shares;
       issued 1996 1,901,080 shares; 1995 1,853,975 shares            5,703,240        5,561,925
    Surplus                                                           1,712,201        1,688,322
    Retained earnings                                                11,716,193        8,885,976
    Net unrealized gain (loss) on available for sale securities
       net of tax                                                      (144,982)          86,198
                                                                  -------------    -------------
                                                                     18,986,652       16,222,421
    Unearned ESOP shares                                               (238,533)        (330,000)
                                                                  -------------    -------------
                                                                     18,748,119       15,892,421
                                                                  -------------    -------------
                                                                  $ 172,014,090    $ 161,077,118
                                                                  -------------    -------------


See Notes to  Consolidated Financial Statements.

COMMUNITY BANKSHARES INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1996, 1995 and 1994

                                                             1996            1995           1994
----------------------------------------------------------------------------------------------------------------------
Interest income:
    Interest and fees on loans                           $ 11,348,077   $ 10,563,448   $  8,614,800
    Interest on investment securities:
       U. S. Government agencies and corporations           2,129,199      1,561,989      1,235,943
       Other securities                                        90,200        132,603        157,465
       States and political subdivisions                       59,384         47,513         64,655
    Interest on federal funds sold and securities
       purchased under agreements to resell                   265,570        376,581        147,321
                                                         ------------------------------------------
              Total interest income                        13,892,430     12,682,134     10,220,184
                                                         ------------------------------------------

Interest expense:
    Interest on deposits                                    5,350,688      5,080,578      3,722,487
    Interest on federal funds purchased and securities
       sold under agreements to repurchase                      4,732         16,624          8,961
                                                         ------------------------------------------
              Total interest expense                        5,355,420      5,097,202      3,731,448
                                                         ------------------------------------------
              Net interest income                           8,537,010      7,584,932      6,488,736

Provision for loan losses                                     401,500        442,000        265,838
                                                         ------------------------------------------
              Net interest income after provision for
                 loan losses                                8,135,510      7,142,932      6,222,898
                                                         ------------------------------------------

Other income:
    Service charges, commissions and fees                   1,024,546        977,388      1,027,763
    Security gains                                              6,047         29,763         47,800
    Gain (loss) on sale of other real estate                   54,975           --          (33,980)
    Other operating income                                    128,910        127,446        189,486
                                                         ------------------------------------------
              Total other income                            1,214,478      1,134,597      1,231,069
                                                         ------------------------------------------

Other expenses:
    Salaries, wages and employee benefits                   2,800,070      2,599,266      2,441,656
    Net occupancy                                             357,811        337,260        350,682
    Furniture and equipment                                   387,227        336,420        447,716
    Other operating                                           428,460        440,133        448,468
    Insurance, general                                         36,206         55,839        104,641
    Professional fees                                         202,481        202,272        102,828
    Directors' fees                                           153,827        131,932        122,602
    FDIC assessments                                            4,000        134,857        268,033
    Postage                                                   116,171        117,922        130,279
    Stationery and supplies                                   139,060        135,486        143,150
    Taxes                                                     246,264        207,588        209,452
                                                         ------------------------------------------
              Total other expenses                       $  4,871,577   $  4,698,975   $  4,769,507
                                                         ------------------------------------------


                                   (Continued)

COMMUNITY BANKSHARES INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME (Continued)
Years Ended December 31, 1996, 1995 and 1994

                                                               1996           1995            1994
--------------------------------------------------------------------------------------------------------------------
              Income before income taxes                 $  4,478,411   $  3,578,554   $  2,684,460

Income taxes                                                1,422,297      1,223,892        885,619
                                                         ------------------------------------------
              Net income                                 $  3,056,114   $  2,354,662   $  1,798,841
                                                         ------------------------------------------

Earnings per common and common equivalent share          $       1.55   $        1.2   $       1.00
                                                         ------------------------------------------
Earnings per common share, assuming full dilution        $       1.55   $        1.2   $       1.00
                                                         ------------------------------------------



See Notes to Consolidated Financial Statements.

COMMUNITY BANKSHARES INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1996, 1995 and 1994



                                                    Capital                     Retained
                                                    Stock         Surplus       Earnings
-------------------------------------------------------------------------------------------
Balance, January 1, 1994                       $    3,517,56   $  1,919,285     $ 5,793,097
    Issuance of common stock  pursuant to
      exercise of stock options                        9,270          2,450            --
    Net income for the year ended
      December 31, 1994                                 --             --         1,798,841
    Cash dividends declared                             --             --          (171,000)
    Unrealized loss on available for
      sale securities, net                              --             --              --
                                                 ------------------------------------------

Balance, December 31, 1994                         3,526,830      1,921,735       7,420,938
    Issuance of common stock  pursuant to
      exercise of stock options                       15,000         47,500            --
    Stock split effected in the form of a 100%
      stock dividend                               1,725,000     (1,036,432)       (688,568)
    Proceeds from sale of stock                      295,095        755,519             194
    Net income for the year ended
      December 31, 1995                                 --             --         2,354,662
    Cash dividends declared                             --             --          (201,250)
    Unrealized gain on available for sale
      securities, net                                   --             --              --
    Leveraged ESOP stock purchase                       --             --              --
    Release of ESOP shares                              --             --              --
                                                 ------------------------------------------

Balance, December 31, 1995                         5,561,925      1,688,322       8,885,976
    Issuance of common stock  pursuant to
      exercise of stock options                      130,420         78,880            --
    Cash settlement of options                          --         (123,750)           --
    Proceeds from sale of stock to ESOP               10,895         29,188            --
    Purchase of fractional shares                       --           (1,918)           --
    Net income for the year ended
      December 31, 1996                                 --             --         3,056,114
    Cash dividends declared                             --             --          (232,000)
    Unrealized loss on available for sale
      securities, net                                   --             --               --
    Release of ESOP shares                              --           41,479           6,103
                                                 ------------------------------------------

Balance, December 31, 1996                       $ 5,703,240    $ 1,712,201    $ 11,716,193
                                                 ==========================================


                                                    Unrealized
                                                    Securities      Unearned
                                                      Gain            ESOP
                                                      (Loss)        Shares
                                             -------------------------------
Balance, January 1, 1994                        $     --       $       --
    Issuance of common stock  pursuant to
      exercise of stock options                       --               --
    Net income for the year ended
      December 31, 1994                               --               --
    Cash dividends declared                           --               --
    Unrealized loss on available for
      sale securities, net                         (14,990)            --
                                             -------------------------------
Balance, December 31, 1994                         (14,990)            --
    Issuance of common stock  pursuant to
      exercise of stock options                       --               --
    Stock split effected in the form of a 100%
      stock dividend                                  --               --
    Proceeds from sale of stock                       --               --
    Net income for the year ended
      December 31, 1995                               --               --
    Cash dividends declared                           --               --
    Unrealized gain on available for sale
      securities, net                              101,188             --
    Leveraged ESOP stock purchase                     --           (365,500)
    Release of ESOP shares                            --             35,500
                                             -------------------------------
Balance, December 31, 1995                          86,198         (330,000)
    Issuance of common stock  pursuant to
      exercise of stock options                       --               --
    Cash settlement of options                        --
    Proceeds from sale of stock to ESOP               --               --
    Purchase of fractional shares                     --               --
    Net income for the year ended
      December 31, 1996                               --               --
    Cash dividends declared                           --               --
    Unrealized loss on available for sale
      securities, net                             (231,180)            --
    Release of ESOP shares                            --             91,467
                                             -------------------------------
Balance, December 31, 1996                       $(144,982)       $(238,533)
                                             ===============================





See Notes to Consolidated Financial Statements.

COMMUNITY BANKSHARES INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996, 1995 and 1994

                                                                      1996            1995            1994
----------------------------------------------------------------------------------------------------------------------
Operating Activities
    Net income                                                   $  3,056,114    $  2,354,662    $  1,798,841
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation                                                   347,958         295,455         405,065
       Deferred income taxes                                          (56,072)        (43,984)        (35,647)
       Provision for loan losses                                      401,500         442,000         265,838
       Amortization and accretion of investment securities            116,509           8,120          28,498
       Gain on sale of securities                                      (6,047)        (29,763)        (47,800)
       (Gain) loss on sale of other real estate                       (54,975)           --            33,980
       Gain on sale of bank premises and equipment                       --           (26,975)        (14,181)
       Release of ESOP shares                                          49,049            --              --
       Changes in operating assets and liabilities:
          Increase in mortgage loans held for sale                       --              --         2,125,261
          Increase in accrued interest receivable                     (98,889)       (115,129)       (215,444)
          Increase (decrease) in accrued expenses                    (126,737)        125,486         118,336
          Net change in other operating assets and liabilities       (338,622)         (5,693)        (17,572)
                                                                 --------------------------------------------
              Net cash provided by operating activities             3,289,788       3,004,179       4,445,175
                                                                 --------------------------------------------

Investing Activities
    Proceeds from maturity of investment securities                12,417,633       9,720,196       8,070,530
    Proceeds from sale of investment securities                       191,946          78,700          87,800
    Purchase of investment securities                             (14,927,496)    (20,148,829)     (8,077,085)
    Net increase in loans                                          (8,391,282)     (7,739,338)    (12,484,587)
    Proceeds from the sale of bank premises and equipment                --            98,561          19,750
    Proceeds from the sale of other real estate                       565,556            --            19,603
    Capital expenditures                                             (151,940)       (530,167)       (325,430)
    (Increase) decrease in other assets                                (9,917)         (8,530)         26,319
    Purchase of other real estate                                    (233,660)       (328,900)           --
                                                                 --------------------------------------------
              Net cash used in investing activities               (10,539,160)    (18,858,307)    (12,663,100)
                                                                 --------------------------------------------

Financing Activities
    Net increase in deposits                                        8,435,207      19,678,772       1,679,554
    Cash settlement of options                                       (123,750)           --              --
    Payment for fractional shares                                      (1,918)           --              --
    Proceeds from sale of stock to ESOP                                40,083            --              --
    Net increase (decrease) in federal funds purchased                   --          (793,000)        793,000
    Dividends paid                                                   (232,000)       (201,250)       (171,000)
    Net proceeds from issuance of common stock                        209,300       1,113,308          11,720
                                                                 --------------------------------------------
              Net cash provided by financing activities          $  8,326,922    $ 19,797,830    $  2,313,274
                                                                 --------------------------------------------

                                   (Continued)

COMMUNITY BANKSHARES INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years Ended December 31, 1996, 1995 and 1994

                                                                     1996            1995           1994
--------------------------------------------------------------------------------------------------------------
                 Increase (decrease) in cash and cash
                    equivalents                                  $  1,077,550    $  3,943,702    $ (5,904,651)

Cash and cash equivalents, beginning                               13,652,418       9,708,716      15,613,367
                                                                 --------------------------------------------

Cash and cash equivalents, ending                                $ 14,729,968    $ 13,652,418    $  9,708,716
                                                                 --------------------------------------------


Supplemental Disclosure Of Cash Flow Information
    Interest paid                                                $  5,366,926    $  4,980,649    $  3,712,327
                                                                 --------------------------------------------
    Income taxes paid                                            $  1,811,649    $  1,191,836    $    803,000
                                                                 --------------------------------------------

Supplemental Disclosure Of Noncash Investing
    Activities
       Acquisition of other real estate:
          Purchase price                                         $  1,082,521    $    545,882    $     25,000
          Reduction of loans                                         (848,861)       (216,982)        (25,000)
                                                                 --------------------------------------------
              Cash paid to acquire other real estate             $    233,660    $    328,900    $       --
                                                                 --------------------------------------------

       Sale of other real estate:
          Sales price, net of closing cost                       $  1,119,714    $     35,000    $    150,838
          Increase in loans                                          (554,158)        (35,000)       (131,235)
                                                                 --------------------------------------------
              Cash proceeds from sale of other real estate       $    565,556    $       --      $     19,603
                                                                 --------------------------------------------



See Notes to Consolidated Financial Statements.

COMMUNITY BANKSHARES INCORPORATED


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

Nature of operations: Community Bankshares Incorporated is a bank holding company headquartered in Petersburg, Virginia. The Corporation's subsidiaries, The Community Bank and Commerce Bank of Virginia, provide a variety of financial services to individuals and corporate customers from its branches located throughout the Richmond Metropolitan Area and Southside Virginia.

Consolidation and basis of financial statement presentation: The accompanying consolidated financial statements include the accounts of Community Bankshares Incorporated, and its subsidiaries, The Community Bank and Commerce Bank of Virginia. All significant intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management uses estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. A substantial portion of the Corporation's loans are secured by real estate in local markets. In addition, foreclosed real estate is located in this same market. Accordingly, the ultimate collectibility of a substantial portion of the Corporation's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Cash and cash equivalents: For purposes of reporting the consolidated statements of cash flows, the Corporation includes cash on hand, amounts due from banks, federal funds sold and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents on the accompanying consolidated balance sheets. Cash flows from deposits and loans are reported net.

The Corporation maintains amounts due from banks which, at times, may exceed federally insured limits. The Corporation has not experienced any losses in such accounts.

Investment securities: Securities are classified as held to maturity when management has the positive intent and the Corporation has the ability at the time of purchase to hold them until maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the straight-line method over their contractual lives. If the interest method of accounting for amortization of premiums and accretion of discounts was used, it would not have a material effect on the consolidated financial statements. Gains and losses on the sale of such securities are determined by the specific identification method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and accounted for at market value on an aggregate basis. These include securities used as part of the Corporation's asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital, to satisfy regulatory requirements and other similar factors. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains and losses of securities available for sale are included in net securities gains (losses) based on the specific identification method.

Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation held no trading securities during the years ended December 31, 1996, 1995, and 1994.

Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal, reduced by unearned discount and fees and an allowance for possible loan losses.

Unearned interest on discounted loans is amortized to income over the life of the loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The Corporation makes periodic credit reviews of the loan portfolio and considers current economic conditions, historical loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance balance.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Corporation is generally amortizing these amounts over the average contractual life of the related loans.

Effective January 1, 1995, the Corporation adopted the SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement, as amended by SFAS No. 118, generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement also may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. The Corporation does not aggregate loans for risk classification. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for credit losses. Prior to 1995, the allowance for loan losses for all loans which would have qualified as impaired under the new accounting standard was primarily based upon the estimated fair market value of the related collateral, therefore, there is no impact on the comparability of credit risk information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The basic policy of the Corporation is to charge off loans when the loss can be readily determined. Changes in the allowance for loan losses relating to impaired loans are charged or credited to the provision for loan losses.

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well secured and in the process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment.

When a loan is classified as nonaccrual, all interest receivable on that particular loan is charged back to income at that time. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. On charged-off loans, cash receipts in excess of the amount charged to the allowance for loan losses are recognized as income on the cash basis.

Bank premises and equipment: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for betterments and major renewals are capitalized and ordinary maintenance and repairs are charged to operations as incurred.

Foreclosed properties: Foreclosed properties represents real estate held for resale acquired through foreclosure or other proceedings. Foreclosed properties are held for sale and are recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary and are charged to expense.

Income taxes: The provision for income taxes relates to items of revenue and expenses recognized for financial accounting purposes during each of the years. The actual current tax liability may be more or less than the charge against earnings due to the effect of deferred income taxes.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: All per share calculations are based on the weighted average number of shares outstanding of common and common equivalent shares during each year. Calculations are based on 1,964,894 shares outstanding in 1996, 1,853,627 shares outstanding in 1995, and 1,798,073 shares outstanding in 1994.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Current accounting developments: In June 1996, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the consolidated financial statements of the Corporation.

Reclassifications: Various items in the consolidated statements of income and cash flows for the years ended December 31, 1995 and 1994 have been reclassified to conform to the classifications used at December 31, 1996. These reclassifications have no effect on net income.

Note 2.  Securities

A summary of the amortized cost and estimated market values of investment securities is as follows:


                                                              December 31, 1996
                                           ------------------------------------------------------
                                                           Gross         Gross          Estimated
                                            Amortized    Unrealized    Unrealized        Market
                                             Cost          Gains         Losses           Value
                                           ------------------------------------------------------

Available for Sale
    U. S. Treasury and agency securities   $12,134,231   $   8,412    $   (187,418)   $11,955,225
    Mortgage-backed securities               5,932,769       5,053         (50,215)     5,887,607
    State and County Municipal Bonds         1,179,144       6,758          (2,260)     1,183,642
    Other                                      310,825        --              --          310,825
                                           ------------------------------------------------------
                                           $19,556,969   $  20,223    $   (239,893)   $19,337,299
                                           ======================================================

Held to Maturity
    U. S. Treasury and agency securities   $ 2,449,331   $   6,213    $    (21,339)   $ 2,434,205
    Mortgage-backed securities              13,028,030      46,342        (145,836)    12,928,536
    Corporate securities                       399,936       3,048            --          402,984
    State and County Municipal Bonds         1,008,517      24,502          (5,542)     1,027,477
                                           ------------------------------------------------------
                                           $16,885,814   $  80,105    $   (172,717)   $16,793,202
                                           ======================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated market values at December 31, 1996, by contractual maturity, are as follows:

                                                                      Estimated
                                                       Amortized        Market
                                                          Cost          Value

Available for Sale
    Due in one year or less                            $   425,942   $   425,980
    Due after one year but less than five years          5,879,998     5,825,959
    Due after five years but less than ten years         7,893,993     7,768,958
    Due after ten years                                  5,357,036     5,316,402
                                                       -------------------------
                                                       $19,556,969   $19,337,299
                                                       -------------------------

Held to Maturity
    Due in one year or less                            $ 1,877,061   $ 1,886,542
    Due after one year but less than five years          1,172,878     1,162,523
    Due after five years but less than ten years         2,053,948     2,040,960
    Due after ten years                                 11,781,927    11,703,177
                                                       -------------------------
                                                       $16,885,814   $16,793,202
                                                       -------------------------


The amortized cost and fair market value of mortgage-backed securities are presented in the available-for-sale and held-to-maturity categories by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties.

A summary of the amortized cost and estimated market values of investment securities is as follows:


                                                               December 31, 1995
                                           ------------------------------------------------------
                                                             Gross         Gross       Estimated
                                            Amortized      Unrealized    Unrealized      Market
                                               Cost           Gains         Losses        Value
                                           ------------------------------------------------------

Available for Sale
    U. S. Treasury and agency securities   $ 5,253,137   $  51,368    $     (3,970)   $ 5,300,535
    Mortgage-backed securities               5,318,010      89,212          (6,006)     5,401,216
    Other                                      273,550        --              --          273,550
                                           ------------------------------------------------------
                                           $10,844,697   $ 140,580    $     (9,976)   $10,975,301
                                           ------------------------------------------------------

Held to Maturity
    U. S. Treasury and agency securities   $ 7,990,490   $  48,438    $     (9,883)   $ 8,029,045
    Mortgage-backed securities              12,899,676     139,000         (81,696)    12,956,980
    Corporate securities                     1,256,485      13,647            (392)     1,269,740
    State and County Municipal Bonds         1,135,450      41,585          (2,015)     1,175,020
                                           ------------------------------------------------------
                                           $23,282,101   $ 242,670    $    (93,986)   $23,430,785
                                           ------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Proceeds from sales of securities available for sale were $191,946, $78,700 and $87,800 during 1996, 1995 and 1994, respectively, resulting in gross gains of $6,047, $29,763 and $47,800 and no losses.

Securities with an amortized cost of $4,878,208 and $7,697,795 and a market value of $4,792,546 and $7,697,647 as of December 31, 1996 and 1995,
respectively, were pledged as collateral to secure public funds as required by law.

Note 3.  Loans

Major classifications of loans are summarized as follows:

                                                            December 31,
                                            -------------------------------------
                                                      1996               1995
                                            -------------------------------------

Commercial                                      $   12,496,652    $   11,971,254
Installment                                          8,354,731        10,348,203
Real estate                                         93,129,107        84,941,282
Other                                                3,332,970         2,529,000
                                            -------------------------------------
                                                   117,313,460       109,789,739
Less unearned discount                                (932,151)       (1,148,964)
                                            -------------------------------------
                                                   116,381,309       108,640,775
Allowance for loan losses                           (1,246,069)       (1,235,614)
                                            -------------------------------------
    Loans, net                                  $  115,135,240    $  107,405,161
                                            -------------------------------------


An analysis of the transactions in the allowance for loan losses is given below:


                                                                   Years Ended
                                                                   December 31,
                                            ----------------------------------------------------
                                                     1996             1995              1994
                                            ----------------------------------------------------

Balance, beginning of year                     $   1,235,614    $    1,099,233  $       938,383
Loans charged off                                   (568,967)         (357,934)        (251,774)
Recoveries credited to reserve                       177,922            52,315          146,786
Provision charged to operations                      401,500           442,000          265,838
                                            ----------------------------------------------------
Balance, end of year                           $   1,246,069    $    1,235,614  $     1,099,233
                                            ----------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1996 and 1995, the Corporation had loans totaling approximately $736,000 and $426,000, respectively, for which impairment had been recognized. Of the total loans impaired, $51,000 and $64,000, respectively, were valued on the present value of future cash flows and $685,000 and $362,000, respectively, were valued according to the underlying collateral. The average balance of the impaired loans amounted to approximately $888,000 and $460,500 for the years ended December 31, 1996 and 1995, respectively. The allowance for loan losses related to these loans totaled approximately $184,000 and $174,000 at December 31, 1996 and 1995, respectively. The following is a summary of cash receipts on these loans and how they were applied for the years ended December 31:

                                                                          1996          1995
                                                                   ---------------------------

Cash receipts applied to reduce principal balance                     $   52,008   $   14,683
Cash receipts recognized as interest income                               66,584       10,241
                                                                   ---------------------------
        Total cash receipts                                            $ 118,592   $   24,924
                                                                   ---------------------------


At December 31, 1996 and 1995, the Corporation had nonaccrual loans of approximately $240,000 and $220,000, respectively. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $6,000 and $12,000 in 1996 and 1995, respectively.

Note 4.  Bank Premises and Equipment

Major classifications of bank premises and equipment are summarized as follows:


                                                        December 31,
                                            -------------------------------
                                                 1996            1995
                                            -------------------------------

Land                                           $    423,647   $    423,647
Bank premises                                     2,628,585      2,587,190
Furniture and equipment                           2,678,089      2,567,542
                                            -------------------------------
                                                  5,730,321      5,578,379
Less accumulated depreciation                     3,077,711      2,730,398
                                            -------------------------------
                                                $ 2,652,610   $  2,847,981
                                            -------------------------------

Note 5.  Maturities of Certificates of Deposits

The scheduled maturities of certificates of deposits at December 31, 1996 are as follows:

Year Ended December 31,
-----------------------
    1997                              $ 39,571,495
    1998                                 6,940,304
    1999                                 2,838,452
    2000                                 5,059,951
    2001                                 1,754,300
                                   ----------------
                                      $ 56,164,502
                                   ----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Income Taxes

The components of the income tax provision for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                     1996          1995           1994
                          ------------------------------------------------

Currently payable             $   1,404,535   $  1,302,586   $     921,286
Deferred                             17,762         (78,694)       (35,667)
                          -------------------------------------------------
                              $   1,422,297   $  1,223,892   $     885,619
                          -------------------------------------------------


A reconciliation of the expected income tax expense computed at 34 percent to the income tax expense included in the consolidated statements of income is as follows:



                                                                     Years Ended
                                                                     December 31,
                                                     ---------------------------------------
                                                         1996           1995        1994
                                                     ---------------------------------------


Tax provision computed by applying current Federal
    income tax rates to income before income taxes   $ 1,522,660    $ 1,216,708    $ 912,716
Cash settlement of nonstatutory stock options            (42,075)          --           --
Exercise of nonstatutory stock options                   (72,400)          --           --
Municipal bond interest                                  (13,900)        (9,562)     (22,000)
Other                                                     28,012         16,746       (5,097)
                                                     ---------------------------------------
                                                     $ 1,422,297    $ 1,223,892    $ 885,619
                                                     ---------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The deferred income taxes result from timing differences in the recognition of certain income and expense items for tax and financial reporting purposes. The sources of these timing differences and their related tax effect are as follows:


                                                                Years Ended
                                                                December 31,
                                                      --------------------------------
                                                        1996        1995        1994
                                                      --------------------------------

Difference between the depreciation methods
    used for financial statements and for income
    tax purposes                                      $ (3,905)   $ 26,951    $(21,200)
Difference between loan loss provision charged
    to operating expense and the bad debt deduction
    taken for income tax purposes                        5,599     (46,140)    (54,642)
Accretion of discount recognized on financial
    statements but not recognized for income tax
    purposes until realized                                631         708         749
Difference between accrual method used for
    financial statement and cash method used
    for income tax purposes                                907     (20,448)     54,032
Deferred compensation                                   14,530     (39,765)    (14,606)
                                                      --------------------------------
                                                      $ 17,762    $(78,694)   $(35,667)
                                                      --------------------------------


Net deferred tax assets consist of the following components as of December 31:


                                                              1996        1995
                                                            --------------------

Deferred tax assets:
    Allowance for loan losses                               $311,225    $316,824
    Deferred compensation                                     79,758      94,288
    Unrealized loss on available for sale securities          74,688        --
                                                            --------------------
                                                            $465,671    $411,112
                                                            --------------------

Deferred tax liabilities:
    Accrual to cash  basis adjustment                       $130,887    $130,031
    Investment securities                                     10,300       9,669
    Property and equipment                                    35,102      39,007
    Unrealized gain on available for sale securities            --        44,406
                                                            --------------------
                                                            $176,289    $223,113
                                                            --------------------

Deferred tax assets, net                                    $289,382    $187,999
                                                            --------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deferred Compensation Agreements

The Community Bank had deferred compensation agreements for certain officers providing for payments upon retirement, death or disability. During the year ended December 31, 1996, the Board of Directors of The Community Bank voted to cancel all individual contracts that were not vested as of December 31, 1995. In addition, the Board voted to accelerate the liquidation of the vested contracts by making full and complete payment during January 1996. These agreements consisted of individual contracts with specific terms determined on an individual-by-individual basis. The estimated actuarial values of the benefits were being charged to operations over the period from the effective dates of each agreement to the normal retirement dates of the officers. Contributions amounted to $44,201 and $20,412 for the years ended December 31, 1995 and 1994, respectively.

Commerce Bank of Virginia has a Deferred Compensation Plan (the Plan) for the benefit of its directors. Contributions amounted to approximately $23,700, $38,900 and $24,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The Plan provides each director with an annual benefit payment upon attaining 70 years of age. In addition, benefit payments are available upon early retirement, termination and death as defined by the Plan document.

During 1995,  Commerce  Bank of Virginia  adopted a Deferred  Compensation  Plan
(Officers' Plan) for the benefit of certain officers. Contributions of approximately $29,200 and $28,000 were made to the Plan during the years ended December 31, 1996 and 1995, respectively. The Officers' Plan provides each covered officer an annual benefit payment upon retirement. In addition, benefit payments are available upon death or early termination as defined by the Plan document.

Note 8.  Employee Benefit Plans

Effective January 1, 1993, the Corporation through its subsidiary, The Community Bank, established an Employee Stock Ownership Plan with 401(K) provisions by restating, amending and consolidating the Employee Stock Ownership Plan originally effective January 1, 1987, and the Profit-Sharing and Thrift Plan originally effective December 31, 1981. All participants of the pension plans are eligible to participate. Thereafter, each employee will become eligible to participate in the plan on the first anniversary date, December 31, following their initial date of service. The employee must be at least 18 years old and be employed in a full-time position requiring at least 1,000 hours of service for the plan year ending on that anniversary date. The Corporation matches 75% of employee contributions up to 5% of the participant's compensation. Annual contributions to the ESOP are made at the discretion of the Board of Directors.

During the year ended December 31, 1995, the ESOP purchased additional shares through the proceeds of a $365,500 direct bank loan. The shares purchased were pledged as collateral for its debt. As the debt is repaid, shares are released and allocated to participants. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged are reported as unearned ESOP shares in the balance sheet. As shares are released, the Company reports compensation expense equal to the current market price of the shares, and the shares then become outstanding for earnings per share (EPS) computation. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated ESOP shares are recorded as a reduction of debt and interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation expense for the 401(k) match and the ESOP was $143,600, $105,000 and $90,000 for the three years ended December 31, 1996, 1995 and 1994, respectively. The ESOP shares as of December 31 were as follows:

                                                    1996          1995
                                              ----------------------------

Allocated shares                                    154,551       138,344
Unreleased shares                                    21,755        30,515
                                              ----------------------------
                                                    176,306       168,859
                                              ----------------------------

Fair value of unreleased shares                   $ 386,151   $   404,327
                                              ----------------------------

In addition, the Corporation through its subsidiary, Commerce Bank of Virginia, sponsors a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. Contributions to the ESOP, which are recorded as compensation expense, and can be cash or stock at fair value, are at the discretion of the Board of Directors and amounted to $50,000, $40,000 and $30,000 for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, there were 21,500 shares allocated to participants which are considered outstanding for purposes of computation of earnings per share.

Effective June 1, 1992, the Commerce Bank of Virginia adopted a 401(k) profit-sharing plan (the Plan) covering substantially all employees. Participants may contribute up to 15% of their compensation to the Plan. The Bank contributes 50% of the participant's contribution, up to 6% of the participant's compensation, as a matching contribution. Contributions to the Plan by the Bank were approximately $23,500, $16,800 and $12,100 for the years ended December 31, 1996, 1995 and 1994, respectively.

Note 9.  Business Combination

On July 1, 1996, the Corporation acquired Commerce Bank of Virginia in a business combination accounted for as a pooling of interests. Commerce Bank of Virginia, a state-chartered member bank, became a wholly-owned subsidiary of the Corporation through the exchange of 741,080 shares of the Corporation's common stock for all of the outstanding stock of Commerce Bank of Virginia. The accompanying consolidated financial statements for 1996 are based on the assumption that the companies were combined for the full year, and the consolidated financial statements for prior years have been restated to give effect to the combination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized results of operations of the separate companies for the period from January 1, 1996 through July 1, 1996, the date of acquisition, are as follows:

                                                   Community        Commerce
                                                   Bankshares        Bank of
                                                 Incorporated       Virginia
                                              ---------------------------------

Net interest income                             $   2,384,082    $   1,728,000
                                              ---------------------------------

Net income                                      $     862,955    $     537,750
                                              ---------------------------------

Following is a reconciliation of the amounts of net interest income and net income previously reported for 1995 and 1994 with restated amounts:


                                                           Year Ended
                                                           December 31,
                                                 ---------------------------------
                                                       1995            1994
                                                 ---------------------------------

Net interest income:
    As previously reported                          $   4,472,171   $   3,783,609
    Acquired company                                    3,112,761       2,705,127
                                                 ---------------------------------
    As restated                                     $   7,584,932   $   6,488,736
                                                 ---------------------------------

Net income:
    As previously reported                          $   1,622,996   $   1,312,012
    Acquired company                                      731,666         486,829
                                                 ---------------------------------
    As restated                                     $   2,354,662   $   1,798,841
                                                 ---------------------------------


Note 10.  Agreement and Plan of Reorganization

On January 14, 1997, the Board of Directors entered into an Agreement and Plan of Reorganization (the Plan) with County Bank of Chesterfield to combine their businesses. County Bank of Chesterfield is a Virginia state chartered bank with its principal office located in Chesterfield, Virginia. The combination of the two companies will be consummated through a Share Exchange under Virginia law. Under the terms of the Plan, County Bank of Chesterfield would become a wholly-owned subsidiary of Community Bankshares Incorporated. For each share owned, the shareholders of County Bank of Chesterfield would receive 1.1054 shares of stock of Community Bankshares Incorporated. It is anticipated that the transaction will qualify for and be accounted for as a pooling of interests. The stockholders of Community Bankshares Incorporated and County Bank of Chesterfield will be asked to consider and vote on the proposed Plan at their Annual Meetings. If adopted by the shareholders, it is anticipated that the transaction will become effective late in the second quarter of 1997. The proposed transaction is subject to approval by regulatory authorities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If the transaction had been consummated prior to December 31, 1996, the accompanying consolidated financial statements would have included the financial position and results of operations of County Bank of Chesterfield. Interest income, net income, and net income per share for the three years ended December 31, 1996 would have been as follows:



                                                     1996          1995          1994
                                                  --------------------------------------
                                                   (in thousands, except per share data)

Interest income                                     $  20,060   $  18,176   $    14,922
Net income                                          $   3,887   $   2,980   $     2,313
Earnings per common and common equivalent share     $    1.37   $    1.18   $      0.97
Earnings per common share, assuming full dilution   $    1.36   $    1.18   $      0.97


Note 11.  Employment Agreements

The Corporation has entered into employment agreements with certain officers which expire at dates through June 30, 1998. These agreements, which contain continual self-renewing terms of one year subject to cancellation by the Corporation, provide minimum salaries during the terms of the agreements and certain severance benefits if a change of control and termination occurs as defined in the agreements. The maximum severance benefits payable, if such a termination upon change in control occurred at December 31, 1996, would have been approximately $900,000.

Note 12.  Incentive Compensation Plans

The Community Bank maintains a Cash Incentive Plan for certain employees and directors of the Bank. The Plan sets forth predetermined award pools for each group of participants. The level of the award pool is dependent upon the Bank attaining certain returns on average assets for the year. The amounts awarded under the Plan for the years ended December 31, 1996, 1995 and 1994 were $146,294, $146,294 and $151,860, respectively.

Note 13.  Incentive Stock Option and Nonstatutory Stock Option Plan

The Corporation has a Stock Plan that provides for the grant of Incentive Stock Options and the grant of Nonstatutory Stock Options and Stock Appreciation Rights. This Plan was adopted to encourage key officers and directors to acquire or to increase their acquisition of the Corporation's common stock, thus increasing their personal and proprietary interest in the Corporation's continued success. The options were granted at the market value on the date of each grant. Options may be exercised from date of grant through periods ending July 20, 2003 through October 18, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a summary of options under the Plan at December 31:


                                                                             Shares Under Options
                                                                --------------------------------------------
                                                Option Price         1996            1995            1994
                                    ------------------------------------------------------------------------

Outstanding, beginning of year                $6.25 - $  9.75       203,705         213,705         206,795
       Options granted                                   9.75            --              --          10,000
       Options exercised                       6.25 -   12.12       (43,705)        (10,000)         (3,090)
       Cash settlement of options                        6.25       (10,000)             --              --
                                    ------------------------------------------------------------------------
Outstanding, end of year                      $6.25 - $ 9.75        150,000         203,705         213,705
                                    ------------------------------------------------------------------------



Note 14.  Life Insurance

The Community Bank is owner and designated beneficiary on life insurance in the face amount of $3,109,000 maintained on certain of its officers and directors. At December 31, 1996, the cash surrender value of these policies was $491,764 which is included in other assets.

During the third quarter of 1994, the Bank was notified that the life insurance carrier for the above policies, Confederation Life Insurance Company, had been placed under regulatory control. Regulators have said that the insurance company will continue to pay claims made; however, it will restrict access to cash value until further notice. Rehabilitators and management are of the opinion that no losses will occur as a result of the insurance company's rehabilitation and accordingly, a provision for possible losses due to asset impairment is not reflected in the accompanying consolidated financial statements.

Note 15.  Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires corporations to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

Fair value estimates made as of December 31, 1996 are based on relevant market information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and short-term instruments approximate those assets' fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities available for sale and investment securities: Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

Loans: The carrying values, reduced by estimated inherent credit losses, of variable-rate loans and other loans with short-term characteristics were considered fair values. For other loans, the fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio.

Accrued interest receivable and accrued interest payable: The carrying amounts reported in the consolidated balance sheets for accrued interest receivable and accrued interest payable approximate their fair values.

Deposit liabilities: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW, savings, and money market deposits, was, by definition, equal to the amount payable on demand as of December 31, 1996. The fair value of certificates of deposit was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities.

The following is a summary of the carrying amounts and estimated fair values of the Corporation's financial assets and liabilities to include off-balance sheet financial instruments as December 31:

                                                                  1996                          1995
                                                       ------------------------------------------------------------
                                                            Carrying      Estimated       Carrying      Estimated
                                                             Amount       Fair Value       Amount       Fair Value
                                                       ------------------------------------------------------------
Financial assets:
    Cash and due from banks, noninterest bearing          $  9,337,968   $  9,337,968   $  7,608,418   $  7,608,418
    Federal funds sold and other short-term investments      5,392,000      5,392,000      6,044,000      6,044,000
    Securities available for sale                           19,337,299     19,337,299     10,975,301     10,975,301
    Investment securities                                   16,885,814     16,793,202     23,282,101     23,430,785
    Loans, net of reserve for credit losses                115,135,240    115,729,000    107,405,161    107,223,000
    Accrued interest receivable                              1,081,163      1,081,163        982,274        982,274

Financial liabilities:
    Deposits                                              $152,006,298   $153,331,000   $143,571,091   $144,156,000
    Accrued interest payable                                   478,090        478,090        489,824        489,824



At December 31, 1996, the Corporation had outstanding standby letters of credit and fixed and variable rate commitments to extend credit. For fair value, the fixed rate loan commitments were considered based on committed rates versus market rates for similar transactions. Due to market constraints, rates have remained relatively unchanged on these products, therefore, management has determined fair value to be the same as the committed value. Standby letters of credit and variable rate commitments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and therefore, they were deemed to have no current fair market value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.  Commitments and Contingencies

Financial instruments with off-balance-sheet risk:

The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. A summary of the Corporation's commitments at December 31, 1996 and 1995 is as follows:

                                                  1996             1995
                                          ----------------------------------

Commitments to extend credit                   $ 19,663,000    $ 15,871,000
Standby letters of credit                         2,248,000       2,251,000
                                          ----------------------------------
                                               $ 21,911,000    $ 18,122,000
                                          ----------------------------------


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Corporation evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and residential and commercial real estate.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Corporation deems necessary.

Fixed-rate commitments were $4,851,000 and $4,438,000 as of December 31, 1996 and 1995, respectively. The average rates charged on the fixed-rate commitments were 8.5% - 10.5% for the years then ended.

All of the Corporation's loans, commitments to extend credit, and standby letters of credit have been granted to customers within the state and, more specifically, its local geographic area of Virginia. The concentrations of credit by type of loan are set forth in Note 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease commitments:

The Corporation leases land, tenant space and certain equipment under operating leases expiring at various dates to 2006. Total rental expense amounted to approximately $101,300, $85,700 and $101,900 for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, minimum annual lease payments in the aggregate were as follows:

Year Ended December 31,
-----------------------
    1997                     $       94,400
    1998                             62,800
    1999                             15,000
    2000                             15,000
    2001                             15,000
    Thereafter                       61,000
                            ---------------
                             $      263,200
                            ---------------

Note 17.  Related Party Transactions

At December 31, 1996, loans to officers and directors and corporations in which officers and directors own a significant interest totaled $6,208,247. All such loans were made in the normal course of business on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions.

An analysis of these related party transactions is as follows:

                                           Balance                                             Balance
                                         December 31,                                        December 31,
                                             1995            Additions      Repayments            1996
                                       ------------------------------------------------------------------

Directors                                $    2,979,084   $  5,124,234    $  2,361,911    $    5,741,407
Officers and Employees                          495,548        446,327         475,035           466,840
                                       ------------------------------------------------------------------
                                         $    3,474,632   $  5,570,561    $  2,836,946    $    6,208,247
                                       ------------------------------------------------------------------

Note 18.  Capital Stock and Common Stock Split

On May 16, 1995, the Corporation changed its authorized capital from 1,000,000 shares of $3 par value common stock to 4,000,000 shares of $3 par value common stock. On July 18, 1995, the Corporation's Board of Directors declared a two for one split of the common stock effected in the form of a 100% stock dividend on the outstanding stock to be distributed on August 31, 1995 to the stockholders of record on July 31, 1995. The par value of the additional shares of common stock was credited to common stock with reductions from surplus and retained earnings.

All references in the accompanying consolidated financial statements to the number of common shares and per share amounts have been restated to reflect the stock split.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19.  Regulatory Matters

The Corporation is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Reserve Bank. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must met specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios as set forth in the table below of total and Tier I capital as defined in the regulations to risk-weighted assets as defined, and of Tier I capital as defined to average assets as defined. Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                           To Be Well Capitalized
                                                                                        For Capital        Under Prompt Corrective
                                                                Actual               Adequacy Purposes          Action Provisions
                                                     -----------------------------------------------------------------------------
                                                           Amount   Ratio            Amount      Ratio           Amount    Ratio
                                                     -----------------------------------------------------------------------------
                                                                                    (Dollars in Thousands)
As of December 31, 1996:
     Total Capital
          (to Risk Weighted Assets)                   $     20,139   17.03%    $       9,460      8.00%     $     11,826   10.00%
     Tier I Capital
          (to Risk Weighted Assets)                         18,893   15.98%            4,729      4.00%            7,094    6.00%
     Tier I Capital
          (to Average Assets)                               18,893   11.51%            6,566      4.00%            8,207    5.00%

As of December 31, 1995:
     Total Capital
          (to Risk Weighted Assets)                         17,041   15.09%            9,034      8.00%           11,293   10.00%
     Tier I Capital
          (to Risk Weighted Assets)                         15,806   14.00%            4,516      4.00%            6,774    6.00%
     Tier I Capital
          (to Average Assets)                               15,806   10.29%            6,144      4.00%            7,680    5.00%


Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Corporation's regulatory agency. Under that limitation, the Corporation's subsidiaries could have declared additional dividends of approximately $6,135,860 in 1996 without regulatory approval.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20.  Parent Corporation

Financial statements for Community Bankshares Incorporated (not consolidated) are presented below.

COMMUNITY BANKSHARES INCORPORATED (Parent Corporation Only) Balance Sheets December 31, 1996 and 1995


ASSETS                                                              1996           1995
--------------------------------------------------------------------------------------------
     Cash                                                       $    535,614    $     82,075
     Investment in subsidiaries                                   18,403,205      16,171,348
     Other assets                                                    116,536           5,000
                                                                ----------------------------
                   Total assets                                 $ 19,055,355    $ 16,258,423
                                                                ----------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities:
          Guaranteed debt of Employee Stock Ownership Trust     $    240,000    $    330,000
          Other liabilities                                           67,236          36,002
                                                                ----------------------------
                                                                     307,236         366,002
                                                                ----------------------------

     Stockholders' equity:
          Common stock, par value $3 per share, authorized
              4,000,000 shares; issued 1996 1,901,080 shares;
              1995 1,853,975 shares                                5,703,240       5,561,925
          Surplus                                                  1,712,201       1,688,322
          Retained earnings                                       11,716,193       8,885,976
          Net unrealized gain (loss) on securities available
              for sale held by subsidiaries, net of taxes           (144,982)         86,198
                                                                ----------------------------
                                                                  18,986,652      16,222,421

          Unearned ESOP shares                                      (238,533)       (330,000)
                                                                ----------------------------

                   Total stockholders' equity                     18,748,119      15,892,421
                                                                ----------------------------

                   Total liabilities and stockholders' equity   $ 19,055,355    $ 16,258,423
                                                                ----------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMUNITY BANKSHARES INCORPORATED
(Parent Corporation Only)
Statements of Income
Years Ended December 31, 1996, 1995 and 1994


                                                     1996          1995        1994
---------------------------------------------------------------------------------------
Income:
     Dividends from subsidiaries                 $   880,520    $  140,000   $  171,000
     Gain on sale of securities                         --          29,763       47,800
                                                 --------------------------------------
                                                     880,520       169,763      218,800
                                                 --------------------------------------

Expenses:
     Professional fees                                87,508        58,353       12,847
     Stationary and supplies                          17,451         3,782        2,008
     Taxes, miscellaneous                                850           850          850
     Other                                             7,738         1,949          324
                                                 --------------------------------------
                   Total expenses                    113,547        64,934       16,029
                                                 --------------------------------------

Income taxes (credits)                               (12,987)        3,002       10,802
                                                 --------------------------------------

                   Income before equity in
                       undistributed income
                       of subsidiaries               779,960       101,827      191,969

Equity in undistributed income of subsidiaries     2,276,154     2,252,835    1,606,872
                                                 --------------------------------------

                   Net income                    $ 3,056,114    $2,354,662   $1,798,841
                                                 --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 20.  Parent Corporation (Continued)

COMMUNITY BANKSHARES INCORPORATED
(Parent Corporation Only)
Statements of Changes in Stockholders' Equity
Years Ended December 31, 1996, 1995 and 1994


                                                                                                        Unrealized
                                                                                                        Securities     Unearned
                                                               Capital                      Retained       Gain          ESOP
                                                                Stock        Surplus        Earnings      (Loss)        Shares
-------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                     $3,517,560   $ 1,919,285    $  5,793,097    $    --      $    --
     Issuance of common stock pursuant to
          exercise of stock options                               9,270         2,450            --           --           --
     Net income for the year ended
          December 31, 1994                                        --            --         1,798,841         --           --
     Cash dividends declared                                       --            --          (171,000)        --           --
     Unrealized loss on available for
          sale securities, net                                     --            --              --        (14,990)        --
                                                             -------------------------------------------------------------------

Balance, December 31, 1994                                    3,526,830     1,921,735       7,420,938      (14,990)        --
     Issuance of common stock  pursuant to
          exercise of stock options                              15,000        47,500            --           --           --
     Stock split effected in the form of a 100%
          stock dividend                                      1,725,000    (1,036,432)       (688,568)        --
     Proceeds from sale of stock                                295,095       755,519             194         --           --
     Net income for the year ended
          December 31, 1995                                        --            --         2,354,662         --           --
     Cash dividends declared                                       --            --          (201,250)        --
     Unrealized gain on available for sale
          securities, net                                          --            --              --        101,188         --
     Leveraged ESOP stock purchase                                 --            --              --           --       (365,500)
     Release of ESOP shares                                        --            --              --           --         35,500
                                                             -------------------------------------------------------------------

Balance, December 31, 1995                                    5,561,925     1,688,322       8,885,976       86,198     (330,000)
     Issuance of common stock pursuant to
          exercise of stock options                             130,420        78,880            --           --           --
     Cash settlement of options                                    --        (123,750)           --           --           --
     Proceeds from sale of stock to ESOP                         10,895        29,188            --           --           --
     Purchase of fractional shares                                 --          (1,918)           --           --           --
     Net income for the year ended
          December 31, 1996                                        --            --         3,056,114         --           --
     Cash dividends declared                                       --            --          (232,000)        --           --
     Unrealized loss on available for sale
          securities, net                                          --            --              --       (231,180)        --
     Release of ESOP shares                                        --          41,479           6,103         --         91,467
                                                             -------------------------------------------------------------------

Balance, December 31, 1996                                   $5,703,240   $ 1,712,201    $ 11,716,193    $(144,982)   $(238,533)
                                                             -------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 20.  Parent Corporation (Continued)

COMMUNITY BANKSHARES INCORPORATED
(Parent Corporation Only)
Statements of Cash Flows
Years Ended December 31, 1996, 1995 and 1994


                                                                 1996            1995           1994
--------------------------------------------------------------------------------------------------------
Operating Activities
     Net income                                                $ 3,056,114    $ 2,354,662    $ 1,798,841
     Adjustments to reconcile net income to net cash
          provided by operating activities:
          Gain on sale of securities                                  --          (29,763)       (47,800)
          Release of ESOP shares                                    49,049           --             --
          Undistributed earnings of subsidiary                  (2,276,154)    (2,252,835)    (1,606,872)
          Changes in operating assets and liabilities:
              (Increase) decrease in other assets                 (111,536)          --           10,077
              Increase in other liabilities                         31,234         24,700         11,303
                                                                                             -----------
                   Net cash provided by operating activities       748,707         96,764        165,549
                                                               -----------------------------------------

Investing Activities
     Proceeds from sale of investment securities                      --           78,700         87,800
     Purchase of investment securities                                --             --          (48,938)
                                                               -----------------------------------------
              Net cash provided by investing activities               --           78,700         38,862
                                                               -----------------------------------------

Financing Activities
     Cash settlement of options                                   (123,750)          --             --
     Payment of fractional shares                                   (1,918)          --             --
     Dividends paid                                               (232,000)      (201,250)      (171,000)
     Net proceeds from issuance of common stock                     62,500         62,500           --
                                                               -----------------------------------------
              Net cash used in financing activities               (295,168)      (138,750)      (171,000)
                                                               -----------------------------------------

              Increase in cash                                     453,539         36,714         33,411

Cash, beginning                                                     82,075         45,361         11,950
                                                               -----------------------------------------

Cash, ending                                                   $   535,614    $    82,075    $    45,361
                                                               -----------------------------------------

                                                                      Appendix F


                       OPINION OF MCKINNON & COMPANY, INC.

                                February 26, 1997



Board of Directors
Community Bankshares Incorporated
200 North Sycamore Street
Petersburg, Virginia  23803-1466

Dear Board Members:

         In connection with the proposed acquisition of County Bank of Chesterfield ("CBOC") by Community Bankshares Incorporated ("CBI") (the "Reorganization"), you have asked us to render an opinion as to whether the financial terms of the Reorganization as provided in the Agreement and Plan of Reorganization, dated as of January 14, 1997 among such parties (the "Agreement"), and the Plan of Share Exchange attached thereto as Exhibit A (the "Share Exchange"), are fair, from a financial point of view, to the stockholders of CBI. Under the terms of the Agreement and Share Exchange, holders of all outstanding shares of CBOC stock will receive consideration equal to 1.1504 CBI shares prior to the effective date of the Reorganization (the "Reorganization Effective Date") for each CBOC share, subject to adjustment under certain circumstances, with cash being paid in lieu of fractional shares.

         McKinnon is an investment banking firm that specializes in Virginia community banks. In nine years McKinnon has been lead managing underwriter in approximately twenty four public stock offerings for Virginia community banks and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the NNOTC Bulletin Board. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia.

         In developing our opinion, we have among other things, reviewed and analyzed material bearing upon the financial and operating conditions of CBI, CBOC, and, on a pro forma basis, CBI and CBOC combined, and material proposed in connection with the Agreement and Share Exchange, including, among other things, the following:

         (1) the Agreement and Share Exchange, dated as of January 14, 1997 among CBI and CBOC;

         (2) CBI's and CBOC's financial results for fiscal years 1990 through 1996, and certain documents and information we deem relevant to our analysis;

         (3) held discussions with senior management of CBI and CBOC regarding past and current business operations of, and outlook for, CBI, CBOC, including trends, the terms of the proposed Reorganization, and related matters;

         (4) reviewed the reported price and trading activity of CBI and CBOC Common Stock and compared financial and stock market information (when available) for CBI and CBOC with similar information for certain other companies, the securities for which are publicly traded;

         (5) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part;

         (6) performed such other studies and analyses as we considered appropriate, including an analysis of the pro forma financial impact of the Merger on CBI and CBOC;

         (7) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Reorganization, which contains the CBI Proxy Statement and CBI Prospectus; and

         (8) reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.


         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of CBI and CBOC. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of CBI or CBOC. With respect to financial forecasts, we have relied on information furnished to us by CBI and CBOC and we have assumed that they have been reasonably prepared and reflect the best currently available estimates of CBI's and CBOC's management as to the expected future financial performance of CBI and CBOC, as the case may be. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         We have been retained by you as a financial advisor to CBI with respect to the proposed Reorganization. In the normal course of business McKinnon & Company, Inc. is a market maker in the common stock of CBI listed on the NNOTC Bulletin Board and CBOC listed on the NASDAQ Small Cap Market. Our opinion is directed to the Board of Directors of CBI. We did not recommend the structure of, participate in any of the negotiations surrounding, or give any opinion regarding the business reasons for doing this proposed Reorganization.

         On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the terms of the Share Exchange are fair, from a financial point of view, to the holders of CBI Common Stock.

                                            Very truly yours,



                                            McKinnon & Company, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 21. Exhibits and Financial Statement Schedules

(a)      Exhibits:

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:



         5        Legal opinion of Williams, Mullen, Christian & Dobbins.

         8        Tax opinion of Williams, Mullen, Christian & Dobbins.


         23.1 Consent of Williams, Mullen, Christian & Dobbins (included in Exhibits 5 and 8).


         23.3     Consent of Mitchell, Wiggins & Company LLP.

         23.4     Consent of KPMG Peat Marwick LLP.

         23.5     Consent of Vernon E. LaPrade, Jr.

         23.6     Consent of Jack W. Miller, Jr.

         23.7     Consent of H.E. Richeson

         24       Powers of Attorney (included on Signature Page).




Item 22. Undertakings

(a)      Undertakings Required by Item 512 of Regulation S-K.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Petersburg, Commonwealth of Virginia, on April 15, 1997.


                                        COMMUNITY BANKSHARES INCORPORATED



                                        By: /s/ Nathan S. Jones, 3rd
                                        ---------------------------------------
                                        Nathan S. Jones, 3rd
                                        President and Chief Executive Officer
                                        and Director




         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  Signature                                       Title                              Date


 /s/ Nathan S. Jones, 3rd                             President and Chief Executive            April 15, 1997
-------------------------------------------
            Nathan S. Jones, 3rd                          Officer and Director
                                                      (Principal Executive Officer)
                  *
-------------------------------------------              Chief Financial Officer               April __, 1997
           Thomas H. Caffrey, Jr.                       (Principal Financial and
                                                           Accounting Officer)
                  *
-------------------------------------------               Secretary and Director
           Phillip H. Kirkpatrick


                  *                                       Chairman of the Board
-------------------------------------------
                Sam T. Beale


                  *                                     Vice-Chairman of the Board
-------------------------------------------
              W. Courtney Wells

                  *
-------------------------------------------                     Director
               James E. Bloom

                  *
-------------------------------------------                     Director
                James A. Boyd

                  *
-------------------------------------------                     Director
             James R. V. Daniel

                  *
-------------------------------------------                     Director
             Lawrence F. DeSouza

                  *
-------------------------------------------                     Director
               B. Glenn Holden

                  *
-------------------------------------------                     Director
              David E. Hudgins

                  *
-------------------------------------------                     Director
             Richard C. Huffman

                  *
-------------------------------------------                     Director
              Barry M. Kornblau


-------------------------------------------                     Director
             Elinor B. Marshall

                  *
-------------------------------------------                     Director
             Lawrence B. Nuckols

                  *
-------------------------------------------                     Director
              John D. Seal, III

                  *
-------------------------------------------                     Director
             Alvin L. Sheffield

                  *
-------------------------------------------                     Director
               Louis C. Shell

                  *
-------------------------------------------                     Director
              Harold L. Vaughn


          * Nathan S. Jones, 3rd, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the Registration Statement.



Date:  April 15, 1997                        /s/ Nathan S. Jones, 3rd
                                             ----------------------------------
                                             Nathan S. Jones, 3rd
                                             Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.                Document



5                   Legal opinion of Williams, Mullen, Christian & Dobbins.
8                   Tax opinion of Williams, Mullen, Christian & Dobbins.


23.1 Consent of Williams, Mullen, Christian & Dobbins (included in Exhibits 5 and 8).


23.3                Consent of Mitchell, Wiggins & Company LLP.
23.4                Consent of KPMG Peat Marwick LLP.
23.5                Consent of Vernon E. LaPrade, Jr.
23.6                Consent of Jack W. Miller, Jr.
23.7                Consent of H.E. Richeson
24                  Powers of Attorney (included on Signature Page).